The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 4, 2006

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 30, 2005

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-126385

€ [•]

Republic of the Philippines

[•]% Global Bonds due [•]

The Republic will pay interest on the global bonds on [•] of each year. The first interest payment on the global bonds will be made on [•], 2006 in respect of the period from (and including) [•] to (but excluding) [•], 2006. The Republic may not redeem the global bonds prior to their maturity. The global bonds will mature at par on [•].

The global bonds will be designated Collective Action Securities, and, as such, will contain provisions regarding certain aspects of default, acceleration, voting on amendments, modifications, changes, waivers and future issues of global bonds that differ from those applicable to most of the Republic’s outstanding External Public Indebtedness. Under these provisions, which are described in the section entitled “Collective Action Securities” on page 104 of the attached prospectus dated August 30, 2005, the Republic may, among other things, amend the payment provisions of the global bonds and certain other material terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds.

The offering of the global bonds is conditional on the receipt of certain approvals of the Monetary Board of the Bangko Sentral ng Pilipinas, the central bank of the Republic.

The global bonds are being offered globally for sale in the jurisdictions where it is lawful to make such offers and sales. We have applied to list the global bonds for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange. We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved and settlement of the global bonds is not conditional on obtaining the listing.

We expect to deliver the global bonds to investors in registered book-entry form only through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about [•], 2006.

	Per Bond	Total
Price to investors	[•]%	€ [•]
Underwriting discounts and commissions	[•]%	€ [•]
Proceeds, before expenses, to the Republic	[•]%	€ [•]

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Joint Bookrunners

Citigroup Credit Suisse First Boston Deutsche Bank UBS Investment Bank

The date of this prospectus supplement is January [•], 2006

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You should read this prospectus supplement along with the attached prospectus that accompanies it. You should rely only on the information contained or incorporated by reference in this document and the accompanying prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement or the accompanying prospectus, as applicable. Terms used herein but not otherwise defined shall have the meaning given to them in the prospectus that accompanies this prospectus supplement.

INTRODUCTORY STATEMENTS

The Republic accepts responsibility for the information that is contained in this prospectus supplement and the prospectus that accompanies it. To the best of the knowledge and belief of the Republic (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Republic is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against the Republic. See “Description of the Securities—Description of the Debt Securities—Jurisdiction and Enforceability” in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any applicable restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country in which the making of the offering of the bonds is prohibited. For a description of some restrictions on the offering and sale of the global bonds and the distribution of this prospectus supplement and the accompanying prospectus, see “Underwriting” on page S-27.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom and (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The global bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such global bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Unless otherwise indicated, all references in this prospectus supplement to “Philippine pesos”, “pesos” or “(Peso)” are to the lawful national currency of the Philippines, those to “dollars”, “US dollars” or “$” are to the lawful currency of the United States of America, and those to “Euro”, “EUR” or “€” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community.

All references in this prospectus supplement to (a) the “Republic” or the “Philippines” are to the Republic of the Philippines, (b) the “Government” are to the national government of the Philippines, (c) the “administration” are to the current administration of President Gloria Macapagal-Arroyo and (d) “Bangko Sentral” are to Bangko Sentral ng Pilipinas, the central bank of the Philippines.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of the Philippines.

Bonds	€ [•][•]% global bonds due [•].

Interest	The global bonds will bear interest at [•]% from [•], payable annually in arrears.

Interest Payment Dates

[•] of each year, payable to the persons who are registered holders thereof at the close of business on the preceding [•], whether or not a business day. The first interest payment will be made on [•], 2006 in respect of the period from (and including) [•] to (but excluding) [•], 2006.

Maturity Date	[•].

Issuer Redemption	The Republic may not redeem the global bonds prior to maturity.

Status of Bonds

The global bonds will be direct, unconditional, unsecured and general obligations of the Republic. Except as otherwise described, the global bonds will at all times rank at least equally among themselves and with all other unsecured and unsubordinated External Indebtedness (as defined in the accompanying prospectus) of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the global bonds. See “Description of the Securities—Description of the Debt Securities—Status of Bonds” in the accompanying prospectus.

Negative Pledge

With certain exceptions, the Republic has agreed that it will not create or permit to subsist any Lien (as defined in the accompanying prospectus) on its revenues or assets to secure External Public Indebtedness (as defined in the accompanying prospectus) of the Republic, unless at the same time or prior thereto, the global bonds are secured at least equally and ratably with such External Public Indebtedness. The international reserves of Bangko Sentral represent substantially all of the official gross international reserves of the Republic. Because Bangko Sentral is an independent entity, the Republic and Bangko Sentral believe that the international reserves owned by Bangko Sentral are not subject to the negative pledge covenant in the global bonds and that Bangko Sentral could in the future incur External Public Indebtedness secured by such reserves without securing amounts payable under the global bonds. See “Description of the Securities—Description of the Debt Securities—Negative Pledge Covenant” in the accompanying prospectus.

Taxation	The Republic will make all payments of principal and interest in respect of the global bonds free and clear of, and without withholding or deducting, any present or future taxes of any nature imposed by or within the Republic, unless required by law. In that event, the Republic will pay additional amounts so that the holders of the global bonds receive the amounts that would have been received by them had no withholding or deduction been required. See “Description of the Securities—Description of the Debt Securities—Additional Amounts” in the accompanying prospectus. For a description of certain United States tax aspects of the global bonds, see “Taxation—United States Tax Considerations” in the accompanying prospectus, and “Taxation—United States Taxation”.

Collective Action Clauses

The global bonds will contain provisions regarding default, acceleration, voting on amendments, modifications, changes, waivers and future issues of global bonds that differ from those applicable to most of the Republic’s outstanding External Public Indebtedness. Under these provisions, which are described in the section entitled “Collective Action Securities” on page 104 of the attached prospectus dated August 30, 2005, the Republic may, among other things, amend the payment provisions of the global bonds and certain other terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds.

Cross-Defaults

Events of default with respect to the global bonds include (i) if the Republic fails to make a payment of principal, premium, prepayment charge or interest when due on any External Public Indebtedness with a principal amount equal to or greater than $25,000,000 or its equivalent, and this failure continues beyond the applicable grace period; or (ii) if any External Public Indebtedness of the Republic or the central monetary authority in principal amount equal to or greater than $25,000,000 is accelerated, other than by optional or mandatory prepayment or redemption. See “Collective Action Securities—Events of Default: Cross Default and Cross Acceleration” in the accompanying prospectus.

Listing

The Republic is offering the global bonds for sale in the United States and elsewhere where such offer and sale is permitted. The Republic has applied to have the global bonds listed and traded on the EuroMTF in accordance with the rules of the Luxembourg Stock Exchange. The Republic cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the global bonds is not conditional on obtaining the listing.

Form, Denomination and Registration

The global bonds will be issued in fully registered form in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof. The global bonds will be represented by one or more global securities registered in the name of a nominee of, and deposited with, the common depositary for Euroclear Bank S.A./N.A., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Beneficial interests in the global securities will be shown on, and the transfer thereof will be effected only through, records maintained by Euroclear and Clearstream and their respective participants. Settlement of all secondary market trading activity in the global bonds will be made in immediately available funds. See “Description of the Securities—Description of the Debt Securities—Global Securities” in the accompanying prospectus and “Description of the Global Bonds—Book Entry” in this prospectus supplement.

Further Issues

The Republic may from time to time, without notice to or the consent of the registered holders of global bonds, issue further bonds which will form a single series with the global bonds. See “Collective Action Securities—Further Issues of Debt Securities” in the accompanying prospectus.

Use of Proceeds	The Republic will use the net proceeds from the sale of the global bonds for the general purposes of the Republic, including budgetary support.

Fiscal Agent	JPMorgan Chase Bank, N.A.

Governing Law

The fiscal agency agreement and the global bonds will be governed by and interpreted in accordance with the laws of the State of New York. The laws of the Republic will govern all matters governing authorization and execution of the global bonds by the Republic.

USE OF PROCEEDS

The Republic will use the net proceeds from the sale of the global bonds for the general purposes of the Republic, including budgetary support.

RECENT DEVELOPMENTS

The information in this section supplements the information about the Republic that is included in the accompanying Prospectus dated August 30, 2005.

Recent Political Developments

Impeachment Proceedings Against President Arroyo

On September 6, 2005, the House of Representatives voted to uphold a decision of the House Committee on Justice to reject the pending impeachment complaints against President Arroyo. The House vote was 158 for and 51 against, with six abstentions. On August 31, 2005, the House Committee on Justice had voted in effect to dismiss all impeachment complaints previously filed; however, an impeachment complaint could have still proceeded to the Senate for trial if at least 79 representatives from the 236-member House of Representatives voted against the House Committee’s decision. After the House decision several cases were filed with the Supreme Court questioning the constitutionality of such decision but none have been successful. There have been media reports that opposition parties, including former members of the military, continue to call for President Arroyo’s resignation.

Proposed Amendments to the Constitution

Following President Arroyo’s State of the Nation address on July 25, 2005 in which the President called for the adoption of a parliamentary federal form of government, the President created a 55-member Consultative Constitutional Commission to recommend amendments to the 1987 Constitution. The commission submitted its proposal to President Arroyo on December 15, 2005 which the President transmitted to Congress for consideration in 2006. The proposed amendments include replacing the 2007 elections with a transition government in 2006 comprising an interim parliament and an elected interim prime minister who would share power with President Arroyo until 2010.

Expanded Value-Added Tax Law

On September 1, 2005, the Supreme Court upheld the constitutionality of the expanded value-added tax law passed in June 2005. After the imposition of a temporary restraining order imposed by the Supreme Court on July 1, 2005, the September 1, 2005 decision was declared final and the temporary restraining order was lifted on October 18, 2005 and the expanded value-added tax law was implemented on November 1, 2005. The expanded value-added tax law contains a provision by which the President will be required to raise the expanded value-added tax from 10% to 12% on February 1, 2006 if either of two conditions is satisfied: (i) the value-added tax to GDP ratio in 2005 is more than 2.8%; or (ii) the Government deficit to GDP ratio is more than 1.5%. In 2004, the value-added tax to GDP ratio was 1.7%, while the deficit to GDP ratio was 3.9%.

Abu Sayyaf and Moro Islamic Liberation Front

Heavy fighting between the Armed Forces of the Philippines (“AFP”) and the Abu Sayyaf guerrilla group, which the Government holds responsible for a series of bombings and raids in the southern region of Mindanao and elsewhere, continues. The Government has reiterated its policy of not negotiating with terrorist organizations, including the Abu Sayyaf. The Moro Islamic Liberation Front (“MILF”), the largest Muslim separatist group in the Philippines, continues to condemn such attacks.

Peace negotiations between the Government and the MILF were held on September 15 and 16, 2005 in Malaysia. The talks focused on ancestral domain issues in Mindanao. In preparation for further negotiations, the Government has held briefings internally as well as with groups of Moro and indigenous peoples concerning the status of the MILF peace talks. The next round of formal peace negotiations is scheduled for January 2006 in

Malaysia. There have been media reports of the Southern Command of the military alleging that the MILF has been recruiting and training over 4,000 new members in violation of the cease-fire. The MILF has repeatedly denied recruiting new members and the cease-fire remains in effect.

Communists and Affiliated Groups

Officials of the National Democratic Front (“NDF”), a political organization closely aligned with Communist rebels in the Philippines, and representatives of the Government commenced informal meetings in Oslo, Norway on August 28, 2005. Effective September 3, 2005, the Government withdrew its suspension of immunity guarantees to the NDF in an effort to resume formal peace talks. On September 5, 2005 the Government announced the resumption of formal talks scheduled for October 2005, the commitment of the parties to all previous agreements reached during the course of various negotiations since The Hague Joint Declaration of 1992, the Government’s withdrawal of the suspension of immunity guarantees, and an agreement to implement a nationwide joint ceasefire during and in connection with the formal peace negotiations.

On September 8, 2005 the NDF issued a statement denying the agreements reached during the Oslo informal meetings and requiring the Government to satisfactorily address certain issues raised by the NDF before formal talks can resume. Despite the Government’s attempt to implement the agreements from the Oslo talks, the NDF reiterated their denial of the agreements several times in September 2005. In light of the NDF’s position effectively withdrawing from the peace negotiations, the Government issued a notice to the NDF on October 5, 2005 announcing the suspension of immunity guarantees with immediate effect. The Government plans to continue to pursue a peaceful outcome in its dispute with the NDF.

Government Expropriation of NAIA Terminal 3

On December 20, 2005, the Supreme Court ordered the Government to make a down payment of (Peso)3.2 billion to the Philippine International Air Terminals Company (“Piatco”), the private consortium contracted to build the Ninoy Aquino International Airport (NAIA) Terminal 3 from whom the Government took possession of the terminal in December 2004. The Supreme Court upheld a lower court ruling from January 4, 2005 directing the Government to compensate the consortium for its investments in the terminal. The Government has filed a motion for reconsideration appealing the Supreme Court’s decision. International arbitration cases separately filed against the Government by Piatco and German developer, Fraport AG, remain pending.

Relationship with the IMF

In November 2005, the IMF completed its most recent review of the Philippine economy. The IMF noted that significant economic reforms have been made since the new administration took office in 2004, particularly with respect to the implementation of the expanded value-added tax law and the commitment to raise the value-added tax rate on February 1, 2006. The IMF also noted a number of risks to the Republic’s economic outlook, including the possibility of decreases in foreign demand for Philippine exports (in particular due to increased competition in the electronics sector), inflationary pressures from any further increases in oil prices, avian flu and adverse developments in the international capital markets.

Recent Economic Developments

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

	2003	2004	2005
GDP growth (%)	4.6	6.1	4.6	(1)
GNP growth (%)	5.2	6.2	5.4	(1)
Inflation rate (%)	3.5	6.0	7.7	(2)
Unemployment rate (%)
Old definition(3)	11.4	11.8	—
New definition	—	—	7.4	(4)
91-day T-bill rate (%)	6.0	7.3	6.1
External position
Balance of payments ($ million)	115	(280)	2,730	(1)
Trade-in-goods balance/GNP (%)	(1.5)	(7.3)	(8.1	)(1)
Export growth (%)	2.8	9.0	3.6	(1)
Import growth (%)	6.3	9.9	6.9	(1)
External debt(5) ($ billion)	57.4	54.8 (6)	55.5	(7)
International reserves
Gross ($ billion)	17.1	16.2	18.1	(8)
Net ($ billion)	14.1	14.6	17.3	(8)
Months of retained imports	4.7	4.1	4	(9)
Domestic credit growth (%)	4.7	7.1	(4.6	)(9)

1	First nine months of 2005.
2	Average for January to November 2005.
3	Average of the January, April, July and October applicable statistics based on the January, April, July and October labor force surveys for the relevant years.
4	As of October 2005. In April 2005, a new definition of employment was adopted. The old definition of unemployment included all persons at least 15 years old without work who were seeking work, whereas the new definition is restricted to such persons who are also available for work.
5	Includes Bangko Sentral obligations, public sector debt whether or not guaranteed by the Government and private sector debt registered and approved by Bangko Sentral. Does not include intercompany accounts of Philippine branches of foreign banks, private sector debt not registered with Bangko Sentral or private sector obligations under capital lease arrangements. Figures reflect the change in treatment of offshore banking units from non-resident entities, pursuant to the fifth edition of the IMF Balance of Payments Manual (“BPM5”).
6	Beginning in 2004, Bangko Sentral revised its accounting methodology to exclude resident-to-resident accounts.
7	As of September 2005.
8	As of November 2005.
9	First eleven months of 2005.
10	As of October 2005.

GNP/GDP

For the nine months ended September 30, 2005, GNP grew by 5.4% and GDP grew by 4.6% compared to 6.5% and 6.3% growth in GNP and GDP, respectively, for the nine months ended September 30, 2004 (at constant 1985 prices). GDP growth for the nine months ended September 30, 2005 incorporates revised second quarter growth for 2005 of 5.2% from previously released data of 4.7% second quarter growth for 2005.

In the third quarter of 2005, the Republic’s GDP growth was 4.1% compared to growth of 6.2% in the third quarter of 2004. The slowdown in growth in the third quarter of 2004 compared to the third quarter of 2005 was primarily caused by rising inflation levels due to high petroleum prices and weak demand for Philippine electronics exports.

The Republic’s GNP, grew by 6.5% in the third quarter of 2005 compared to growth of 5.7% in the third quarter of 2004. GNP growth in the third quarter of 2004 compared to the third quarter of 2005 was primarily caused by rising net factor income from abroad, which grew 38.7% in the third quarter of 2005 compared to a decline of 0.9% in the third quarter of 2004.

Agriculture, Fishery and Forestry

The agriculture, fishery and forestry sector grew by 1.1% in the first nine months of 2005 compared to 6.5% in the first nine months of 2004. The agriculture subsector grew 1.1% in the third quarter of 2005 compared to growth of 7.7% in the third quarter of 2004. A leading contributor to the decrease was a 7.1% decline in palay production in the third quarter of 2005 compared to 17.9% growth in the third quarter of 2004 due to damage from pests, diseases in the Western Visayas and unfavorable weather conditions, including rainfall shortage and three tropical cyclones and heavy rains in the Bicol region. Sugarcane production declined by 14.1% in the third quarter of 2005 compared to a decline of 3.4% in the third quarter of 2004. Fears of bird flu in 2005 also weakened the poultry sector. The fisheries subsector expanded by 5.7% in the third quarter of 2005 compared to 8.6% growth in the same period in 2004 driven by aquaculture and increased seaweed production. Forestry decelerated to a decline of 28.8% in the third quarter of 2005 compared to growth of 9.7% in the third quarter of 2004, due to the continued suspension of logging permits throughout the country.

Industry

The industry sector grew by 4.6% in the first nine months of 2005 compared to 4.5% in the first nine months of 2004. Growth from the mining and quarrying subsector was 3.2% in the third quarter of 2005 compared to a 4.8% decline in the third quarter of 2004 primarily due to increased production of crude oil, copper, gold, and other metallic minerals due to an increase in local demand and rising metal prices in the global market. Construction declined by 3.0% in the third quarter of 2005 compared to 7.0% growth in the third quarter of 2004 due mainly to a slowdown in public and private construction activities. Increases in construction material prices as well as delays in the delivery of construction materials due to Hurricane Katrina contributed to the slower growth in construction activities. Growth from the electricity, gas and water subsector was 1.8% in the third quarter of 2005 compared to 3.7% growth in the third quarter of 2004. The slowdown in the utilities sector can be traced to energy conservation efforts in the private and public sectors caused by increased energy prices. The manufacturing subsector grew 5.5% in the third quarter of 2005 compared to 4.2% growth in the third quarter of 2004 primarily due to an increase in domestic demand for manufactured goods and an increase in products manufactured for export such as furniture and fixtures, metal industries, textile and petroleum products. Electrical machinery grew at a slower pace due to a decrease in global demand.

Services

The services sector grew by 6.1% in the first nine months of 2005 compared to 7.5% in the first nine months of 2004. The transportation, communication and storage subsector grew by 5.2% in the third quarter of 2005 compared to 5.2% growth in the third quarter of 2004. The trade subsector grew by 4.9% in the third quarter of 2005 compared to 7.8% growth in the third quarter of 2004. The finance subsector grew by 15.6% in the third quarter of 2005 compared to 9.0% in the third quarter of 2004. The growth in the finance subsector was related to the declining ratio of nonperforming loans to total loans, higher interest income from securities and fee income from increased OFW remittances. The ownership of dwellings and real estate subsector grew by 4.2% in the third quarter of 2005 compared to 6.9% in the third quarter of 2004. The private services subsector grew by 3.1% in the third quarter of 2005 compared to 6.8% in the third quarter of 2004. The decreased growth in private services is attributed to a slowdown across the subsector and the decline in educational services. Government services declined by 1.1% in the third quarter of 2005 compared to 3.0% in the third quarter of 2004 due to a governmental program of controlled spending.

Income from Abroad

Net factor income from abroad, which is a component of GNP but not included in GDP, grew 15.2% for the first nine months of 2005 compared to 8.4% for the first nine months of 2004. In the third quarter of 2005, net factor income from abroad grew 19.7% compared to 5.1% growth for the same period in 2004 due to higher earnings attributable to the deployment of higher skilled workers, an increase in the number of Philippine workers overseas and improved remittance transfer services provided by commercial banks.

Inflation

For January 2005 to November 2005, inflation measured using the 2000 CPI basket averaged 7.7%. Year-on-year inflation was 7.1% in November 2005 compared to 7.0% in October 2005. Inflation rates for food, beverages and tobacco and services registered increases from October 2005 to November 2005. However, inflation rates of other major commodity groups such as housing and repairs and fuel, light and water declined from October 2005 to November 2005. Although the Government has until recently reported inflation figures based on both the 1994 CPI basket and the 2000 CPI basket, the 2000 CPI basket has been the only official measure for inflation since January 2005.

In October 2005, the Producer Price Index for the manufacturing sector increased by 13.7% from a year earlier. Major sectors that showed significant increases in the Producer Price Index were petroleum products, machinery (excluding electrical), publishing and printing, basic metals and electrical machinery. The Producer Price Index rose by 3.1% from September to October 2005. Sectors which posted the highest month-on-month increases in the Producer Price Index were petroleum products, electrical machinery, machinery excluding electrical, transport equipment, textiles, basic metals, non-metallic mineral products and rubber products.

Employment

In April 2005, the Government adopted a new definition of employment. The old definition of unemployment included all persons at least 15 years old without work who were seeking work, whereas the new definition is restricted to such persons who are also available for work. Using the new definition of unemployment, the unemployment rate was 7.4% in October 2005, a decrease from 7.7% in July 2005 but an increase from 7.1% in October 2004. (Under the old methodology, these unemployment rates would have been 10.3, 10.9 and 10.9 for October 2005, July 2005 and October 2004, respectively.)

The labor force participation rate declined from 66.5% in October 2004 to 64.8% in October 2005 of the population 15 years old and over. In Metro Manila, where approximately 13.8% of the country’s labor force is located, the unemployment rate in October 2005 was 13.7%, the highest in the country.

Balance of Payments

The Republic’s balance of payments recorded a surplus of US$2.7 billion for the first nine months of 2005, compared to a deficit of US$178 million in the first nine months of 2004.

Current Account

The current account recorded a surplus of US$1.2 billion for the first nine months of 2005, compared to a surplus of US$584 million in the first nine months of 2004. The expansion of the current account surplus in the first nine months of 2005 as compared to the same period in 2004 was mainly attributed to increases in OFW remittances.

Goods Trade. The trade-in-goods account recorded a deficit of US$6.1 billion for the first nine months of 2005, compared to a deficit of US$4.8 billion in the first nine months of 2004. The growth in the trade-in-goods account deficit resulted from a 6.9% expansion of imports in goods compared to a 3.6% expansion in exports of goods. The nine-month cumulative levels of exports and imports of goods amounted to US$29.3 billion and US$35.4 billion, respectively, in 2005. The growth in exports of goods was due to higher shipments of garments and machinery and transport equipment and modest growth in electronics during the first nine months of 2005. Growth in imports was due to higher purchases across most commodity groups, particularly mineral fuels and lubricants, raw materials and intermediate goods and consumer goods.

Electronics exports increased in the third quarter of 2005 to US$7.3 billion, up 3.5% as compared to last year’s level of US$7.1 billion. The third quarter’s expansion was attributed in large part to increased exports of other digital monolithic (137.8%), electrical machineries and equipment (55.0%) and input/output peripheral units (15.6%), which negated a contraction in exports of semiconductor devices. Additionally, garment exports rebounded in the third quarter of 2005 with a 6.1% improvement to US$673 million from the year-ago level of US$634 million. This was a reversal from the contraction of 2.7% in the same period last year. As a result, total exports for the first three quarters of 2005 equaled US$1.7 billion, a 2.4% increase from the previous year.

The nine-month period ended September 30, 2005 saw the procurement of capital goods contract 2.1% to US$6.5 billion, mainly because of the decline in purchases of telecommunications equipment as well as office and EDP machines compared to the levels seen in 2004. Imports of raw materials and intermediate goods reached US$7.4 billion in the third quarter of 2005, up by 8.6% from last year’s level. This expansion was due to the rise in purchases of certain products, including (i) materials and accessories for the manufacture of electronics exports; (ii) semi-processed raw materials such as chemical compounds, artificial resins and medicinal and pharmaceutical chemicals; (iii) manufactured goods such as iron & steel and textile yarn and fabric; and (iv) embroideries. The substantial increase in imports of mineral fuels and lubricants in the third quarter of 2005 to US$1.8 billion was caused by the continuing increase in world oil prices during the quarter. The 54.0% increase was mostly due to the combined effects of the increase in the average price and volume of petroleum crude imports. In particular, imports of petroleum crude rose by 96.7% to US$1.2 billion as the average price of crude oil climbed to US$55.04 per barrel from US$38.89 per barrel during the period. Volumes also increased to 21.84 million barrels from 15.71 million barrels during the quarter in review. These developments led to the 40.9% increment in imports of mineral fuels and lubricants in the nine months of the year to US$4.9 billion. Imports of consumer goods reached US$884 million in the third quarter of the year, triggered by the rise in purchases of both durable and non-durable goods. This caused total consumer goods purchased during the first nine months of 2005 to rise by nearly 20% to US$2.7 billion.

Services Trade. The trade-in-services account recorded a deficit of US$984 million for the first nine months of 2005, compared to a deficit of US$1.3 billion in the first nine months of 2004. This translates into a 24.5% improvement in trade-in-services during the first nine months of 2005 compared to the same period in the previous year. These improvements were largely the result of higher net inflows of travel, communication, construction, and computer and information services as well as passenger transportation services, coupled with lower net outlays for transportation, other business services, royalties and fees and financial services.

Income. The income account recorded a deficit of US$377 million for the first nine months of 2005, compared to a deficit of US$184 million in the first nine months of 2004. The higher year on year deficit developed due to two factors: (1) higher net outlays of dividends and profits to direct investors and (2), increased interest payments by the Government on its bond issuances. A 7.1% improvement in the compensation income of resident OFWs failed to offset the 15.0% increase in the investment income account deficit during the first nine months of 2005.

Current Transfers. The current transfers account recorded a surplus of US$8.6 billion for the first nine months of 2005, compared to a surplus of US$6.9 billion in the first nine months of 2004. This improvement of

25.5% from the same period in the previous year can be attributed to higher OFW remittances. OFW remittances in the current transfers account amounted to US$7.9 billion in the first nine months of 2005 as compared to US$6.2 billion in the first nine months of 2004. This increase was the result of inflows from higher-paid land-based OFWs. Moreover, the introduction of enhanced methods of money transfer and the establishment of additional remittance centers further increased OFW remittance inflows through formal channels. Based on the National Statistics Office Survey on Overseas Filipinos in 2004, 81.0% of the total inflows of OFW remittances passed through the banking system compared to 73.0% in 2003.

Capital and Financial Account

The net inflow in the capital and financial account amounted to a surplus of US$2.3 billion for the first nine months of 2005, reversing the deficit of US$407 million recorded during the first nine months of 2004. The reversal resulted from the recovery of the portfolio investment account combined with higher direct investment inflows.

Direct Investments. The net inflow in the direct investments amounted to a surplus of US$756 million in the first nine months of 2005, reversing the deficit of US$39 million recorded during the first nine months of 2004. This improvement is attributed to the combined effects of an increase in equity investments in the Philippines by non-residents and a decrease in equity investments overseas. The bulk of non-resident investors were from the U.S., Japan, Germany, Hong Kong and Malaysia. Absorbing the stream of inflows were the following sectors: manufacturing (sound and video apparatus, telecommunications, copper smelting); retail/merchandising, other services (call centers, internet access and email accounts), real estate and financial intermediation.

Portfolio Investments. The net inflow in portfolio investments amounted to a surplus of US$3.2 billion in the first nine months of 2005, reversing the deficit of US$902 million recorded during the first nine months of 2004. This reversal is attributable to increased investments in equity securities and subscriptions to Government bond issuances by non-residents.

Financial Derivatives. The net outflow in financial derivatives amounted to a deficit of US$8 million in the first nine months of 2005, compared to a deficit of US$20 million recorded during the first nine months of 2004. Settlement by Philippine residents of forward and swap transactions entered into with non residents resulted in decreased losses for the indicated periods.

Other Investments. The net outflow in other investments amounted to a deficit of US$1.7 billion in the first nine months of 2005, compared to a surplus of US$567 million in the first nine months of 2004. The deficit was caused by increased currency and deposit placements abroad by domestic private entities and higher public sector loan repayments.

International Reserves

Bangko Sentral’s gross international reserves stood at US$18.1 billion as of November 30, 2005, reflecting an increase of 11.3% compared to gross international reserves of US$16.2 billion as of December 31, 2004 and a decrease of 0.05% from the October 31, 2005 level (also approximately US$18.1 billion). Gross international reserves as of November 30, 2005 were adequate to cover approximately 4.0 months of imports of goods and payments of services and income. This level was 3.0 times the Republic’s short-term external obligations based on original maturity and 1.6 times based on residual maturity.

The rise in reserves was due mainly to inflows from the net deposits of the Government from its global bond issues, program and project loans, and from the BSP’s foreign exchange operations and income from investments abroad. These inflows were partly offset by payments to maturing foreign exchange obligations of the Bangko Sentral and the Government.

As of November 30, 2005, Bangko Sentral’s net international reserves (inclusive of revaluation of reserve assets and reserve-related liabilities) stood at US$17.3 billion, higher than the US$14.6 billion as of December 31, 2004.

Peso/US$ Exchange Rate

As of January 3, 2006, the peso to US dollar exchange rate was (Peso)52.903 per US dollar, compared to (Peso)53.067 per US dollar on December 29, 2005 and (Peso)56.27 per US dollar on December 29, 2004. The increase in the relative value of the peso was due to sustained dollar inflows from overseas remittances and overall positive sentiment in the market due to the improvement in the Government’s fiscal position and the implementation of the expanded value-added tax law on November 1, 2005.

Philippine Securities Market

As of January 3, 2006 the Philippine Stock Exchange composite index closed at 2109.79, compared to a close of 2096.04 on December 29, 2005 and a close of 1822.8 on December 29, 2004. The Philippine Dealing and Exchange Corporation registered a trading volume of (Peso)1.9 billion for government securities among its participant banks as of December 29, 2005.

Money Supply

The Republic’s money supply, as measured by domestic liquidity (M3), was (Peso)2.25 trillion as of October 2005, reflecting year-on-year growth of 14.1%. The increase was attributed to an increase in Bangko Sentral’s foreign exchange position caused mainly by capital inflows.

On September 22, 2005, the Monetary Board of Bangko Sentral increased its overnight borrowing rate (RRP) from 7.0% to 7.25% and increased its overnight lending rate (RP) from 9.25% to 9.5%. On October 20, 2005, the Monetary Board of Bangko Sentral increased its RRP from 7.25% to 7.5% and increased its RP from 9.5% to 9.75%. The Monetary Board noted that the increase in the policy rates was intended as a response to inflationary pressures from rising oil prices and other supply-side factors. The overnight RRP and RP rates currently stand at 7.5% and 9.75%, respectively.

Commercial bank lending rates averaged 10.1% in January to November 2005.

Banking System Non-Performing Loans

As of the end of October 2005, the non-performing loan (“NPL”) ratio of universal and commercial banks stood at 9.6%, compared with 14.2% for the same period in the previous year. Banks’ efforts to reduce the levels of problem accounts through improved collection, loan settlements, foreclosures and transfers to special purpose vehicles brought the NPL ratio to single-digit levels. In addition, there is a proposal for the Monetary Board to allow banks to enter into joint ventures with real estate developers as an alternative means to dispose of non-performing assets.

Monetary Regulation and Financial Sector Reforms

On December 19, 2005, the Monetary Board of the BSP lifted the existing moratorium on the establishment of bank branches and other banking offices. The new regulations are aimed primarily at enhancing competition and the accessibility of banking services in underserved areas. Under the new guidelines, banks that meet the qualification requirements may establish branches anywhere in the Philippines except in selected areas of Metro Manila which the BSP has determined are adequately served by existing banking offices.

Congress is considering a proposal to amend the SPV Act, which provides the legal framework for the creation of private asset management companies to relieve the banking system’s non-performing assets (“NPAs”)

and which expired in April 2005. The proposal extends the application period for registering special purpose vehicles by an additional two years and broadens the coverage of NPAs that may be transferred with tax and fee privileges. The extension of the incentives is intended to encourage financial institutions to continue to transfer NPAs to private asset management companies, allowing increased lending from the banking system.

Revenues and Expenditures

The following table sets out actual Government revenues and expenditures for the period from January to November 2004 and 2005, as well as programmed revenues and expenditures for the period from January to November 2005.

	Jan-Nov 2004	Jan.-Nov. 2005		Growth Rate (%)
	Actual	Program	Actual
	In million Pesos except percentages
Revenues	637,492	718,646	733,716	15.1
Tax Revenues	546,842	647,461	629,661	15.1
Bureau of Internal Revenue	427,106	501,188	491,378	15.0
Bureau of Customs	112,553	138,665	130,388	15.8
Other Offices	7,203	7,608	7,895	9.6
Non-Tax Revenues	90,630	71,185	104,055	14.8
Bureau of Treasury	56,040	33,896	66,043	17.8
Others	34,179	37,289	35,551	4.0
of which, Fees & Charges	17,333	27,859	18,076	4.3
of which, Marcos wealth	8,854	9,430	7,300	(17.6)
Grants	72	0	81	12.5
Privatization	339	0	2,380	602.1
Expenditures	797,712	879,133	856,547	7.4
of which, Interest Payments	245,163	288,895	286,376	16.8
Surplus/(Deficit)	(160,220)	(160,487)	(122,831)	(23.3)

Source: Department of Finance; Department of Budget and Management

The Government’s fiscal deficit was (Peso)122.8 billion for the first 11 months of 2005 compared to (Peso)160.2 billion for the first 11 months of 2004, and compared to the 11-month deficit program of (Peso)160.5 billion and the program of (Peso)180.0 billion for the year ended December 31, 2005.

Total Government revenues for the first 11 months of 2005 were (Peso)733.7 billion compared to (Peso)637.5 billion for the first 11 months of 2004, reflecting a 15.1% increase in revenues. Bureau of Internal Revenue (“BIR”) collections for the first 11 months of 2005 were (Peso)491.4 billion, a 15% increase from BIR collections of (Peso)427.1 billion of in the same period for 2004. Bureau of Customs (“BOC”) collections were (Peso)130.4 billion in the first 11 months of 2005 compared to (Peso)112.6 billion for the first 11 months of 2004 reflecting a 15.8% increase in BOC revenues. Other tax revenues accounted for (Peso)7.9 billion in the first 11 months of 2005 compared to (Peso)7.2 in the first 11 months of 2004, respectively. Income from the Department of Treasury accounted for (Peso) 66.0 billion in the first 11 months of 2005 compared to (Peso)56.0 for the same period in 2004.

For the first eleven months of 2005, total Government expenditures were (Peso)856.5 billion (of which (Peso)245.2 billion were interest payments), or (Peso)22.6 billion below the program and 7.4% higher than Government expenditures of (Peso)797.7 billion (of which (Peso)286.4 billion were interest payments) for the same period in 2004. The increase in expenditures was primarily due to a 16.8% increase in interest payments attributed to new borrowings to finance the deficit in addition to maturing obligations.

2006 Budget

On August 24, 2005, President Arroyo submitted the Administration’s proposed 2006 budget to Congress. The proposed 2006 budget includes (Peso)1.05 trillion in appropriations, 14.7% more than the (Peso)918.6 billion in the most recently revised 2005 budget. Increases in spending for the proposed 2006 budget are focused on education, transportation, digital infrastructure and anti-poverty projects. The proposed 2006 budget is based on projected GDP growth of 5.7 to 6.3%, an inflation rate of 7.5%, and an increase of 11% in imports from 2005 to 2006.

As of December 31, 2005, the general appropriations bill was not yet submitted to the Senate, and the House of Representatives declared that the Government would have to operate under a reenacted 2005 budget for the first few months of 2006. The earliest time which the House of Representatives can resume consideration of the 2006 budget is when the next session of Congress opens on January 16, 2006.

External Debt

The Republic’s outstanding external debt approved by or registered with Bangko Sentral was US$55.5 billion as of end-September 2005, reflecting a decrease of US$567 million or 1.0% from US$56.0 billion recorded in June 2005. External debt recorded a decrease of US$130 million or 0.2% from US$55.6 billion as at September 30, 2004. The decline in external debt during the third quarter resulted largely from negative foreign exchange revaluation adjustments as the U.S. dollar strengthened compared to the Japanese yen and from the increase in residents’ investments in Philippine bonds.

The Republic’s external debt ratio, or total outstanding external debt as a percentage of aggregate output or GNP, was estimated at 55.5% as of September 2005, a decrease of 4.8 percentage points from 60.3% a year ago.

The Republic’s external debt service ratio, or total principal and interest payments as a percentage of total exports of goods and receipts from services and income, was estimated at 14.1% as of the end of the third quarter, reflecting a decrease from the 14.7% level a year ago.

Medium- to long-term debt with original tenors of more than one year, accounts represented 89% of total external debt. Such loans had a weighted average maturity of 17.4 years. Public sector borrowings had a longer average term of almost 20 years, compared to 10.5 years in the private sector.

The Republic has an expected funding requirement of approximately $3.9 billion for calendar year 2006, of which approximately $800 million is expected to come from official development assistance funding and approximately $3.1 billion is expected to be raised in public debt markets in foreign currencies. The majority of the public debt funding is expected to be raised in two transactions, one denominated in U.S. dollars and one denominated in Euros.

Public Sector Debt

As of June 2005, outstanding public sector debt was recorded at (Peso)5,483 billion, an increase of (Peso)33.8 billion from (Peso)5,449 billion in March 2005. The public sector debt as a percentage of GDP decreased to 107.9% as of June 2005, compared to 110.1% as of March 2005.

Total Government debt, including intra-sector debt holdings, represents 73% of total public sector debt. Total Government debt reached (Peso)3,891 billion, equivalent to 76.5% of GDP. It rose by 0.6% from (Peso)3,869 billion as of March 2005 due to the combined effects of net issuance of government securities, net depreciation of the peso, the movement of third currencies against the US dollar and net repayments.

The debt of social security institutions was recorded at (Peso)11.4 billion as of June 2005, an increase of (Peso)3.9 billion from the March 2005 level of (Peso)7.5 billion. This increase was mainly due to the (Peso)3 billion increase in deferred credits of the Government Service Insurance System.

The debt of 14 monitored non-financial government corporations was recorded at (Peso)1,516 billion as of June 2005, an increase of (Peso)23.8 billion from the March 2005 level of (Peso)1,492 billion. The growth was attributed to the combined increase in liabilities by most of the 14 monitored non-financial government corporations, with the National Power Corporation (“NPC”) and the National Food Authority (“NFA”) registering increases of (Peso)14.6 billion and (Peso)10.3 billion, respectively. The rise in NPC debt was triggered by the deferred credits from net advances of Bureau of the Treasury for debt servicing of foreign loans. Rice imports caused the escalation of NFA obligations.

The financial public sector recorded a debt of (Peso)1.5 trillion, including intrasector debt holdings. This debt increased by 6.2% from the March 2005 level primarily due to the rise in open market operations of the BSP and growth in the deposit liabilities of the Development Bank of the Philippines and the Landbank of the Philippines.

Dispute with Meralco

There have been recent media reports that the Government is reviewing a 2003 settlement agreement between Meralco and NPC whereby Meralco’s debt was reduced to (Peso)20.5 billion from NPC’s original claim of (Peso)42 billion arising from reduced electricity purchases from NPC beginning in 2002. The Government is still in the process of reviewing its options in relation to the NPC claim against Meralco and has stated that it will not speculate on potential action until a final decision has been made, after all options have been considered.

National Power Corporation’s Privatization

National Power Corporation’s generation assets are being privatized by the Power Sector Assets and Liabilities Management Corporation (“PSALM”) through an open and transparent public bidding process, which began, with respect to certain generation assets, in 2003. As of December 31, 2005, PSALM had successfully bid out five hydroelectric power plants with total capacity of 8.5 MW and the 600-MW coal-fired Masinloc power plant and transferred the assets of these plants to the winning bidders, except in the case of Masinloc. The Government has secured all the necessary conditions precedent to the closing of the sale of Masinloc, including the consent of its creditors for the transfer and sale of the asset. Consistent with the asset purchase agreement, PSALM has since asked the winning bidder YNN Pacific Consortium to pay on or before March 31, 2006 the US$222 million upfront payment for the power plant.

PSALM had hoped to successfully bid out 19 power plants in 2005. However, none of these bids have successfully been completed. The auction for the 600-MW coal-fired Calaca power plant scheduled for June 2005 was cancelled following the withdrawal of two of the three bidders. Consistent with its bidding rules and procedures, PSALM will conduct a second round of bidding for the Calaca facility in the first quarter of 2006.

PSALM is also in the process of privatizing the assets of the National Transmission Corporation (“Transco”) including its unsold sub-transmission assets through a concession agreement. The sub-transmission assets will be operated and maintained by the concessionaire until their sale to qualified distribution utilities. Transco has signed 15 lease purchase contracts for sub-transmission assets, but delays in ERC approval of the contracts have prevented the Government from closing the contracts and turning the assets over to the buyers.

DESCRIPTION OF THE GLOBAL BONDS

General

The global bonds will be issued under a fiscal agency agreement, dated as of October 4, 1999, as supplemented by supplements to the fiscal agency agreement dated February 26, 2004 and January [•], 2006, each between the Republic and JPMorgan Chase Bank, N.A., as fiscal agent. The global bonds are a series of debt securities more fully described in the accompanying prospectus, except to the extent indicated below. Except as otherwise described, the global bonds will at all times rank at least equally among themselves and with all other unsecured and unsubordinated External Indebtedness (as defined in the accompanying prospectus) of the Republic. The following statements are subject to the provisions of the fiscal agency agreement, the supplements to the fiscal agency agreement and the global bonds. This summary does not purport to be complete and the description below may not contain all of the information that is important to you as a potential investor in the global bonds. The Republic has filed forms of these documents as exhibits to the registration statement numbered 333-113450. You should refer to the exhibits for more complete information. Capitalized terms not defined below shall have the respective meanings given in the accompanying prospectus.

The global bonds will:

•	bear interest at [•]% from the settlement date;

•	mature at par on [•]; and

•	pay interest on [•] of each year. The first interest payment will be made on [•], 2006 in respect of the period from (and including) [•] to (but excluding) [•], 2006.

The day-count fraction will be calculated on the following basis:

(i)	if the Accrual Period is equal to or shorter than the Determination Period during which it falls, the day-count fraction will be the number of days in the Accrual Period divided by the number of days in such Determination Period; and

(ii)	if the Accrual Period is longer than one Determination Period, the day-count fraction will be the sum of:

(A)	the number of days in such Accrual Period falling in the Determination Period in which it begins divided by the number of days in such Determination Period; and

(B)	the number of days in such Accrual Period falling in the next Determination Period divided by the number of days in such Determination Period.

where:

“Accrual Period” means the relevant period for which interest is to be calculated (from and including the first such day to but excluding the last); and

“Determination Period” means the period from and including [•] in any year to but excluding the next [•].

The global bonds will be designated Collective Action Securities, and, as such, will contain provisions regarding default, acceleration, voting on amendments, modifications, changes, waivers and future issues of global bonds that differ from those applicable to most of the Republic’s outstanding External Public Indebtedness. Under these provisions, which are commonly referred to as “collective action clauses,” the Republic may, among other things, amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds. Those provisions are described in the section entitled “Collective Action Securities” on page 104 of the accompanying prospectus dated August 30, 2005.

The Republic has applied to the EuroMTF, the alternative market of the Luxembourg Stock Exchange, for listing of, and permission to deal in, the global bonds in accordance with the rules of the Luxembourg Stock Exchange. We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the global bonds is not conditional on obtaining the listing.

Book Entry

The Republic will issue the global bonds in the form of fully registered global securities. The Republic will deposit the global securities with, and register the global securities in the name of a nominee of, the common depositary for Euroclear and Clearstream. Upon the issuance of the global securities for the global bonds, the common depositary for Euroclear and Clearstream will credit, on its internal system, the respective principal amounts of the individual beneficial interests represented by such global securities to the accounts of persons who have accounts with Euroclear and Clearstream. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global security for the global bonds will be limited to persons who have accounts with Euroclear and Clearstream (“Euroclear/Clearstream participants”) or persons who hold interests through Euroclear/Clearstream participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream or its nominee (with respect to interests of Euroclear /Clearstream participants) and the records of agent members (with respect to interests of persons other than Euroclear/Clearstream participants).

So long as the common depositary for Euroclear and Clearstream or its nominee is the holder of a global security for the global bonds, the common depositary for Euroclear and Clearstream or its nominee, as the case may be, will be considered the holder of the global bonds represented by such global security for all purposes under the fiscal agency agreement and the global bonds. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with Euroclear and Clearstream’s applicable procedures (in addition to those under the global bonds referred to in this prospectus supplement) unless the Republic issues certificated securities as described under “—Certificated Securities” below.

Investors may hold their interests in the global securities directly through Euroclear and Clearstream, if they are Euroclear/Clearstream participants, or indirectly through organizations that are Euroclear/Clearstream participants.

Payments of the principal of and interest on the global securities will be made to the common depositary for Euroclear and Clearstream or its nominee, as the holder of such global securities. None of the Republic, the underwriters or the fiscal agent will have any responsibility or liability for any aspect of the records relating to or payments made to an account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Republic expects that the common depositary for Euroclear and Clearstream or its nominee, upon receipt of any payment of principal of or interest on a global security held by the common depositary for Euroclear and Clearstream or its nominee, will immediately credit Euroclear/Clearstream participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the common depositary for Euroclear and Clearstream or its nominee. The Republic also expects that payments by Euroclear/Clearstream participants to owners of beneficial interests in such global security held through such Euroclear/Clearstream participants will be governed by standing instructions and customary practices. Such payments will be the responsibility of such Euroclear/Clearstream participants.

Certificated Securities

In circumstances detailed in the accompanying prospectus (see “Description of the Securities—Description of the Debt Securities—Global Securities—Registered Ownership of the Global Security”), the Republic could issue certificated securities. The Republic will only issue certificated securities in fully registered form in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof. The holders of certificated securities shall present directly at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent as the Republic may designate from time to time all requests for the registration of any transfer of such securities, for the exchange of such securities for one or more new certificated securities in a like aggregate principal amount and in authorized denominations and for the replacement of such securities in the cases of mutilation, destruction, loss or theft. Certificated securities issued as a result of any partial or whole transfer, exchange or replacement of the global bonds will be delivered to the holder at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent, or (at the risk of the holder) sent by mail to such address as is specified by the holder in the holder’s request for transfer, exchange or replacement.

Registration and Payments

The Republic will pay the principal amount of a global bond on its maturity date in Euro by transfer to a Euro account (or any other account to which Euro may be credited or transferred) specified by the payee. If payments cannot be effected by electronic credit or transfer, then payment will be by Euro cheque. Payments will be made upon presentation of the global bond at the office of the fiscal agent or, subject to applicable law and regulations, at the office of any paying agent, including the Luxembourg paying agent (if the global bonds are listed on the EuroMTF and the rules of the Luxembourg Stock Exchange so require).

The Republic will appoint the fiscal agent as registrar, principal paying agent and transfer agent of the global bonds. In these capacities, the fiscal agent will, among other things:

•	maintain a record of the aggregate holdings of global bonds represented by the global securities and any certificated securities and accept global bonds for exchange and registration of transfer;

•	ensure that payments of principal and interest in respect of the global bonds received by the fiscal agent from the Republic are duly paid to the common depositary for Euroclear and Clearstream or its nominee and any other holders of any global bonds; and

•	transmit to the Republic any notices from holders of any of the global bonds.

If the global bonds are accepted for listing on the EuroMTF, and the rules of the Luxembourg Stock Exchange so require, the Republic will appoint and maintain a Luxembourg paying and transfer agent, which shall initially be J.P. Morgan Bank Luxembourg S.A. Payments and transfers with respect to the global bonds may be effected through the Luxembourg paying and transfer agent, which will be executed through Euroclear and Clearstream. Holders of certificated global bonds may present such securities for registration of transfer or payment at the office of the Luxembourg paying and transfer agent. Forms of the transfer notice (or other instrument of transfer) are available, and duly completed transfer notices (or other instrument of transfer) may be submitted, at the office of the Luxembourg paying and transfer agent. For so long as the global bonds are listed on the EuroMTF, the Republic will publish any change as to the identity of the Luxembourg paying and transfer agent in a leading newspaper in Luxembourg, which is expected to be the d’Wort.

Redemption and Sinking Fund

The Republic may not redeem the global bonds prior to maturity. The Republic will not provide a sinking fund for the amortization and retirement of the global bonds.

Regarding the Fiscal Agent

The fiscal agent has its principal corporate trust office at 4 New York Plaza, 15th Floor, New York, New York 10004. The Republic will at all times maintain a paying agent and a transfer agent in the City of New York which will, unless otherwise provided, be the fiscal agent. The Republic may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent will be the agent of the Republic, not a trustee for holders of any global bonds. Accordingly, the fiscal agent will not have the same responsibilities or duties to act for such holders as would a trustee, except that all funds held by the fiscal agent for the payment of principal, and premium, if any, or interest on the global bonds shall be held by the fiscal agent in trust for the holders of the global bonds.

The fiscal agency agreement and the supplement to the fiscal agency agreement are not required to be qualified under the US Trust Indenture Act of 1939. Accordingly, the fiscal agency agreement and the supplement to the fiscal agency agreement may not contain all of the provisions which could be beneficial to holders of the global bonds which would be contained in an indenture qualified under the Trust Indenture Act.

Notices

All notices will be mailed to the registered holders of the global bonds. So long as the common depositary for Euroclear and Clearstream or its nominee is the registered holder of the global bonds, each beneficial holder must rely on the procedures of Euroclear and Clearstream and their participants to receive notice, subject to any statutory or regulatory requirements.

In connection with the application to list the global bonds on the EuroMTF, the Republic expects to undertake that so long as the global bonds are listed on the EuroMTF, all notices also will be published in Luxembourg in the d’Wort. If the Republic cannot, for any reason, publish notice in the d’Wort, it expects to choose an appropriate alternate English language newspaper of general circulation in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT

Although Euroclear and Clearstream have agreed to the procedures provided below to facilitate transfers of global bonds among participants of Euroclear and Clearstream, they are under no obligation to perform such procedures. In addition, such procedures may be modified or discontinued at any time. Neither the Republic nor the fiscal agent will have any responsibility for the performance by Euroclear or Clearstream or their respective participants or indirect participants of the respective obligations under the rules and procedures governing their operations.

Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry settlement in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Initial Settlement

Investors holding their interests in the securities through Euroclear or Clearstream will follow the settlement procedures applicable to conventional Eurobonds in registered form. If you are an investor on the settlement date, you will pay for the global bonds by wire transfer and the entity through which you hold your interests in the global bonds will credit your securities custody account.

Secondary Market Trading

Euroclear and Clearstream participants will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream governing conventional Eurobonds. Participants will pay for these transfers by wire transfer.

TAXATION

General

The Republic urges you to consult your own tax advisors to determine your particular tax consequences in respect of participating in the offering, and of owning and selling the global bonds.

Philippine Taxation

The following is a summary of certain Philippine tax consequences that may be relevant to non-Philippine holders of the global bonds in connection with the holding and disposition of the global bonds. The Republic uses the term “non-Philippine holders” to refer to (i) non-residents of the Philippines who are neither citizens of the Philippines nor are engaged in trade or business within the Philippines or (ii) non-Philippine corporations not engaged in trade or business in the Philippines.

This summary is based on Philippine laws, rules, and regulations now in effect, all of which are subject to change. It is not intended to constitute a complete analysis of the tax consequences under Philippine law of the receipt, ownership, or disposition of the global bonds, in each case by non-Philippine holders, nor to describe any of the tax consequences that may be applicable to residents of the Republic.

Effect of Holding Global Bonds. Payments by the Republic of principal of and interest on the global bonds to a non-Philippine holder will not subject such non-Philippine holder to taxation in the Philippines by reason solely of the holding of the global bonds or the receipt of principal or interest in respect thereof.

Taxation of Interest on the Global Bonds. When the Republic makes payments of principal and interest to you on the global bonds, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by the Philippines or any political subdivision or taxing authority thereof or therein.

Taxation of Capital Gains. Non-Philippine holders of the global bonds will not be subject to Philippine income or withholding tax in connection with the sale, exchange, or retirement of a global bond if such sale, exchange or retirement is made outside the Philippines or an exemption is available under an applicable tax treaty in force between the Philippines and the country of domicile of the non-Philippine holder. Under the Philippine Tax Code, any gain realized from the sale, exchange or retirement of securities with an original maturity of more than five years from the date of issuance will not be subject to income tax. Since the global bonds have a maturity of more than five years from the date of issuance, any gains realized by a holder of the global bonds will not be subject to Philippine income tax.

Documentary Stamp Taxes. No documentary stamp tax is imposed upon the transfer of the global bonds. A documentary stamp tax, at the rate of (Peso)1.00 for every (Peso)200.00 of the issue value of the global notes, is payable upon the issuance of the global bonds and will be for the account of the Republic.

Estate and Donor’s Taxes. The transfer of a global bond by way of succession upon the death of a non-Philippine holder will be subject to Philippine estate tax at progressive rates ranging from 5% to 20% if the value of the net estate of properties located in the Philippines is over (Peso)200,000.

The transfer of a global bond by gift to an individual who is related to the nonresident holder will generally be subject to a Philippine donor’s tax at progressive rates ranging from 2% to 15% if the value of the net gifts of properties located in the Philippines exceed (Peso)100,000 during the relevant calendar year. Gifts to unrelated donees are generally subject to tax at a flat rate of 30%. An unrelated donee is a person who is not a (i) brother, sister (whether by whole or half blood), spouse, ancestor, or lineal descendant or (ii) relative by consanguinity in the collateral line within the fourth degree of relationship.

The foregoing apply even if the holder is a nonresident holder. However, the Republic will not collect estate and donor’s taxes on the transfer of the global bonds by gift or succession if the deceased at the time of death, or the donor at the time of donation, was a citizen and resident of a foreign country that provides certain reciprocal rights to citizens of the Philippines (a “Reciprocating Jurisdiction”). For these purposes, a Reciprocating Jurisdiction is a foreign country which at the time of death or donation (i) did not impose a transfer tax of any character in respect of intangible personal property of citizens of the Philippines not residing in that foreign country or (ii) allowed a similar exemption from transfer or death taxes of every character or description in respect of intangible personal property owned by citizens of the Philippines not residing in that foreign country.

United States Taxation

For a description of certain United States tax aspects of the global bonds, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, which consists of a terms agreement dated [•], 2006 and the underwriting agreement standard terms filed as an exhibit to the registration statement, the Republic has agreed to sell to the underwriters, namely Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Deutsche Bank AG, London Branch, and UBS AG. In the underwriting agreement, the Republic has agreed to sell to the underwriters, and the underwriters have agreed to purchase from the Republic, global bonds in the principal amount of €[•]. Each of the underwriters, severally and not jointly, has agreed to purchase from the Republic, the principal amounts of the global bonds listed opposite its name below.

Underwriters	Principal Amount
Citigroup Global Markets Inc.	[•]
388 Greenwich Street New York, New York 10013 United States of America	[•]

Credit Suisse First Boston LLC	[•]
Eleven Madison Avenue New York, New York 10010 United States of America	[•]

Deutsche Bank AG, London Branch	[•]
Winchester House 1 Great Winchester Street London EC2N 2DB	[•]

UBS AG	[•]
52/F Two International Finance Centre 8 Finance Street Central, Hong Kong	[•]

Total	[•]

The underwriting agreement provides that the underwriters are obligated to purchase all of the global bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering of the global bonds may be terminated.

The Republic has agreed to indemnify the underwriters against liabilities under the US Securities Act of 1933 or contribute to payments which the underwriters may be required to make in that respect.

The Republic estimates that its out-of-pocket expenses for this offering will be approximately US$[•]. The underwriters have agreed to reimburse the Republic for certain of its expenses.

Commissions and Discounts

The underwriters have advised the Republic that they propose to offer the global bonds to the public initially at the public offering price that appears on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In connection with this offering of the global bonds, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the global bonds in the open market for the purpose of pegging, fixing or maintaining the price of the global bonds. Syndicate covering transactions involve purchases of the global bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the global bonds to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. The Republic has been advised by the underwriters that they intend to make a market in the global bonds, but the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of or the trading market for the global bonds.

In compliance with NASD guidelines the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to the prospectus and applicable prospectus supplements (including this supplement) will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

UK Selling Restrictions

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the global notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong Selling Restrictions

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any global bonds other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the global bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore Selling Restrictions

This prospectus supplement and the prospectus to which it relates have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, the global bonds may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement and the prospectus to which it or any other document or material in connection with the offer or sale or invitation for subscription or purchase of such global bonds be circulated, directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person falling within Section 274 of the SFA, (b) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (c) otherwise than pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each underwriter has represented, warranted and agreed to notify (whether through the distribution of this prospectus supplement and the prospectus to which it relates or any other document or material in connection with the offer or sale or invitation for subscription of purchase of such global bonds or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased such global bonds from and through such underwriter, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the global bonds under Section 275 of the SFA except (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Japan Selling Restrictions

The global bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”), and each underwriter has not and will not offer or sell any global bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except in compliance with all the applicable laws and regulations of Japan. Pursuant to the Foreign Exchange and Foreign Trade Law of Japan, the Republic may be required to file a report in connection with the issuance or offering of global bonds in Japan or the issuance or offering outside Japan of global bonds denominated or payable in Yen with the Ministry of Finance of Japan (the “MOF”) within a limited period of time after the issue of the global bonds. Each underwriter is required to provide any necessary information on sales of global bonds in Japan to the Republic (which shall not include the names of the purchasers thereof) so that the Republic may make such reports to the MOF.

Republic of the Philippines Selling Restrictions

The global bonds constitute exempt securities within the meaning of the Philippine Securities Regulation Code and as such are not required to be registered under the provisions of the said Code before they can be sold or offered for sale or distribution in the Philippines. However, the global bonds may be sold or offered for sale in the Philippines only by underwriters, dealers or brokers duly licensed by the Philippine Securities and Exchange Commission.

Republic of Italy Selling Restrictions

No solicitations in connection with the global bond offering will be made in Italy by any party, including the underwriters. No copies of this prospectus supplement, the accompanying prospectus or any other documents relating to the global bonds or the global bond offering will be distributed in Italy. No global bonds will be offered, sold or delivered in Italy.

Settlement and Delivery

The Republic expects that delivery of the global bonds will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the global bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Relationship of Underwriters with the Republic

The underwriters have in the past and may in the future provide investment and commercial banking and other related services to the Republic in the ordinary course of business for which the underwriters and/or their respective affiliates have received or may receive customary fees and reimbursement of out of pocket expenses.

LEGAL MATTERS

The validity of the global bonds will be passed upon on behalf of the Republic as to Philippine law by the Secretary of the Department of Justice of the Republic, and as to US federal law and New York State law by Allen & Overy. Certain matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, United States counsel for the underwriters, as to matters of US and New York State law, and by Romulo, Mabanta, Buenaventura, Sayoc & de Los Angeles, Philippine counsel for the underwriters, as to matters of Philippine law.

GENERAL INFORMATION

1. The global bonds have been accepted for clearance through Euroclear and Clearstream. The International Securities Identification Number is [•] and the Common Code number is [•].

2. The issue and sale of the global bonds was authorized by the Special Authority signed by the President of the Republic dated July 28, 2005.

3. Except as disclosed in this prospectus supplement and the accompanying prospectus, there has been no material adverse change in the fiscal condition or affairs of the Republic which is material in the context of the global bond offering since August 30, 2005.

4. Application has been made to list the global bonds on the EuroMTF. Copies of the following documents will, so long as any global bonds are listed on the EuroMTF, be available for inspection during usual business hours at the specified office of J.P. Morgan Bank Luxembourg S.A. in Luxembourg:

•	copies of the Registration Statement, which includes the fiscal agency agreement, the supplement to the fiscal agency agreement and the form of the underwriting agreement as exhibits thereto; and

•	the Special Authority signed by the President of the Republic dated July 28, 2005 and the resolution of the Monetary Board of Bangko Sentral adopted on December 28, 2005, authorizing the issue and sale of the global bonds.

In addition, so long as the global bonds are outstanding or listed on the EuroMTF, copies of the Philippines’ economic reports for each year in English (as and when available) will be available at the offices of the listing agent in Luxembourg during normal business hours on any weekday. The underwriting agreement, if any, the fiscal agency agreement and the supplement to the fiscal agency agreement shall also be available free of charge at the office of the listing agent and the Luxembourg paying and transfer agent.

5. J.P. Morgan Bank Luxembourg S.A. has been appointed as the Luxembourg paying and transfer agent. For so long as the global bonds are listed on the EuroMTF and the rules of the Luxembourg Stock Exchange so require, the Republic will maintain a Luxembourg paying and transfer agent.

PROSPECTUS

Republic of the Philippines

$2,500,000,000

Debt Securities and/or

Warrants

The Republic will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a supplement. The Republic may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 30, 2005.

CERTAIN DEFINED TERMS AND CONVENTIONS

Statistical information included in this prospectus is the latest official data publicly available at the date of this prospectus. Financial data provided in this prospectus may be subsequently revised in accordance with the Republic’s ongoing maintenance of its economic data, and that revised data will not be distributed by the Republic to any holder of the Republic’s securities. As used in this prospectus, the term “N/A” identifies statistical or financial data that is not available.

All references in this prospectus to (a) the “Republic” or the “Philippines” are to the Republic of the Philippines, (b) the “Government” are to the national government of the Philippines, (c) the “Administration” are to the current administration of President Gloria Macapagal-Arroyo and (d) “Bangko Sentral” are to Bangko Sentral ng Pilipinas, the central bank of the Philippines.

Government-owned corporations are corporations at least 51% of the capital stock of which is owned by the Government directly or indirectly through its instrumentalities.

The fiscal year of the Government commences on January 1 of each year and ends on December 31 of such year.

Unless otherwise indicated, all references in this prospectus to “Philippine Pesos”, “pesos” or “(Peso)” are to the lawful national currency of the Philippines, those to “dollars”, “US dollars” or “$” are to the lawful currency of the United States of America and those to “SDR” are to Special Drawing Rights of the International Monetary Fund.

This prospectus contains conversions of some peso amounts into US dollars for the convenience of the reader. Unless otherwise specified, the conversions were made at the exchange rate as stated by the Bangko Sentral Reference Exchange Rate Bulletin published by the Treasury Department of Bangko Sentral on the relevant date. No representation is made that the peso amounts actually represent the US dollar amounts or could have been converted into US dollars at the rates indicated, at any particular rate, or at all.

Any discrepancies in the tables included herein between the amounts listed and the totals thereof are due to rounding.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this prospectus under “Republic of the Philippines” are forward looking. They include statements concerning, among others,

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the peso;

•	changes in interest rates;

•	governmental, statutory, regulatory or administrative initiatives; and

•	adverse changes in economic conditions in the Republic.

Actual results may differ materially from those suggested by the forward-looking statements due to various factors. These factors include, but are not limited to:

•

Adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic.

•	Adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves.

•	Other adverse factors, such as climatic or seismic events and political uncertainty.

DATA DISSEMINATION

The Republic is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard (“SDDS”), which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar”. For the Philippines, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the Dissemination Standards Bulletin Board. The Internet website for the Philippines’ “Advance Release Calendar” and metadata is located at “http://dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=PHL”.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from sales of securities will be used for the general purposes of the Republic, including for budget support and to repay a portion of the Government’s borrowings.

PROSPECTUS SUMMARY

Republic of the Philippines

General

The Philippine archipelago has over 7,000 islands with a total land area of approximately 300,000 square kilometers. The islands are grouped into three geographic regions: Luzon, the largest island, in the north, covering an area of 141,395 square kilometers; Visayas in the central region, covering an area of 56,606 square kilometers; and Mindanao in the south, covering an area of 101,999 square kilometers. Manila is the Republic’s capital. The Republic’s population is estimated at approximately 85.2 million.

Government and Politics

The Republic’s current constitution was adopted by plebiscite in 1987. The ratification of the new Constitution in 1987 restored a presidential form of government consisting of three branches: executive, legislative and judiciary. Executive power is vested in the President, who is elected by direct popular vote and who may serve one term of six years. Legislative authority is vested in the Congress of the Philippines, which consists of the Senate and the House of Representatives. Judicial power is vested in the Supreme Court and in various lower courts.

On June 24, 2004, a joint session of Congress declared Gloria Macapagal-Arroyo and Noli de Castro to be President-elect and Vice President-elect, respectively, as a result of national elections held on May 10, 2004. They began their six-year terms on June 30, 2004. Ms. Arroyo first became President in January 2001, after the impeachment of former President Joseph Estrada. Criminal charges for perjury and plunder have been filed against Mr. Estrada with the Sandiganbayan, a special court with jurisdiction over criminal and civil cases involving graft and corruption. Hearings on these charges are ongoing.

Allegations of fraud committed during the May 2004 election have intensified since early June 2005 in light of revelations that President Arroyo had spoken with an official from the independent Commission on Elections during the counting of votes. President Arroyo has admitted to speaking with an election official, but insists that she did not participate in fraud or induce the Commission on Elections to tamper with the election. On July 7, 2005, in a speech broadcast nationwide, President Arroyo called upon her entire cabinet to submit courtesy resignations in order to rebuild a new administration that could more efficiently implement economic reforms. The next day, ten of President Arroyo’s senior governmental officials, including Finance Secretary Cesar Purisima, Budget Secretary Emilia Boncodin, Trade Secretary Juan Santos, Education Secretary Florencio Abad, Social Welfare Secretary Corazon Soliman, Agrarian Reform Secretary Rene Villa, National Anti-Poverty Commission Secretary-General Imelda Nicolas, Presidential Adviser on the Peace Process Teresita Quintos-Deles, Commissioner of Internal Revenue Guillermo Parayno, and Commissioner of Customs Alberto Lina submitted their resignations and urged President Arroyo to resign as well. Subsequently, Vicky Garchitorena, presidential adviser on poverty alleviation, resigned on July 17, 2005, and Corazon Guidote, presidential consultant on investor relations, resigned on July 18, 2005, although they did not call on President Arroyo to resign. Communications Director Silvestre Afable also resigned on July 17, 2005 to focus on his role as government chief negotiator with the Moro Islamic Liberation Front. As of August 1, 2005, President Arroyo had replaced four of the senior officials, with Margarito Teves as finance secretary, Romulo Neri as budget secretary, Peter Favila as trade secretary and Zamzamin Ampatuan as secretary-general of the National Anti-Poverty Commission, with the rest of the affected departments and agencies headed by officers-in-charge. See “Republic of the Philippines—Government—National Elections and Recent Political Developments”.

Over the past three decades, groups of communist rebels and Muslim separatists in the Republic have periodically fought with Government forces. The United States government has sent troops to the Philippines and pledged monetary aid to help the Republic in its campaign against these rebel groups and against terrorism generally. A bilateral ceasefire was declared with the Muslim separatists in July, 2003, and peace talks have been proceeding since December 2004.

Economy

The Philippines has a mixed economy in which the Government is directly engaged in certain economic activities through government-owned and controlled corporations (“GOCCs”) and Government Financial Institutions (“GFIs”). The Government actively encourages domestic and foreign private investment. Beginning in 1991, The Philippines has undertaken further liberalization of trade and investment in tandem with the deregulation of the financial system, foreign exchange liberalization, tax reforms, acceleration of privatization, enhancement of competition in the provision and operation of public utilities, and deregulation of the oil and power industries. President Arroyo’s policy priorities for her current six-year term, as announced in June and July 2004, include creating jobs, improving education, balancing the Government budget, reducing corruption, promoting the peace process with rebel groups, and reforming the energy and electric power industries.

The principal sectors of the Philippine economy are services, industry and agriculture (including fishery and forestry). The services sector accounted for 47.6% of real gross domestic product (“GDP”) in 2004, including the subsectors of trade (17.0% of real GDP), transportation, communications and storage (8.6% of real GDP) and private services (7.7% of real GDP). The industry sector accounted for 33.6% of real GDP in 2004, of which 24.4% of real GDP came from manufacturing. The agriculture sector accounted for 18.8% of real GDP in 2004.

In 2004, real gross national product (“GNP”) grew 6.2% and real GDP grew 6.1%, compared with real GNP growth of 5.2% and real GDP growth of 4.6% for 2003. This growth resulted from an increase of 7.1% in the service sector, a 5.2% in the industry sector, 5.1% in the agriculture, fishery and forestry sector, and 14.4% from net factor income. For the first six months of 2005, both real GDP growth and real GNP growth were 4.7%.

Foreign trade is important to the Philippine economy. In 2004, exports of goods and services were equal to 50.6% of the country’s GNP and imports were equal to 59.7% of GDP. Total exports of goods were $39.6 billion in 2004; the average annual goods export growth rate from 1999 to 2003 according to data from the National Statistics Office was 1.5%. Manufactured goods accounted for 89.3% of the Republic’s exports in 2004. Electronics, machinery and transport equipment and garments have historically been the Republic’s leading manufactured exports.

In 2004, the balance of payments recorded a deficit of $280 million, compared to the $115 million surplus in 2003. The current account recorded a surplus of $2.1 billion, higher than the $1.4 billion recorded in 2003. The continued surplus reflected robust net inflows throughout the year, particularly from overseas Filipino workers, which offset a decline in the trade balance. The income account recorded a surplus of $147 million in 2004 compared to a deficit of $226 million in 2003, primarily on account of higher remittances of overseas Filipino workers. The trade-in-goods balance recorded a deficit of $6.4 billion after recording a deficit of $5.5 billion in 2003, mainly because of weak exports in the early part of 2004. The trade-in-services account recorded a deficit in 2004 of $1.3 billion, an improvement from the deficit of $1.7 billion recorded in 2003. The improvement in the trade-in-services deficit was largely attributed to higher net inflows from travel as the industry recovered from the outbreak of SARS in East Asia and concerns about global security.

As of December 31, 2004, Bangko Sentral-approved external debt amounted to $54.8 billion, a 4.4% decrease from the $57.4 billion recorded as of December 31, 2003. The decrease in debt was mainly due to net payments on external obligations and downward foreign exchange revaluation adjustments.

As of December 31, 2004, Bangko Sentral-approved medium and long term external debt amounted to $49.8 billion. Of this amount, 61.2% carried fixed rates, 35.2% had variable rates, and the remaining 3.6% was non-interest bearing. The average cost of fixed rate debt was 5.7%. For liabilities with floating interest rates, the margin over the applicable base rate averaged 1.6%. Approximately 51.2% of total Bangko Sentral-approved external debt (including short-term debt) was denominated in US dollars while 29.5% was denominated in Japanese yen. Multi-currency loans from the World Bank, the International Monetary Fund and the Asian Development Bank accounted for 15.4% of total Bangko Sentral-approved external debt.

As of August 30, 2005, the Philippine Stock Exchange composite index closed at 1951.6, compared to a close of 1822.8 on December 29, 2004, 1442.4 on December 30, 2003, 1018.4 on December 31, 2002, 1168.1 on December 31, 2001 and 1494.5 on December 31, 2000.

On August 30, 2005, the peso-US dollar exchange rate was (Peso)56.05 per US dollar, compared to (Peso)56.27 per US dollar as of December 29, 2004 and (Peso)55.57 per US dollar as of December 30, 2003.

The average interest rates for 91-day Treasury bills increased from 5.4% in 2002, to 6.0% in 2003 and subsequently to 7.3% in 2004.

On January 17, 2005, Standard & Poor’s downgraded the Republic’s long-term foreign currency rating from BB to BB- and downgraded the Republic’s long-term local currency rating from BBB- to BB+. Standard & Poor’s noted the Government’s enactment of only one of eight proposed revenue measures in 2004, and the high ratio of public sector debt to GDP. Standard & Poor’s also stated that the Republic’s fiscal situation is vulnerable to increases in global interest rates and depreciation of the peso. However, Standard & Poor’s put the Republic’s long-term ratings outlook at stable at the new rating level, citing the Republic’s favorable current account balance and the Government’s continued efforts to implement fiscal reforms.

On February 16, 2005, Moody’s Investors Service downgraded the Republic’s long-term foreign and local currency ratings from Ba2 to B1. Moody’s stated that the Republic’s reliance on external borrowing has left the Republic’s fiscal position vulnerable to exchange rate fluctuations and shifts in creditor confidence. They also noted the Republic’s political difficulties in passing revenue measures and high levels of debt and interest payments as a proportion of revenues, as well as delays in energy sector reform that contributed to deterioration of the public sector financial position.

On May 26, 2005, Fitch Ratings affirmed the Republic’s long-term foreign currency rating of BB and the long-term local currency rating of BB+, but upgraded the Republic’s long-term foreign currency and long-term local currency outlook from “negative” to “stable.” Fitch based its upgrade on the passage of a package of fiscal policy measures aimed at reducing the national deficit. Fitch cited recent fiscal reform measures such as the expanded value-added tax law, higher excise taxes on alcohol and tobacco, a system of incentives for employees of tax-collection agencies, but cautioned that the stable outlook was predicated on the successful implementation of these measures. See “Republic of the Philippines—Government—Arroyo Administration Policy”.

On July 11, 2005, Fitch Ratings downgraded its long-term foreign and local currency ratings outlooks for the Republic from “stable” to “negative” while retaining the ratings of BB and BB+, respectively. Fitch warned that “a rating downgrade could be triggered by protracted delays in the Supreme Court decision, an eventual decision that the expanded value-added tax legislation is unconstitutional, or continued political disorder.”

On July 11, 2005, Standard & Poor’s downgraded its long-term foreign and local currency ratings outlooks for the Republic from “stable” to “negative” while affirming the existing ratings of BB- and BB+ respectively. Standard & Poor’s cited its concern stemming from “the ongoing political crisis in the country—sparked by allegations of electoral impropriety by the president, and punctuated by the Supreme Court’s freezing of an expanded sales tax, and the departure of President Arroyo’s economic team.”

On July 13, 2005, Moody’s Investors Service downgraded its long-term foreign and local currency ratings outlooks for the Republic from “stable” to “negative” while retaining the ratings at “B1”. Moody’s cited “a significant degree of uncertainty about the stability of the country’s fiscal and external payments positions under the unsettled political environment in the Philippines” and doubts over the Government’s ability to pursue its fiscal consolidation program following the Supreme Court’s temporary restraining order halting implementation of the Expanded VAT Reform Law. See “Republic of the Philippines—Government—Arroyo Administration Policy”.

The recent downgrades in the Republic’s rating outlook may increase the Republic’s external financing costs, which would in turn increase the Republic’s debt service requirements and make it more difficult for the Republic to service its debt and reduce current and future fiscal deficits. This could lead to a relative decrease in Government expenditures on programs intended to develop the Republic’s infrastructure and economic growth.

Summary Economic Information of the Republic of the Philippines

	2000		2001		2002		2003		2004
	(in billions, except as indicated)(1)
GDP (at current market prices)	(Peso)	3,355	(Peso)	3,632	(Peso)	3,883	(Peso)	4,211	(Peso)	4,739
GDP (at constant 1985 prices)		973		990		1,023		1,070		1,135
GDP per capita (in US dollars at current market prices)		$3,193		$3,743		$3,882		$4,141		$4,366
GDP growth rate (at constant 1985 prices)		4.4%		1.8%		4.3%		4.6%		6.1%
Consumer Price Inflation rate		4.0%		6.8%		3.0%		3.5%		6.0%
Unemployment rate		11.2%		11.1%		11.4%		11.4%		11.8%
Government surplus/(deficit) as % of GDP		(4.0)%		(4.0)%		(5.4)%		(4.7)%		(3.9)%
Public sector borrowing requirement(2)		(174.6)		(189.8)		(268.3)		(275.0)		(286.1)
Consolidated public sector financial position(3)		(155.1)		(174.3)		(220.2)		(221.7)		(235.9)

	2000		2001		2002		2003		2004
	(in millions, except as indicated)
Current account (deficit) as % of GDP		8.2%		1.9%		5.8%		1.8%		2.5%
Overall balance of payments position as % of GDP		(0.6)%		(0.3)%		0.8%		0.1%		(0.3)%
Gross international reserves(4)		$15,062		$15,692		$16,364		$17,063		$16,228

	2000		2001		2002		2003		2004
	(in billions, end of period)(5)
Direct domestic debt of the Republic(6)	(Peso)	1,068.2	(Peso)	1,247.7	(Peso)	1,471.2	(Peso)	1,703.8	(Peso)	2,001.2
Direct external debt of the Republic(6)		$22.0		$22.1		$25.3		$29.6		$32.2
Public sector domestic debt(7)	(Peso)	1,076.5	(Peso)	1,187.1	(Peso)	1,361.8	(Peso)	1,531.1	(Peso)	1,708.7
Public sector external debt(8)	(Peso)	2,547.3	(Peso)	2,663.0	(Peso)	3,007.3	(Peso)	3,543.0	(Peso)	3,588.9

Sources: National Statistics Office; National Statistical Co-ordination Board; Bureau of the Treasury; Department of Finance, Bangko Sentral.

(1)	Amounts in pesos have been converted to US dollars using the average Bangko Sentral reference exchange rates for the applicable year.

(2)	Represents the aggregate deficit of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the 14 GOCCs whose debt comprises virtually all the debt incurred by GOCCs (the “14 monitored GOCCs”).

(3)	Comprises the aggregate deficit or surplus of the Government, the CB-BOL’s accounts, the 14 monitored GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the Government financial institutions (“GFIs”) and the local government units.

(4)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in IMF at period end. Figures from 2001 have been revised to reflect the change in the treatment of offshore banking units from non-resident to resident entities.

(5)	Amounts in original currencies were converted to US dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each period.

(6)	Represents debt of the Government only, and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(7)	Represents debt of the Government, the 14 monitored GOCCs, the CB-BOL, Bangko Sentral and the GFIs.

(8)	Includes public sector debt whether or not guaranteed by the Government.

REPUBLIC OF THE PHILIPPINES

History, Land and People

History

Spain governed the Philippines as a colony from 1521 until 1898. On June 12, 1898, during the Spanish-American War, the Filipinos declared their independence. The United States claimed sovereignty over the Philippines under the 1898 Treaty of Paris, which ended the Spanish-American War, and governed the Philippines as a colony until 1935, when the Philippines became a self-governing commonwealth. On July 4, 1946, the Philippines became an independent republic.

Geography and General Information

The Philippine archipelago, located in Southeast Asia, comprises over 7,000 islands and a total land area of approximately 300,000 square kilometers. The Republic groups the islands into three geographic regions: Luzon in the north, covering an area of 141,395 square kilometers, Visayas in the center, covering an area of 56,606 square kilometers, and Mindanao in the south, covering an area of 101,999 square kilometers. The Republic is also divided into 17 administrative regions.

Forests cover approximately 50% of the Philippines, and 47% of the country is under agricultural cultivation. Agriculture, forestry and fishery employed 34.1% of the labor force in April 2005 and provided 3.6% of the Republic’s export earnings (including exports of agriculture-based products) in 2004. The Republic is generally self-sufficient in staple cereals and is a major exporter of certain agricultural products. Manufactured goods comprise the most important category of the Republic’s exports, accounting for 89.5% of the Republic’s exports in 2004. Electronics, machinery and transport equipment and garments have historically been the Republic’s leading manufactured exports.

The Republic’s population was 76.5 million according to the 2000 census, and is estimated at 85.2 million in 2005. The Republic’s capital, Manila, located in Luzon, has an estimated population of 1.6 million in 2000. The cities of Manila, Pasay, Caloocan, Quezon, Mandaluyong, Las Piñas, Muntinlupa, Marikina, Pasig, Makati, Malabon, Valenzuela, and Parañaque, together with four surrounding municipalities, make up the National Capital Region or Metro Manila. Metro Manila, the most populous of the administrative regions, had an estimated population of 9.9 million people in 2000.

The majority of Filipinos have Malay ethnic origins. Filipino culture also includes strong Spanish, Chinese and American influences. Filipino is the national language, but English is the primary language used in business, government and education. The population speaks over 80 other dialects and languages, including Chinese and Spanish. The Republic’s literacy rate is 92.3%, ranking among the highest in Asia.

Christianity, primarily Roman Catholicism, is the predominant religion in the Philippines. A significant Muslim minority lives in Mindanao.

Government

Governmental Structure

Since 1935, the Republic has had three Constitutions. The country adopted the current Constitution by plebiscite in February 1987 after Ferdinand Marcos, who had ruled for 20 years, was ousted a year earlier in favor of Corazon Aquino following a people’s uprising. The new Constitution restored a presidential form of government comprised of three branches: executive, legislative and judicial.

The principal features of each branch are as follows:

•	Executive—The President, directly elected for a single, six-year term, exercises executive power. If the President dies, becomes permanently disabled or is removed from office or resigns, the Vice

President acts as President for the remainder of the term. If the Vice President cannot serve, the President of the Senate or, if he cannot serve, the Speaker of the House of Representatives, acts as President until the election and qualification of a new President or Vice President. The person acting as President for any remaining term may, if elected, serve a six-year term as President.

•	Legislative—The Congress, comprised of the Senate and the House of Representatives, exercises the country’s legislative authority. The Constitution mandates a Senate of 24 members and a House of Representatives of not more than 250 members, all elected by popular vote. Senators serve for a term of six years and members of the House of Representatives for a term of three years. The country held elections for 12 Senators and all members of the House of Representatives in May 2004. The other 12 Senators were elected in May 2001.

•	Judicial—The Supreme Court and any lower courts established by law exercise the country’s judicial authority. The country’s court system is a multi-tiered system of courts of general jurisdiction that includes the Supreme Court and the Court of Appeals. Below these, the Regional Trial Courts, Metropolitan Trial Courts, Municipal Trial Courts and Municipal Circuit Trial Courts constitute courts of original jurisdiction.

Special or administrative tribunals and quasi-courts also exercise judicial functions. Included in this category are constitutional commissions, the Sandiganbayan (the court that handles Government graft and corruption cases), the Court of Tax Appeals, the Shari’ah courts (which handle matters governed by Islamic law) and administrative agencies that handle specialized areas such as labor relations and securities regulation.

A Chief Justice and 14 Associate Justices constitute the Supreme Court, which supervises all lower courts and related personnel. The Supreme Court and the Court of Appeals may review decisions and rulings of lower courts and quasi-judicial tribunals. The President appoints each Supreme Court or Court of Appeals justice and lower court judge from at least three candidates nominated by the Judicial and Bar Council.

National Elections and Recent Political Developments

On May 10, 2004, national elections were held for the positions of President, Vice President, 12 Senators, more than 200 Representatives and all local government posts (excluding Barangay officials). On June 24, 2004, a joint session of Congress declared Gloria Macapagal-Arroyo and Noli de Castro as President-elect and Vice President-elect, respectively. They began their six-year terms on June 30, 2004.

Ms. Arroyo first became president in January 2001 after the impeachment of former President Joseph Estrada. Criminal charges for perjury and plunder have been filed against Mr. Estrada with the Sandiganbayan, a special court with jurisdiction over criminal and civil cases involving graft and corruption. Hearings on these charges are ongoing.

Both Ms. Arroyo and Mr. de Castro are members of the ruling Koalisyon ng Katapatan at Karanasan para sa Kinabukasan (“K4”) coalition. In the elections, the ruling coalition enlarged its majority in both the Senate and the House of Representatives in the 13th Congress, which convened on July 26, 2004. Certain opposition candidates, including defeated presidential candidate Fernando Poe, Jr., questioned the election results, alleging fraud and disenfranchisement of voters. On July 23, 2004, Mr. Poe petitioned the Philippine Supreme Court, acting in its capacity as the Presidential Electoral Tribunal, to order a recount of approximately 60% of votes cast nationwide. In response, President Arroyo and Vice-President de Castro asked the tribunal to dismiss the petition for lack of merit. Mr. Poe died on December 14, 2004, after suffering a stroke. Although his widow, Susan Roces, petitioned the Supreme Court to pursue the electoral protest on behalf of her late husband, on March 28, 2005, the Supreme Court unanimously dismissed the petition on the grounds that no real party in interest had filed a case to intervene or to be a substitute for Mr. Poe.

Allegations of fraud committed during the May 2004 election have intensified since early June 2005 in light of revelations that President Arroyo had spoken with an official from the independent Commission on Elections during the counting of votes. President Arroyo has admitted to speaking with an election official, but insists that she did not participate in fraud or induce the Commission on Elections to tamper with the election. The President maintains that she won the 2004 elections fairly and has cited the approval of international election observers and the Philippine National Movement for Free Elections.

In late June 2005, Secretary of Agriculture Arthur Yap announced his resignation after he and his family were charged with tax evasion by the Bureau of Internal Revenue. The President has appointed Domingo Panganiban, a former agriculture undersecretary, as the new head of the Department of Agriculture effective July 15, 2005.

On July 7, 2005, in a speech broadcast nationwide, President Arroyo called upon her entire cabinet to submit courtesy resignations in order to rebuild a new administration that could more efficiently implement economic reforms. The next day, ten of President Arroyo’s senior governmental officials, including Finance Secretary Cesar Purisima, Budget Secretary Emilia Boncodin, Trade Secretary Juan Santos, Education Secretary Florencio Abad, Social Welfare Secretary Corazon Soliman, Agrarian Reform Secretary Rene Villa, National Anti-Poverty Commission Secretary-General Imelda Nicolas, Presidential Adviser on the Peace Process Teresita Quintos-Deles, Commissioner of Internal Revenue Guillermo Parayno, and Commissioner of Customs Alberto Lina submitted their resignations and urged President Arroyo to resign as well. Subsequently, Vicky Garchitorena, presidential adviser on poverty alleviation, resigned on July 17, 2005, and Corazon Guidote, presidential consultant on investor relations, resigned on July 18, 2005, although they did not call on President Arroyo to resign. Communications Director Silvestre Afable also resigned on July 17, 2005 to focus on his role as government chief negotiator with the Moro Islamic Liberation Front. As of August 1, 2005, President Arroyo had replaced four of the senior officials, with Margarito Teves as finance secretary, Romulo Neri as budget secretary, Peter Favila as trade secretary and Zamzamin Ampatuan as secretary-general of the National Anti-Poverty Commission, with the rest of the affected departments and agencies headed by officers-in-charge.

On July 25, 2005, the impeachment complaints that were filed by several citizens and opposition lawmakers in the House of Representatives against President Arroyo, based on the allegations of culpable violation of the Constitution, graft and corruption and betrayal of the public trust, were referred by the speaker of the House to the Committee on Justice. At least 79 representatives, or one-third of the 236-member House, must vote in favor of the impeachment complaint before it can go to the Senate for trial. As of August 18, 2005, 42 of the 236 members of the House had signed the impeachment complaints. On August 10, 2005, the House Committee on Justice commenced hearings on the impeachment complaints. President Arroyo has stated that she is ready to face an impeachment trial to clear her name.

Because of these recent developments, the political climate in the Philippines remains uncertain. Street protests calling for the President to resign have continued, and some prominent business groups in Manila have asked the President to step down. However, the Administration believes that President Arroyo has the continued support of a majority of elected officials at all levels of government, as well as the general support of the armed forces and the Catholic Church. The chief of the armed forces, General Efren Abu, ordered field commanders to ensure the neutrality of soldiers, and the Archbishop of Manila has urged Filipino Catholics to respect and uphold the Constitution.

In her State of the Nation address on July 25, 2005, President Arroyo called for the adoption of a parliamentary federal form of government to replace the current presidential unitary system. She abandoned her earlier preference of having a constitutional convention address proposed changes to the Constitution and instead supported the option of having the present Congress sit as a constituent assembly to make such changes, arguing that this was a faster and less costly process.

Administrative Organization

As of September 2004, the Republic had 17 regions and 43,592 local Government units. Local Government units included 79 provinces, 117 cities, 1,501 municipalities (subdivisions of provinces) and 41,975 barangays (villages, which are the basic units of the political system). Highly urbanized cities function independently of any province, while other cities are subject to the administrative supervision of their home provinces.

The Government is mainly organized around the various departments and department-equivalent agencies of the executive branch, which implement the various programs and projects of the Government. The departments and department-equivalent agencies are grouped into sectors.

Sector	Major Departments
Social services	Health; Education, Culture and Sports; Labor and Employment; Social Welfare and Development

Economic services	Agriculture; Agrarian Reform; Energy; Environment and Natural Resources; Tourism, Trade and Industry; Public Works and Highways; Transportation and Communications; Science and Technology

Defense	National Defense

General public services	Foreign Affairs; Finance; Budget and Management; Interior and Local Government; Justice; National Economic and Development Authority; Office of the Press Secretary; Autonomous Region of Muslim Mindanao; Cordillera Administrative Region

Constitutional offices	General Public Services (Elections, Audit, Civil Service, Public Order and Safety, Office of the Ombudsman), Social Services (Human Rights)

Government Corporations

The Government owns or controls a number of corporations that provide essential goods and services and work with the private sector to encourage economic growth and development. Originally restricted to basic public services and national monopolies, the number of Government corporations grew from 13 in the 1930s to 301 by 1984. In 1988, the Government launched a reform program to reduce the number of Government corporations, establishing the legal and policy framework for the country’s privatization program. See “Privatization—General.”

Currently, there are approximately 80 Government corporations, including subsidiaries. Each of these corporations is attached to a department for policy and program coordination.

The Government closely monitors 14 major non-financial Government corporations engaged in various major business activities by recording their individual contribution to the public sector deficit or surplus position and other financial indicators. These 14 corporations and their areas of activity are as follows:

Government Corporation	Business Activity
National Power Corporation	power generation and transmission

Philippine National Oil Company	holding company, power

National Electrification Administration	electric utilities

Metropolitan Waterworks and Sewerage System	water utilities

Local Water Utilities Administration	water utilities

Philippine Export Zone Authority	area development

National Food Authority	agriculture

National Irrigation Administration	agriculture

Philippine National Railways	transportation

Light Rail Transit Authority	transportation

Philippine Ports Authority	transportation

National Development Company	holding company

National Housing Authority	housing

Home Guaranty Corporation	housing insurance

As of December 31, 2004, these 14 corporations had aggregate domestic and external debt of (Peso)1.6 trillion, which comprised virtually all the debt incurred by Government corporations. To facilitate the implementation of better business practices, the Government intends to expand its monitoring of Government corporations, including to the National Home Financing Corporation, which provides mortgage financing for low-income housing.

The Government currently records the contribution to the public sector deficit or surplus, and other financial indicators, of three Governmental financial institutions that provide credit to enterprises in support of public policies, including two specialized Government banks—the Development Bank of the Philippines and the Land Bank of the Philippines. For a description of the Development Bank and the Land Bank, see “—The Philippine Financial System—Structure of the Financial System.” The third institution, the Trade and Investment Development Corporation of the Philippines (formerly Philippine Export and Foreign Loan Guarantee Corporation), guarantees foreign currency loans to exporters and contractors. As of December 2004, the monitored Governmental financial institutions had aggregate domestic and external debt of (Peso)404.1 billion.

Arroyo Administration Policy

On June 28, 2004, President Arroyo announced a ten-point agenda of policy priorities for her new six-year term in office. The President’s agenda includes the following goals:

•	creating six to ten million jobs in six years through increased support for entrepreneurs, increased lending to small and medium enterprises and the development of one to two million hectares of land for agriculture;

•	improving education through the construction of new classrooms, the provision of books and supplies for students and scholarships to poor families;

•	balancing the Government budget;

•	expanding transportation networks and digital infrastructure to link the entire country;

•	providing electricity and water to local communities across the country;

•	alleviating congestion in Metro Manila by establishing new government and housing centers in other regions;

•	developing the Clark Special Economic Zone and the Subic Bay Freeport Area as international service and logistics centers;

•	automating the electoral process;

•	completing the peace process with rebel groups in the Philippines; and

•	promoting reconciliation among opposing political movements.

In President Arroyo’s State of the Nation Address on July 26, 2004 she announced that her administration would pursue five key reform packages, including:

•	job creation through economic growth from revenue generation and expenditure reduction, heightened promotional efforts for trade and investment, infrastructure development, and development of the agribusiness sector;

•	reduction and elimination of corruption through good government, including implementing judicial reforms, strengthening the role of ombudsmen, and reducing government inefficiency;

•	improvement in social justice and basic needs through livelihood and entrepreneurship opportunities for the poor, provision of clean water, electricity, and low-cost medicines, and community empowerment;

•	expansion of technical and vocational training, and English and science learning; and

•	achievement of energy independence and savings by securing sufficient production and distribution of energy through the privatization of National Power Corporation’s power generating facilities and transmission lines.

In December 2004, President Arroyo approved the Medium-Term Philippine Development Plan 2004–2010, which provides comprehensive details of measures intended to achieve the Government’s basic goal of poverty reduction and economic growth, as well as the President’s specific ten-point agenda.

In President Arroyo’s State of the Nation Address on July 25, 2005, the President reiterated the Administration’s commitment to economic and fiscal reforms and called for the adoption of a parliamentary form of government to replace the current presidential system. See “—National Elections and Recent Political Developments”. President Arroyo also urged measures such as expansion of youth education programs, legislation encouraging indigenous and renewable energy, and a new anti-terrorism law.

As part of its economic growth agenda, the Government has announced a fiscal consolidation program that aims to achieve a balanced budget by 2010 and reduce the ratio of consolidated public sector deficit to GDP to 6% in 2005 and 1% by 2010. As part of this initiative, the Government proposed eight priority legislative revenue measures, three of which have been passed into law. Taxes were increased on alcohol and tobacco through an act signed into law in December 2004. A lateral attrition system was signed into law in January 2005 that provides for a series of rewards and penalties at the Bureau of Internal Revenue and the Bureau of Customs for officials and employees who exceed or fall short of revenue collection quotas.

In May 2005, President Arroyo signed into law the Expanded Value-Added Tax Act of 2005, ending some VAT exemptions on power, electricity, and air and sea transport, raising the corporate tax rate from 32% to 35%, and granting the President “standby authority” to raise the rate of sales tax from 10% to 12% in 2006. However, on July 1, 2005, the Supreme Court issued a temporary restraining order suspending its implementation indefinitely. The court’s order came in response to petitions filed by several opposition lawmakers and an association of petroleum dealers who argued, among other things, that the new law was unconstitutional because the provision in the new law allowing the President to increase the tax rate to 12% from 10% in 2006 was an invalid delegation of legislative power. Voting 13-2, the Supreme Court ordered the Government to immediately halt collection of the expanded VAT so that the Supreme Court could fully consider the question of constitutionality of the legislature’s delegation of power. The Government, led by the Department of Finance, has opposed the petitions and asked the Supreme Court to reverse its temporary restraining order as soon as possible. Oral arguments on the matter were held on July 14, 2005, and the Supreme Court had indicated that it will issue a decision by the end of August. See “Public Finance—Revenues—Sources.”

The Supreme Court’s decision to suspend the expanded VAT law cost the Government an estimated (Peso)5 billion in foregone revenues in July 2005, and is estimated to reduce revenues by (Peso)5 billion per month for as long as the temporary restraining order is in effect. However, the Government currently believes that if the temporary restraining order is lifted by September 2005, the overall budget deficit for 2005 will still be lower than the Government’s original target of (Peso)180 billion, mainly because of a projected decrease of at least (Peso)25 billion in interest payments from 2004 to 2005. For the first six months of 2005, the budget deficit stood at (Peso)67.5 billion, lower than the Government’s six-month target of (Peso)98.5 billion, and interest payments were (Peso)143.1 billion for the first half of 2005, an increase of 18.2% over (Peso)121.0 billion for the first half of 2004 but lower than the (Peso)158.0 billion programmed for the first half of 2005. Although the Department of Finance has stated that its immediate priority is to lift the temporary restraining order, the Government will also continue to pursue additional measures to raise new revenues, strengthen the banking sector and encourage investment. These measures include a simplified net income tax system, reform of trade and duty exemptions, and expansion of excise taxes to cover “non-essential” products such as soft drinks.

On August 24, 2005, President Arroyo submitted the Administration’s proposed 2006 budget to Congress. The proposed 2006 budget, which is intended to support the Administration’s 10-point economic agenda outlined in the Medium-Term Philippine Development Plan, includes (Peso)1.05 trillion in appropriations, 14.7% more than the (Peso)918.6 billion in the current 2005 budget. Increases in spending for the proposed 2006 budget are focused on education, transportation, digital infrastructure and anti-poverty projects. See “The Government Budget—2006 Budget”.

The Government intends to restructure and reform the financial sector by:

•	strengthening the supervisory powers of the monetary authority;

•	institutionalizing corporate governance standards;

•	establishing credible credit information through domestic credit rating systems;

•	improving the regulation of credit cooperatives; and

•	professionalizing management of state pension funds.

Internal Conflict with Rebel Groups

Over the past three decades, rebel groups in the Republic have periodically fought with Government forces. Armed conflict has continued between the Government and various rebel groups, mainly communist rebels and Muslim separatists.

Abu Sayyaf and Moro Islamic Liberation Front.    In 2003, the Armed Forces of the Philippines (“AFP”) launched sustained military offensives against the Moro Islamic Liberation Front (“MILF”) and the Abu Sayyaf guerrilla group, which the Government held responsible for series of bombings and raids in the southern region of Mindanao and elsewhere. Leaders of the MILF, the largest Muslim separatist group in the Philippines, condemned the attacks and denied that they target civilians. The United States and the United Kingdom have issued advisories against travel to Mindanao, where rebel groups are most active.

The United States has sent troops and military advisers to help the AFP defeat the Abu Sayyaf. In July 2002, the United States and the Republic entered into a sustained military cooperation agreement that provides for annual training exercises involving both Philippine and US soldiers. According to the AFP, heavy fighting between the AFP and the Abu Sayyaf has continued, but fewer than 500 Abu Sayyaf guerrillas remain in Mindanao. In July 2005, US and Philippine military forces launched a joint operation in Mindanao to capture the leader of Abu Sayyaf.

In early 2003, clashes between the MILF and the AFP, concentrated near a MILF stronghold in southern Mindanao known as the Buliok complex, forced an estimated 40,000 to 80,000 civilians to evacuate their homes. Formal peace negotiations between the Government and the MILF were suspended between 2001 and December 2004. However, on July 17, 2003, the Government and the MILF declared an indefinite bilateral cease-fire. The cease-fire remains in effect. To facilitate the peace process, the Government also suspended arrest warrants on several MILF leaders suspected of involvement in recent terrorist attacks in Mindanao.

Peace negotiations between the Government and the MILF resumed in December 2004 in Malaysia. A Malaysian-led international monitoring team continues to monitor implementation of the joint cease-fire declaration. In April 2005, the Government and the MILF held three days of peace talks in Malaysia, focusing on security rehabilitation and development; the talks resulted in a joint statement that formal peace negotiations would proceed later in 2005.

Communists and Affiliated Groups.    In 2002, the United States and the European Union placed the Communist Party of the Philippines (the “CPP”) and the CPP’s armed affiliate, the New People’s Army (the “NPA”), on their lists of “foreign terrorist organizations.” As a result, the United States and European governments have frozen financial accounts linked to these groups and restricted travel of CPP and NPA members in the United States and the European Union. The Government and the National Democratic Front (“NDF”), a political organization closely aligned with the CPP and NPA, have held three rounds of formal peace talks in Oslo, Norway, since February 2004. However, sporadic fighting between the NPA and AFP has continued and a fourth round of peace talks originally planned for August 2004 has been postponed indefinitely by the NDF. The NDF has indicated it will not participate in further formal talks as long as it is designated a “terrorist organization” by the United States government. At the beginning of August 2005, in response to inconsistent statements by the NDF on its intentions to continue negotiations, the Government gave the NDF 30 days’ notice of its indefinite suspension of the Joint Agreement on Safety and Immunity Guarantee, which protects 97 members of the NDF from arrest.

International Relations

The Philippines places a high priority on expanding global trade through a multilateral framework of principles and rules that respect individual countries’ policy objectives and levels of economic development. The country’s participation in various international organizations, such as the World Trade Organization, the International Monetary Fund (“IMF”), the International Bank for Reconstruction and Development (also known as the World Bank) and the Asian Development Bank, allows it to encourage liberalized trade and investment and to discuss global issues that affect the Republic’s economy.

The following table shows the Republic’s capital participation in, and loans obtained from, major international financial organizations.

MEMBERSHIP IN INTERNATIONAL FINANCIAL ORGANIZATIONS

Name Of Organization	Date Of Admission	Subscribed	Capital Share	Capital Paid In	Loans Outstanding
	(in millions, except for percentages)
International Monetary Fund(1)	December 1945	SDR 879.9	—	SDR 879.9	SDR 394.3
International Bank for Reconstruction and Development(2)	December 1945	$825.6	0.4%	$48.9	$3,302.0
Asian Development Bank(3)	December 1966	$1,304.8	2.2%	$91.3	$8,619.0

(1)	As of April 30, 2005; Source: IMF.

(2)	As of June 30, 2004; Source: World Bank Annual Report.

(3)	As of December 31, 2004; Source: Asian Development Bank Annual Report.

The Philippines also promotes its economic interests through membership in the following regional organizations:

•	the Association of Southeast Asian Nations (“ASEAN”);

•	ASEAN Free Trade Area;

•	South East Asia, New Zealand and Australia Central Banks;

•	South East Asian Central Banks;

•	Asia-Pacific Economic Cooperation; and

•	Executives Meeting of East Asia and Pacific Central Banks.

Relationship with the IMF

The IMF currently maintains a close dialogue with the Government within the framework of a post-program monitoring arrangement (“PPM”). The PPM involves program assessments that are based on a regular review of economic developments and policies rather than the attainment of specific quantitative targets. This arrangement does not involve a financing component.

In June 2005, the IMF completed its most recent review of the Philippine economy as part of its post-program monitoring arrangement. The IMF noted that considerable progress has been made with economic reforms during the year, particularly the expanded VAT law. The IMF also noted increases in alcohol and cigarette taxes, and power tariff increases that are expected to substantially stem NPC’s losses. However, the IMF noted a number of risks, including the potential for further increases in oil prices and a softening of foreign demand for Philippine exports, as well as the continued potential for adverse developments in the international capital markets.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

	2001	2002		2003	2004		2005
GDP growth (%)	1.8 (1)	3.3	(1)	4.6	6.1		4.7	(2)
GNP growth (%)	2.3 (1)	4.3	(1)	5.2	6.2		4.7	(2)
Inflation rate (%)	6.8	3.0		3.5	6.0		7.6	(2)
Unemployment rate
Old definition(3)	11.2	11.4		11.4	11.8		—
New definition	—	—		—	—		8.3	(4)
91-day T-bill rate (%)	9.9	5.4		6.0	7.3		6.7	(5)
External position
Balance of payments ($ million)	(206)	663		115	(280)		783	(6)
Trade-in-goods balance/GNP (%)	(1.0)	0.5		(1.5)	(6.9)		—
Export growth (%)	(16.2)	10.0		2.8	9.6		3.3	(2)
Import growth (%)	(4.5)	6.2		6.3	10.6		(1.5	)(2)
External debt ($ billion)(8)(9)	51.9	53.6		57.4	54.8	(10)	55.4	(6)
International reserves
Gross ($ billion)	15.7	16.4		17.1	16.2		17.7	(11)
Net ($ billion)	11.4	13.0		14.1	14.6		16.7	(11)
Months of retained imports(12)	4.6	4.7		4.7	4.1		3.8	(12)
Domestic credit growth (%)	0.9	4.8		4.7	7.1		3.9	%(2)

(1)	GDP and GNP growth figures for 2001 and 2002 have recently been revised. See “GDP and Major Financial Indicators—Periodic Revisions to Philippine National Accounts” in the accompanying prospectus.

(2)	First six months of 2005.

(3)	Average of the January, April, July and October applicable statistics based on the January, April, July and October labor force surveys for the relevant year.

(4)	As of April 2005. In April 2005, a new definition of employment was adopted. The old definition of unemployment included all persons at least 15 years old without work who were seeking work, whereas the new definition is restricted to such persons who are also available for work. Under the previous definition, unemployment was 12.9% in April 2005.

(5)	First five months of 2005.

(6)	First three months of 2005.

(7)	Year-on-year as of February 2005.

(8)	Includes Bangko Sentral obligations, public sector debt whether or not guaranteed by the Government and private sector debt registered and approved by Bangko Sentral. Does not include intercompany accounts of Philippine branches of foreign banks, private sector debt not registered with Bangko Sentral or private sector obligations under capital lease arrangements. Figures reflect the change in treatment of offshore banking units from non-resident to resident entities, pursuant to the fifth edition of the IMF Balance of Payments Manual (“BPM5”).

(9)	As of December 31 of the relevant year, unless otherwise indicated.

(10)	Beginning in 2004, Bangko Sentral revised its accounting methodology to exclude resident-to-resident accounts.

(11)	As of July 31, 2005.

(12)	As of April 30, 2005.

(13)	Number of months of average imports of merchandise goods and payments of services and income that can be financed by gross reserves.

Philippine Economy

Overview

Like many developing countries after World War II, the Philippines protected local industry from foreign competition through measures such as import tariffs and quotas, hoping to replace imported finished goods with domestically produced goods over time. Successive governments also intervened in the country’s economic affairs by imposing quantitative trade barriers, price controls and subsidies. Initially, the economy grew rapidly, with real GNP growing at an average rate of 5.8% per annum from 1970 to 1980, largely due to increased exports and Government investments. Infrastructure spending increased, and state ownership of commercial enterprises became prevalent. By the early 1980s, however, the country faced increasing budget deficits, growing levels of foreign and domestic borrowing, rising inflation, climbing interest rates, a depreciating peso, declining investment capital, and slowing economic growth or, at times, a contraction in GDP. The country’s unstable political situation during that period, highlighted by the assassination of opposition leader Benigno Aquino in 1983, exacerbated its economic problems.

The general optimism brought about by the peaceful removal of the unpopular Marcos administration in 1986 helped economic recovery. Real GNP grew by 3.6% in 1986, increasing to 7.2% in 1988 before decelerating to 0.5% in 1991. The deceleration was caused principally by underlying macroeconomic imbalances, compounded by supply bottlenecks, natural disasters, political instability, the global recession and the Persian Gulf crisis.

The government of President Corazon Aquino, who came to power in 1986, embarked on a stabilization program aimed at preventing an upsurge in inflation, controlling the fiscal deficit and improving the external current account position. The economy responded favorably to these measures, posting increases in real GNP, investments, private consumption and imports in 1992. The Aquino administration also recognized that the country’s economic difficulties in large part resulted from its protectionist policies. The Aquino administration, therefore, initiated reforms to open the economy to market forces and reduce the size and role of the government in the Philippine economy. The government of President Fidel Ramos, who assumed office in 1992, accelerated the reform efforts initiated by the Aquino administration.

Following a review of a number of the policies and programs initiated by previous administrations, the Estrada administration continued many of the financial policies and market-oriented reforms of the Aquino and Ramos administrations.

After the onset of the Asian economic crisis in mid-1997, the Philippines experienced economic turmoil characterized by currency depreciation, a decline in the performance of the banking sector, interest rate volatility, a significant decline in share prices on the local stock market and a reduction of foreign currency reserves. These factors led to a slowdown in the Philippine economy in 1997 and 1998. In response, the government adopted a number of policies to address the effects of the Asian economic crisis by strengthening the country’s economic fundamentals.

Privatization

The Government has privatized a number of Government corporations. The country’s privatization program has broadened the ownership base of Government assets and developed the domestic capital markets.

Since January 1, 2001, the Privatization Council has been responsible for the privatization of the remaining Government corporations scheduled to be privatized. The Privatization Council, a policy-making body, is chaired by the Secretary of Finance and includes representatives from various Government agencies. Along with the Privatization Council, there are two disposition entities, the Land Bank of the Philippines, which is responsible for the disposition of the financial assets previously held by the Asset Privatization Trust, and the Privatization and Management Office, which is responsible for the disposition of physical assets. All disposition entities must submit their privatization plans to the Privatization Council for its review and approval.

The following table summarizes the Government’s principal privatizations to date:

	Year of Sale	Government Ownership After Sale		Gross Privatization Proceeds(1)
		(in billions)
International Corporate Bank	1987; 1993	0.0%		(Peso)	2.2
Union Bank of the Philippines	1988; 1991; 1992	13.0			1.3
Philippine National Bank	1989; 1992; 1995;
	1996; 2000	16.0	(2)		6.5
Philippine Plaza Holdings	1991	0.0			1.5
Manila Electric Company	1991; 1994; 1997	30.0	(3)		16.3
Philippine Airlines	1992	1.0	(2)		10.7
Petron Corporation	1993; 1994	40.0			25.0
National Steel Corporation	1994; 1997	12.5			17.1
Paper Industries Corporation of the Philippines	1994	8.0			2.4
Philippine Shipyard and Engineering Corporation	1994	9.0			2.1
Fort Bonifacio Development Corporation	1995	45.0			39.2
Metropolitan Waterworks and Sewerage System	1997	—	(4)		—	(4)
Philippine Associated Smelting and Refining Corp	1999	4.3			3.3
Philippine Phosphate Fertilizer Corporation	2000	0.0			3.1

Source: Privatization Council.

(1)	Net remittances to the Government upon the privatization of its assets are, in certain circumstances, less than the gross proceeds from the sale of such assets, based on agreements between the Government and the privatized entities.

(2)	Government’s ownership was diluted in 2001 by a pre-emptive rights offering.

(3)	Government ownership includes ownership by agencies and Government financial institutions.

(4)	The privatization of Metropolitan Waterworks and Sewerage System involved awarding two 25-year concessions to rehabilitate, expand and operate the system. Over the term of the concessions, the concessionaires are required to make improvements in water services, sewerage services, and interconnection facilities, and to pay concession fees to the Metropolitan Waterworks and Sewerage System. The estimated cost of the required improvements is $7.0 billion, which is expected to be incurred over the 25-year concession period.

As of June 2005, 60 Government corporations, 109 assets handled by the Privatization and Management Office and certain personal property assets held by the Presidential Commission on Good Government were scheduled for privatization. Other than the privatization of NPC pursuant to the restructuring of the electric power industry, the Government plans to focus on selling its remaining shares in Manila Electric Company (“Meralco”), privatizing the Philippine National Bank, PNOC Energy Development Corporation, the International Broadcasting Corp., and the Philippine National Construction Corporation, as well as disposing of major real estate properties owned by the Government. The Government has established public-private partnerships to provide social services, especially in the health, education, postal and pension sectors. The national Government and local government units have also encouraged “build-operate-transfer” arrangements and other initiatives to enable the private sector to meet more of the infrastructure needs, especially in the power, water, transportation and telecommunications sectors.

In 2004, Government receipts from privatizations amounted to (Peso)9.1 billion.

Restructuring of the Electric Power Industry and the Privatization of National Power Corporation.    The Electric Power Industry Reform Act of 2001 (the “EPIRA”), which became effective on June 26, 2001, provides a legal framework for the restructuring of the electric power industry and for the privatization of NPC. The privatization of NPC will occur following (i) the restructuring of the electric power industry’s various sectors, (ii) the creation of a new regulatory framework for the electric power industry, (iii) the establishment of certain transition mechanisms to minimize economic dislocation, and (iv) the establishment of various open market devices to promote free and fair competition.

The EPIRA mandates that the power industry be restructured to comprise four sectors—generation, transmission, distribution and supply. To allow the industry to adjust to a market-oriented setting, and to help mitigate adverse economic consequences of the restructuring, the EPIRA contains transition mechanisms dealing with, among other issues, supply contracts, independent power producer (“IPP”) contracts, and “stranded costs” that NPC will not be able to dispose of in the privatization.

To reorganize NPC’s assets and liabilities, two entities have been created pursuant to the EPIRA:

•	the Power Sector Assets and Liabilities Management Corporation (“PSALM”), which will take ownership of all of NPC’s existing generation assets, liabilities, real estate, and other disposable assets, as well as certain IPP contracts; and

•	the National Transmission Corporation (“Transco”), an entity wholly owned by PSALM, which will assume NPC’s electricity transmission assets.

NPC’s generation assets will be privatized by PSALM through an open and transparent public bidding process, which began in 2003 with respect to certain generation assets. As of August 18, 2005, PSALM has successfully bid out five hydroelectric power plants with total capacity of 8.5 MW and the 600-MW coal-fired Masinloc power plant. The Government is waiting to collect the initial payment from the privatization of the Masinloc power plant, pending approval from Masinloc’s creditors. However, the auction for the 600-MW coal-fired Calaca power plant scheduled for June 2005 was cancelled following the withdrawal of two of the three bidders. After the transfer of the generation assets of NPC to PSALM, PSALM will continue to operate the generation assets, either directly or through an operation and maintenance agreement with NPC, until the generation assets are sold. NPC is currently negotiating the operations and maintenance agreement with PSALM. PSALM will also privatize Transco through concession contracts, while NPC’s sub-transmission assets will be operated and maintained by Transco until their sale to qualified distribution utilities. Transco has signed 15 lease purchase contracts for sub-transmission assets, but delays in ERC approval of the contracts have prevented the Government from collecting the revenues and turning the assets over to the buyers.

Issues Relating to the Cost Adjustments and the Universal Charge.    The Purchased Power Cost Adjustment (“PPCA”), an automatic cost adjustment mechanism, historically allowed NPC to pass on increased costs associated with its US dollar obligations under its contracts with IPPs. President Arroyo, by presidential directive, ordered NPC to reduce the average PPCA charge from (Peso)1.25 per kWh to (Peso)0.40 per kWh, effective May 8, 2002. NPC filed for a reduction in the PPCA in compliance with the presidential directive, and the Energy Regulatory Commission (the “ERC”), through an order issued on September 6, 2002, approved the application.

Under the EPIRA, a “Universal Charge” will be imposed. The Universal Change, which will not be limited to NPC’s customers, is intended to pay for NPC’s remaining debt and contract obligations that will not be liquidated by proceeds from NPC’s privatization, some costs associated with long-term purchase contracts of distribution utilities, the cost of electrification projects in remote areas, an environmental charge for rehabilitation and maintenance of watershed areas, and a subsidy for indigenous and renewable sources of energy. To date, only the portions of the universal charge relating to electrification in remote areas and the environmental charge have been implemented. The filing for the portion of the universal charge relating to NPC’s debts and contract costs has been delayed until the implementation of the Wholesale Electricity Spot Market pursuant to the EPIRA.

While the Arroyo administration has announced that the Universal Charge needs to be implemented as a matter of policy, various members of Congress and of the public continue to oppose the imposition of any Universal Charge. If the Universal Charge is significantly lower than expected (in consideration of market prices, remaining IPP power purchase obligations, and privatization proceeds) or if it is eliminated, NPC’s financial condition will continue to deteriorate and NPC will need to obtain additional financing to continue operations.

Other Rate Adjustments Affecting NPC’s Revenues.    On September 3, 2004, the ERC allowed NPC a provisional increase in electricity rates by an average of (Peso)0.98 per kilowatt-hour. NPC and PSALM had filed an application with the ERC to increase electricity rates charged to its customers by an average of (Peso)1.87 per kilowatt-hour. The rate increase became effective on September 26, 2004. On April 12, 2005, the ERC approved a further increase in electricity rates by an average of (Peso)0.36 per kilowatt-hour. This rate increase reflected the combined effect of three concurrent rulings that increased the base electricity rate, the generation rate adjustment and the currency exchange rate adjustment. This rate increase became effective on April 26, 2005. These two most recent rate increases are together expected to reduce NPC’s losses by (Peso)8 billion in 2004 and (Peso)35 billion in 2005.

On April 13, 2005, the ERC ordered universal application of time-of-use (“TOU”) rate pricing for NPC customers. Time-of-use pricing reduces rates during off-peak hours and encourages businesses and households to shift energy consumption to periods when electricity generation costs are much lower. The rate adjustment is intended to bring NPC rates closer to the true cost of generating electricity.

Government Financing of NPC.     To cover its cash flow deficits for the years 2002, 2003 and 2004, NPC obtained a total of $5.1 billion ($1.9 billion in 2002, $1.5 billion in 2003 and $1.7 billion in 2004), including bond issuances, financing from multilateral organizations and export credit agreements, all of which were guaranteed by the Government. In addition, to finance its debt service requirements, during the years 2001 to 2004, the Government provided NPC a total of (Peso)136.8 billion ((Peso)38.0 billion in 2001, (Peso)21.8 billion in 2002, (Peso)4.5 billion in 2003 and (Peso)72.5 billion in 2004). Of this amount, (Peso)127.6 billion has been repaid by NPC from proceeds of borrowing, leaving (Peso)9.2 billion of Government cash advances unpaid as of December 31, 2004. NPC’s capital expenditures from 2002 to 2004 were financed through borrowings from multilateral organizations, export credit agreements and internal cash generation. There is no assurance that NPC will be able to raise the funds needed to meet all of its obligations in the future. To the extent that NPC cannot raise such funds, it will be necessary for the Government to provide NPC with the sufficient capital to meet its obligations. The Government will have to borrow such capital or use its international reserves for these purposes. Under the EPIRA, the Government was obligated to assume (Peso)200 billion of NPC’s debt. The Government completed the assumption of $3.4 billion and €500 million (amounting to approximately (Peso)200 billion) of NPC’s debt in March 2005.

GDP and Major Financial Indicators

Gross Domestic Product

Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country during a given period and is indicative of whether the country’s productive output rises or falls over time. By comparison, gross national product, or GNP, measures the market value of all final goods and services produced by a country’s citizens during a given period, whether or not the production occurred within the country.

Economists show GDP and GNP in both current and constant market prices. GDP and GNP at current market prices values a country’s output using the actual prices of each year, whereas GDP and GNP at constant market prices (also referred to as “real” GDP and GNP) values output using the prices from a base year, thereby eliminating the distorting effects of inflation. Growth figures for GDP and GNP in this prospectus are year-on-year comparisons of real GDP and real GNP, respectively.

Recent Results.    In the second quarter of 2005, the Republic’s GDP growth was 4.8%, compared to growth of 6.5% in the second quarter of 2004. The slowdown in growth from the second quarter of 2004 to the second quarter of 2005 was caused primarily by increases in energy and consumer prices, slower merchandise export growth and underperformance in the agricultural sector. The services sector (which accounted for 48.9% of total GDP) grew 6.1% in the second quarter of 2005, compared to 8.1% in the second quarter of 2004. The transportation, communication and storage, trade, real estate, private services and government services subsectors all experienced slower growth in the second quarter of 2005 than the second quarter of 2004, with only the financial services subsector growing faster. The industry sector (which accounted for 34.0% of GDP) grew 4.6% in the second quarter of 2005, compared to 5.3% in the second quarter of 2004. In the industry sector, mining and quarrying, petroleum and coal products, chemicals and chemical products and transport equipment experienced accelerated growth, while declines in production of non-electrical and electrical machinery, footwear and apparel and construction limited growth in the sector as a whole. The agriculture, fishery and forestry sector (which accounted for 17.2% of GDP) grew 1.8% in the second quarter of 2005, compared to 4.2% in the second quarter of 2004. The slowdown in growth was caused mainly by declines in the corn and sugarcane harvests and a lower than expected palay (rice) harvest. In the second quarter of 2005, GNP growth was 4.7%, compared to growth of 7.4% in the second quarter of 2004.

In the first quarter of 2005, GDP growth decelerated to 4.6%, compared to growth of 6.4% in the first quarter of 2004, and GNP growth decelerated to 4.7% in the first quarter of 2005 from 6.4% in the first quarter of 2004. Strong domestic demand mitigated the effects of rising oil prices and a slowdown in exports.

The services sector grew by 6.9% in the first quarter of 2005, compared to growth of 6.6% in the first quarter of 2004. The service sector made the largest contribution to GDP growth, accounting for 3.2% of overall GDP growth in the first quarter of 2005. Growth in the transport, communication, and storage subsector accelerated to 9.6% in the first quarter of 2005 from 9.2% in the same period in 2004 due to the continued growth in communication services, which account for about 54% of the subsector. The communications subsector maintained its strong growth through the sustained expansion and product diversification of major telecommunications companies, and the strong performance of call center operations, business process outsourcing, and other IT-related services. Trade services recorded a lower growth of 6.0% in the first quarter of 2005, compared to 7.1% in the same period in 2004, as retail trade slowed during the quarter, although wholesale trade showed improved growth boosted by stronger sales in petroleum products, pharmaceutical products and processed food. Financial services grew by 11.1% in the first quarter of 2005, compared to 7.0% in the first quarter of 2004, due to the performance of the bank, non-bank and insurance subsectors. Ownership of dwellings and real estate expanded by 6.8% in the first quarter of 2005 compared to 4.0% in the same period of 2004 due to increased sales from high and mid-income real estate projects as well as higher income from rental and leasing operations. Wholesale/retail trade services grew at 6.0% in the first quarter of 2005, compared to 7.1% in the same period of the previous year as consumer demand slowed. Private services growth decelerated to 4.6% in the first quarter of 2005, from 5.4% in the same period of 2004, due to the slowdown across this subsector and the decline in educational services. Government services grew by 4.3% in the first quarter of 2005, compared to 3.5% in the first quarter of 2004, due to productivity incentives given in February, the payment of retirement gratuities to policemen and soldiers, an increase in the number of pensioners, salary adjustments for some government workers, funding requirements for teaching positions created in late 2004, and increased disbursements to local government units.

The industry sector grew 4.2% in the first quarter of 2005, compared to 4.7% in the first quarter of 2004. Mining and quarrying contracted by 4.4% during the first quarter of 2005, after recording growth of 21.7% in the same period of 2004, due to a significant decline in production of gold. Manufacturing growth was 4.2% in the first quarter of 2005, up from 3.9% in the first quarter of 2004. Increased growth was attributed to the significant expansion in petroleum and coal products, miscellaneous manufactures, footwear and wearing apparel, electrical machinery, and beverages. Construction continued to expand by 7.9% in the first quarter of 2005. The construction subsector was up from 1.7% in the same period of the previous year. Electricity, gas and water grew by 5.6% in the first quarter of 2005, an increase from the 5.1% in the same period of the previous year. The improved growth was due to increases in electricity generation and sales to commercial and industrial customers and in billed volume of water, as well as reduction of water losses as a result of the comprehensive replacement of the pipeline system of the Manila Water Corporation.

Recent performance of the agriculture, fishery and forestry sector was less robust than the performance of the overall economy, declining by 0.1% in the first quarter of 2005, compared to an increase of 8.6% in the first quarter of 2004. Production of most major crops, except coconut and banana, declined during the first quarter of 2005 due to the combined effects of the major typhoons in the fourth quarter of 2004 and the drought experienced in the first quarter of 2005. Fishery grew by 5.9%, in the first quarter of 2005, the same rate as the first quarter of 2004. Aquaculture continued to lead the growth of fishery, due to the growing demand from foreign markets for seaweeds. Poultry, on the other hand, grew at a faster pace during the first quarter of 2005 as output of chicken from commercial farms and chicken eggs increased. Forestry production decreased by 40.5% compared to growth of 96.5% in the first quarter of 2004 due to the Government’s cancellation of all logging permits in Quezon province and the suspension of all logging permits for the rest of the country. As of June 20,

2005, these suspensions had been lifted in only two of 17 administrative regions. See “Principal Sectors of the Economy—Agriculture, Fishery, and Forestry.”

Net factor income from abroad, which is a component of GNP not included in GDP, grew by 6.7% in the first quarter of 2005, compared to 7.0% growth in the same period of the previous year, as both the total earnings and the number of overseas Filipino workers increased.

In 2004, GDP grew by 6.1%, compared to growth of 4.6% in 2003, and GNP grew by 6.2%, compared to growth of 5.6% in 2003 (at constant 1985 prices). This growth exceeds the Government’s target of 4.9% to 5.8%, and is the strongest since the economy registered its last peak growth of 5.8% in 1996.

The services sector grew 7.1% in 2004, compared to 5.8% in 2003. The transportation, communication and storage subsector grew 11.2% in 2004 compared to 8.6% in 2003 due to expansion of major telecommunications and call centers. The trade subsector grew 6.8% in 2004 compared to 5.7% in 2003 due to an increase in retail trade, the opening of new malls and wholesale clubs, and an increase in wholesale trade in agricultural products such as processed food, petroleum products and pharmaceutical products. The financial subsector grew by 8.4% in 2004 compared to growth of 7.1% in 2003, mainly because of higher income from purchase of government instruments and fee-based activities. The dwellings and real estate subsector grew by 5.3% in 2004 compared to 4.0% in 2003. Increased growth in this subsector was due mainly to improved sales of residential properties outside Metro Manila and leases to call center operations. The private services subsector grew 6.7% in 2004 compared to growth of 5.1% in 2003. Main contributors to growth were recreational, medical, hotel/restaurant and private business services. The Government services subsector expanded by 2.2% in 2004, a slight decrease from the 2.9% in 2003 as reductions in non-essential Government operating expenditures offset election-related expenditures.

The industry sector grew 5.2% in 2004, compared to 3.6% in 2003. The mining and quarrying subsector grew 2.6% in 2004, compared to 16.8% growth in 2003. The decline in the growth rate was attributed mainly to lower growth in gold and copper mining and a slower growth in production from the Malampaya Gas Project, although other minerals, like chromium, benefited from an increase in world demand. Growth in the manufacturing subsector was 5.1% in 2004 compared to 4.2% in 2003. The main contributors to growth in the manufacturing sector were food, electrical machinery, chemicals and beverages. Construction grew 7.4% in 2004 compared to a decline of 4.0% in 2003, reflecting increased growth in both private construction and public infrastructure spending. The electricity and water subsector grew 4.2% in 2004 compared to 3.2% in 2003 due to an increase in electricity generation and sales and continued rehabilitation and expansion in water supply service areas.

The agriculture, fishery and forestry sector grew 5.1% in 2004 compared to 3.5% in 2003. The main contributors to growth from agriculture were rice and corn production, due to increased use of high-yielding varieties, effective control of pests and diseases, and favorable weather conditions, except during the typhoons in the last two months of 2004 led to an expansion in growth from 3.2% in 2003 to 4.9% in 2004. The fishery subsector also contributed to growth due to improved aquaculture and higher demand for Philippine fish and seaweed. The forestry subsector (which accounts for less than 1% of the agriculture, fishery and forestry sector) grew 29.8% in 2004 compared to 23.2% in 2003 due to expansion of log production from plantations and natural forests.

Growth in net factor income from abroad decelerated to 14.4% in 2004 from growth of 17.0% in 2003. Compensation inflow grew at a slower rate of 2.8% in 2004, compared to 9.2% in 2003, as a result of the decline in the value of the peso relative to the US dollar and a decrease in the number of overseas Filipino workers. While property income was more robust at 35.9%, property expense also increased by 6.8%.

Economic Effects of Severe Acute Respiratory Syndrome.    In early 2003, the outbreak of Severe Acute Respiratory Syndrome (“SARS”) seriously disrupted several Asian economies and impeded global travel and trade. There were 14 cases of SARS reported in the Philippines, two of them fatal. The effect of SARS on the Republic’s economic growth was minimal in the first quarter of 2003; however, SARS adversely affected the Republic’s GDP and GNP growth in the second quarter of 2003 because of decreased tourism, transportation, and food manufactures caused by fears of the spread of the SARS virus.

The following tables present the GDP of the Philippines by major sector at both current and constant market prices.

GROSS DOMESTIC PRODUCT BY MAJOR SECTORS

(AT CURRENT MARKET PRICES)

	2000(1)		2001(1)		2002(1)		2003		2004		2005(2)		Percentage of GDP
													2000	2004
	(in billions, except as indicated)
Agriculture, fishery and forestry	(Peso)	528.9	(Peso)	549.1	(Peso)	518.2	(Peso)	548.8	(Peso)	647.1	(Peso)	175.2	15.8%	13.7%

Industry sector
Mining and quarrying		21.8		21.7		33.5		43.6		52.9		14.7	0.6	1.1
Manufacturing		745.9		831.6		915.2		1,004.0		1,115.0		279.4	22.2	23.5
Construction		217.3		179.5		188.8		187.8		213.9		51.8	6.5	4.5
Electricity, gas and water		97.5		116.3		124.1		137.2		155.8		47.4	2.9	3.3

Total		1,082.4		1,149.1		1,261.6		1,372.6		1,537.7		393.3	32.3	32.4

Service sector
Transportation, communications and storage		199.0		247.6		276.9		313.2		366.8		93.4	6.0	7.7
Trade		473.0		517.6		556.3		602.7		681.7		164.8	14.3	14.4
Finance		149.1		160.1		170.5		188.1		215.3		58.9	4.5	4.5
Ownership of dwellings and real estate		220.9		236.7		253.1		270.1		292.2		78.5	6.7	6.2
Private services		381.6		433.7		484.9		537.9		604.8		154.6	11.5	12.8
Government services		319.8		337.7		361.7		377.1		393.5		95.6	9.5	8.3

Total		1,743.4		1,933.2		2,103.3		2,289.1		2,554.3		645.8	52.6	53.9

Total GDP	(Peso)	3,354.7	(Peso)	3,631.5	(Peso)	3,883.2	(Peso)	4,210.5	(Peso)	4,739.1	(Peso)	1,214.3	100.0%	100.0%

Total GNP	(Peso)	3,566.1	(Peso)	3,876.5	(Peso)	4,138.2	(Peso)	4,508.9	(Peso)	5,080.4	(Peso)	1,301.6
Total GDP (in millions of US dollars)(3)		$75,909		$71,216		$75,251		$77,680		$84,567		$22,076
GDP per capita (in US dollars)(3)		$3,192.5		$3,743.1		$3,881.6		$4,141.4		$4,365.6		$4,348.6

Source: National Statistical Coordination Board.

(1)	The GDP figures for 2000, 2001 and 2002 have recently been revised. See “—Periodic Revisions to Philippine National Accounts”.

(2)	First three months.

(3)	Calculated using the average exchange rate for the period indicated. See “—Monetary System—Foreign Exchange System.”

GROSS DOMESTIC PRODUCT BY MAJOR SECTORS

(AT CONSTANT MARKET PRICES(1))

	2000(2)		2001(2)		2002(2)		2003		2004		2005(3)		Percentage of GDP
													2000	2004
	(in billions, except as indicated)
Agriculture, fishery and forestry	(Peso)	192.5	(Peso)	199.6	(Peso)	196.5	(Peso)	203.4	(Peso)	213.8	(Peso)	54.6	19.8%	18.8%

Industry sector
Mining and quarrying		10.8		10.1		15.3		17.9		18.3		5.0	1.1	1.6
Manufacturing		237.3		244.1		252.6		263.3		276.7		65.0	24.4	24.4
Construction		64.4		49.5		46.7		45.6		49.0		10.7	6.6	4.3
Electricity, gas and water		32.5		32.8		34.2		35.3		36.8		9.0	3.4	3.2

Total		345.0		336.5		349.5		362.0		380.8		89.8	35.5	33.6
Service sector
Transportation, communications and storage		68.2		74.2		80.8		87.7		97.6		24.3	7.0	8.6
Trade		152.9		161.5		170.8		180.5		192.7		44.4	15.7	17.0
Finance		46.7		47.3		48.9		52.4		56.8		14.9	4.8	5.0
Ownership of dwellings and real estate		48.4		48.1		49.0		51.0		53.7		14.0	5.0	4.7
Private services		70.9		74.0		78.0		82.0		87.5		21.9	7.3	7.7
Government services		48.5		48.9		49.6		51.0		52.1		13.5	5.0	4.6

Total		435.5		454.0		477.1		504.6		540.3		132.9	44.8	47.6

Total GDP	(Peso)	972.9	(Peso)	990.0	(Peso)	1,023.1	(Peso)	1,070.0	(Peso)	1,134.9	(Peso)	277.3	100.0%	100.0%

Total GNP	(Peso)	1,037.9	(Peso)	1,061.3	(Peso)	1,094.7	(Peso)	1,151.8	(Peso)	1,223.7	(Peso)	299.2
Yearly growth in GDP		4.4%		1.8%		4.3%		4.6%		6.1%		4.6%
Yearly growth in GNP		4.8%		2.3%		4.3%		5.2%		6.2%		4.7%

Source: National Statistical Coordination Board.

(1)	Based on constant 1985 prices. Totals may vary due to rounding.

(2)	The GDP figures for 2000, 2001 and 2002 were revised in 2003. See “—Periodic Revisions to Philippine National Accounts”.

(3)	First three months.

The following table shows the percentage distribution of the country’s GDP at constant 1985 prices.

DISTRIBUTION OF GROSS DOMESTIC PRODUCT BY EXPENDITURE

(AT CONSTANT MARKET PRICES(1))

	2000	2001	2002	2003	2004
Personal consumption	77.3%	78.7%	79.2%	79.8%	79.6%
Government consumption	8.2	7.6	7.1	7.0	6.6
Capital formation
Fixed capital	24.6	22.4	20.7	20.1	20.8
Changes in stocks	(0.1)	1.3	(0.1)	(0.3)	0.7

Total capital formation
Exports of goods and services	45.8	43.5	43.8	43.4	46.7
Imports of goods and services	50.4	51.3	52.4	54.6	54.6
Statistical discrepancy	(5.4)	(0.8)	1.6	4.4	1.0

Total	100%	100%	100%	100%	100%

Source: National Statistical Coordination Board.

(1)	Based on constant 1985 prices.

Periodic Revisions to Philippine National Accounts.    The National Statistical Coordination Board (“NSCB”) releases quarterly data on the Republic’s national accounts, which include GDP and GNP. Under NSCB policy, GDP and GNP data for a particular quarter are revised the following quarter, and thereafter in May of each year. Quarterly GDP and GNP estimates are considered “final” after three years. However, NSCB may still revise the “final” estimates whenever NSCB undertakes an overall revision of the national accounts.

Revisions in the Republic’s national accounts are normally due to the availability of new or more complete data, receipt of revised data from original sources, and inclusion or exclusion of emerging or closed industries. During the years 1997–2002, the averages of the revisions to the NSCB’s quarterly growth rates for GDP and GNP were negative 0.03% and negative 0.18%, respectively. The NSCB has traditionally followed the 1968 United Nations System of National Accounts (“UNSNA”). The current overall revision of the Republic’s national accounts incorporates to a large extent the recommendations of the most recent 1993 UNSNA.

In May 2003, the NSCB revised GDP and GNP figures for 2000, 2001, and 2002. The May 2003 revisions reflected the ongoing implementation of the 1993 UNSNA, as well as revisions in the following source data:

•	balance of payments and merchandise imports;

•	forestry production;

•	agricultural production;

•	mineral production;

•	construction; and

•	deployment of overseas Filipino workers.

The May 2003 revisions resulted in a slight decrease in the growth rates previously reported for the years 2001 and 2002. However, because the Republic’s national accounts for the year 1999 and earlier have not been recently revised, the growth rates for 2000 were not revised in May 2003. The growth rates for 2000 may not, therefore, be comparable in all respects to those for 2001 and 2002.

To ensure the accuracy of the GDP and GNP growth rates for 2000 and earlier, the NSCB plans to recalculate the national accounts for years prior to 2000 in a manner consistent with the May 2003 revisions to the national accounts of 2000, 2001, and 2002. The overall revision of the national accounts is scheduled to be finalized in December 2005, and is programmed for release in May 2006. Therefore, GDP and GNP estimates that are currently considered “final” may be subject to further material change.

Principal Sectors of the Economy

Agriculture, Fishery and Forestry

Agriculture.    The country’s principal agricultural products include cereals, such as rice and corn, both of which are cultivated primarily for domestic use, and other crops, such as coconuts, sugar cane and bananas, produced for both the domestic market and export. The Philippines’ diverse agricultural system contains many coconut plantations farmed by agricultural tenants and workers, sugar haciendas farmed either under labor administration or by tenants, and large “agro-business” plantations devoted mainly to non-traditional export crops such as bananas and pineapples. Rice, corn and coconuts each account for approximately one-quarter of the country’s cultivated area. The country occasionally needs to import rice and corn.

Fishery.    The Philippines’ fishing industry contributes significantly to the country’s foreign exchange earnings. Pollution of coastal waters as a result of population growth and mining activities, as well as wasteful fishing methods, have damaged the marine and inland resources in some areas in recent years, leading to decreases in production.

Forestry.    The country’s forests, one of the Philippines’ main natural resources, contain a large quantity of hardwood trees. Over the years population growth, shifting cultivation, illegal logging and inadequate reforestation depleted the forests, leading to a Government-imposed total ban on logging activity in virgin forests and the subsequent continuing decline of the forestry subsector. On December 8, 2004, the Government lifted restrictions suspending timber harvesting in two of the country’s 17 administrative regions, but the suspension continues in effect in all other regions.

Industry Sector

The industry sector comprises, in order of importance: manufacturing; construction; electricity, gas and water; and mining and quarrying. The sector contributed approximately 35.5% of GDP in 2000 and 33.6% in 2004, at constant market prices. The sector grew by 5.2% in 2004 compared to 3.6% in 2003, with manufacturing accelerating mostly due to an increase in food manufactures, recovery in construction growth, and improved growth in the electricity and water subsectors.

Manufacturing.    The country’s manufacturing subsector comprises three major industry groups:

•	consumer goods, including the food, footwear and garment industries;

•	intermediate goods, including the petroleum, chemical and chemical product industries; and

•	capital goods, including the electrical machinery and electronics industries.

The following table presents, at constant market prices, the gross value added, which equals the value of sales minus the cost of raw material and service inputs, for the manufacturing sector by industry or industry group.

GROSS VALUE ADDED IN MANUFACTURING BY INDUSTRY GROUP

(AT CONSTANT MARKET PRICES(1))

Industry/Industry Group	2000		2001		2002		2003		2004
	(in millions)
Food manufactures	(Peso)	84,590	(Peso)	88,227	(Peso)	94,623	(Peso)	101,972	(Peso)	110,915

Beverage industries		9,175		8,820		8,740		8,773		9,628

Tobacco manufactures		5,886		6,133		6,639		3,134		2,780

Textile manufactures		4,128		3,778		4,201		4,585		4,922

Footwear/wearing apparel		12,327		12,801		13,688		13,152		12,383

Wood and cork products		2,220		2,060		2,016		2,444		2,304

Furniture and fixtures		3,172		3,232		2,994		3,386		3,979

Paper and paper products		2,627		2,258		2,040		2,172		2,211

Publishing and printing		2,964		2,967		3,154		3,433		4,087

Leather and leather products		229		254		266		220		118

Rubber products		2,115		1,743		1,652		1,634		1,969

Chemical and chemical products		13,523		14,648		14,295		15,006		16,089

Petroleum and coal products		39,896		38,929		34,131		36,974		32,659

Non-metallic mineral products		5,625		5,215		5,721		5,732		6,265

Basic metal industries		3,600		3,851		3,803		7,421		7,699

Metal industries		4,645		5,257		6,268		5,727		6,074

Machinery (except electrical)		4,219		5,326		4,346		5,074		5,422

Electrical machinery		27,678		29,009		34,499		32,517		36,929

Transport equipment		2,125		2,325		2,421		2,278		2,525

Miscellaneous manufactures		6,527		7,249		7,056		7,641		7,791

Gross value added in manufacturing	(Peso)	237,271	(Peso)	244,082	(Peso)	252,553	(Peso)	263,255	(Peso)	276,747

Source: Economic and Social Statistics Office; National Statistical Coordination Board.

(1)	Based on constant 1985 prices.

The manufacturing subsector grew by only 2.9% in 2001, compared to 5.6% growth in 2000. This reduction was caused primarily by lower growth in the manufacture of apparel, furniture and electrical machinery and by contraction in the manufacture of beverages, paper products, rubber products, petroleum and coal products, and non-metallic mineral products. Gains in growth in the manufacture of food, tobacco, leather products, nonelectrical machinery, chemical products and basic metal products contributed positively to the manufacturing subsector, although they were unable to fully offset the declines in the subsector as a whole.

In 2002, the annual growth rate of the manufacturing subsector was 3.5%, up from 2.9% for 2001. The growth in manufacturing was due mainly to growth in the manufacture of electrical machinery, leather products and footwear and apparel. Food processing, leather products, footwear and apparel, metal industries and electrical machinery showed improved results while results remained negative in chemical products, paper products, rubber products, petroleum and coal products and non-electrical machinery products.

In 2003, the manufacturing subsector grew 4.2% from 2002 with output of (Peso)263.2 billion at constant prices. The growth in manufacturing was due to continued growth in food manufactures, as well as to the recovery of basic metal industries, petroleum and coal products, chemical products and non-electrical machinery, all four of which declined in 2002 and expanded in 2003. The annual growth rate increased to 14.3% for food manufactures (up from 7.2% in 2002), to 115% for basic metal industries (up from negative 1.2% in 2002), to 7.4% for petroleum and coal products (up from negative 12.3% in 2002), by 9.6% for chemical and chemical products (up from negative 2.4% in 2002), and to 20.6% for machinery other than electrical machinery (up from negative 18.4% in 2002).

In 2004, growth in the subsector continued to accelerate, reaching 5.1%. Manufacturing growth was mainly driven by an increase of food manufactures, which rose to 8.8% from 7.8% in 2003, and the recovery of four component sectors. These were: electrical machinery, which grew 13.6% in 2004 as opposed to a decrease of 5.7% in 2003; transport equipment, which grew 10.8% in 2004, up from a decline of 5.9% in 2003; rubber products, up by 20.5% in 2004 from a decline of 1.1% in 2003; and metal industries, which grew by 6.1% in 2004, as opposed to a decline of 8.6% in 2003.

Construction.    The construction subsector’s contribution to GDP, at constant market prices, decreased from 6.6% in 2000 to 4.3% in 2004. The construction subsector grew by 7.4% in 2004 after a contraction of 4.0% in 2003. The recovery of the construction sector continued through all quarters of 2004.

Electricity, Gas and Water.    The electricity, gas and water subsector grew by 4.2% in 2004, compared to 3.2% in 2003. The growth was attributable to increases in electricity generation and sales to major customers.

With limited natural resources available for energy development, the Philippines satisfies most of its energy needs with imports of coal and oil, which it then converts into electric power. In 1998, the Government enacted a new oil industry deregulation act, which allowed oil prices to fluctuate and eased the entry of new players into the industry. The 1998 oil industry deregulation act has increased investment activity and attracted new players into the downstream oil industry, with approximately (Peso)4 billion of new investments in LPG refilling, bulk storage and retail outlets since deregulation of the industry.

Mining and Quarrying.    The mining and quarrying subsector grew by 4.3% in 2004, down from 16.8% in 2003. Other non-metallic (mostly coal) was the biggest contributor to growth in this sector, partially as a result of world crude oil prices increasing by 50.1% in 2004 from 33.5% in 2003, followed by stone quarrying (by 10.2% from 2.9%). On the other hand, copper mining declined by 15.2% in 2004 from 9.0% growth in 2003; nickel mining declined only 8.7% in 2004 as opposed to 27.0% in 2003; gold mining declined 6.6% in 2004 from an increase of 8.0% in 2003; and crude oil declined by 16.9% in 2004, after growing by 26.5% in 2003.

Service Sector

The service sector comprises, in order of importance: trade; transport, communications and storage; private services; finance; housing and real estate; and government services. The services sector remains the largest contributor to GDP, having contributed 47.6% of GDP at constant market prices in 2004, up from 44.8% in 2000. In 2004, the service sector as a whole grew by 7.3%.

Trade.    The trade subsector, which consists of wholesale and retail activities, accounted for 17.0% of GDP at constant market prices in 2004. Total trade is comprised of approximately 75% retail trade and 25% wholesale trade. The trade subsector grew by 6.8% in 2004, up from 5.7% in 2003. Both retail and wholesale trade grew at higher rates in 2004. Growth in retail trade increased to 6.9% in 2004 from 5.9% in 2003. Sales from malls, warehouse clubs, supermarkets and pharmaceutical products provided growth for wholesale trade, from 4.9% for 2003, to 6.3% for 2004.

Finance.    The finance subsector’s contribution to GDP at constant market prices increased slightly from 4.8% in 2000 to 5.0% in 2004. The finance subsector grew by 8.4% in 2004 after growing by 7.1% in 2003. For a discussion of the country’s financial system, see “—The Philippine Financial System.”

Ownership of Dwellings and Real Estate.    The ownership of dwellings and real estate subsector grew by 5.3% in 2004 at constant market prices after growing by 4.0% in 2003. Higher growth was due primarily to increased revenues from leases and rentals and the availability of affordable resident projects and added flexibility in finance.

Private Services.    The private services subsector includes educational, medical and health, recreational, and hotel and restaurant services. The subsector contributed 7.7% to GDP in 2004. The private services subsector grew by 6.7% in 2004 at constant market prices, compared to growth of 5.1% in 2003. Personal services, comprising services provided by funeral parlors, washing and drying businesses and other related services, grew 5.4% in 2004, down from 5.5% in 2003. Educational services showed higher growth, up by 5.4% from 4.3%; recreational services surged to 8.2% from 5.1%; and hotels and restaurants grew to 7.2% from 2.3% as local tourism recovered from the SARS outbreak in the first semester of 2003. See “GDP and Major Financial Indicators—Economic Effects of Severe Acute Respiratory Syndrome.”

Transportation, Communications and Storage.    The geographically diverse nature of the Philippines makes it important to have well developed road, air and sea transportation systems. The Government has encouraged the private sector to provide basic transportation services and strengthen inter-regional and urban links. Important ongoing projects involving the private sector include the Metro Rail Transit Project, portions of which have been operating since October 29, 2004, the Metro Manila Skyway Project, the Manila-Cavite Expressway Project (expected to begin operation in 2005) and the South Luzon Expressway Extension (expected to begin operation in 2005).

The country’s road network is the most important transportation system, carrying about 65% of freight and 90% of passenger traffic. The road network covers more than 200,000 kilometers. Over 4 million vehicles use the road network, including 236,000 vehicles for public use, principally in Metro Manila. Traffic remains congested in the capital region, despite traffic management and various engineering measures. To ease traffic congestion the Government has built and continues to promote alternative road networks and mass rapid urban transit rail.

Usage of the country’s rail facilities has declined largely because of the outdated facilities of the Philippine National Railways. The Government has constructed a three-line light-rail transit system in Metro Manila, financed by a build, lease and transfer arrangement, and has started work on a fourth line of the light-rail transit system.

Four public international airports, in Manila, Cebu, Clark and Subic, and 81 other facilities throughout the country help meet the country’s air transport needs. The Government plans to upgrade several major airports to international standards and generally to modernize air navigation and communications operations in the country.

In December 2004, the Government took possession of the new Terminal 3 of Ninoy Aquino International Airport in Manila, intending to prepare the terminal for operations as soon as possible. In 2003, the Supreme Court had nullified the Government’s concession agreement with Piatco, the private consortium contracted to build the terminal, and the terminal has not yet opened to the public. Piatco is co-owned by Fraport AG, a German airport developer, and certain Filipino companies. The Government has offered a down payment of (Peso)3 billion (approximately $53 million) to Piatco and has stated that it intends to provide just compensation for the expropriation. However, Fraport has asked for a minimum of €350 million (approximately $465 million) in compensation.

On January 4, 2005, a Philippine regional trial court ordered that the Government pay a down payment of $62 million; however, on January 14, 2005 the Supreme Court issued a temporary restraining order against enforcement of the trial court’s judgment, and the dispute over the amount of just compensation remains pending before the Supreme Court. Two other disputes over the nullified concession agreement—one filed by Piatco against the Government before the International Center for Settlement of Investment Disputes in Washington, D.C., and the other filed by Fraport against the Government before the International Chamber of Commerce in Paris—also remain pending.

The Republic also requires an effective water transport system to ferry cargo and passengers among islands. Currently, the water transport system handles about 40% of total freight traffic and 10% of total passenger traffic in the Philippines. The regulatory policy during the past decade has been to open the industry to competition, ensuring lower cargo passage rates and improving the quality of service. The Government plans to construct or improve 96 national ports, approximately 300 municipal, feeder and fishing ports and river landings and special handling facilities for grains and bulk cargo in other selected ports.

Faced with historical shortages of telephone lines and long waits for basic telephone service, especially outside Metro Manila, the Government opened the telecommunications industry in 1993 to intensify competition and to increase substantially the number of telephone lines and interconnections. The Government has continued to implement programs designed to provide telephone lines, exchanges and transmission facilities to underserved regions of the country. As of December 31, 2001, more than 6.9 million lines had been installed, which translated to a telephone density of 8.9 main telephone lines per 100 inhabitants. Cellular mobile telephone density has grown rapidly in recent years, from 19.4 in 2002 to 27.8 in 2003.

The transport, communications and storage subsector’s contribution to GDP, at constant market prices, grew from 7.0% in 2000 to 8.6% in 2004. At constant market prices the subsector grew by 11.2% in 2004, compared to growth of 8.6% in 2003. The surge in this subsector was due to continued strong growth in communications services (up to 17.0% in 2004 from 13.5% in 2003), driven by mobile communications services. Land transport grew by 7.3% from 5.5%, especially in the second quarter due to election-related activities. Air transport services recovered from the SARS scare in 2003 with a significant growth of 16.9%, up from negative 5.7% in the previous year.

Government Services.    The Government services subsector grew by 1.6% in 2004, compared to 3.0% in 2003, at constant market prices, due to the hiring of additional teachers and policemen. Growth has been restrained as part of government efforts to control the fiscal deficit.

Prices, Employment and Wages

Inflation

The Philippines reports inflation as the annual percentage change in the consumer price index (“CPI”), which measures the average price of a standard “basket” of goods and services used by a typical consumer. The National Statistics Office conducts a nationwide Family Income and Expenditure Survey every three years. Although the Government has until recently reported inflation figures based on both the 1994 CPI basket and the 2000 CPI basket, the 2000 CPI basket has been the only official measure for inflation since January 2005.

The following table sets out the principal components of the 2000 CPI basket.

PRINCIPAL COMPONENTS OF THE 2000 CPI BASKET

Category	2000 CPI Basket
Food items (including beverages and tobacco), total	50.0
Rice	9.4
Non-food items, total	50.0
Housing and repairs	16.8
Services	15.9
Fuel, light and water	6.9
Clothing	3.0
Miscellaneous	7.3

The following table sets out the consumer price index (based on the 2000 CPI basket) and the manufacturing sector’s equivalent, the producer price index (based on the 1994 Producer Price Index benchmark), as well as the annual percentage changes in each index.

CHANGES IN CONSUMER AND PRODUCER PRICE INDEX

	2000	2001	2002	2003	2004	2005
Consumer Price Index	100.0	106.8	110.0	113.8	120.6	128.0	(1)
Increase over previous year	4.0%	6.8%	3.0%	3.5%	6.0%	8.2	%(1)
Producer Price Index for manufacturing	141.5	165.6	170.4	184.3	198.0	210.8	(2)
Increase/ (decrease) over previous year	12.4%	17.0%	2.9%	8.2%	7.4%	6.5	%(2)

Source: National Statistics Office.

(1)	Average for first seven months of 2005.

(2)	Average for first five months of 2005.

Inflation was 4.0% for 2000, compared with the 5.9% recorded in 1999. Moderate inflation was achieved notwithstanding an increase in economic activity, inflationary pressures arising from wage adjustments and increases in oil prices and transport fares.

Inflation was 6.8% in 2001, which was within the Government’s target of 6–7%. Favorable food and oil prices, stable exchange rates and moderate growth in demand all helped keep inflation from significantly increasing.

The national inflation rate averaged 3.0% in 2002. Inflation continued to be benign despite an increase in food prices due to weather-related reductions in supplies of rice, fruits and vegetables.

Inflation remained at 3.5% in 2003, below the Government’s full-year inflation target of 4.5–5.5%. The lower-than-targeted inflation rate in 2003 was due to a lack of significant demand-driven pressure as well as to unused productive capacity.

For 2004, inflation averaged 6.0%. The increases in inflation rates from 2003 to 2004 were traced largely to higher prices for food due to typhoons in 2004 and higher prices for energy-related products (such as fuel, light and transportation) caused by higher oil prices in the international market.

For January 2005 to June 2005, inflation measured using the 2000 CPI basket averaged 8.3%. Year-on-year inflation was 7.1% in July 2005 compared to 7.6% in June 2005. Except for housing and repairs and miscellaneous items, inflation rates for all the commodity groups declined from June 2005 to July 2005.

In May 2005, the Producer Price Index for the manufacturing sector increased 7.2% from a year earlier. Major sectors that showed significant increases in the Producer Price Index were petroleum products, tobacco, basic metals, chemical products, machinery excluding electrical, and publishing and printing. However, the Producer Price Index declined by 1.8% from April 2005 to May 2005. Nine major sectors reported drops in the Producer Price Index, led by fabricated metal products and electrical machinery.

Employment and Wages

The following table presents selected employment information for various sectors of the economy.

SELECTED EMPLOYMENT INFORMATION(1)

	2000	2001	2002	2003	2004	April 2005(2)
Labor force (in thousands)(3)(4)	30,911	32,809	33,936	34,571	35,644	35,126
Unemployment rate (old methodology)	11.2%	11.1%	11.4%	11.4%	11.8%	12.9%
Unemployment rate (new methodology)	—	—	—	—	—	8.3%
Employment share by sector:
Agriculture, fishery and forestry	32.9%	37.2%	37.0%	36.6%	30.0%	34.1%
Industry sector
Mining and quarrying	0.4	0.4	0.4	0.3	0.4	0.4
Manufacturing	10.0	10.0	9.5	9.6	9.7	9.9
Construction	5.4	5.4	5.3	5.5	5.4	5.5
Electricity, gas and water	0.4	0.4	0.4	0.4	0.4	0.4

Total industry sector	16.2%	16.2%	15.6%	15.9%	15.0%	16.3%
Service sector
Transportation, communication and storage	7.2	7.3	7.2	7.6	7.7	7.4
Trade	16.3	18.0	18.7	18.3	18.6	19.9
Finance and housing	2.6	2.8	2.8	3.1	3.2	3.5
Services	20.5	18.6	18.7	18.7	18.9	18.8

Total services sector	46.7%	46.6%	47.4%	47.6%	48.2%	49.6%

Total employed	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Bureau of Labor and Employment Statistics—Current Labor Statistics; National Statistics Office—Labor Force Survey.

(1)	Figures for 1999 to 2004 are the average of the applicable statistic for each quarter in the relevant period.

(2)	Preliminary.

(3)	Does not include overseas Filipino workers.

(4)	Figures generated using 1995 census-based population projections.

In April 2005, the Filipino labor force, not including overseas workers, totalled 35.1 million people. The Filipino labor force is relatively young. Filipino workers are employed primarily in service industries, such as nursing and education, and in manufacturing export industries, such as electronics and garments. Approximately 930,000 Filipino workers were deployed overseas in 2004, an increase of 7.6% from 2003. This increase reversed the 2.7% decline seen in 2003 as a result of the SARS outbreak, the war in Iraq and a reduction in wages for domestic helpers in Hong Kong.

Regional tripartite bodies consisting of representatives of Government, businesses and workers establish minimum wage requirements, which vary based on region and industry. Under the law, minimum wage requirements may only be increased once in any twelve month period. However, five out of the seventeen regions issued new minimum wage orders in 2005 before the twelve-month non-disturbance period had elapsed, citing unusually high prices of basic commodities, oil prices, and utilities fees. The minimum wages for workers in Metro Manila and the surrounding areas are the highest in the country. Across the administrative regions, daily minimum wages currently range from a low of (Peso)151 to a high of (Peso)325.

The unemployment rate stood at 11.2% in 2000 due to the effects of the El Niño weather phenomenon on agriculture and labor cutbacks in industry. Labor and employment conditions improved in 2001 as the economy grew stronger than expected during the year. The substantially reduced number of strikes, increased rates of deployment of workers overseas and improved legislated wage indicators reflect broadly improved labor, employment and wage conditions during the year.

In 2002, the average national unemployment rate rose slightly to 11.4% from 11.1% in 2001. On January 25, 2002, pursuant to policies adopted at the National Socio-Economic Summit of 2001, the Government implemented a job corps program promoting volunteerism, civic consciousness among the country’s youth, community development and employment projects.

In 2003, the average national unemployment rate remained at 11.4%, as relatively modest growth in the labor force was coupled with relatively modest growth in the number of jobs due to global economic uncertainty.

In 2004, the average unemployment rate rose to 11.8%. The number of employed workers rose by 976,000; however, new entrants in the labor force led to the increase in the number of unemployed. The unemployment rate was also affected by the impact of higher oil prices on the economy and weak demand for additional labor following an upward adjustment in minimum wages in August 2004.

Starting in 2005, a new methodology has been used to measure unemployment. The old definition of unemployment included all persons at least 15 years old without work who were seeking work, whereas the new definition is restricted to such persons who are also available for work (excluding, for example, students seeking work who would not be able to immediately take on new employment). The new definition of employment is intended to make the Republic’s reporting of labor statistics consistent with prevailing international standards. Using the new definition of unemployment, the unemployment rate rose to 8.3% in April 2005, up from 7.3% in January 2005 but down from 8.9% in April 2004. (Under the old methodology, these unemployment rates would have been 12.9%, 11.3%, and 13.7% for April 2005, January 2005 and April 2004 respectively.) During this period the labor force participation rate declined from 69.0% to 64.8% of the population 15 years old and over.

In Metro Manila, where 13.8% of the country’s labor force is located, unemployment ranged from 17.9% to 17.7% from 2000 to 2002. The unemployment rate for Metro Manila in April 2005 was 14.4%, the highest in the country.

Social Security System and Government Service Insurance System

The Philippines does not pay any unemployment compensation or make any general welfare payments other than through the Social Security System and the Government Service Insurance System. The Social Security System provides private sector employees, including self-employed persons and their families, with protection against disability, sickness, old age and death. Monthly contributions by covered employees and their employers, and investment income of the Social Security System, fund the system. The Social Security System invests its funds in Government securities and in domestic equity securities.

The Government Service Insurance System administers social security benefits for Government employees, including retirement benefits, life insurance, medical care and sickness and disability benefits. The system also administers the self-insurance program for Government properties, such as buildings and equipment. The Government Service Insurance System also oversees loan programs, including housing loans for Government employees. Monthly contributions by covered employees and their employers fund the system. Government agencies must include in their annual appropriations the amounts needed to cover their share of the contributions and any additional premium required based on the hazardous nature of the work. The Government Service Insurance System invests its funds in a manner similar to the Social Security System.

Savings

The following table sets out gross national savings, total investment and the savings-investment gap as a percentage of GDP.

NATIONAL SAVINGS AND INVESTMENTS

Item	2000	2001	2002	2003	2004
Gross national savings	22.7%	22.9%	24.9%	25.8%	27.0%
Gross domestic savings	16.3%	16.0%	17.8%	18.2%	19.5%
Foreign savings	8.3%	4.0%	6.6%	5.2%	7.5%
Investment	19.9%	17.8%	16.5%	15.5%	15.9%
Saving-investment gap	2.8%	5.2%	8.4%	10.3%	11.1%

Source: National Accounts, NSCB.

Balance of Payments

Overview

Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current account and the capital and financial accounts. The current account tracks a country’s trade in goods, services, income and current transfer transactions. The capital and financial account includes the capital account, which covers all transactions involving capital transfers and acquisition or disposition of non-produced, non-financial assets, and the financial account, which covers all transactions associated with changes of ownership in the foreign financial assets and liabilities of an economy. A balance of payments surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. A balance of payments deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency.

Recent Revisions

Balance of payments statistics for 2003 and 2004, which are compiled and reported by Bangko Sentral, were revised to incorporate the results of data improvement activities, revised classifications and treatment, and new methodologies to make the compilation practices consistent with internationally recommended concepts. The most significant revisions were to import statistics, treatment of remittances by overseas Filipino workers (“OFW remittances”), and trade credits.

Import data, as agreed by the Inter-agency Committee on Trade Statistics, was adjusted to correct the understatement of raw materials for electronics exports and resulted in a wider trade deficit that consequently reduced the current account balance. OFW remittance statistics were revised to categorize overseas Filipino workers into residents and non-residents in accordance with the one-year residency rule recommended in the IMF’s BPM5. Earnings of resident overseas Filipino workers are recorded as compensation of employees in the income account while remittances of non-resident overseas Filipino workers are recorded as workers’ remittances under current transfers. Trade credits are now based on surveys and external debt reports, rather than the previous method of deriving trade receivables and payables from data on goods shipments and payments.

With respect to imports and exports of goods, the balance of payments statistics released by Bangko Sentral are based on the trade-in-goods statistics compiled by the National Statistics Office (“NSO”). However, for

purposes of inclusion in the overall balance of payments, the trade-in-goods statistics reported by the NSO are adjusted by Bangko Sentral to exclude temporary exports and imports and returned goods. This adjustment is intended to bring the balance of payments results in line with the IMF’s BPM5.

In July 2005, the NSO revised its export figures for 2004 and its import figures for 2002, 2003, and 2004. Exports of goods in 2004 were revised from $39.6 billion to $39.7 billion due to previously underreported exports from Subic Bay. Imports of goods were revised from $35.4 billion to $39.2 billion for 2002; from $37.5 billion to $40.5 billion for 2003; and from $40.3 billion to $44.0 billion for 2004. The revisions in the import data were based on both new data from reporting companies and a new methodology that includes in the import statistics imported components used in electronic goods that were subsequently exported. Overall, the Republic’s trade-in-goods deficits as reported by the NSO were revised from $218 million to $4.0 billion for 2002; from $1.3 billion to $4.2 billion for 2003; and $713 million to $4.4 billion for 2004.

The July 2005 revisions to NSO’s trade figures are reflected (except where specified) in the discussion in the section “—Current Account—Goods Trade”. However, although the balance of payments statistics released by Bangko Sentral with respect to 2003, 2004 and 2005 take into account the revised methodology for import statistics, Bangko Sentral has not yet revised its previously reported balance of payments statistics to reflect the NSO’s most recent revisions. Thus, except with respect to trade in goods, the following discussion on overall balance of payments does not fully take into account the revisions of trade-in-goods data. Bangko Sentral has announced that it will release revised balance of payments statistics to reflect the NSO’s revisions by the end of September 2005. The BSP has indicated that it expects the pending revisions to result in a significant decrease in the current account for 2002, and a smaller increase in the current account for 2003 and 2004.

Overall Balance of Payments Performance

The following table sets out the consolidated financial position for the Republic for the years 2000–2004. Please note that, as indicated above, this table does not fully take into account the recent revisions of trade-in-goods data reported by the NSO.

BALANCE OF PAYMENTS(1)

	Years Ended December 31,					As of March 31,
	2000	2001	2002	2003	2004(2)	2005(2)
	(in millions)
Overall BOP position:(3)	$(513)	$(206)	$663	$115	$(280)	$783

Current account:(1)	$6,258	$1,323	$4,383	1,396	2,080	546

Goods and services:	1,384	(2,793)	(610)	(7,180)	(7,663)	(1,896)
Exports(4)	41,267	34,391	37,432	38,641	42,829	10,423
Imports(4)	39,883	37,184	38,042	45,821	50,492	12,319
Goods	3,814	(743)	407	(5,455)	(6,381)	(1,735)
Credit: Exports(4)	37,295	31,243	34,377	35,342	38,728	9,320
Debit: Imports(4)	33,481	31,986	33,970	40,797	45,109	11,055
Services	(2,430)	(2,050)	(1,017)	(1,725)	(1,282)	(161)
Credit: Exports	3,972	3,148	3,055	3,299	4,101	1,103
Debit: Imports	6,402	5,198	4,072	5,024	5,383	1,264
Income:	4,437	3,669	4,490	(226)	147	(106)
Credit: Receipts	7,804	7,152	7,946	3,340	3,549	962
Debit: Disbursements	3,367	3,483	3,456	3,566	3,402	1,068
Current transfers:	437	447	503	8,802	9,596	2,548
Credit: Receipts	552	517	594	9,009	9,858	2,655
Debit: Disbursements	115	70	91	207	262	107
Capital and financial account:	(4,119)	(1,261)	(1,644)	(1,501)	(1,692)	636

Capital account:	38	(12)	(19)	23	(23)	(5)
Credit: Receipts	74	12	2	41	5	3
Debit: Disbursements	36	24	21	18	28	8
Financial account:	(4,157)	(1,249)	(1,625)	(1,524)	(1,669)	641
Direct investment	1,453	1,149	1,733	150	57	262
Debit: Assets, residents’ investments abroad	(108)	(160)	59	197	412	26
Credit: Liabilities, non-residents’ investments in the Philippines	1,345	982	1,792	347	469	288
Portfolio investment:	207	540	1,122	(1,305)	(1,434)	648
Debit: Assets, residents’ investments abroad	812	457	449	1,458	(1,951)	2,183
Credit: Liabilities, non-residents’ investments in the Philippines	1,019	997	1,571	153	517	2,831
Financial derivatives:(5)	—	—	—	(64)	(27)	(46)
Debit: Assets, residents’ investments abroad	—	—	—	(54)	(58)	(14)
Credit: Liabilities, non-residents’ investments in the Philippines	—	—	—	(118)	(85)	(60)
Other investment:	(5,817)	(2,938)	(4,480)	(305)	(265)	(223)
Debit	15,313	14,034	13,165	(737)	1,581	707
Credit	9,496	11,096	8,685	(1,042)	1,316	484
Net unclassified items:	(2,652)	(268)	(2,076)	220	(668)	(399)

Source: Bangko Sentral.

(1)	Please see “Balance of Payments—Recent Revisions” for a discussion of recent and pending revisions to previously reported data.

(2)	Preliminary.

(3)	The overall BOP position results from the change in net international reserves excluding the effects of revaluation of reserve assets and selected reserve liabilities, gold monetization and Special Drawing Rights allocation.

(4)	Data on exports and imports from the National Statistics Office were adjusted to exclude temporary exports and imports and returned goods.

(5)	Financial derivatives was added as a new account in 2003.

In 2000, the balance of payments recorded a deficit of $513 million, following the weaker capital and financial account even as the current account continued to perform favorably. The current account posted a surplus of $6.3 billion for 2000, or 13.3% lower than the level registered in 1999. The net outflow in the capital and financial account was $4.1 billion following the weakening in the financial account. Inflows of both direct and portfolio investments offset some of the outflows in the other investments account. However, portfolio investments were down considerably in 2000 to a net inflow of $207 million from a net inflow of $6.9 billion in 1999.

In 2001, the balance of payments showed a deficit of $206 million, compared to a deficit of $513 million in 2000. This positive development was caused by lower net outflows of $1.3 billion in the capital and financial account in 2001, as compared to $4.1 billion in 2000, which overshadowed a substantial decline in the current account surplus of $1.3 billion in 2001, as compared to $6.2 billion in 2000. Exports of goods contracted by 16.2% and inflows in the services trade account decreased by 20.7% due to lower travel receipts arising from security concerns that followed the terrorist attacks in the United States. Imports of goods declined by 4.5%, and outflows in the services trade account declined by 18.8%. Foreign direct investments posted a net inflow of $1.1 billion, compared to a $1.5 billion net inflow in 2000. The net inflow in portfolio investments increased to $540 million in 2001 from $207 million in 2000.

In 2002, the balance of payments registered a surplus of $663 million, compared to a deficit of $206 million in 2001. This improvement can mainly be attributed to the stronger performance of the current account, which offset the weaker performance of the capital and financial account. The current account surplus more than tripled to $4.4 billion for 2002 from $1.3 billion in 2001. This positive development was mainly caused by higher net inflows in the income account, the reversal of the trade-in-goods balance from a deficit to a surplus and lower net outflows in services. The trade-in-goods balance for 2002 posted a surplus of $407 million, as compared to a deficit of $743 million for 2001 as growth of exports outpaced growth of imports. The strong export performance was supported by increasing intra-regional trade in Asia, offsetting the reduction in demand from the US and Japan, the Republic’s traditional trading partners, and by a new export plan focusing on aggressive marketing and developing small and medium enterprises. The trade-in-services account for 2002 recorded a net outflow of $1.0 billion, 50.4% lower than to the level in 2001, mainly because of the lower net payments for transportation services, construction services and miscellaneous business, professional and technical services. Net inflows in the income account for 2002 grew by 22.4% to $4.5 billion. The higher surplus was due mainly to an increase in the number of deployed overseas Filipino workers sending remittances from abroad. The current transfers account for 2002 amounted to $503 million, 12.5% higher than the level registered in 2001. The improvement was due mainly to higher transfers of remittances from overseas Filipino workers. However, the capital and financial account for 2002 posted a net outflow of $1.6 billion, compared to the net outflow of $1.3 billion in 2001. The weaker performance of this account was attributed to the increase in the net outflow in other investments, which rose to $4.5 billion in 2002 from $2.9 billion in 2001. These changes offset the net inflow of portfolio investments of $540 million, mainly because of the substantially higher non-residents’ investments in resident-issued foreign-denominated debt securities and the higher net inflow of direct investments.

In 2003, the balance of payments recorded a surplus of $115 million, compared to the $663 million surplus in 2002. The current account recorded a surplus of $1,396 million, lower than the $4,383 million recorded in 2002. The continued surplus reflected robust net inflows throughout the year, particularly from remittance by overseas Filipino workers, which offset a decline in the trade balance. The income account recorded a deficit of $226 million in 2003, compared to a surplus of $4,490 million in 2002. The trade-in-goods balance recorded a deficit of $5,455 million after recording a surplus of $407 million in 2002, mainly because of weak exports in the early part of 2003. The trade-in-services account recorded a deficit in 2003 of $1,725 million, higher than the deficit of $1,017 million recorded in 2002. The capital and financial account posted a deficit of $1,501 million in 2003. Both direct and portfolio investment accounts were weak in 2003 relative to 2002, weighed down by global uncertainty during the first half of 2003, domestic political uncertainty and corporate restructuring. Net inflows for direct investments declined to $150 million in 2003 from $1,733 million in 2002 due to the deferral of several approved investments as well as a divestment by a significant foreign investor. The portfolio investment account recorded net outflows of $1,305 million in 2003, a reversal of the net inflow of $1,122 million in 2002. This development was due to the repayment of bonds and the purchase of local debt, which more than offset Government bond issuances. The other investment account recorded a net outflow of $305 million, lower than the net outflow of $4.5 billion in 2002.

For 2004, the Republic’s balance of payments recorded an overall deficit of $280 million (equal to 0.3% of GDP) compared to the $115 million (equal to 0.1% of GDP) surplus in 2003. A surplus of $2.1 billion (equal to 2.5% of GDP) was recorded in the current account for 2004, compared to a $1.4 billion surplus (equal to 1.8% of GDP) recorded for 2003. This was offset by a deficit of $1.7 billion in the capital and financial account and a deficit of $668 million in net unclassified items. “Net unclassified items” comprise errors and omissions due to timing differences between inflows and outflows, double-counting and insufficient reporting of data.

For the first quarter of 2005, the Republic’s balance of payments recorded an overall surplus of $783 million (equal to 3.5% of GDP), compared to a deficit of $378 million for the first quarter of 2004 (equal to 2.0% of GDP). The current account recorded a surplus of $546 million in the first quarter of 2005 (2.5% of GDP), compared to a surplus of $109 million (0.6% of GDP) in the first quarter of 2004. The gains in the current account were attributed mainly to the lower deficits in the trade-in-goods, services and income accounts, coupled with the higher remittances from OFWs. The capital and financial account posted a surplus of $636 million in the first quarter of 2005, compared to $518 million in the same quarter of 2004. This was a result of the improvement in all investment accounts (except for financial derivatives) as business and investment sentiments improved. Direct investment inflows were $262 million in the first quarter of 2005, compared to $180 million in the first quarter of 2004. The increase in direct investment was largely due to increased non-resident equity capital placements and the reduction in the net outflows of other capital, combined with the decline in equity capital placements abroad by residents. The portfolio investment account recorded a surplus of $648 million in the first quarter of 2005, compared to $9 million in the first quarter of 2004. This was due to the substantial increase in non-residents’ investments in both equity and debt securities.

For the first six months of 2005, the Republic’s balance of payments recorded an overall surplus of $1,981 million, compared to a surplus of $70 million for the first six months of 2004.

Current Account

The current account recorded a surplus of $2.1 billion for 2004, 49.0% higher than the $1.4 billion surplus for 2003. The expansion in the surplus was attributed to higher net receipts from current transfers and income accounts combined with the lower deficit in the services account negating the higher deficit in trade-in-goods.

Goods Trade.    Trading in goods significantly affects the Philippine economy. From 2000 to 2004, exports (as reported by the National Statistics Office) were equal to an average of 44.6% of the country’s GDP and imports were equal to an average of 52.7% of GDP.

A significant proportion of exports, estimated at approximately 40% in 2002, depends on imported raw materials or other inputs, rendering the country’s exports vulnerable to any import decline resulting from a peso depreciation. See “—Foreign Exchange System”.

The deficit in the trade-in-goods account, as reported by Bangko Sentral, increased to $6.4 billion for 2004 from $5.5 billion for 2003, with exports expanding faster than imports. The rise in exports of goods was attributed mainly to the continued recovery in shipments of electronics, which account for 70.2% of the country’s exports as reported by the National Statistics Office, and sustained sales of machinery and transport equipment. Other commodities contributing to the growth in exports were, garments, non-metallic mineral manufactures, fruits and vegetables, sugar products and other food products.

For the first four months of 2005, the National Statistics Office reported a trade-in-goods deficit of $328 million, compared to a deficit of $1.0 billion for the first four months of 2004. For the first four months of 2005, total imports were $13.1 billion (compared to $13.2 billion for the first four months of 2004), and total exports were $12.7 billion (compared to $1.0 billion for the first four months of 2004). The lower deficit was attributed mainly to higher exports than imports. These trade-in-goods figures for the first four months of 2005 do not take into account the changes in methodology that resulted in the recent revisions to the 2002, 2003 and 2004 trade-in-goods data reported by the NSO.

For the first six months of 2005, the NSO reported a preliminary trade-in-goods deficit of $2.1 billion, compared to a deficit of $3.1 billion for the first six months of 2004. For the first six months of 2005, total imports were $21.5 billion (compared to $21.8 billion for the first six months of 2004), and total exports were $19.4 billion (compared to $18.8 billion for the first six months of 2004). The lower deficit was attributed mainly to greater exports of petroleum products, metal components, and bananas and lower imports of electronic products.

Exports of Goods.    The following tables set out the Republic’s exports of goods by major commodity group and destination, as reported by the National Statistics Office.

EXPORTS OF GOODS BY COMMODITY GROUP(1)

								First Four Months 2005	Percentage of Total Exports
	2000	2001	2002	2003		2004(2)			2000	2004
	(in millions, except percentages)
Manufactures
Electronics, electrical equipment and telecom	$22,179	$16,699	$18,583	$—		$—		$—	58.2%	—%
Electronic products(2)(3)	—	—	—	$24,168		$26,722		8,385	—	67.3
Electronic equipment & parts	—	—	—	821		1,145		402	—%	2.9%
Garments	2,563	2,403	2,391	2,265		2,171		659	6.7	5.5
Textile yarns/fabrics	249	226	247	250		238		81	0.7	0.6
Footwear	76	73	47	46		35		10	0.2	0.1
Travel goods and handbags	177	174	83	62		39		7	0.5	0.1
Wood manufactures	212	119	112	131		122		51	0.6	0.3
Furniture & fixtures	381	298	316	278		294		111	1.0	0.7
Chemicals	328	318	360	394		448		167	0.9	1.2
Non-metallic mineral manufactures	133	123	113	128		165		60	0.4	0.4
Machinery and transport equipment	5,909	6,136	7,067	1,298	(4)	1,604	(4)	588	15.5	4.0 (3)
Processed food and beverages	267	337	385	476		498		165	0.7	1.3
Iron and steel	25	14	17	18		58		29	0.1	0.1
Baby carriages, toys, games and sporting goods	165	145	140	127		128		36	0.4	0.3
Basketwork, wickerwork and other articles of plaiting materials	95	83	74	69		67		23	0.2	0.2
Miscellaneous	229	220	231	256		234		88	0.6	0.6
Others	999	974	1,014	1,234		1,557		557	2.6	4.0

Total manufactures	33,987	28,340	31,181	32,022		35,525		11,419	89.3	89.5
Agro-based products
Coconut products	577	532	484	640		716		253	1.5	1.8
Sugar and sugar products	57	32	47	70		79		45	0.1	0.2
Fruits and vegetables	528	552	544	601		601		203	1.4	1.5
Other agro-based products	486	427	453	470		476		143	1.3	1.2

Total agro-based products	1,648	1,544	1,527	1,781		1,872		643	4.3	4.7
Mineral products	650	537	519	614		796		280	1.7	2.0
Petroleum products	436	242	353	536		380		124	1.1	1.0
Forest products	44	23	23	22		34		12	0.1	0.1
Others	1,313	1,464	1,606	1,254		1,076		270	3.4	2.7

Total (per NSO)	$38,078	$32,150	$35,207	$36,231		$39,681		$12,748	100.0%	100.0%

Less adjustments (returned goods and temporary exports)	783	907	830	887		871

Total (BPM5)	$37,295	$31,243	$34,377	$35,342		$38,810

Source: National Statistics Office.

(1)	Totals may vary due to rounding.

(2)	Export figures for 2004 were revised in July 2005. See the general discussion under “Balance of Payments”.

(3)	Includes semiconductors, electronic data processing, office equipment, consumer electronics, telecommunication, radar, medical and industrial instrumentation and automotive electronics.

(4)	For 2003, 2004 and 2005, excludes input/output and peripheral units, office equipment and other automotive electronics. These subcategories were moved to electronic products.

EXPORTS OF GOODS BY DESTINATION

						First Four Months 2005	Percentage of Total Exports
Country	2000	2001	2002	2003	2004(1)		2000	2004
United States	$11,365	$8,979	$8,683	$7,263	$7,088	$2,388	29.8%	17.9%
Japan	5,606	5,054	5,292	5,766	7,981	1,728	14.7	20.1
ASEAN Countries(2)	5,890	4,910	5,413	6,423	6,140	1,992	15.5	15.5
United Kingdom	1,506	997	946	695	555	239	4.0	1.4
Hong Kong	1,907	1,580	2,359	3,094	3,146	933	5.0	7.9
Netherlands	2,982	2,976	3,055	2,922	3,583	1,068	7.8	9.0
Fed. Rep of Germany	1,329	1,323	1,366	1,219	1,436	464	3.5	3.6
China, Rep of (Taiwan)	2,861	2,127	2,485	2,492	2,228	727	7.5	5.6
Korea, South	1,173	1,044	1,339	1,314	1,113	416	3.1	2.8
China, People’s Republic of	663	793	1,356	2,145	2,653	508	1.7	6.7
Others	2,796	2,366	2,893	2,899	3,759	2,286	7.3	9.5

Total	$38,078	$32,150	$35,207	$36,231	$39,681	$12,749	100.0%	100.0%

Source: National Statistics Office (NSO)

(1)	Export figures for 2004 were revised in July 2005. See the general discussion under “Balance of Payments”.

(2)	Includes only Malaysia, Singapore, Indonesia and Thailand.

Exports of goods, as reported by the National Statistics Office, declined by 15.6% in 2001, but grew by 9.0% in 2000, 9.5% in 2002, 2.9% in 2003, and 9.5% in 2004. As a percentage of total exports, manufactured goods increased from 89.3% in 2000 to 89.5% in 2004. During the same period, exports of garments as a proportion of total exports decreased from 6.7% in 2000 to 5.5% in 2004 because of increased international competition and a general decline in global demand. Exports of agriculture products, including coconut products, sugar products, fruits and vegetables, increased as a proportion of total exports from 4.3% in 2000 to 4.7% in 2004. As a percentage of total exports, machinery and transport fell from 15.5% in 2000 to 4.0% in 2004.

In 2000, exports of goods totalled $38.1 billion, 9.0% more than the $35.0 billion in 1999. Among the merchandise exports, electronics maintained its position as the top earner and continued growing, but at a decelerated rate of 4.8% in 2000 compared to 23.5% in 1999. Garments, the third top earner, had a 13.1% increase in 2000 after a 3.8% contraction in 1999. Machinery and transport, the second top earner in 2000, experienced decelerated growth, from 49.3% in 1999 to only 19.4% in 2000.

In 2001, exports of goods declined by 15.6% to $32.1 billion. The decline reflected the slump in demand by the country’s leading trading partners, namely the US and Japan, as well as the downtrend in demand in the information technology sector. Exports of semiconductor components experienced declines in both volume and price. All major commodity groups posted declines except fruits and vegetables, which grew 4.5%, and machinery and transport equipment, which grew 3.8%. Electronics, machinery and transport equipment and garments remained the top three export commodities.

Exports of goods for 2002 were $35.2 billion, or 9.5% higher than exports of goods in 2001. Higher demand for Philippine goods from Japan, Taiwan, Hong Kong, South Korea, Malaysia and China made up for a decrease in exports to the US, which accounted for approximately 25% of the country’s export market in 2002. The following table sets out the destinations of the Republic’s exports.

Exports of goods, as reported by the National Statistics Office, were $36.2 billion for 2003, 2.9% more than the $35.2 billion in exports of goods for 2002, with most of the growth coming in the fourth quarter. The improvement for the year was attributed to increases in external demand for machinery and transport equipment. Increased exports of machinery and transport equipment resulted, in part, from increased demand in trading partner countries based on expectations of an improving global economy.

Exports of goods for 2004, as reported by the National Statistics Office, were $39.7 billion, an increase of 9.7% from $36.2 billion in 2003. Although semiconductor exports rose by 22.6%, and garments, machinery and transport equipment, and electronic equipment also increased, most other export subsectors showed modest or negative growth.

Exports of goods for the first four months of 2005, as reported by the National Statistics Office, were $12.7 billion, an increase of 4.8% from $12.2 billion in the first four months of 2004. Growth was concentrated in the electronics, garments, and machinery and transport equipment subsectors.

For the first six months of 2005, export earnings were $19.4 billion, compared to $18.8 billion for the first six months of 2004, representing a growth rate of 3.3% from the first six months of 2004 to the first six months of 2005. Receipts from merchandise exports from January to June 2005 gained by 3.3% to $19.4 billion from $18.8 billion for the same period in 2004. The increase in the June export figures was attributable mainly to greater exports of machinery and transport equipment, minerals, and agro-based products.

The United States accounted for, on average, 23.9% of total exports from 2000 to 2004. Japan accounted for, on average, 16.4% of Philippine exports from 2000 to 2004. Recognizing the danger of over-reliance on so few export markets, the country has attempted to increase its exports to other countries, particularly ASEAN countries. The Republic is a party to the ASEAN Free Trade Agreement, which provides for reduced tariffs among ASEAN nations as well as plans for intra-regional investments, industrial linkages and banking and financial integration.

The Republic’s overall average trade-weighted tariff rates declined from 5.0% in 2000 to 3.6% in 2004. By sector, average trade-weighted tariff rates declined from 15.7% in 2000 to 10.3% in 2004 for agricultural products, from 3.1% in 2000 to 2.9% in 2004 for mining products, and from 3.9% in 2000 to 3.0% in 2004 for manufactures. Tariff rates currently range from 0% to 65% for agricultural products, from 1% to 5% for mining products and from 0% to 30% for manufactures.

Imports of Goods.    The import data for 2002, 2003 and 2004 have been recently revised by the National Statistics Office. See “Balance of Payments—Recent Revisions”.

The following tables set out the sources of the Philippines’ imports of goods by commodity group and by country, reflecting import data revisions for 2002, 2003 and 2004.

IMPORTS OF GOODS BY COMMODITY GROUP

									First Four Months 2005	Percentage of Total Imports
	2000	2001	2002(1)		2003(1)		2004(1)			2000	2004
	(in millions, except percentages)
Raw materials and intermediate goods
Unprocessed raw materials(2)	$1,337	$1,368	$1,415		$1,362		$1,502		$509	3.9%	3.4%
Semi-processed raw materials(3)	13,825	13,585	13,376		22,734		22,717		6,567	40.1	55.4

Total raw materials and intermediate goods	$15,163	$14,953	$14,791		24,096		24,219		7,076	44.0%	58.7%
Capital goods	12,162	11,438	13,530		8,777		7,925		2,682	35.3	19.5
Consumer goods
Durable	1,070	947	981		1,155		1,188		413	3.1	2.9
Non-durable	1,452	1,536	1,599		1,570		1,734		735	4.2	3.9

Total consumer goods	$2,523	$2,483	$2,580		2,725		2,922		1,148	7.3%	6.8%
Mineral fuels and lubricants	3,877	3,372	3,273		3,765		4,308		1,875	11.2	10.5
Other	765	812	1,252		1,380		4,665		296	2.2	4.4

Total (per NSO)	$34,491	$33,057	$39,237	(1)	$40,471		$44,039	(1)	$13,077	100.0%	100.0%

Adjustments (returned goods and temporary imports)	(1,010)	(1,071)	913		388		48

Total (BPM5)	$33,481	$31,986	$38,324	(1)	$40,083	(1)	$43,991	(1)

Source: National Statistics Office.

(1)	Total import figures for 2002, 2003 and 2004 were revised in July 2005. See “Balance of Payments—Recent Revisions”. However, the breakdown of import figures by commodity have not yet been revised by the NSO; therefore, the total import figures may not match the sum of the import figures for each commodity.

(2)	Includes wheat, corn, unmilled cereals excluding rice and corn, inedible crude materials and unmanufactured tobacco.

(3)	Includes chemicals and chemical compounds, manufactured goods that are not capital or consumer goods, materials for the manufacture of electrical and electronic equipment and parts, and embroideries.

IMPORTS OF GOODS BY SOURCE

						First Four Months 2005	Percentage of Total Imports
Country	2000	2001	2002(1)	2003(1)	2004(1)		2000	2004
	(in millions, except percentages)
Japan	$6,511	$6,633	$7,233	$7,860	$7,674	$2,485	18.9%	17.4%
United States	6,411	6,411	7,286	8,989	8,270	3,114	18.6	18.8
ASEAN countries(2)	5,203	4,837	5,421	6,496	7,911	2,084	15.1	18.0
Hong Kong	1,243	1,335	1,583	1,622	1,739	535	3.6	3.9
Saudi Arabia	1,048	887	1,000	1,198	1,274	372	3.0	2.9
Taiwan	2,255	1,970	1,783	2,030	3,214	653	6.6	7.3
South Korea	2,754	2,082	2,754	2,676	2,740	882	8.0	6.2
Australia	817	645	575	492	679	153	2.4	1.3
Fed. Rep of Germany	771	792	708	1,036	1,196	310	2.2	2.7
China, People’s Republic of	786	975	1,252	1,815	2,659	504	2.3	6.0
Others	6,691	6,490	9,642	6,357	6,782	1,985	19.4	15.4

Total	$34,491	$33,057	$39,237	$40,471	$44,039	$13,077	100.0%	100.0%

Source: Foreign Trade Statistics, National Statistics Office, Economic Indices and Indicators Division, Industry and Trade Statistics Department, Republic of the Philippines.

(1)	Recently revised by the National Statistics Office. See “Balance of Payments—Recent Revisions.”

(2)	Includes only Indonesia, Malaysia, Singapore, Thailand.

For 2002, the value of imports of goods, as reported by the National Statistics Office, has been adjusted from $35.4 billion to $39.2 billion. For 2003, the value of total imports of goods has been adjusted from $37.5 billion to $40.5 billion. For 2004, the value of total imports of goods has been adjusted from $40.3 billion to $44.0 billion. The following discussion is based on the unadjusted data released by the National Statistics Office prior to July 2005.

In 2000, imports of goods increased by 12.2% to $34.5 billion, compared to a 4.1% increase in 1999. Most of the increase in reported imports from 1999 to 2000 can be attributed to the fact that the 2000 import figures were revised upwards by 9.9% in early 2003, whereas the 1999 figures have not been revised. However, the growth was also due to higher imports of capital goods, which rose by 2.8%, as well as the increase in imports of mineral fuel and lubricants which grew by 59.4% following a substantial increase in the average price of petroleum crude in 2000.

In 2001, imports of goods fell by 4.2% to $33.1 billion, a reversal of the 12.2% increase registered in 2000. This decline resulted primarily from the reduction in imports of raw materials and intermediate goods and capital goods used for exports and domestic production, as well as the reduced appetite for foreign-made goods as a result of the weak peso.

In 2002, imports of goods increased by 18.7% to reach $39.2 billion. Imports of all major categories of goods except for semi-processed raw minerals and mineral fuels and lubricants increased from 2001 to 2002. The increase resulted primarily from higher imports of capital goods, which accounted for 42.8% of total imports and which grew 21.5% from 2001, and higher imports of electronics and components which accounted for 24.4% of total imports and which grew 58.2% from 2001.

Imports of goods, as reported by the National Statistics Office, were $40.5 billion for 2003, a 3.1% increase from 2002. The increase in imports was due largely to the build-up of inventories of raw materials and oil products in anticipation of a possible supply disruption in the Middle East, as well as an increase in imports of electronic products.

Imports of goods, as reported by the National Statistics Office, expanded by 8.8% to $44.0 billion in 2004, up from $40.5 billion in 2003. Growth in imports of organic and inorganic chemicals, miscellaneous manufactured articles, and mineral fuels, lubricants and related materials was offset by declines in purchases of electronic products and industrial machinery and equipment.

Imports of goods for the first four months of 2005, as reported by the National Statistics Office, were $13.1 billion, a decrease of 1% over imports of 13.2 billion in the same period of 2004. Imports of consumer goods were $1.1 billion in the first four months of 2005, up by 24.4% from the same period of 2004.

According to preliminary data, imports of goods for the first six months of 2005 amounted to $21.5 billion, compared to $21.8 billion for the first six months of 2004. The decline was mainly attributable to fewer imports of capital goods and electronic products and was partially offset by greater imports of mineral fuels, lubricants and related materials.

Services Trade.    The following table sets out the Republic’s services trade by sector compiled in accordance with the BPM5 framework for the periods indicated.

SERVICES TRADE

	2000	2001	2002	2003(1)	2004(2)	First Three Months 2005
	(in millions)
Total services trade	$(2,430)	$(2,050)	$(1,017)	$(1,725)	$(1,282)	$(161)

Exports	3,972	3,148	3,055	3,299	4,101	1,103
Imports	6,402	5,198	4,072	5,024	5,383	1,264
Transportation	(2,097)	(1,758)	(1,370)	(1,381)	(1,323)	(343)

Exports	891	659	630	935	1,121	251
Imports	2,988	2,417	2,000	2,316	2,444	594
of which: Passenger	(73)	(237)	(302)	39	157	43
Exports	243	99	87	275	400	91
Imports	316	336	389	236	243	48
of which: Freight	(1,950)	(1,452)	(990)	(1,308)	(1,446)	(365)
Exports	481	380	444	529	584	143
Imports	2,431	1,832	1,434	1,837	2,030	508
of which: Other	(74)	(69)	(78)	(112)	(34)	(21)
Exports	167	180	99	131	137	17
Imports	241	249	177	243	171	38
Travel	1,129	494	869	339	697	196

Exports	2,134	1,723	1,740	1,545	2,012	530
Imports	1,005	1,229	871	1,206	1,315	334
Communication services	(79)	113	224	352	353	83

Exports	182	328	310	433	485	115
Imports	261	215	86	81	132	32
Construction services	(27)	(235)	(95)	(16)	24	15

Exports	97	64	28	48	73	19
Imports	124	299	123	64	49	4
Insurance services	(96)	(75)	(247)	(171)	(191)	(47)

Exports	66	48	35	12	12	3
Imports	162	123	282	203	203	50
Financial services	(389)	(42)	(13)	(16)	(29)	33

Exports	80	33	32	38	47	55
Imports	469	75	45	54	76	22
Computer and information services	(18)	(61)	(25)	(18)	(14)	6

Exports	76	22	21	28	33	18
Imports	94	83	46	46	47	12
Royalties and license fees	(190)	(158)	(229)	(274)	258	(54)

Exports	7	1	1	4	12	2
Imports	197	159	230	278	270	56
Other business services	(595)	(320)	(139)	(351)	(331)	(2)

Exports	359	219	224	247	297	109
Imports	954	539	363	598	528	111
Merchanting and other trade-related services	(200)	16	29	(2)	11	3
Exports	59	24	35	8	15	3
Imports	259	8	6	10	4	0

	2000	2001	2002	2003(1)	2004(2)	First Three Months 2005
	(in millions)
Operational leasing services	$(58)	$(61)	$(16)	$(55)	$(53)	(14)
Exports	23	10	7	11	4	0
Imports	81	71	23	66	57	14
Misc. business, professional and technical services	(337)	(275)	(152)	(294)	(189)	9
Exports	277	185	182	228	278	106
Imports	614	460	334	522	467	97
Personal, cultural and recreational	(87)	(42)	(10)	(6)	(8)	1
Exports	43	15	7	9	9	1
Imports	130	57	17	15	17	0
Audio-visual and related	(9)	(10)	(10)	(5)	(4)	1
Exports	15	6	6	9	9	1
Imports	24	16	16	14	13	0
Other personal, cultural and recreational services	(78)	(32)	0	(1)	(4)	0
Exports	28	9	1	0	0	0
Imports	106	41	1	1	4	0
Government services	19	34	18	(183)	(302)	(49)

Exports	37	36	27	0	0	0
Imports	18	2	9	183	302	49

Source: Bangko Sentral.

(1)	Revised.

(2)	Preliminary.

In 2000, the services trade account recorded a net outflow of $2.4 billion, 10.4% lower than the net outflow of $2.7 billion in 1999. This development was due to lower net outflows in communication, construction, miscellaneous business, professional and technical services, computer and information and other trade-related services.

In 2001, the services trade account recorded a net outflow of $2.1 billion, 15.6% lower than the $2.4 billion deficit recorded in 2000. The reduction in the deficit from 2001 was due mainly to the lower net outflows in freight following the decline in royalties and fees, financial services and other business services. The reversal in communication services account from a net outflow to a net inflow also contributed to the narrower deficit.

In 2002, the services trade account recorded a net outflow of $1.0 billion, 50.4% lower than the level in the comparable period in 2001. The narrowing of the deficit was triggered by lower net payments for transportation services, construction services and miscellaneous business, professional and technical services. Meanwhile, net receipts from travel services, which rose by 75.9% to $869 million, helped trim the net outflow in the services account. The lower travel payments reflected in part the weaker peso and the Government program to promote local tourism.

In 2003, the trade-in-services account recorded a net outflow of $1.7 billion, an increase of 69.6% over a net outflow of $1.0 billion in 2002. The higher outflow was due to a decrease in travel receipts, reflecting the slowdown in the global economy, tension in the Middle East, the outbreak of SARS in East Asia and domestic security concerns, as well as a rise in freight payments.

The trade-in-services account reported a deficit of $1.3 billion for 2004 compared to the $1.7 billion deficit in 2003. The decrease in the trade-in services deficit was largely attributed to higher net inflows from travel as the industry recovered from the downturn in 2003 caused by the SARS epidemic and uncertainties over the global security situation.

The trade-in-services account reported a deficit of $161 million during the first quarter of 2005. The decrease in the deficit was due to higher net inflows of passenger transport, finance, construction, computer and information and miscellaneous business, professional and technical services, coupled with the lower net outlays for government and other business services.

Income.    The following table sets out the Republic’s income compiled in accordance with the IMF’s BPM5 framework for the periods indicated. Entries with “zero” balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

INCOME

	2000	2001	2002	2003	2004(1)	First Three Months 2005
	(in millions)
Total income	$4,437	$3,669	$4,490	$(226)	$147	$(106)

Receipts	7,804	7,152	7,946	3,340	3,549	962
Disbursements	3,367	3,483	3,456	3,566	3,402	1,068
Compensation of employees	6,050	6,031	7,189	2,568	2,673	725

Investment income	(1,613)	(2,362)	(2,699)	(2,794)	(2,526)	(831)

Receipts	1,754	1,121	757	772	876	237
Disbursements	3,367	3,483	3,456	3,566	3,402	1,068
Direct investment income	(122)	(608)	(894)	(1,004)	(969)	(232)
Receipts	57	10	15	20	25	4
Disbursements	179	618	909	1,024	994	236
Income on equity	(66)	(527)	(872)	(943)	(917)	(208)
Receipts	57	10	15	20	17	4
Disbursements	123	537	887	963	934	212
Dividends and distributed branch profits	(240)	(654)	(653)	(772)	(915)	(190)
Receipts	57	10	15	20	17	4
Disbursements	297	664	668	792	932	194
Reinvested earnings and undistributed branch profits	174	127	(219)	(171)	(2)	(18)
Receipts	0	0	0	0	0	0
Disbursements	(174)	(127)	219	171	2	18
Income on debt (interest)	(56)	(81)	(22)	(61)	(52)	(24)
Receipts	0	0	0	0	8	0
Disbursements	56	81	22	61	60	24
Portfolio investment income	(571)	(545)	(744)	(768)	(668)	(361)
Receipts	645	634	425	532	603	152
Disbursements	1,216	1,179	1,169	1,300	1,271	513
Income on equity (dividends)	(8)	(23)	(16)	(50)	(70)	(36)
Receipts	8	6	0	0	0	0
Disbursements	16	29	16	50	70	36
Income on debt (interest)	(563)	(522)	(728)	(718)	(598)	(325)
Receipts	637	628	425	532	603	152
Disbursements	1,200	1,150	1,153	1,250	1,201	477

	2000	2001	2002	2003	2004(1)	First Three Months 2005
	(in millions)
Bonds and notes	$(555)	$(554)	$(739)	$(774)	$(708)	$(360)
Receipts	621	584	413	476	492	117
Disbursements	1,176	1,138	1,152	1,250	1,200	477
Monetary authorities	305	304	141	267	356	88
Receipts	443	417	297	417	360	88
Disbursements	138	113	156	150	4	0
General government	(586)	(642)	(701)	(688)	(759)	(394)
Receipts	0	0	0	0	0	0
Disbursements	586	642	701	688	759	394
Banks	0	0	0	0	0	0
Receipts	0	0	0	0	0	0
Disbursements	0	0	0	0	0	0
Other sectors	(274)	(216)	(179)	(353)	(305)	(54)
Receipts	178	167	116	59	132	29
Disbursements	452	383	295	412	437	83
Money market instruments	(8)	32	11	56	110	35
Receipts	16	44	12	56	111	35
Disbursements	24	12	1	0	1	0
Monetary authorities	(5)	0	0	0	0	0
Receipts	0	0	0	0	0	0
Disbursements	5	0	0	0	0	0
General government	0	0	0	0	0	0
Receipts	0	0	0	0	0	0
Disbursements	0	0	0	0	0	0
Banks	0	0	0	0	0	0
Receipts	0	0	0	0	0	0
Disbursements	0	0	0	0	0	0
Other sectors	(3)	32	11	56	110	35
Receipts	16	44	12	56	111	35
Disbursements	19	12	1	0	1	0
Other investment income	(920)	(1,209)	(1,061)	(1,022)	(889)	(238)
Receipts	1,052	477	317	220	248	81
Disbursements	1,972	1,686	1,378	1,242	1,137	319
Monetary authorities	227	(31)	(21)	(7)	56	1
Receipts	472	232	116	78	89	28
Disbursements	245	263	137	85	33	27
General government	(789)	(724)	(621)	(410)	(496)	(87)
Receipts	0	0	0	0	0	0
Disbursements	789	724	621	410	496	87
Banks	56	(102)	(122)	(101)	(97)	(15)
Receipts	503	206	144	106	101	38
Disbursements	447	308	266	207	198	53
Other sectors	(414)	(352)	(297)	(504)	(352)	(137)
Receipts	77	39	57	36	58	15
Disbursements	491	391	354	540	410	152

In 2002, the surplus in the income account increased by 22.4% from its $3.7 billion mark for 2001 to reach $4.5 billion. In 2002, the investment income account yielded a net outflow of $2.7 billion, which represented an increase of 14.3% from the net outflow recorded in 2001, as interest payments on portfolio and other investments fell with the continued drop in global interest rates.

The income account’s recorded surplus of $4.5 billion was propelled by the 2.8% rise in the number of OFWs, especially in the Middle East, Europe, and Asia. As the global economic slowdown affected some of the countries where Filipinos were working, the Government intensified its marketing efforts to increase hiring of Filipinos abroad. OFW remittances amounted to $6.9 billion in 2002, an increase of 14.2% from 2001.

In 2003, the income account posted a net outflow of $226 million, compared to a net inflow of 4.5 billion in 2002. The sharp decline in income between 2003 and 2002 was mostly the result of accounting changes with respect to the income of overseas Filipino workers. OFW remittances reached $7.6 billion in 2003, an increase of 6.3% from 2002. Overall, receipts in the income account were up 2.0% for the year, while payments were up 3.1%.

The income account recorded a surplus of $147 million for 2004, compared to a deficit of $226 million for 2003. Increases in deployment of both land-based and sea-based overseas Filipino workers, as well as higher average incomes for overseas Filipino workers, caused OFW remittances to increase by 4.1% to $2.7 billion in 2004 from $2.6 billion in 2003. Increases in OFW remittances more than offset the rise in interest payments on bonds and notes by the Government and private corporations. OFW remittances for 2004 totaled $8.6 billion, reflecting a 12.8% increase from $7.6 billion for 2003. The increased inflow in remittances was largely due to the higher deployment of Filipino workers in 2004.

The income account recorded a deficit of $106 million in the first quarter of 2005 compared to a deficit of $145 million in the same quarter in 2004. The narrowing of the deficit was due mainly to the 17.9% increase in compensation income of resident overseas Filipino workers to $725 million for the first quarter of 2005, which in turn was due to the 6.7% expansion in the deployment of sea-based workers from 2004.

For the first six months of 2005, OFW remittances amounted to $4.9 billion, 21.5% higher than the $4.0 billion for the first six months of 2004. The increase is attributable to higher deployment, deployment of higher-paid skilled and professional Filipino workers and greater access of overseas Filipino workers to remittance channels of the Philippines.

Employment of overseas Filipino workers is expected to remain close to the one-million level through 2010. Government programs to support these workers include continuing investment in information technology to allow electronic submission and processing of contracts and registrations. In addition, the Government has forged bilateral agreements with the governments of Laos, the Netherlands, Malaysia, Poland, and Ukraine and undertaken marketing and welfare missions to Korea, Taiwan, Kuwait, the United Arab Emirates and Lebanon.

Capital and Financial Account

The Capital and Financial Account is divided into four categories: direct investments, portfolio investments, financial derivatives, and other investments. The following table sets out the Republic’s direct investments for the periods indicated. Entries with “zero” balances indicate either that there were no relevant transactions during the period or that the Republic had not yet begun to track and record the relevant entry.

DIRECT INVESTMENTS

	2000	2001	2002	2003	2004(1)	As of March 31, 2005(1)
	(in millions)
Total direct investments	$1,453	$1,149	$1,733	$150	$57	$262

Assets: Residents’ investments abroad	(108)	(160)	59	197	412	26

Equity capital	(95)	(162)	51	197	412	26
Claims on affiliated enterprises	(95)	(162)	51	197	412	26
Liabilities to affiliated enterprises	0	0	0	0	0	0
Reinvested earnings	0	0	0	0	0	0
Other capital	(13)	2	8	0	0	0
Liabilities: Non-residents’ investments in the Philippines	1,345	989	1,792	347	469	288

Equity capital	1,024	680	1,475	267	745	284
Liabilities to direct investors	1,024	680	1,475	267	745	284
Reinvested earnings	(174)	(127)	219	171	2	13
Other capital	495	436	98	(91)	(278)	(9)
Claims on direct investors	0	0	0	166	(26)	3
Liabilities to direct investors	495	436	98	75	(304)	(6)

Source: Bangko Sentral.

(1)	Preliminary.

The following table sets out the Republic’s portfolio investments for the periods indicated. Entries with “zero” balances indicate either that there were no relevant transactions during the period or that the Republic had not yet begun to track and record the relevant entry.

PORTFOLIO INVESTMENTS

	2000	2001	2002	2003	2004(1)	As of March 31, 2005(1)
	(in millions)
Total portfolio investments	$207	$540	$1,122	$(1,305)	$(1,434)	$648

Assets: Residents’ investments abroad	812	457	449	1,458	1,951	2,183

Equity securities	42	4	26	45	115	1
Debt securities	770	453	456	1,413	1,836	2,182
Banks	363	341	341	564	1,057	1,956
Other sectors	407	112	115	849	779	279
Liabilities: Non-residents’ investments in the Philippines	1,019	997	1,571	153	517	2,831

Equity securities	(183)	383	404	460	418	1,024
Debt securities	1,202	614	1,167	(307)	99	1,807
Monetary authorities	88	11	55	(349)	(369)	23
General Government	2,223	950	999	989	1,347	1,592
Banks	326	(213)	(336)	(185)	(22)	258
Other sectors	(1,435)	(134)	449	(762)	(857)	(66)

Source: Bangko Sentral.

(1)	Preliminary.

The following table sets out the Republic’s financial derivative investments since 2003, when the Government first began including data on financial derivatives in the balance of payments. Entries with “zero” balances indicate either that there were no relevant transactions during the period or that the Republic had not yet begun to track and record the relevant entry.

FINANCIAL DERIVATIVES

	2003	2004	As of March 31, 2005(1)
	(in millions)
Total financial derivatives	$(64)	$(27)	$(46)

Assets	(54)	(58)	(14)

Monetary authorities	0	0	0
General Government	0	0	0
Banks	(54)	(58)	(14)
Other sectors	0	0	0
Liabilities	(118)	(85)	(60)

Monetary authorities	0	0	0
General Government	0	0	(60)
Banks	(118)	(85)	0
Other sectors	0	0	0

Source: Bangko Sentral.

(1)	Preliminary.

The following table sets out the Republic’s other investments compiled in accordance with the BPM5 framework for the periods indicated. Entries with “zero” balances indicate either that there were no relevant transactions during the period or that the Republic had not yet begun to track and record the relevant entry.

OTHER INVESTMENTS

	2000	2001	2002	2003	2004	As of March 31, 2005(1)
	(in millions)
Total other investments	$(5,817)	$(2,938)	$(4,480)	$(305)	$(265)	$(223)

Assets: Residents’ investments abroad	15,313	14,034	13,165	(737)	1,581	707

Trade credits(2)	17,401	13,774	12,820	9	2	2
Loans(3)	(1,307)	828	359	(87)	(360)	527
Currency and deposits	(759)	(349)	216	(1,128)	1,976	172
Banks	(936)	(1,098)	(490)	(751)	708	(89)
Other sectors	177	749	706	(377)	1,268	261
Other assets(4)	(22)	(219)	(230)	469	(37)	6
Liabilities: Non-residents’ investments in the Philippines	9,496	11,096	8,685	(1,042)	1,316	484

Trade credits(2)	10,260	10,981	9,953	125	469	112
Loans	354	178	(225)	(742)	(588)	29
Monetary authorities	51	117	(40)	195	(3)	0
Drawings(5)	105	177	118	330	229	0
Repayments(5)	54	60	158	135	232	0

	2000	2001	2002	2003	2004	As of March 31, 2005(1)
	(in millions)
General Government	(125)	16	(131)	(19)	(487)	(71)
Drawings(5)	933	931	870	1,239	804	302
Repayments(5)	1,058	915	1,001	1,258	1,291	373
Banks(6)	(250)	(647)	920	68	277	265
Other sectors	678	692	(974)	(986)	(375)	(165)
Long-term	952	916	(780)	(1,081)	(272)	(222)
Drawings	2,428	3,142	1,030	709	1,542	325
Repayments	1,476	2,226	1,810	1,790	1,814	547
Short-term	(274)	(224)	(194)	95	(103)	57
Currency and deposits(7)	(1,286)	900	(1,112)	(335)	1,367	380
Other liabilities(8)	168	(963)	69	(90)	68	(37)

Source: Bangko Sentral.

(1)	Preliminary

(2)	All trade credits are short-term credits in non-governmental sectors.

(3)	All loans are bank loans.

(4)	All other assets are bank assets.

(5)	Long-term loans.

(6)	Short-term loans.

(7)	All bank currency and deposits.

(8)	All short-term bank liabilities.

Domestic macroeconomic policies and structural reforms have significantly affected the flow of foreign investment into the Philippines. The Foreign Investment Act of 1991, as amended, introduced a more favorable investment environment to the Philippines. The act permits foreigners to own 100% of Philippine enterprises, except in certain specified areas included in a “negative list” with respect to which the Constitution or applicable statute limits foreign ownership, generally to a maximum of 40% of the enterprise’s equity capital. The Constitution also prohibits foreign ownership in certain sectors, such as the media.

In 2000, under the BPM5 framework the net outflow in the capital and financial account reached $4.1 billion, an increase of 76.6% from the net outflow of $2.3 billion recorded in 1999. However, sustained net inflows of both direct and portfolio investments mitigated the contraction in the capital and financial account.

In 2001, the capital and financial account registered a net outflow of $1.3 billion, an 68.3% improvement from the net outflow of $4.1 billion recorded in 2000. The direct investment account posted a sustained net inflow, while the portfolio investment account gained strength as it made a turnaround to a net inflow of $540 million in 2001. Meanwhile, the cumulative net outflow in the other investment account of $2.9 billion was 49.5% lower than the $5.8 billion in 2000.

In 2002, the net outflow in the capital and financial account reached $1.6 billion (including a net outflow of $19 million from the capital account). The increase in the net inflow in the portfolio investment account to $1.12 billion from a net inflow of $540 million in 2001 (due to success in the capital markets of the Government and GOCCs) dampened the negative impact of the higher net outflow of other investment and the lower net inflow of direct investments.

In 2003, the net outflow in the capital and financial account was $1.5 billion, compared to a net outflow of $1.6 billion net outflow in 2002. This increased net outflow was due to the increased net outflow of other investments and the reversal in net portfolio investments from a net inflow to net outflow, reflecting a weakened global economy and the higher net repayment of loans.

The direct investment account posted a net inflow of $150 million in 2003, a decline from the net inflow of $1.7 billion in 2002. This decline was the result of the decline in non-residents’ investment in equity capital and the decline in new capital in 2003, including a divestment by a significant foreign investor and the deferral of several approved investments.

Portfolio investments in 2003 recorded a net outflow of $1.3 billion, a reversal from the net inflow of $1.1 billion in 2002. Non-residents’ investments in debt securities contracted during this period, due to investors’ concerns over geopolitical uncertainties. The repayment of bonds and residents’ purchases of foreign-issued debt in the secondary market also contributed to the weaker portfolio investment account.

In 2003 the other investment account posted a $305 million net outflow, lower than the $4.5 billion outflow for 2002. The larger net outflow resulted from the higher net repayment of loans by banks, the national Government and private companies.

The deficit in the capital and financial account was $1.7 billion for 2004, compared to $1.5 billion for 2003. The overall increase in the deficit reflected higher net outflows in portfolio investments and lower net inflows in direct investments, offsetting a decline in net outflows in other investment accounts.

The direct investment account recorded a net inflow of $57 million for 2004, compared to the $150 million net inflow for 2003. This was attributed mainly to significant growth in nonresidents’ net investments in equity capital being offset by net repayments in other capital, particularly intercompany loans and unremitted profits of local branches of foreign banks.

The portfolio investment account recorded net outflows of $1.4 billion for 2004 compared to net outflows of $1.3 billion for 2003. The increased deficit in portfolio investments was attributed mainly to increased investments in foreign equity securities and increased placements by local commercial banks and private corporations in foreign debt securities.

The net outflow in the other investment account for 2004 decreased to $265 million from $305 million for 2003. The decrease in outflows in the other investments account was due largely to increased loan repayments by monetary authorities, private corporations and short-term loan repayments of local commercial banks coupled with deposits abroad by local private corporations.

The Republic’s Board of Investments coordinates with national agencies and local Governments on investment policies and procedures and establishes and administers annual investment priority plans to promote certain sectors of the economy by providing special investment incentives to specific industries. The Government’s 2004 Investments Priorities Plan is working to sustain globally competitive industries as a means to generate jobs, provide food and deliver basic services.

In March 2000, the Retail Trade Liberalization Act was enacted. The law aims to promote efficiency and competition among domestic industries and foreign competitors and better service and lower prices for consumers. Prior to its enactment, only citizens of the Philippines and corporations wholly owned by Filipino citizens could own a retail business in the Philippines. Under the law, a foreigner is allowed to own 100% of a retail business in the Philippines provided it makes an investment of at least $7.5 million in the Philippines. If a foreigner makes an investment of between $2.5 million to $7.5 million, the foreigner is allowed to own up to 60% of the retail business in the Philippines for the first two years.

The following table sets out foreign investment in the Philippines registered with Bangko Sentral by sector.

FOREIGN EQUITY INVESTMENTS REGISTERED

WITH BANGKO SENTRAL BY SECTOR

	2000	2001	2002	2003
	(in millions)
Banks and other financial institutions	$483.9	$476.4	$153.0	$530.5
Manufacturing	171.7	262.9	943.1	215.2
Mining	239.5	66.2	114.6	138.8
Commerce and real estate	62.3	23.2	26.6	57.7
Services	5.2	8.4	21.5	11.7
Public utilities	423.5	20.6	131.8	433.5
Others(1)	12.2	0.2	40.9	100.8

Total investments	$1,398.2	$857.8	$1,431.5	$1,488.2

Source: International Operations Department, Bangko Sentral.

(1)	Includes construction and agriculture, fishery and forestry.

International Reserves

The following table sets out the gross international reserves of Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the monetary survey published in the IMF’s International Financial Statistics.

GROSS INTERNATIONAL RESERVES OF BANGKO SENTRAL(1)

	As of December 31,					As of July 31,
	2000(2)	2001(3)	2002	2003	2004	2005(4)
	(in millions, except months and percentages)
Gold(5)	$1,973	$2,216	$3,036	$3,408	$3,112	$2,592
SDRs	2	14	10	2	1	6.1
Foreign investments(6)	12,388	12,805	12,732	12,945	12,742	14,379
Foreign exchange	586	547	468	578	237	566
Reserve position in the IMF(7)	113	109	118	130	135	127

Total	$15,062	$15,692	$16,365	$17,063	$16,228	$17,671

Total as number of months of imports of goods and services	4.2	4.6	4.7	4.2	3.7	4.0
Total as a % of short-term debt
Original maturity	274.1%	261.5%	294.4%	276.2%	321.6%	320.7%
Residual maturity	163.9	143.6	143.7	140.7	159.6	167.8%

Source: International Operations Department, Bangko Sentral.

(1)	Figures from 2000 to 2004 were revised to reflect the reclassification of released collateral on Brady Bonds from non-IR to IR-eligible assets of the BSP. This is consistent with the treatment of foreign investments under the New Central Bank Act, which allows investments in securities even for maturities over five years to be included as part of the GIR.

(2)	Beginning January 2000, a new system was adopted, revising the treatment of monetary gold under swap arrangements, including it as part of gross international reserves.

(3)	Beginning January 2001, Bangko Sentral has revised data on gross international reserves to treat offshore banking units as resident entities (rather than non-resident entities) in accordance with BPM5. Data for previous years is also subject to revision to reflect the change in treatment of offshore banking units.

(4)	Preliminary.

(5)	Collateral for gold-backed loans and gold swap arrangements accounted for 82.9% of the amount as of December 31, 2000, 85.7% as of December 31, 2001, 62.6% as of December 31, 2002 and 62.5% as of December 31, 2003.

(6)	Consists of time deposits, investments in securities issued or guaranteed by government or international organizations and repurchase agreements.

(7)	The reserve position in the IMF is an off-balance sheet item and is recorded by Bangko Sentral’s Treasury Department as a contingent asset with a matching contingent liability.

The gross international reserves controlled by Bangko Sentral constitute substantially all of the Philippines’ official international reserves.

Bangko Sentral occasionally enters into options with respect to gold, foreign exchange and foreign securities for purposes of managing yield or market risk. It also enters into financial swap contracts to optimize yield on its gold reserves.

In January 2000, Bangko Sentral revised its method of accounting for international reserves at the recommendation of the IMF. Under the previous accounting system, a gold swap transaction was treated as a sale of gold which reduced the amount of gold holdings. Under the revised system, a gold swap transaction is treated as a loan transaction collateralized by gold that remains a part of the international reserves. In addition, under the revised system, the accrued interest payable on Bangko Sentral’s short-term liabilities is netted out of gross international reserves when calculating net international reserves, reducing the level of net international reserves.

As of December 31, 2000, gross international reserves stood at $15.0 billion, equivalent to 4.2 months of imports of goods and payment of services and income. Foreign exchange inflows in 2000 were partially offset by a decline in portfolio investments by nonresidents from their 1999 levels. As of December 31, 2000, net international reserves totalled $11.3 billion, compared to $11.8 billion as of December 31, 1999.

As of December 31, 2001, gross international reserves rose to $15.6 billion. The increase in gross international reserves during the year 2001 was attributed mainly to foreign exchange inflows arising from various foreign loans and bond flotations.

Bangko Sentral’s gross international reserves rose to $16.4 billion as of December 31, 2002. This was a 4.3% increase as compared to the level at the end of December 2001 of $15.7 billion. The increase in gross international reserves during the period was due mainly to foreign exchange inflows in the form of foreign loans and bond issuances by the Treasury. However, these were partly offset by outflows to meet the foreign exchange requirements of Bangko Sentral and the Republic.

As of December 31, 2003, gross international reserves were $17.1 billion, 4.3% higher than the end-December 2002 level of $16.2 billion. The increase was largely due to the Government’s pre-funding of some of its 2004 financing requirements. The gross international reserves remained broadly above the $16.0 billion mark throughout the year on account of major inflows from the following sources: deposit by the Government of the proceeds from bond and note issuances and other borrowings; loan availments by the BSP; and investment income. Reserves were used mainly to service the Government’s maturing foreign debt obligations as well as the BSP’s own foreign exchange requirements.

Gross international reserves as of December 31, 2003 were adequate to cover 4.7 months of imports of goods and payments of services and income. Alternatively, gross international reserves were adequate to cover 2.9 times the Republic’s short-term external obligations based on original maturity or 1.4 times the Republic’s short-term external obligations based on residual maturity.

Net international reserves, as defined by Bangko Sentral, excludes from gross international reserves both short-term foreign exchange liabilities and IMF credits. Bangko Sentral’s net international reserves stood at $14.1 billion as of December 31, 2003, higher than the $13.0 billion as of December 31, 2002.

The Republic’s gross international reserves stood at $16.2 billion as of December 31, 2004, lower than the $17.0 billion level of reserves as of end-December 2003. Reserves declined from December 2003 because of debt service requirements of the Government and Bangko Sentral.

Gross international reserves as of December 31, 2004 were adequate to cover 3.7 months of imports of goods and payments of services and income. Alternatively, gross international reserves were adequate to cover

3.2 times the Republic’s short-term external obligations based on original maturity or 1.6 times the Republic’s short-term external obligations based on residual maturity. The Republic’s net international reserves stood at $14.6 billion as of December 31, 2004, lower than the $14.1 billion as of end-December 2003.

Gross international reserves stood at $17.7 billion as of July 31, 2005, materially unchanged compared to $17.7 billion as of June 30, 2005. This level was adequate to cover about 4 months of imports of goods and payments of services and income. Outflows from servicing of foreign exchange obligations of the Government and the Bangko Sentral were offset by inflows from the Bangko Sentral’s foreign exchange operations and income from investments abroad. As of July 31, 2005, Bangko Sentral’s net international reserves (inclusive of revaluation of reserve assets and reserve-related liabilities) stood at $16.7 billion, materially unchanged from the previous month. Short-term external obligations based on original and residual maturity were $320.7 million and $167.8 million, respectively.

Monetary System

Monetary Policy

In 1993, the Government established Bangko Sentral, the Republic’s central bank, pursuant to the New Central Bank Act. Bangko Sentral replaced the old Central Bank of the Philippines. Bangko Sentral functions as an independent central monetary authority responsible for policies in the areas of money, banking and credit, as authorized under the New Central Bank Act. The New Central Bank Act prohibits Bangko Sentral from engaging in quasi-fiscal activities, commercial banking or development banking or financing, all of which had contributed to substantial deficits at the old Central Bank of the Philippines. Additionally, Bangko Sentral does not engage in any commercial banking activities.

Bangko Sentral’s primary objectives are to maintain price stability, monetary stability and the convertibility of the peso. To achieve its price stability objective, Bangko Sentral undertakes monetary management mainly through adjustments to policy rates and the conduct of open market operations, including the purchase and sale of Government securities, rediscounting transactions and adjustments in reserve requirements.

Bangko Sentral’s functions include:

•	conducting monetary policy;

•	issuing the national currency;

•	managing foreign currency reserves;

•	acting as depository for the Government, its political subdivisions and instrumentalities and Government-owned corporations; and

•	regulating banks and quasi-banks in the Philippines.

The Government owns all of the capital stock of Bangko Sentral. A seven member Monetary Board, comprised of Bangko Sentral’s Governor, a member of the Cabinet designated by the President and five full-time private sector representatives, governs Bangko Sentral. The President appoints each of the seven Monetary Board members, except the Cabinet representative, to six-year terms.

Philippine law requires Bangko Sentral to maintain a net positive foreign asset position. As of December 31, 2003, Bangko Sentral had total assets of (Peso)1,358.3 billion, of which international reserves accounted for (Peso)930.6 billion. Bangko Sentral’s remaining assets consist mainly of foreign exchange receivables, loans and advances and Government securities, and its liabilities consist mainly of deposits of financial institutions, the Government and Government-owned corporations and foreign liabilities in the form of loans and bonds payable.

Money Supply

The following table presents certain information regarding the Philippines’ money supply:

MONEY SUPPLY

	As of December 31,										As of June 30,
	2000		2001		2002		2003		2004		2005(1)
	(in billions, except for percentages)
M1(2)
Currency in circulation	(Peso)	192.3	(Peso)	194.7	(Peso)	220.0	(Peso)	238.6	(Peso)	253.6	(Peso)	218.0
Current account deposits		194.7		193.3		250.0		271.7		311.3		346.2

Total		387.0		388.0		470.1		510.3		564.9		564.2
percentage increase (decrease)		(1.8)%		0.3%		21.2%		8.6%		10.7%		11.1%
M2(3)	(Peso)	1,423.2	(Peso)	1,521.1	(Peso)	1,666.3	(Peso)	1,721.5	(Peso)	2,107.3	(Peso)	2,193.0
percentage increase		4.8%		6.9%		9.6%		3.3%		22.4%		12.5%
M3(4)	(Peso)	1,427.0	(Peso)	1,525.0	(Peso)	1,669.7	(Peso)	1,725.0	(Peso)	2,119.6	(Peso)	2,205.9
percentage increase		4.6%		6.8%		9.5%		3.3%		28.7%		12.8%

Source: Bangko Sentral, Department of Economic Statistics.

(1)	The survey used to determine domestic liquidity was expanded in 2005 to include Bangko Sentral, commercial banks, thrift banks, rural banks, non-stock savings and loan associations and non-banks with quasi-banking functions. The previously used survey took into account only data from the Bangko Sentral, commercial banks and certain rural banks.

(2)	Consists of currency in circulation and demand deposits.

(3)	Consists of M1, savings deposits and time deposits.

(4)	Consists of M2 and deposit substitutes.

The Republic’s money supply, as measured by domestic liquidity (M3), was (Peso)1.9 trillion as of December 31, 2004, a 9.2% increase from December 31, 2003. This rate of growth in money supply was higher than the 3.3% growth from December 31, 2002 to December 31, 2003.

The Republic’s money supply as of June 30, 2005 was (Peso)2.21 trillion, reflecting year-on-year growth of 12.8%. The increase was attributed to an increase in Bangko Sentral’s foreign exchange position caused mainly by robust capital inflows.

The following table presents information regarding domestic interest and deposit rates.

DOMESTIC INTEREST AND DEPOSIT RATES

	2000	2001	2002	2003	2004	2005
	(weighted averages per period)
91-day Treasury bill rates	9.9%	9.9%	5.4%	6.0%	7.3%	5.8	%(1)
90-day Manila Reference rate(3)	8.8	10.1	6.4	9.8	9.5	9.13	(1)
Bank average lending rates(4)	10.9	12.4	8.9	9.5	10.1	10.3	(2)

Source: Bangko Sentral, Department of Economic Research.

(1)	First six months.

(2)	First five months.

(3)	Based on promissory notes and time deposit transactions of sample commercial banks.

(4)	Starting in January 2002, monthly rates reflect the annual percentage equivalent of all commercial banks’ actual monthly interest income on peso-denominated loans to the total outstanding levels of their peso-denominated demand/time loans, bills discounted, mortgage contract receivables and restructured loans.

Monetary Regulation

In 2000, Bangko Sentral sought to encourage price stability in the face of threats to the Philippine economy, including a growing fiscal deficit, political uncertainty related to the impeachment trial of former President Estrada, renewed fighting with rebel groups and instability in oil prices. The average inflation rate in 2000 declined to 4.4% from the 1999 average rate of 6.7%; however, inflation rose in the second half of 2000 to reach 6.7% in December 2000, largely because of a sharp decline in the value of the peso and the tightened monetary policy of the US Federal Reserve. To help contain inflation, in October 2000, Bangko Sentral increased the overnight borrowing rate and the overnight lending rate (the “policy rates”) to 15.0% and 17.25%, respectively, from 8.75% and 11% in January 2000. In October 2000, Bangko Sentral also increased banks’ liquidity reserve requirements by 4 percentage points to curb speculation in the foreign exchange market. As a result of these tightening moves, the average 91-day Treasury bill rate rose from 8.9% in January to 15.8% in November. The temporary tightening measures also helped to slow the growth in the inflation rate and stabilize the foreign exchange market. In December 2000, Bangko Sentral began a gradual easing of the monetary policy stance by reducing the policy rates by a total of 150 basis points to 13.5% and 15.75% from the October 2000 levels of 15.0% and 17.25%. This induced a decline in interest rates, with the 91-day Treasury bill rate falling to 13.6% in December 2000.

In the first part of 2001, Bangko Sentral policy generally accommodated the gradual slowdown in inflation while also seeking to ensure adequate liquidity. From January to May 2001, Bangko Sentral reduced policy rates by a total of 450 basis points. These rates remained unchanged from May 18 to October 4, 2001. In July and August 2001, Bangko Sentral raised banks’ liquidity reserve requirement from 7% to 11%, and also reduced, from $10,000 to $5,000, the amount of US currency an individual could buy over-the-counter from banks without documentation. The measures were intended to siphon excess liquidity in the economy that could lead to higher inflation or be used to speculate on the peso. In another measure to help ease pressure on the peso, the tiering system on banks’ overnight placements with Bangko Sentral (initially adopted in June 2000) was temporarily removed in August 2001.

In the months following the terrorist attacks of September 11, 2001, the Bangko Sentral made no major changes to monetary policy, but continued to encourage bank lending and economic growth. In November 2001, the tiering structure for banks’ overnight placements with Bangko Sentral was put back into place, and in December 2001, the rates under the tiering structure were modified to 7.75% for placements of up to (Peso)5 billion, 5.75% for the next (Peso)5 billion, and 3.75% for placements in excess of (Peso)10 billion. Bangko Sentral further reduced policy rates in the fourth quarter of 2001, resulting in a cumulative reduction of 575 basis points from December 2000. The reduction in policy rates in December was accompanied by a two percentage point reduction in banks’ liquidity reserve requirements intended to encourage a further reduction in market interest rates. At the end of 2001, the overnight borrowing rates and lending rates stood at 7.75% and 10.0%, respectively. Also, by December 2001, the 91-day Treasury bill rate had declined to a monthly average of 8.9% from a monthly average of 13.6% in December 2000.

During 2002, Bangko Sentral reduced policy rates a total of 75 basis points to 7.0% and 9.25% for the overnight borrowing and lending rates, respectively. These were the lowest levels in the central bank’s policy rates in 10 years. In January 2002, Bangko Sentral also reduced the liquidity reserve requirement by 2 percentage points to 7.0%, a move which restored liquidity reserves to their pre-July 2001 level. In March 2002, the tiered rates for banks’ overnight placements with Bangko Sentral were lowered to 7.0% for placements of up to (Peso)5 billion, 4.0% for the next (Peso)5 billion, and 1.0% for placements in excess of (Peso)10 billion. To induce banks to channel the additional liquidity into lending for productive activities, the tiering scheme was also modified to cover placements in special deposit accounts. Although the inflation rate declined to its lowest level since 1987, monetary authorities recognized inflationary risks stemming from the Government’s increased fiscal deficit and instability in the Middle East. By December 2002, the 91-day Treasury bill rate had declined further to an average of 5.2% from a monthly average of 8.9% in December 2001.

In 2003, Bangko Sentral pursued a monetary policy targeting inflation. The 2003 inflation of 3.1% was below the Government’s target for 2003 of 4.5%–5.5%. On March 17, 2003, in a measure intended to increase liquidity in the credit markets, Bangko Sentral approved guidelines that would allow local banks to issue US-dollar denominated unsecured subordinated debt, in addition to unsecured subordinated debt denominated in pesos. On March 20, 2003, Bangko Sentral removed the tiering structure to avoid inflationary risks caused by a decline in the relative value of the peso and although it was reinstated in July, it was removed again in August. Also, on March 21, 2003, Bangko Sentral raised banks’ liquidity reserve requirement to 8.0%. On July 2, 2003, Bangko Sentral lowered its policy rates by 25 basis points to 6.75%, their lowest levels since 1992. As of December 2003, the 91-day Treasury bill rate had increased slightly to a monthly average of 6.4% from an average of 5.2% in December 2002.

In 2004, Bangko Sentral maintained a policy focused on ensuring price stability in the medium-term and providing support to economic growth, although average 2004 inflation of 5.5% was higher than the target of 4.0–5.0%. With effect from February 6, 2004, to address the potential inflationary impact of volatility in the foreign exchange market, Bangko Sentral increased the liquidity reserve requirement to 10 percent. However, Bangko Sentral remained concerned that a further tightening of monetary conditions would adversely affect market interest rates, corporate investment spending and overall demand, and therefore did not raise policy rates during the year. By December 2004, the 91-day Treasury bill rate rose to 7.8% from 6.4% in December 2002.

On April 8, 2005, the Monetary Board of Bangko Sentral increased its overnight borrowing rate from 6.75% to 7.0% and increased its overnight lending rate from 9.0% to 9.25%. The 0.25% increase in Bangko Sentral’s policy rates was the first change to the policy rates since July 2003. The Monetary Board noted that the increase in the policy rates was intended as a response to rising inflation expectations caused by higher oil prices, declining real wages and delays in the enactment of revenue measures. As of July 28, 2005, the Monetary Board decided to keep the BSP’s key policy interest rates unchanged at 7.0% for the overnight borrowing or reverse repurchase (RRP) rate and 9.25% for the overnight lending or repurchase (RP) rate. With effect from July 15, 2005, Bangko Sentral increased the liquidity reserve requirement for universal and commercial banks from 10% to 11% and the regular reserve requirement from 9% to 10%.

Commercial bank lending rates also eased steadily over the past five years, from an average range of 12.9%–15.6% in 2000, 13.7%–15.3% in 2001, 8.7%–10.4% in 2002, 8.9%–10.8% in 2003 and 10.0%–12.8% in 2004, to an average range of 9.1%–12.5% in the first three months of 2005.

Foreign Exchange System

The Republic maintains a floating exchange rate system under which market forces determine the exchange rate for the peso. Bangko Sentral may, however, intervene in the market to maintain orderly market conditions and limit sharp fluctuations in the exchange rate.

The following table sets out exchange rate information between the peso and the US dollar.

EXCHANGE RATES OF PESO PER US DOLLAR

Year	Period End	Period Average(1)
2000	49.998	44.194
2001	51.404	50.993
2002	53.096	51.604
2003	55.569	54.203
2004	56.267	56.040
2005 (first six months)	55.919	54.8385

Source: Reference Exchange Rate Bulletin, Treasury Department, Bangko Sentral.

(1)	The average of the monthly average exchange rates for each month of the applicable period.

Foreign exchange may be freely sold and purchased outside the banking system and deposited in foreign currency accounts. Both residents and non-residents may maintain foreign currency deposit accounts with authorized banks in the Philippines, and residents may maintain deposits abroad without restriction.

Payments related to foreign loans registered with Bangko Sentral and foreign investments approved by or registered with Bangko Sentral may be serviced with foreign exchange purchased from authorized agent banks. Bangko Sentral must approve and register all outgoing investments by residents exceeding $6 million per investor per year if the funds will be sourced from the banking system. For a discussion of Bangko Sentral’s loan approval regime, see “The Philippine Financial System—Foreign Currency Loans”.

While the Government imposes no currency requirements for outgoing payments, all exchange proceeds from exports, services and investments must be obtained in any of 22 prescribed currencies. Authorized agent banks may convert the acceptable currencies to pesos.

Individual or corporate non-residents may open peso bank accounts without Bangko Sentral’s approval. The export or electronic transfer out of the Philippines of peso amounts exceeding (Peso)10,000 requires prior authorization from Bangko Sentral.

The peso’s value declined to (Peso)49.99 per US dollar by the end of 2000 from (Peso)40.31 per US dollar at the end of 1999. The weakness of the peso in 2000 was attributed mainly to the rise in US interest rates, concerns over the rising fiscal deficit, the conflict in Mindanao, and the political uncertainties surrounding the impeachment trial of then-President Estrada.

The peso depreciated further in 2001. Overall, during 2001 the peso depreciated by 13.8% compared to the average peso-US dollar exchange rate for 2000, from (Peso)50.00 per US dollar in December 2000 to (Peso)51.40 per US dollar in December 2001. The fluctuations in the peso-dollar rate during 2001 were caused by the political crisis involving the impeachment proceedings of the President, the economic slowdown in the US and in Japan and heightened uncertainty after the September 11 terrorist attacks in the United States.

The average value of the peso in 2003 was (Peso)54.20 per US dollar, representing a depreciation of 4.8% from the average value in 2002 of (Peso)51.60 per US dollar. The peso finished the year at (Peso)55.57 per US dollar in

December 2003, against (Peso)53.10 per US dollar in December 2002. The weakening of the peso in 2003 could be attributed to concerns over the budget deficit, political and security concerns related to the May 2004 national election and the conflict in Mindanao, downgrades in the Republic’s external currency credit rating, the weak global economic outlook, higher demand for US dollars by Philippines oil companies in order to fund their inventory build-up, and regional tensions involving North Korea.

During 2004 the peso continued to depreciate. The average value of the peso during 2004 was (Peso)56.04 per US dollar, representing a 1.8% depreciation compared to 2003. The decline is attributable to increased demand for US dollars by companies to cover import requirements and service obligations, and downgrades of the Republic’s credit rating.

On August 30, 2005, the peso-US dollar exchange rate was (Peso)56.05 per US dollar, compared to (Peso)56.27 per US dollar as of December 29, 2004 and (Peso)55.57 per US dollar as of December 30, 2003. The peso strengthened with the passage of fiscal reform measures but weakened again due to the suspension of the new VAT law and political turmoil.

Stabilization of the Peso

Since it allowed the peso to float on July 11, 1997, Bangko Sentral has intervened minimally in the foreign exchange market. It has, however, adopted measures related to foreign exchange trading aimed to reduce currency speculation and combat money laundering. These measures include the following:

•	In January 2000, Bangko Sentral imposed a 90-day minimum holding period for foreign investments placed in peso time deposits with Philippine banks to tighten its monitoring of the foreign exchange market and discourage the inflow of short-term speculative funds.

•	In October 2000, Bangko Sentral required foreign exchange corporations to document aggregate sales of foreign exchange of more than $10,000 to Philippine residents.

•	In October 2000, Bangko Sentral also expressly prohibited banks from engaging in engineered swap transactions because Bangko Sentral believed that these transactions contributed to the volatility of the peso-US dollar exchange rate in 2000.

•	In July 2001, it reduced the ceiling on undocumented over-the-counter sales of foreign exchange to $5,000 to prevent abuse through the splitting of foreign exchange sales.

•	Since January 1, 2002, Bangko Sentral has required any person who brings foreign currency valued at more than $10,000 into or out of the Philippines to document the source and purpose of the transport of such currency.

•	In March 2003, the allowable overbought position of banks was reduced to 2.5% of unimpaired capital or $5 million, whichever is lower.

•	In September 2003, the tenor of forward contracts was limited such that the maturity of forward or swap contracts may not be later than the maturity of the underlying foreign exchange obligation or the approximate due date or settlement of the foreign exchange exposure.

•	In September 2003, to guard against the use of derivative products in ways that would destabilize the foreign exchange market, Bangko Sentral established documentary requirements for foreign exchange forward and swap transactions. Under these requirements, parties to certain foreign exchange transactions are required to provide supporting documents to demonstrate that the transaction is for a genuine trade purpose.

•	Since October 28, 2003, Bangko Sentral has required persons bringing foreign currency into or out of the Philippines in excess of $10,000 or its equivalent to submit relevant documentation to the Anti-Money Laundering Council rather than Bangko Sentral.

•	In February 2004, Bangko Sentral issued policy guidelines on the conversion and transfer of foreign currency-denominated loans to prevent losses to unhedged borrowers due to the depreciation of the peso.

•	With effect from February 6, 2004, Bangko Sentral increased the liquidity reserve requirement for commercial banks from 8% to 10%.

•	With effect from July 15, 2005, Bangko Sentral increased the liquidity reserve requirement for universal and commercial banks from 10% to 11% and the regular reserve requirement from 9% to 10%.

The Philippine Financial System

Composition

The following table sets out the total assets of the Philippine financial system by category of financial institution.

TOTAL ASSETS OF THE FINANCIAL SYSTEM(1)

	As of December 31,											As of May 31
	2000		2001		2002		2003		2004			2005(2)
	(in billions)
Banks
Commercial banks	(Peso)	3,013.6	(Peso)	3,070.5	(Peso)	3,250.2	(Peso)	3,425.6	(Peso)	3,760.6		(Peso)	3,974.5
Thrift banks		245.8		259.0		274.7		292.8		317.9			317.9
Rural banks		67.4		73.8		83.5		92.4		104.5			104.5	(3)

Total banks		3,326.8		3,403.3		3,608.4		3,810.8		4,183.0			4,396.9

Non-bank financial institutions		751.1		756.5		807.7		861.3		916.1	(2)		959.5

Total assets	(Peso)	4,077.9	(Peso)	4,159.8	(Peso)	4,416.1	(Peso)	4,672.1	(Peso)	5,099.1	(2)	(Peso)	5,356.4

Source: Bangko Sentral

(1)	Excludes assets of Bangko Sentral.

(2)	Preliminary.

(3)	As of December 31, 2004.

The Philippine financial system consists of banks and non-bank financial institutions. Banks include all financial institutions that lend funds obtained from the public primarily through the receipt of deposits. Non-banks include financial institutions other than banks which lend, invest or place funds, or at which evidences of indebtedness or equity are deposited with or acquired by them, either for their own account or for the account of others. Non-bank financial institutions may have quasi-banking functions. Quasi-banking functions include borrowing money to relend or purchase receivables and other obligations by issuing, endorsing or accepting debt or other instruments or by entering into repurchase agreements with 20 or more lenders at any one time.

The Supervision and Examination Sector of Bangko Sentral supervises all banks and non-banks with quasi-banking functions, including their subsidiaries and affiliates engaged in related activities, with Bangko Sentral’s Monetary Board having ultimate supervisory authority.

Structure of the Financial System

The Philippine financial system is comprised of commercial banks, thrift banks, rural banks and non-bank financial institutions. Each type of bank participates in distinct business activities and geographic markets.

Commercial banks:

•	accept drafts;

•	issue letters of credit, promissory notes, drafts, bills of exchange and other evidences of indebtedness;

•	receive deposits;

•	buy and sell foreign exchange and gold and silver bullion; and

•	lend money on a secured or unsecured basis.

Expanded commercial banks, otherwise known as universal banks, in addition to regular commercial banking activities, may also engage in investment banking activities, invest in non-bank businesses and own allied financial undertakings other than commercial banks. As of March 31, 2005, the country had 42 commercial banks, with 4,332 branch offices.

The following table sets out the outstanding loans of commercial banks classified by sector.

COMMERCIAL BANKS’ OUTSTANDING LOANS BY SECTOR

	As of December 31,															As of May 31,
	2000			2001			2002			2003			2004			2005
	(in millions, except percentages )
Agriculture, fishery and forestry	(Peso)	62,101	4.3%	(Peso)	56,823	4.1%	(Peso)	72,428	5.1%	(Peso)	78,877	5.3%	(Peso)	92,413	6.1%	(Peso)	90,101.1	5.7%
Mining and quarrying		21,166	1.5		19,890	1.4		14,448	1.0		14,111	1.0		12,211	0.8		12,175.4	0.8
Manufacturing		404,224	27.8		372,906	26.7		379,404	26.5		367,538	29.9		419,380	27.5		423,794.0	26.6
Electricity, gas and water		75,398	5.2		70,359	5.0		71,372	5.0		64,608	4.3		77,123	5.1		73,883.1	4.6
Construction		46,949	3.2		42,151	3.0		35,390	2.5		36,014	2.4		29,890	2.0		33,657.5	2.1
Wholesale and retail		201,233	13.9		210,306	15.0		206,215	14.4		210,639	14.2		214,072	14.0		197,006.0	12.4
Transportation, storage and communication		99,653	6.9		83,068	5.9		71,947	5.0		77,802	5.2		75,436	4.9		76,651.8	4.8
Financial institutions, real estate and business services		386,797	26.6		359,199	25.7		380,739	26.6		396,862	26.7		364,357	23.9		447,605.7	28.1
Community, social and personal services		153,983	10.6		184,534	13.2		200,719	14.0		241,296	16.2		241,068	15.8		235,463.4	14.8

Total	(Peso)	1,451,504	100.0%	(Peso)	1,399,236	100.0%	(Peso)	1,432,663	100.0%	(Peso)	1,487,747	100.0%	(Peso)	1,525,948	100.0%	(Peso)	1,590,338.0	100.0%

Source: Bangko Sentral.

Thrift banks invest their capital and the savings of depositors in:

•	financings for homebuilding and home development;

•	marketable debt securities;

•	commercial paper and accounts receivable, drafts, bills of exchange, acceptances or notes arising out of commercial transactions; or

•	short-term working capital and medium and long-term loans to small and medium-sized businesses and individuals engaged in agriculture, services, industry, housing and other financial and allied services in its market.

As of March 31, 2005, the country had 83 thrift banks, with 1,183 branch offices.

Rural banks extend credit in the rural areas on reasonable terms to meet the normal credit needs of farmers, fishermen, cooperatives and merchants and, in general, the people in the rural communities. As of March 31, 2005, the country had 757 rural banks, with 1,258 branch offices.

The specialized Government banks are the Development Bank of the Philippines, the Land Bank of the Philippines and the Al-Amanah Islamic Investment Bank of the Philippines. The Development Bank generally provides banking services to meet the medium and long-term needs of small and medium-sized agricultural and industrial enterprises, particularly in rural areas. The Land Bank primarily provides financial support for agriculture and all phases of the Republic’s agrarian reform program. The Development Bank and the Land Bank may also operate as universal banks. The Al-Amanah Islamic Investment Bank promotes the development of the Autonomous Region of Muslim Mindanao by offering banking, financing and investment services based on Islamic banking principles and rulings.

Non-bank financial institutions are primarily long-term financing institutions, though they also facilitate short-term placements in other financial institutions. As of March 31, 2005, Bangko Sentral regulated or supervised 27 investment houses, 28 finance companies, 19 security dealers/brokers, 5,679 pawnshops, 10 investment companies, two lending investors, 83 non-stock savings and loan associations, five venture capital corporations, two Government non-bank financial institutions and six credit card companies.

Non-Performing Loans

The following table provides information regarding non-performing loans for the banking system for the periods indicated.

TOTAL LOANS (GROSS) AND NON-PERFORMING LOANS BY TYPE

OF COMMERCIAL BANKS

	As of December 31,										As of February 28,
	2000		2001		2002		2003(1)		2004(1)		2005(1)
	(in billions, except percentages)
Expanded commercial banks(2)
Total loans	(Peso)	l,025.0	(Peso)	992.2	(Peso)	1,041.9	(Peso)	1,118.7	(Peso)	l,143.7	(Peso)	1,135.0
Total non-performing loans		172.4		192.6		180.0		181.4		164.7		158.3
Ratio of non-performing loans to total loans		16.8%		19.4%		17.3%		16.2%		14.4%		14.0%
Non-expanded commercial banks(3)
Total loans		184.3		182.7		155.8		158.3		168.7		171.0
Total non-performing loans		32.4		41.7		26.9		29.2		30.4		23.4
Ratio of non-performing loans to total loans		17.6%		22.8%		17.2%		18.5%		18.0%		13.7%
Government banks(4)
Total loans		222.4		200.3		192.6		215.0		231.8		236.4
Total non-performing loans		33.5		35.7		30.3		28.6		27.2		27.8
Ratio of non-performing loans to total loans		15.1%		17.8%		15.7%		13.3%		11.7%		11.8%
Foreign banks(5)
Total loans		196.5		249.9		249.0		255.2		240.1		275.5
Total non-performing loans		7.5		11.9		7.9		6.3		4.8		4.7
Ratio of non-performing loans to total loans		3.8%		4.8%		3.2%		2.5%		2.0%		1.7%
Total loans	(Peso)	l,628.2	(Peso)	l,625.1	(Peso)	1,639.4	(Peso)	1,747.2	(Peso)	1,784.2	(Peso)	1,818.1
Total non-performing loans		245.8		281.9		245.1		245.5		227.0		214.3
Ratio of non-performing loans to total loans		15.1%		17.3%		15.0%		14.1%		12.7%		11.7%

Source: Bangko Sentral, Department of Economic Research/Supervisory Reports and Studies Office.

(1)	Provisional

(2)	Includes ING Bank (foreign bank) and excludes Land Bank of the Philippines and Development Bank of the Philippines. In May 2001, three expanded commercial banks (Standard Chartered Bank, HSBC and ING Bank) were reclassified as foreign banks.

(3)	Excludes Orient Bank.

(4)	Consists of Land Bank, Development Bank and Al-Amanah Islamic Investment Bank.

(5)	Consists of 13 foreign banks; excludes three foreign bank subsidiaries.

The rise in NPLs weighed down on the asset quality of banks in 2001. The commercial banking system’s NPLs as a percent of total loans rose from 15.1% in December 2000 to 17.3% in December 2001. This weakening resulted from the depreciation of the peso, which contributed to a rise in loan defaults, and the slowdown in business activity that saw a drop in credit demand.

As of December 31, 2002, the ratio of non-performing loans to total loans in the commercial banking system stood at 15.0%, lower than the 17.4% as of December 31, 2001. The improvement in the NPL ratio from the previous year was due in part to a redefinition of “non-performing loan” which took effect September 19, 2002 (the redefinition allows banks to exclude from “non-performing loans” uncollectable or worthless loans that have been fully covered by allowance for probable losses); however, even under the previous definition of “non-performing loan,” the NPL ratio at the end of December 2002 would have decreased during the year to 15.8%. The yearly decrease in the NPL ratio was also attributed to increased foreclosure, restructuring proceedings, and generally improving performance of the commercial banking sector.

As of December 31, 2003, the ratio of non-performing loans to total loans in the commercial banking system stood at 14.1%, lower than the December 2002 ratio of 15.0%. The improvement in the NPL ratio in 2003 was due primarily to the 6.5% growth in the total loan portfolio level to (Peso)1,747.2 billion as of December 31, 2003 from (Peso)1,639.4 billion as of December 31, 2002, as total non-performing loans remained relatively stable. The NPL ratio averaged 15.1% for the full year 2003.

As of December 31, 2004, the NPL ratio stood at 12.7%, compared to 14.1% as of December 31, 2003. The significant decrease in the NPL ratio was attributed mainly to a significant decrease in non-performing loans of commercial banks, from (Peso)181.4 billion as of December 31, 2003 to (Peso)164.7 billion as of December 31, 2004, with much of this decrease occurring in the last three months of 2004 due to sales of non-performing assets to special purpose vehicles under the Special Purpose Vehicle (“SPV”) Act of 2003.

As of June 30, 2005, the NPL ratio of universal and commercial banks stood at 9.2% from the 11.0% ratio at the end of May 2005. Banks’ efforts to improve collections and loan settlements significantly contributed to the (Peso)29.5 billion reduction in NPLs. As of June 30, 2005, total NPLs stood at (Peso)174.9 billion, compared to (Peso)244.9 billion as of June 30, 2004.

Financial Sector Reforms

The Government has recently undertaken a number of reforms in the financial sector intended to reduce bank holdings of non-performing assets and improve the health of the banking industry in general.

The General Banking Law of 2000, which amended the General Banking Act, enhanced Bangko Sentral’s supervisory and enforcement powers and liberalized foreign ownership of banks (foreign banks are now permitted to acquire up to 100% of the voting stock of a Philippines bank starting seven years after the effective date of the law). In particular, the General Banking Law reforms included the formal adoption of Basel risk-based capital requirements, a legal basis for consolidated supervision, stronger safeguards against insider loans, enhanced disclosure requirements and increases in monetary penalties.

In September 2001, the Anti-Money Laundering Act of 2001 (the “AMLA”) was passed. The AMLA made money laundering a criminal offense, requires reporting of unusual or suspicious transactions and allows the Government to request any foreign country to assist in locating and freezing proceeds of unlawful activities. On March 7, 2003, President Arroyo signed into law amendments to the AMLA that were intended to comply with the demands of the Financial Action Task Force (“FATF”). The FATF, established by the Organisation for Economic Cooperation and Development to combat money laundering, is backed by most of the world’s industrialized nations. The amendments lowered the threshold amount for bank transactions automatically subject to reporting requirements from (Peso)4 million to (Peso)500,000. However, under the amended law, a court order will be required to examine suspicious transactions or freeze bank accounts other than those suspected to be related to terrorism, kidnapping, hijacking, and drug trafficking. The new law remains silent on whether it will apply retroactively, leaving the courts to decide whether regulators may scrutinize suspicious transactions made before the original act’s passage in 2001. In February 2005, after having reviewed the amended law and monitored its enforcement against international standards, the FATF removed the Philippines from its “non-cooperative” list.

The SPV Act was enacted in January 2003. The SPV Act provides the legal framework for the creation of private asset management companies that are expected to relieve a major portion of the banking system’s non-performing assets and thereby promote bank lending to support economic growth. The SPV Act’s implementing rules and regulations took effect on April 9, 2003. On June 26, 2003, the Monetary Board of Bangko Sentral approved accounting guidelines allowing the staggered booking of losses from the discounted sales of non-performing assets to SPVs to spread their losses over a maximum period of seven years, provided that the banks fully disclose any deviations from generally accepted accounting practices in connections with such sales. Under the Act, 36 private asset management companies were registered with the SEC and were eligible to acquire non-performing assets until the expiration of the SPV Act. As of December 31, 2004, (Peso)26.2 billion worth of non-performing assets had been transferred. The SPV Act expired in April 2005.

A bill to amend the SPV Act and extend it for another five years is currently being reviewed in Congress. Bangko Sentral has endorsed the proposed bill. The extension of the incentives is intended to encourage financial institutions to continue to transfer non-performing assets to private asset-management companies, thus allowing increased lending from the banking system.

In April 2004, Congress approved the Securitization Act of 2004 (the “Securitization Act”). The Securitization Act, together with other recent changes in the legal and regulatory environment in the Philippines, is aimed at providing a legal framework for securitization, creating a favorable market environment for a range of asset-backed securities and encouraging the development of a secondary market for these securities. The implementing rules and regulations of the Securitization Act have not yet been issued.

The Medium Term Philippine Development Plan 2004–2010 calls for a more developed and stable financial infrastructure to promote a deeper domestic capital market and a stronger banking sector. The major bank and non-bank sector reforms for the medium-term include:

•	amendments to the New Central Bank Act of 1993 to strengthen the supervisory capability and the effectiveness of the BSP;

•	extending the Special Purpose Vehicle Act to assist banks in the offloading of non-performing assets;

•	promotion of compliance with International Accounting Standards, International Standards for Auditing and International Valuation Standards;

•	adoption of the Basel II risk-based capital adequacy framework by 2007;

•	establishment of a strong central credit information bureau;

•	promotion of microfinance in support of development and poverty alleviation;

•	encouraging new listings in the Philippine Stock Exchange and improving transparency and clearance settlements; and

•	support for the establishment of alternative trading systems and the full operation of the Fixed Income Exchange.

Also, Bangko Sentral has supported amendments to the Bangko Sentral charter to strengthen regulation of the banking sector. The proposed amendments, which are currently pending before Congress, would relax bank secrecy rules, give Bangko Sentral more flexibility to order consolidations in the banking industry, clarify the grounds for closing problem banks or declaring them insolvent and strengthen legal protections for Bangko Sentral officers acting in their official capacity. Other Bangko Sentral–supported reforms pending before

Congress include a bill to expand the domestic capital market through retirement accounts and another bill, modeled after provisions of the US Sarbanes-Oxley Act, to increase oversight of corporate accountants.

Foreign Currency Loans

Bangko Sentral imposes a combination of prior approval, registration and reporting requirements on all non-peso denominated loans. The regime is as follows:

Type of Loan	Regulatory Requirement

Private sector loans:

•      guaranteed by a public sector entity or a local commercial bank;

•      granted by foreign currency deposit units that are specifically or directly funded from, or collateralized by, offshore loans or deposits;

•      obtained by banks and financial institutions with a term exceeding one year which will be relent to public and private enterprises; or

•      serviced using foreign exchange purchased from the banking system, unless specifically exempted from the approval requirement.

Prior approval, subsequent registration and reporting requirements.

Private sector loans which are specifically exempted and which will be serviced with foreign exchange purchased in the banking system.	Subsequent registration and reporting requirements.

All private sector loans to be serviced with foreign exchange not purchased from the banking system.	Reporting requirements.

Public sector offshore loans except: • short-term foreign currency deposit loans for trade financing; and • short-term interbank borrowings	Prior approval and reporting requirements.

The Philippine Securities Markets

History and Development

The securities industry in the Philippines began with the opening of the Manila Stock Exchange in 1927. In 1936, the Government established the Securities and Exchange Commission (the “SEC”) to oversee the industry and protect investors. Subsequently, the Makati Stock Exchange opened in 1963 and merged with the Manila Stock Exchange to form the Philippine Stock Exchange in 1994.

On June 29, 1998, the SEC granted the Philippine Stock Exchange self-regulatory organization status, empowering it to supervise and discipline its members, including by examining a member’s books of account and conducting audits.

To broaden the range of securities eligible for listing, the Philippine Stock Exchange established a board for small- and medium-sized enterprises with an authorized capital of (Peso)20 million to (Peso)99.9 million of which at least 25% must be subscribed and fully paid.

In August 2001, the Philippine Stock Exchange completed its conversion to a publicly held stock corporation. As its first shareholders, each of the 184 member-brokers subscribed and fully paid for 50,000 shares. The listing of its shares on the Exchange took effect in December 2003 and 40% of the unissued shares were sold through a private placement in February 2004.

As of March 31, 2004, the Philippine Stock Exchange had 151 local and 33 foreign members and 235 listed companies.

As of August 30, 2005, the Philippine Stock Exchange composite index closed at 1951.6, compared to a close of 1822.8 on December 29, 2004, 1442.4 on December 30, 2003, 1018.4 on December 31, 2002, 1168.1 on December 31, 2001 and 1494.5 on December 31, 2000.

Government Securities Market

The Government securities market is dominated by short-term Treasury bills with maturities not exceeding one year. Responding to investor preferences and to create a yield curve for long-term domestic securities, the Government issued securities with longer maturities, including five-year fixed rate treasury bonds in June 1995, seven and ten-year fixed rate treasury bonds in 1996 and 20-year Treasury bonds in 1997. The Bureau of the Treasury currently conducts weekly public offerings of Treasury bills with maturities of 91 days, 182 days and 364 days, as well as Treasury bonds with maturities ranging from two years to 25 years. Net financing of the National Government increased by 94% for the first half of 2005 from the same period last year. Net foreign borrowings amounted to (Peso)97.4 billion, which includes the issuance of $1.5 billion and $750 million global bonds in February and May, respectively, while domestic borrowings amounting to (Peso)55.8 billion with short-term treasury bills paying its maturing obligations during the period. As of December 31, 2004, the Government had (Peso)577.6 billion in outstanding Treasury bills (a 23.6% increase from (Peso)467.3 billion on December 31, 2000) and (Peso)1,374.4 billion in outstanding Treasury bonds (a 143.0% increase from (Peso)565.5 billion on December 31, 2000). The Government’s outstanding direct domestic debt totalled (Peso)2,062.0 billion as of April 2005.

International Bond Market

In February 1997, Bangko Sentral approved guidelines governing the issuance of peso-denominated bonds in the international capital markets. Bangko Sentral will require the receipt of foreign currency by the Philippines and its exchange into pesos in the local banking system.

Public Finance

The Consolidated Financial Position

The consolidated public sector financial position measures the overall financial standing of the Republic’s public sector. It is comprised of the public sector borrowing requirement and the aggregate deficit or surplus of the Social Security System and the Government Service Insurance System, Bangko Sentral, the Government financial institutions and the local Government units. The public sector borrowing requirement reflects the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation’s accounts, the Oil Price Stabilization Fund and the 14 monitored Government-owned corporations.

The following table sets out the consolidated financial position on a cash basis for the periods indicated.

CONSOLIDATED PUBLIC SECTOR FINANCIAL POSITION OF THE REPUBLIC

	2000		2001		2002		2003		2004		As of March 31, 2005(1)
	(in billions, except percentages)
Public sector borrowing requirement:
National Government	(Peso)	(134.2)	(Peso)	(147.0)	(Peso)	(210.7)	(Peso)	(199.9)	(Peso)	(187.1)	(Peso)	(63.5)
Central Bank-Board of Liquidation		(19.1)		(23.5)		(15.1)		(15.7)		(17.5)		(4.3)
Oil Price Stabilization Fund(1)		0.3		0.8		0.0		0.0		0.0		0.0
Monitored Government-owned corporations		(19.2)		(24.5)		(46.4)		(65.3)		(90.7)		(8.4)
Government transfers to Government-owned corporations		4.2		4.4		3.9		5.8		9.2		3.2
Other adjustments		(6.6)		0.0		0.0		0.0		0.0		0.0

Total public sector borrowing requirement	(Peso)	(174.6)	(Peso)	(189.8)	(Peso)	(268.3)	(Peso)	(275.0)	(Peso)	(286.1)	(Peso)	(78.5)

As a percentage of GDP		(5.2)%		(5.2)%		(6.9)%		(6.5)%		(6.0)%		(6.5)%
Other public sector:
Social Security System and Government Service Insurance System	(Peso)	15.5	(Peso)	15.6	(Peso)	25.6	(Peso)	17.6	(Peso)	25.1	(Peso)	11.3
Bangko Sentral(2)		0.2		(0.1)		1.2		6.9		3.3		3.4
Government financial institutions		2.8		3.9		5.4		4.9		5.2		1.8
Local Government units		0.6		(3.8)		17.4		21.0		15.6		5.4
Timing adjustment of interest payments to Bangko Sentral		0.5		(0.2)		(1.6)		0.7		3.9		0.0
Other adjustments		0.1		0.1		0.0		2.2		(2.8)		0.0

Total other public sector		19.4		15.5		48.1		53.4		50.2		21.9

Consolidated public sector financial position	(Peso)	(155.1)	(Peso)	(174.3)	(Peso)	(220.2)	(Peso)	(221.7)	(Peso)	(235.9)	(Peso)	(56.6)

As a percentage of GDP		(4.6)%		(4.8)%		(5.7)%		(5.3)%		(5.0)%		(4.7)%

Source: Fiscal Policy and Planning Office, Department of Finance.

(1)	Preliminary.

(2)	The Oil Price Stabilization Fund was created by the Government to stabilize the domestic price of oil products. Prior to deregulation in 1997, if exchange rates and international crude oil prices exceeded certain levels, oil companies received money from the fund, but if exchange rates and crude oil prices fell below those levels, oil companies contributed to the fund. The fund was technically abolished with the full deregulation of the oil industry in February 1998.

(3)	Amounts are net of interest rebates, dividends and other amounts remitted to the Government and the Central Bank-Board of Liquidation.

Led by the Government deficit, the consolidated financial position deficit increased to (Peso)155.1 billion in 2000 or 4.6% of GDP at current market prices, compared with the previous year’s deficit of (Peso)96.2 billion. The consolidated public sector deficit was largely due to a public sector borrowing requirement of (Peso)174.6 billion, which included (Peso)19.1 billion for costs relating to the restructuring of the old Central Bank and the (Peso)19.2 billion deficit of the 14 monitored non-financial Government corporations. The Government-owned corporations’ budget gap deteriorated from the single-digit deficit posted in 1999 as both current and capital expenditures increased. The greatest contributors to the deficit were the Philippine National Oil Company, the National Power Corporation, the Light Rail Transit Authority, the National Development Corporation and the National Food Authority. The other public sector entities had a combined surplus of (Peso)19.4 billion in 2000, largely due to the substantial surpluses of the local government units and the social security institutions such as the Government Services and Insurance System and Social Security System.

For 2001, the consolidated financial position recorded a deficit of (Peso)174.3 billion or 4.8% of GDP at current market prices. The Government accounted for (Peso)147.0 billion of the deficit, the Central Bank restructuring accounted for (Peso)23.5 billion and the monitored Government-owned corporations accounted for (Peso)24.5 billion. The other public sector entities had a combined surplus of (Peso)15.5 billion during 2001, primarily due to a (Peso)15.6 billion surplus attributable to the social security institutions.

For 2002, the consolidated financial position of the Republic recorded a deficit of (Peso)220.2 billion. The Government recorded a (Peso)210.7 billion deficit, the Central Bank restructuring accounted for an additional (Peso)15.1 billion deficit, and the monitored Government-owned corporations accounted for a (Peso)46.4 billion deficit. The total public sector borrowing requirement of (Peso)268.3 billion was offset in part by a combined surplus of (Peso)48.1 billion for the other public sector entities during 2002. Of the surplus, (Peso)25.6 billion was attributable to the social security institutions.

The consolidated financial position of the Republic recorded a deficit of (Peso)221.7 billion in 2003. The Government recorded a (Peso)199.9 billion deficit, the Central Bank restructuring accounted for an additional (Peso)15.7 billion and the monitored Government-owned corporations accounted for a (Peso)65.3 billion deficit. The total public sector borrowing requirement of (Peso)275.0 billion was offset in part by a (Peso)53.4 billion combined surplus for the other public sector entities. Of the surplus, (Peso)17.6 billion was attributable to social security institutions.

The consolidated financial position of the Republic recorded a deficit of (Peso)235.9 billion in 2004. The Government recorded a (Peso)187.1 billion deficit, the Central Bank restructuring accounted for an additional (Peso)17.5 billion and the monitored Government-owned corporations accounted for (Peso)90.7 billion. The total public sector borrowing requirement of (Peso)286.1 billion was offset in part by a (Peso)50.2 billion combined surplus for the other public sector entities. Of the surplus, (Peso)25.1 billion was attributable to social security institutions.

The consolidated financial position of the Republic recorded a deficit of (Peso)56.6 billion in the first quarter of 2005. The Government recorded a (Peso)63.5 billion deficit, the Central Bank restructuring accounted for an additional (Peso)4.3 billion and the monitored Government-owned corporations accounted for (Peso)8.4 billion. The total public sector borrowing requirement of (Peso)78.5 billion was offset in part by a (Peso)21.9 billion combined surplus for the other public sector entities. Of the surplus, (Peso)11.3 billion was attributable to social security institutions.

Government Revenues and Expenditures

The following table sets out Government revenues and expenditures for the periods indicated.

GOVERNMENT REVENUES AND EXPENDITURES

	Actual											Budget
	2000		2001		2002		2003		2004		2003–2004 Growth Rate	2004		2005
	(in billions, except percentages)
Revenues
Tax revenues
Bureau of Internal Revenue	(Peso)	360.8	(Peso)	388.7	(Peso)	394.5	(Peso)	425.4	(Peso)	468.1	10.1%	(Peso)	476.3	(Peso)	546.9
Bureau of Customs		95.0		96.2		96.3		106.1		122.5	15.4%		112.6		151.2
Others(1)		4.2		4.9		5.6		5.9		7.4	25.4%		7.6		8.1

Total tax revenues		460.0		489.8		496.4		537.3		598.0	11.3%		596.4		706.2
As a percentage of GNP		12.4%		12.6%		11.8%		11.6%		11.8%			11.9%		12.3
Non-tax revenues
Bureau of the Treasury income(2)	(Peso)	30.8	(Peso)	46.4	(Peso)	47.2	(Peso)	56.7	(Peso)	64.7	14.2%	(Peso)	40.7	(Peso)	36.6
Fees and other charges(3)		17.9		24.3		21.9		30.8		36.6	3.0%		38.3		30.0
Privatizations(4)		4.6		1.2		0.6		0.6		0.4	23.4%		1.0		0.5
Comprehensive Agrarian Reform Program (land acquisition and credit)		0.1		0.0		0.0		0.0		0.0	0.0%		0.0		0.0
Foreign grants		1.4		2.0		1.1		1.2		0.1	(93.8%)		0.0		0.0

Total non-tax revenues		54.7		73.9		70.8		89.3		101.8	14.0%		80.0		N/A

Total revenues		514.8		563.7		567.1		626.6		699.8	11.7%		676.4		783.2

As a percentage of GNP		14.4%		14.5%		13.4%		13.6%		13.8%			11.3%		14.7%

Expenditures
Personnel	(Peso)	225.2	(Peso)	238.9	(Peso)	266.0	(Peso)	276.1	(Peso)	283.1	2.5	(Peso)	286.3	(Peso)	295.4
Maintenance and operating expense		83.6		88.0		83.4		78.5		83.8	6.7		84.0		91.2
Interest payments
Foreign		48.3		62.2		65.9		78.8		90.9	15.4		N/A		120.6
Domestic		92.6		112.6		120.0		147.6		170.0	15.2		N/A		192.8

Total interest payments		140.9		174.8		185.9		226.4		260.9	15.2		265.8		313.4
Subsidies to Government corporation		6.8		7.8		5.6		12.2		6.9	(43.1)		3.9		4.7
Allotment to local government units		99.8		116.6		137.6		144.7		145.3	0.4		144.4		154.0
Comprehensive Agrarian Reform Program (land acquisition and credit)		2.3		4.4		2.0		2.7		7.3	170.4		4.3		4.4
Infrastructure and other capital outlays		87.3		75.8		93.3		77.6		93.8	20.9		75.4		92.9
Equity and net lending		3.2		4.4		4.1		8.2		5.7	(30.6)		10.1		7.1

Total expenditures		649.0		710.8		777.9		826.5		886.8	7.3%		874.2		963.2

As a percentage of GNP		18.5%		18.6%		18.4%		17.6%		17.1%	(4.6)		16.9%		16.7
Surplus/ (Deficit)	(Peso)	(134.2)	(Peso)	(147.0)	(Peso)	(210.7)	(Peso)	(199.9)	(Peso)	(187.1)	(6.4%)	(Peso)	(197.8)	(Peso)	(180.0)

Financing
Domestic financing	(Peso)	55.5	(Peso)	124.1	(Peso)	101.6	(Peso)	56.0	(Peso)	105.9	89.1%	(Peso)	120.1	(Peso)	N/A
Net domestic borrowings		119.5		152.3		155.0		143.0		161.4	12.9%		N/A		N/A
Non-budgetary accounts		(57.6)		(50.4)		(55.1)		(61.2)		74.9	(22.4%)		N/A		N/A
Use of cash balances		(6.5)		22.2		1.7		(25.8)		19.4	175.2%		N/A		N/A
Foreign financing		78.8		22.9		109.1		143.9		81.2	(43.6%)		21.2		N/A

Total financing	(Peso)	134.2	(Peso)	147.0	(Peso)	214.9	(Peso)	199.9	(Peso)	187.1	(6.4%)	(Peso)	141.3	(Peso)	N/A

Source: Department of Finance; Department of Budget and Management.

(1)	Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.

(2)	Represents interest on deposits, interest on advances to Government-owned corporations, interest on securities, dividends from Government-owned corporations, earnings received from the Philippine Amusement and Gaming Corporation, earnings and terminal fees received from Ninoy Aquino International Airport, guarantee fees and others.

(3)	Represents receipts from the Land Transportation Office, Department of Foreign Affairs and other Government agencies.

(4)	Represents remittances to the National Government from the sale of interests in Government-owned corporations, Government financial institutions and other Government-owned assets and from the sale of assets by the Presidential Commission on Good Government and the Asset Privatization Trust.

Recent Results

For the first seven months of 2005, the Government incurred a budget deficit of (Peso)82.6 billion. Total revenues for the period were (Peso)450.3 billion, and total expenditures for the period were (Peso)532.9 billion. Of the (Peso)450.3 billion in total revenues for the first seven months of 2005, BIR revenues accounted for (Peso)300.8 billion, Bureau of Customs revenues were (Peso)79.1 billion, Bureau of Treasury revenues were (Peso)43.7 billion, and revenues from other offices were (Peso)26.7 billion. Interest payments accounted for (Peso)174.3 billion of the (Peso)532.9 billion in total expenditures for the first seven months of 2005.

For the first six months of 2005, the Government deficit amounted to (Peso)67.5 billion. The lower than expected deficit level was a result of better revenue collections and savings in interest payments. The Government’s fiscal deficit for the first five months of 2005 was (Peso)67.8 billion, compared to (Peso)77.4 billion in the first five months of 2004, a decrease of 12.4%. Total government revenues in the first five months of 2005 were (Peso)322.3 billion, compared to (Peso)288.8 billion in the first five months of 2004, an increase of 11.6%. BIR collections accounted for (Peso)221.4 billion of total revenues and Bureau of Customs collections accounted for (Peso)55.8 billion. Total Government expenditures in the first five months of 2005 were (Peso)390.1 billion, compared to (Peso)366.1 billion in the first five months of 2004, an increase of 6.6%.

For the full year 2004, the Government's fiscal deficit was (Peso)187.1 billion, or approximately 3.9% of GDP, compared to (Peso)199.9 billion, or 4.6% of GDP, for the full year 2003.

Revenues

Sources.    The Government derives its revenues from both tax and non-tax sources. The main sources of revenue include income tax, value-added tax and customs duties. The main sources of non-tax revenue consist of interest on deposits, amounts earned from Government-owned corporations and privatization receipts.

Since 2001, the BIR has implemented the following tax administration improvements:

•	settlement of delinquent accounts or disputed assessments which are either being litigated in the courts or being challenged by taxpayers;

•	use of electronic documentary stamp metering machines to accurately assess and monitor documentary stamp taxes;

•	broadening the tax base to increase the number of registered taxpayers;

•	issuance of revenue regulations regarding automobiles which are subject to excise tax; and

•	implementing a ceiling on deductible representation expenses as mandated by the Tax Code of 1997.

Since January 1, 2003, a 10% value-added tax on services rendered by banks, non-bank financial intermediaries and finance companies has been implemented by the BIR. The VAT is due on financial intermediation services, financial leasing, net foreign exchange gains, net trading gains, certain real estate sales and sales of other properties acquired through foreclosure, sales of goods and properties and all other income derived by banks and non-bank financial intermediaries.

On May 24, 2005, President Arroyo signed into law the Expanded Value-Added Tax Act of 2005. The new law ends some VAT exemptions on power, electricity, and air and sea transport. The measure also raises the corporate tax rate from 32 to 35%. It also grants the President “standby authority” to raise the rate of VAT from 10% to 12% in 2006. However, on July 1, 2005, the Supreme Court issued a temporary restraining order suspending its implementation indefinitely. The court’s order came in response to petitions filed by several opposition lawmakers and an association of petroleum dealers who argued, among other things, that the new law was unconstitutional because the provision in the new law allowing the President to increase the tax rate to 12% from 10% in 2006 was an invalid delegation of legislative power. Voting 13-2, the Supreme Court ordered the Government to immediately halt collection of the expanded VAT so that the Court could fully consider the question of constitutionality of the legislature’s delegation of power. The Government, led by the Department of Finance, has opposed the petitions and asked the Supreme Court to reverse its temporary restraining order as soon as possible. Oral arguments on the matter were held on July 14, 2005, and the Supreme Court has indicated that it will issue a decision by the end of August.

The Supreme Court’s decision to suspend the expanded VAT law cost the Government an estimated (Peso)5 billion in foregone revenues in July 2005, and is estimated to reduce revenues by (Peso)5 billion per month for as long as the temporary restraining order is in effect. However, the Government currently believes that if the temporary restraining order is lifted by September 2005, the overall budget deficit for 2005 will still be lower than Government’s original target of (Peso)180 billion, mainly because of a projected decrease of at least (Peso)25 billion in interest payments from 2004 to 2005. For the first six months of 2005, the budget deficit stood at (Peso)67.5 billion, lower than the Government’s six-month target of (Peso)98.5 billion, and interest payments were (Peso)143.1 billion for the first half of 2005, an increase of 18.1% over (Peso)121.0 billion for the first half of 2004 but lower than the (Peso)158.0 billion programmed for the first half of 2005. Although the Department of Finance has stated that its immediate priority is to lift the temporary restraining order, the Government will also continue to pursue additional measures to raise new revenues, strengthen the banking sector and encourage investment. These measures include a simplified net income tax system, reform of trade and duty exemptions, and expansion of the excise taxes to cover “non-essential” products such as soft drinks.

Results.     In 2000, Government revenues amounted to (Peso)514.8 billion, a 7.6% increase over 1999 revenues. Revenues collected by the BIR increased to (Peso)360.8 billion but were (Peso)37.0 billion short of target estimates. The shortfall was attributable primarily to lower BIR collections of items such as documentary stamp tax and capital gains tax. The slowdown in the financial and real estate sectors also adversely affected collections in 2000. Bureau of Customs revenue increased to (Peso)95.0 billion, (Peso)3.1 billion more than targeted. Even with the marked slowdown in its collections from 1999 levels, the Bureau of the Treasury continued to surpass its target. The Treasury collected (Peso)30.8 billion in non-tax revenue from dividends on its shares of stocks and income from investments. Privatization efforts generated only (Peso)4.6 billion in remittances, compared to a target of (Peso)22.9 billion, as unfavorable market prices prevented the Government from disposing of its assets.

Government revenues in 2001 were (Peso)563.7 billion, of which (Peso)489.8 billion were tax revenues and (Peso)73.9 billion were non-tax revenues. Revenue collections for 2001 were (Peso)5.5 billion higher than the budgeted amount of (Peso)558.2 billion and 9.5% higher than revenue collections for 2000. The increase was mainly attributable to the Bureau of the Treasury which collected (Peso)21.5 billion more than its target of (Peso)24.9 billion, offsetting a (Peso)8.9 billion shortfall from the targeted amount of cash collections by the Bureau of Customs. The BIR surpassed its target by (Peso)621 million for the period, collecting (Peso)388.7 billion. Privatization revenues for 2001 were (Peso)1.2 billion, compared to the budgeted amount of (Peso)10 billion, as unfavorable market conditions prevented the disposition of Government assets targeted for privatization.

Government revenues in 2002 totaled (Peso)567.1 billion, of which (Peso)496.4 billion were from tax revenues and (Peso)70.8 billion were from non-tax revenues. Total revenues for 2002 increased 0.6% from 2001. Of total tax revenues during 2002, the BIR accounted for (Peso)394.5 billion and the Bureau of Customs accounted for (Peso)96.3 billion. Bureau of Treasury collections accounted for (Peso)47.2 billion in revenue in 2002, and taxes from other government offices and non-tax revenues accounted for the remaining (Peso)29.0 billion. The BIR’s collection of (Peso)394.5 billion in 2002 was 1.5% more than the (Peso)388.7 million collected in 2001. The lower than expected amounts collected for 2002 have been mainly attributed to the BIR’s continued difficulty in generally enforcing the Republic’s tax laws as well as the relatively low interest rate environment.

Government revenues in 2003 were (Peso)626.6 million, a 10.5% increase from 2002. The overall increase in revenues was attributable mainly to reforms in the BIR and the Bureau of Customs, including technological improvements, stricter enforcement measures and expanded tax audits. BIR collections in 2003 were (Peso)425.4 billion, 7.8% more than in 2002, and Bureau of Customs revenues were (Peso)106.1 billion in 2003, 10.2% more than in 2002. Remittances to the Bureau of the Treasury were (Peso)56.7 billion in 2003, 20.1% more than in 2002, and taxes from other government offices and non-tax revenues accounted for (Peso)38.4 billion, an increase of 32.2% from 2002.

Total Government revenues for 2004 were (Peso)699.8 billion, an 11.7% increase from 2003. Tax revenues in 2004 were (Peso)598.0 billion, an 11.3% increase from 2003. Of total tax revenues in 2004, BIR collections accounted for (Peso)468.2 billion, Bureau of Customs collections accounted for (Peso)122.5 billion and other tax revenues accounted for (Peso)7.4 billion. Increased tax revenues were primarily due to intensified tax collection procedures. Non-tax revenues increased by 15.4% to (Peso)101.7 billion in 2004 from (Peso)88.1 billion in 2003, with an increase in income to the Bureau of the Treasury from holdings of NPC debt and new income from the recently unfrozen Marcos accounts.

For the first six months of 2005, total Government revenues amounted to (Peso)384.4 billion which grew by 12% from the same period in 2004. For the first six months of 2005, BIR collections amounted to (Peso)260.0 which grew by 13% from the same period in 2004, Bureau of Customs collections rose to (Peso)68.4 billion which grew by 13% from the same period in 2004 and the Bureau of the Treasury’s income amounted to (Peso)36.0 which grew by 23% compared to the same period in 2004.

Expenditures

Expenditures in 2000 increased to (Peso)649.0 billion compared to (Peso)590.4 billion in 1999. The total expenditures were (Peso)19.5 billion more than the Government’s target. The increase in expenditures was due primarily to higher interest payments which increased by (Peso)16 billion as a result of high interest rates for Treasury bills and fixed rate Treasury bonds. Other contributing factors included the depreciation of the peso, compared to the US dollar, an increase in LIBOR and the unprogrammed interest payment for the Metro Rail Transit obligation. Revenues of (Peso)514.8 resulted in an actual Government deficit of (Peso)134.2 in 2000.

Government expenditures for 2001 were (Peso)710.8 billion, (Peso)7.5 billion more than the budgeted amount of (Peso)703.2 billion and 9.5% higher than expenditures for 2000. Excess disbursements were largely due to the additional funding for irrigation and farm-to-market roads, as well as an increase in spending on infrastructure to temper the effect of the slowdown in the industrial sector. Larger availment of unprogrammed funding from loans and grants also contributed to excess spending. Savings in interest payments as well as the implementation of fiscal discipline measures allowed additional leeway for excess disbursements, including the settlement of prior years’ accounts, payment of retirees’ benefits, and a grant of additional Christmas bonuses to government employees. The actual Government deficit for 2001 was (Peso)147.0 billion compared to the budgeted deficit of (Peso)145.0 billion.

Government expenditures in 2002 were (Peso)777.9 billion, an increase of 9.4% from 2001. The increase in expenditures from 2001 to 2002 was due in part to higher expenditures for infrastructure given the settlement of accounts payable and the faster implementation of foreign-assisted projects and increased allotments to local government units. Personal services also increased given the implementation of the final tranche of the salary adjustment for PNP uniformed personnel, the first phase of the increased salaries for uniformed military personnel, the increase in the monthly pension for veterans, and the funding for the new teaching positions starting June 2002.

Government expenditures in 2003 were (Peso)826.5 billion, 6.2% more than the expenditures in 2002. The increase in expenditures was largely due to a substantial increase in interest payments, which grew from (Peso)185.9 billion in 2002 to (Peso)226.4 billion in 2003, mainly as a result of higher foreign debt servicing. Higher foreign interest payments resulted from the decline in the value of the peso relative to other currencies and the issuance of new foreign debt. Personnel expenditures, subsidies to government corporations and allotments to local government units also increased between 2002 and 2003. Funding for the filling of positions created in 2002 and 2003, and a salary adjustment for military personnel, contributed to the increase in personal services spending. In addition, larger allocation for local government units, higher budgetary support to public/private partnerships, and net lending contributed to the increase.

Total government expenditures for 2004 were higher by 7.3% at (Peso)886.8 billion, an increase of 7.3% from 2003. The increase in expenditures was mainly due to higher infrastructure spending which grew to (Peso)93.8 billion in 2004, an increase of 20.9% from 2003. The accelerated capital spending made possible by the adoption of a new payment scheme for public works projects and the settlement of accounts payable contributed to the increase. Also, personnel services expenditures increased to (Peso)283.1 billion in 2004, an increase of 2.5% from 2003, due to a salary increase for military personnel and the compensation for new military personnel, policemen and prison guards. The conduct of elections partly attributed to increased personal services spending in the form of per diem costs for personnel involved in the exercise, while supplies, materials and other expenses relating to the election added to the growth in maintenance expenditures to (Peso)83.8 billion in 2004, an increase of 6.8% from 2003. Additional subsidies were granted to corporations involved in housing, food price stabilization and water supply.

The Government’s total expenditures in the first half of the year amounted to (Peso)451.9 billion, reflecting a 6.7% growth from (Peso)423.4 billion for the same period in 2004. The increase in expenditures was mainly due to an 18.3% increase in interest payments, which stood at (Peso)143.1 billion for the first half of 2005 compared to (Peso)121.0 billion for the same period in 2004.

The Government Budget

The Budget Process

The Administrative Code of 1987 requires the Government to formulate and implement a national budget. The President submits the budget to Congress within 30 days of the opening of each regular session of Congress, which occurs on the fourth Monday of each July. The House of Representatives reviews the budget and transforms it into a general appropriations bill. The Senate then reviews the budget. A conference committee composed of members of both houses of Congress then formulates a common version of the bill. Once both houses approve the budget, the bill goes to the President for signing as a general appropriations act.

2006 Budget

On August 24, 2005, President Arroyo submitted the Administration’s proposed 2006 budget to Congress. The proposed 2006 budget, which is intended to support the Administration’s 10-point economic agenda outlined in the Medium-Term Philippine Development Plan (see “Government—Arroyo Economic Policy”), includes (Peso)1.05 trillion in appropriations, 14.7% more than the (Peso)918.6 billion in the most recently revised 2005 budget. Increases in spending for the proposed 2006 budget are focused on education, transportation, digital infrastructure and anti-poverty projects. The President’s proposed 2006 budget is based on projected GDP growth of 6.1%, an inflation rate of 7.5%, and an increase of 11% in imports from 2005 to 2006.

The proposed 2006 budget reflects revenues of (Peso)968.6 billion, an increase of 23.7% or (Peso)186.6 billion from 2005. The 2006 proposed budget envisions that the expanded VAT law will be in effect and generate (Peso)82.6 billion to (Peso)105.0 billion in tax revenues. Increases in revenues are also expected to result from the implementation of administrative reforms and computerization in revenue collection agencies. Of the total projected revenues, (Peso)874.3 billion (90.2% of the total) is projected to come from taxes and the remaining (Peso)94.3 billion will come from fees, investment income, privatization proceeds, foreign grants, and other non-tax income. The projected 2006 deficit of (Peso)124.9 billion, which would represent a 30.6% decrease from the (Peso)180.0 billion deficit forecast for 2005, is expected to be financed by (Peso)150.0 billion in net borrowings ((Peso)102.4 billion from foreign lenders and (Peso)47.6 billion from domestic sources).

The proposed 2006 budget includes (Peso)293.9 billion for the social services sector, (Peso)161.5 billion for general public services (including public order and safety), and (Peso)52.4 billion for defense (reflecting an increase of 18.7% intended primarily to modernize the armed forces). In particular, the Commission on Elections budget has been increased significantly to (Peso)3.3 billion in 2006 from (Peso)1.4 billion in 2005, to automate the electoral process and vote-counting systems. Also, (Peso)13.1 billion in additional spending has been allocated in the proposed 2006 budget to finance an 8–9% increase in Government salaries, the first general increase in government salaries since 2002.

2005 Budget

On March 15, 2005, President Arroyo signed into law the General Appropriations Act for 2005. With a programmed budget of (Peso)925.7 billion, the Act authorizes 7.4% more spending than the 2004 budget of (Peso)861.6 billion. The budget includes both general appropriations and automatic appropriations, including the impact of (Peso)18.2 billion in interest payments on debt of NPC absorbed by the Government. The approved cash budget program is (Peso)20.1 billion higher than the level submitted to Congress. The increased budgetary authority is largely due to the necessity for interest payments on NPC liabilities assumed by the Government from December 2004. Approximately (Peso)6.2 billion has been allocated for productivity enhancement pay for government personnel and the rationalization of the civil service.

The 2005 disbursements program of (Peso)963.2 billion, as revised by the Department of Budget and Management, represents an 8.6% expansion over the 2004 actual spending level. This program is (Peso)20 billion higher than the proposed (Peso)943 billion originally submitted to Congress in August 2004. Provisions for personal services are 4.4% higher primarily as a result of new teaching and education-related positions, and a higher provision for the payment of retirees’ benefits. Maintenance and other operating expenditures are expected to receive an additional (Peso)8.4 billion to cover inflation adjustments, increases in population-sensitive expenses and a higher maintenance allocation for infrastructure. Infrastructure and other capital outlays are slightly lower than in 2004. Interest payments are projected to reach (Peso)313.4 billion, a 20.1% increase, due mainly to the (Peso)18.2 billion interest on NPC liabilities absorbed by the Government, and the servicing of fixed rate treasury bonds as well as 2005 issuances of Treasury bills, fixed rate Treasury bonds and new foreign borrowings. The Government’s original 2005 fiscal program was based on macroeconomic targets for 2005 which include GDP growth between 5.3% and 6.3% and inflation between 4.0% and 5.0%. The Government currently expects GDP growth to be near the lower end of the targeted range and inflation to be at least two percentage points above the higher end of the targeted range.

Debt

External Debt

The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

BANGKO SENTRAL APPROVED EXTERNAL DEBT

	As of December 31,
	2000	2001	2002	2003	2004
	(in millions, except percentages)
By Maturity:
Short-term(1)	$5,495	$6,000	$5,560	$6,179	$5,046
Medium and long-term	45,711	45,900	48,086	51,216	49,800

Total	$51,206	$51,900	$53,645	$57,395	$54,846

By Debtor:(2)
Banking system	$11,248	$11,603	$10,969	$11,246	$9,651
Public sector(3)	26,319	24,988	27,946	32,059	31,946
Private sector	13,637	15,310	14,729	14,090	13,250

Total	$51,206	$51,900	$53,645	$57,395	$54,846

By Creditor Type:
Multilateral	$9,665	$9,553	$8,970	$9,031	$8,440
Bilateral	15,336	14,531	15,621	16,895	16,800
Banks and financial institutions	10,411	11,621	11,790	10,681	11,175
Bondholders / noteholders	13,322	13,567	14,752	17,111	15,839
Others	2,472	2,627	2,512	3,676	2,592

Total	$51,206	$51,900	$53,645	$57,395	$54,846

Ratios:
Debt service burden to exports of goods and services(4)	12.4%	15.8%	16.4%	16.9%	13.8%
Debt service burden to GNP	7.5%	8.6%	9.3%	9.6%	8.0%
External debt to GNP	63.5%	68.3%	66.9%	69.0%	60.5%

Source: Bangko Sentral.

(1)	Debt with original maturity of one year or less.

(2)	Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.

(3)	Includes public sector debt whether or not guaranteed by the Government; does not include public banks.

(4)	This ratio is based on the debt service burden for the relevant period relative to the total exports of goods and receipts from services and income during such period based on the BPM5 framework.

In 2002, Bangko Sentral-approved external debt increased 3.4% from the $51.9 billion recorded as of December 31, 2001. The increase in debt in 2002 was due to additional borrowing to settle maturing obligations and finance the Government’s budget deficit, as well as upward foreign exchange revaluation adjustments on third-country currency denominated debt resulting from the continued depreciation of the US dollar against third-country currencies.

As of December 31, 2003, Bangko Sentral-approved external debt amounted to $57.4 billion, a 7.0% increase from the $53.6 billion recorded as of December 31, 2002. The increase in debt resulted from net inflows of foreign exchange to finance the Government’s budgetary requirements and from foreign exchange revaluation losses.

As of December 31, 2003, Bangko Sentral-approved medium and long term external debt amounted to $51.2 billion. Of this amount, 57.8% carried fixed rates, 39.5% had variable rates, and the remaining 2.7% was non-interest bearing. The average cost of fixed rate credits was 6.0%. For liabilities with floating interest rates, the margin over the applicable base rate averaged 1.7%. Approximately 54% of total Bangko Sentral–approved external debt (including short-term debt) was denominated in US dollars while 28% was denominated in Japanese yen. Multi-currency loans from the World Bank and the Asian Development Bank accounted for 9.2% of total Bangko Sentral-approved external debt.

As of December 31, 2004, the Republic’s outstanding external debt approved by or registered with Bangko Sentral was $54.8 billion, reflecting a decrease of approximately $2.5 billion from the $57.4 billion recorded as of December 31, 2003. This decrease in 2004 was mainly due to net payments on external obligations and downward foreign exchange revaluation adjustments.

The average interest rates for 91-day Treasury bills increased from 5.4% in 2002, to 6.0% in 2003 and subsequently to 7.3% in 2004.

The Republic’s debt service ratio (the ratio of principal and interest payments to export of goods and receipts from services and income) improved to 13.9% in 2004 from 17.2% in 2003. Meanwhile, the Republic’s debt ratio (the ratio of total external debt to gross national product) also improved to 59.2% in 2004 from 67.4% in 2003.

Approximately 51.2% of total Bangko Sentral-approved external debt (including short-term debt) was denominated in US dollars while 29.5% was denominated in Japanese yen. Multi-currency loans from the World Bank, the International Monetary Fund and the Asian Development Bank accounted for 15.4% of total Bangko Sentral-approved external debt.

Under the Electric Power Industry Reform Act of 2001, the Government was obligated to assume (Peso)200 billion of NPC’s debt. The Government completed the assumption of $3.4 billion and €500 million (amounting to approximately (Peso)200 billion) of NPC’s debt in March 2005.

As of March 31, 2005, the Republic’s outstanding external debt approved by or registered with Bangko Sentral was $55.3 billion, an increase of $0.5 billion from the $54.8 billion of December 31, 2004, but a decrease of $1.4 billion from the $56.7 billion recorded on March 31, 2004.

Government Financing Initiatives

From 1998 to 2002, the Republic received a total of $1.3 billion in financing from Japan under the Special Yen Loan Package, also known as the “Obuchi Fund”. In July 2000, the Republic entered into a $100 million grain sector development program loan agreement with the ADB. The ADB disbursed $30 million under this program in 2000; however, the undisbursed balance of $70 million was cancelled in April 2003. In November 2001, the Republic entered into a $75 million program loan agreement with ADB to support the Non-Bank Financial Governance Program. This loan was fully disbursed in the same year. As of December 31, 2001, the Republic had received $100 million from each of the World Bank and the Japan Bank for International Cooperation (“JBIC”) under their respective banking sector loan programs. However, the World Bank and the JBIC have canceled the remaining combined undisbursed commitment of $400 million.

The following are the major program loans availed by the Government from January 2002 to August 2005.

Program Loan	Creditor	Amount	Date Availed
Power Sector Restructuring Program	ADB	$100 million	November 2002
Power Sector Restructuring Program	JBIC	$100 million	December 2002
Second Non-Bank Financial Sector	ADB	$75 million	October 2003
Pasig River Environment Management and Rehabilitation	ADB	$60 million	December 2003
Metro Manila Air Quality Improvement	ADB	$100 million	December 2003
Metro Manila Air Quality Improvement	JBIC	$100 million	December 2003
Second Non-Bank Financial Sector	ADB	$75 million	December 2004
Health Sector Development Program*	ADB	$100 million	January 2005
*	As of August 2005, $100 million remains undisbursed under the ADB Health Sector Development Program Loan.

Credit Ratings

The following table sets out the changes in the Republic’s long-term foreign currency credit ratings or rating outlooks for the three years preceding the date of this prospectus.

Date	Rating Agency	Credit Rating or Rating Outlook

October 29, 2002	Standard & Poor’s	Downgraded outlook from “stable” to “negative”

November 25, 2002	Fitch-IBCA	Downgraded outlook from “stable” to “negative”

April 24, 2003	Standard & Poor’s	Downgraded from BB+ to BB

June 12, 2003	Fitch Ratings	Downgraded from BB+ to BB, with outlook upgraded to “stable”

January 27, 2004	Moody’s	Downgraded from Ba1 to Ba2

December 7, 2004	Fitch Ratings	Affirmed at BB, with outlook downgraded from “stable” to “negative”

January 17, 2005	Standard & Poor’s	Downgraded from BB to BB-

February 16, 2005	Moody’s	Downgraded from Ba2 to B1

May 26, 2005	Fitch Ratings	Upgraded outlook from “negative” to “stable”

July 11, 2005	Standard & Poor’s	Downgraded outlook from “stable” to “negative”

July 11, 2005	Fitch Ratings	Downgraded outlook from “stable” to “negative”

July 13, 2005	Moody’s	Downgraded outlook from “stable” to “negative”

On July 29, 2004, Standard & Poor’s Ratings Service downgraded the Republic’s long-term local currency rating from BBB to BBB-, citing as concerns the ability of the country’s capital markets to absorb Government debt and an increased risk of Government debt crowding out private investment. Standard & Poor’s made no change in the Republic’s long-term foreign currency rating of BB at that time.

On December 7, 2004, Fitch Ratings affirmed the Republic’s long-term foreign currency rating of BB as well as the Republic’s long-term local currency rating of BB+. Fitch cited the Republic’s strong macroeconomic performance, growth in OFW remittances and external debt maturity profile as factors that supported the Republic’s credit rating in the near term. However, Fitch revised the Republic’s rating outlook from stable to negative. The revision in outlook reflected increased concerns about the Republic’s fiscal situation, difficulties in implementing proposed tax measures, high levels of public sector deficit and public sector debt, financial problems of NPC and concerns over the health of the banking sector.

On January 17, 2005, Standard & Poor’s downgraded the Republic’s long-term foreign currency rating from BB to BB- and downgraded the Republic’s long-term local currency rating from BBB- to BB+. Standard & Poor’s noted the Government’s enactment of only one of eight proposed revenue measures in 2004, as well the high ratio of public sector debt to GDP and high proportion of revenues earmarked for interest payments. Standard & Poor’s also stated that the Republic’s fiscal situation is vulnerable to increases in global interest rates and depreciation of the peso because of the proportion of Government debt denominated in foreign currencies. However, Standard & Poor’s put the Republic’s long-term ratings outlook at stable at the new rating level, citing the Republic’s favorable current account balance and the Government’s continued efforts to implement fiscal reforms.

On February 16, 2005, Moody’s Investors Service downgraded the Republic’s long-term foreign and local currency ratings from Ba2 to B1. Moody’s stated that the Republic’s reliance on external borrowing has left the Republic’s fiscal position vulnerable to exchange rate fluctuations and shifts in creditor confidence. Moody’s also noted the Republic’s political difficulties in passing revenue measures and high levels of debt and interest payments as a proportion of revenues, as well as delays in energy sector reform that contributed to deterioration of the public sector financial position.

On May 26, 2005, Fitch Ratings affirmed the Republic’s long-term foreign currency rating of BB and the long-term local currency rating of BB+, but upgraded the Republic’s long-term foreign currency and long-term local currency outlook from “negative” to “stable.” Fitch based its upgrade on the passage of a package of fiscal policy measures aimed at reducing the national deficit. Fitch cited recent fiscal reform measures such as the expanded value-added tax law, higher excise taxes on alcohol and tobacco, a system of incentives for employees of tax-collection agencies, but cautioned that the stable outlook was predicated on the successful implementation of these measures. See “Republic of the Philippines—Government—Arroyo Administration Policy”.

On July 11, 2005, Fitch Ratings downgraded its long-term foreign and local currency ratings outlooks for the Republic from “stable” to “negative” while retaining the ratings of BB and BB+, respectively. Fitch warned that “a rating downgrade could be triggered by protracted delays in the Supreme Court decision, an eventual decision that the expanded value-added tax legislation is unconstitutional, or continued political disorder.”

On July 11, 2005, Standard & Poor’s downgraded its long-term foreign and local currency ratings outlooks for the Republic from “stable” to “negative” while affirming the existing ratings of BB- and BB+ respectively. Standard & Poor’s cited its concern stemming from “the ongoing political crisis in the country—sparked by allegations of electoral impropriety by the president, and punctuated by the Supreme Court’s freezing of an expanded sales tax, and the departure of President Arroyo’s economic team.”

On July 13, 2005, Moody’s Investors Service downgraded its long-term foreign and local currency ratings outlooks for the Republic from “stable” to “negative” while retaining the ratings at “B1”. Moody’s cited “a significant degree of uncertainty about the stability of the country’s fiscal and external payments positions under the unsettled political environment in the Philippines” and doubts over the Government’s ability to pursue its fiscal consolidation program following the Supreme Court’s temporary restraining order halting implementation of the Expanded VAT Reform Law. See “Republic of the Philippines—Government—Arroyo Administration Policy”.

The recent downgrades in the Republic’s rating outlook may increase the Republic’s external financing costs, which would in turn increase the Republic’s debt service requirements and make it more difficult for the Republic to service its debt and reduce current and future fiscal deficits. This could lead to a relative decrease in Government expenditures on programs intended to develop the Republic’s infrastructure and economic growth.

Public Sector Debt

In January 2005, the Government revised its methodology for reporting public sector debt. Previously the Department of Finance had reported total public sector debt, comprising the debt of the Government, the Central Bank Board of Liquidators (“CB-BOL”), the Social Security Institutions (“SSIs”), the 14 monitored Government-Owned and Controlled Corporations (“GOCCs”), the Government Financial Institutions (“GFIs”) and Bangko Sentral.

The Government’s new methodology for determining public sector debt reflects international standards recommended by the IMF’s Government Finance Statistics Manual 2001. Also, the Government now excludes the financial sector from its reported public sector debt to distinguish between financial public sector debt and non-financial public sector debt and to bring its reporting more in line with international practice. The Government has made the following revisions to its public sector debt figures in conformity with the IMF standards:

•	Debts of GFIs and Bangko Sentral, which were included in the previously reported public sector debt, are now excluded from public sector debt.

•	Intra-sectoral debt holdings, such as Government debt held by the Bond Sinking Fund and GOCC debt held by the Government, are now excluded from public sector debt under the new methodology to avoid double-counting.

•	The scope of public sector debt has been expanded to include the debt of local government units.

•	Levels of outstanding debts of SSIs and GOCCs have been revised to reflect recent updated data from the respective institutions.

OUTSTANDING PUBLIC SECTOR DEBT(1)

	As of December 31,
	2000		2001		2002		2003		2004(2)
	(in billions, except for percentages)
Consolidated nonfinancial public sector debt
Domestic	(Peso)	891.7	(Peso)	1,087.1	(Peso)	1,268.3	(Peso)	1,400.5	(Peso)	1,582.4
Foreign		2,064.5		2,087.6		2,445.9		2,948.7		3,054.7

Total		2,956.2		3,174.7		3,714.1		4,349.2		4,637.2

Financial public corporations
BSP(3)
Domestic		532.4		449.9		536.0		627.9		550.3
Foreign		385.2		475.5		450.4		458.9		377.0

Total		917.6		925.3		986.4		1,086.9		927.3

GFIs
Domestic(4)		213.3		231.7		248.1		239.7		246.4
Foreign		98.1		100.5		111.6		135.8		157.8

Total		311.4		332.2		359.7		375.5		404.1

Domestic		745.7		681.5		784.1		867.6		796.7
Foreign		483.3		576.0		562.0		594.8		534.8

Total		1,229.1		1,257.5		1,346.1		1,462.4		1,331.5

Less: Intrasector-debt holdings
Domestic
Government securities held by GFIs and BSP		292.5		316.9		347.4		358.1		314.2
Government deposits at BSP		95.5		86.5		78.9		104.2		60.3
Government/GOCCs deposits at GFIs		91.6		105.8		122.1		120.2		130.0
SSI’s deposits held by BSP		0.0		0.0		0.0		0.0		0.0
GFIs deposits at BSP		9.5		8.3		16.0		12.2		14.2
GOCC deposits at BSP		18.8		16.0		27.8		9.5		5.3
GOCC loans/other debt held by BSP		0.0		0.0		0.0		0.0		0.0
GOCC loans/other debt held by GFIs		14.4		17.4		13.9		15.4		26.6
GFIs loans/other debt held by BSP		38.8		30.6		56.5		83.7		81.0
Local governments debt held by GFIs		N/A		N/A		28.1		33.8		38.9

Total		561.0		581.5		690.6		737.0		670.4

Foreign
Governments securities held by BSP		0.5		0.5		0.5		0.5		0.7

Total		561.5		582.0		691.1		737.5		671.1

Total public sector
Domestic		1,076.5		1,187.1		1,361.8		1,531.1		1,708.7
Foreign		2,547.3		2,663.0		3,007.3		3,543.0		3,588.9

Total		3,623.8		3,850.2		4,369.1		5,074.0		5,297.6

Source: Fiscal Policy and Planning Office, Department of Finance.

(1)	The consolidated public sector comprises the general government sector, nonfinancial public corporations, and financial public corporations, after elimination of intra-debt holdings among these sectors.
(2)	Preliminary.
(3)	Comprises all liabilities of Bangko Sentral (including currency issues) except for the following: Allocation of SDRs and Revaluation of International Reserves.
(4)	Unaudited.

The following table presents the Republic’s consolidated nonfinancial public sector debt.

OUTSTANDING CONSOLIDATED NONFINANCIAL

PUBLIC SECTOR DEBT(1)

	As of December 31,
	2000		2001		2002	2003		2004(2)
	(in billions, except percentages)
Total(3)	(Peso)	2,956.2	(Peso)	3,174.7	3,714.1	(Peso)	4,349.2	(Peso)	4,637.2
Domestic		891.7		1,087.1	1,268.3		1,400.5		1,582.4
Foreign		2,054.5		2,087.6	2,445.9		2,948.7		3,054.7
National Government		2,166.7		2,384.9	2,815.5		3,355.1		3,812.0
Domestic		1,066.2		1,247.7	1,471.2		1,703.8		2,001.2
Foreign		1,098.5		1,137.2	1,344.3		1,651.3		1,810.7
Nonfinancial public corporations (14 GOCC’s)		1,118.7		1,152.1	1,377.3		1,659.4		1,554.4
Domestic		200.1		213.7	242.2		278.8		310.1
Foreign		918.6		938.4	1,135.1		1,380.6		1,244.3
CB-BOL		81.8		73.9	67.1		60.5		48.5
Domestic		0.0		0.0	0.0		0.0		0.0
Foreign		81.8		73.9	67.1		60.5		48.5
Social Security Institutions (SSIs)(4)		20.9		23.3	23.3		33.3		7.1
Domestic		20.9		23.3	23.3		33.3		7.1
Foreign		0.0		0.0	0.0		0.0		0.0
Local government units (LGUs)(5)		—		—	33.7		43.9		49.2
Domestic		—		—	33.7		43.9		49.2
Foreign		0.0		0.0	0.0		0.0		0.0
Less: Government debt held by Bond Sinking Fund(6)		84.5		105.5	180.2		273.9		414.9
Domestic		84.5		105.5	180.2		273.0		411.8
Foreign		0.0		0.0	0.0		0.8		3.1
Intra-sector-debt holdings (domestic)		312.9		292.0	321.9		386.3		373.5
Government debt held by SSIs		80.0		88.4	103.0		122.5		131.5
Government debt held by LGUs		0.3		0.3	0.7		2.1		0.9
Government debt held by GOCCs		139.9		120.7	126.1		130.8		102.9
Onlending from national government to GOCCs		92.7		82.6	92.1		113.4		122.3
Onlending from GOCC to GOCC(2)		0.0		0.0	0.0		17.5		15.9
Intra-sector debt holdings (external)		34.4		61.9	100.6		142.9		45.7
GOCCs debt held by national Government		34.4		61.9	100.6		142.9		45.7
Total (as % of GDP)		88.1%		87.4%	93.8%		103.3%		97.8%
Domestic (as % of GDP)		26.6%		29.9%	32.0%		33.3%		33.4%
Foreign (as % of GDP)		61.5%		57.5%	61.8%		70.0%		64.5%

Source: Fiscal Policy and Planning Office, Department of Finance.

(1)	The consolidated nonfinancial public sector comprises the general government sector and nonfinancial public corporations. The consolidated nonfinancial public sector does not include financial public corporations.
(2)	Preliminary.
(3)	Government debt under the revised methodology excludes contingent obligations. Data prior to 2002 excludes LGU debt and are therefore not strictly comparable with data from 2002 onwards.
(4)	Excluding “reserve liabilities” (insurance technical reserves). Debt of the Employees Compensation Commission is not included.
(5)	Data for LGUs are not available prior to 2002.
(6)	Including Securities Stabilization Fund.

As of December 31, 2004, the outstanding public sector debt was (Peso)5.3 trillion, equivalent to 111.8% of the Republic’s GDP. The same ratio was 120.5% as of December 31, 2003. The December 31, 2004 debt represents a 4.4% increase, equivalent to (Peso)223.5 billion, from debt of (Peso)5.1 trillion at December 31, 2003. Total domestic debt increased by 11.6% from (Peso)1.5 trillion in 2003 to (Peso)1.7 trillion in 2004. Total foreign debt reached a total of (Peso)3.6 trillion, equivalent to a 1.3% increase from the previous (Peso)3.5 trillion.

The debt of the Government, excluding intra-sector debt holdings, represented 72.0% of the total public sector debt in 2004. As of April 2005, total Government debt reached (Peso)3.9 trillion, of which (Peso)1.8 trillion, or 47% of the total, is owed to foreign creditors and (Peso)2.1 trillion, or 53% of the total, to domestic creditors. The domestic debt rose by 0.2% or (Peso)4.8 billion from March 2005 due to net issuances of securities by the Government. The increases in the Government’s debt were due to net issuances of government securities made by the Government. The Government’s foreign debt decreased by (Peso)6.7 billion was due to the (Peso)12 billion net appreciation of peso against the US dollar and the (Peso)2 billion new repayments from various loans. This decrease was offset by the depreciation of third currencies against the US dollar which increased the foreign debt by (Peso)7 billion. Total Government debt reached (Peso)3.8 trillion as of December 31, 2004, equivalent to 80.4% of GDP, an increase of 13.6% from the (Peso)3.4 trillion as of December 31, 2004. The rise in domestic debt was attributed to the net issuance of government securities. Meanwhile, the growth of the Government’s foreign debt of 9.7% was due to depreciations of the peso against the US dollar, offset by net repayments of principal.

The debt of SSIs declined by 78.6%, from (Peso)33.3 billion on December 31, 2003 to (Peso)7.1 billion on December 31, 2004 due to the Government Service Insurance System (“GSIS”) reclassifying its obligations according to instructions from the Commission on Audit (“COA”).

Pursuant to the EPIRA, the Government assumed (Peso)200 billion of NPC obligations in March 2005. This led to a 6.3% decrease of the 14 GOCC’s debt from (Peso)1.7 billion as of December 31, 2003 to (Peso)1.6 billion as of December 31, 2004, but did not affect public sector debt as a whole.

The nonfinancial public sector posted a total debt of (Peso)4.6 trillion as of December 31, 2004, equivalent to 97.8% of GDP. This amount represents a 6.6% increase from (Peso)4.3 trillion figure as of December 31, 2003.

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

OUTSTANDING DIRECT DEBT OF THE REPUBLIC(1)(2)

	As of December 31,
	2000		2001		2002		2003		2004
	(in millions)
Medium/long-term debt(3)
Domestic	(Peso)	600,180	(Peso)	821,695	(Peso)	1,065,671	(Peso)	1,207,600	(Peso)	1,423,638	$25,309
External		$21,992		$22,082		$25,340		$29,727		$32,191	$32,191	(4)
Short-term debt(5)
Domestic	(Peso)	468,020	(Peso)	425,988	(Peso)	405,531	(Peso)	496,181	(Peso)	577,583	$10,288

Total debt	(Peso)	2,166,700	(Peso)	2,164,086	(Peso)	2,815,489	(Peso)	3,355,116	(Peso)	3,811,954	$67,768

Source: Bureau of the Treasury, Department of Finance.

(1)	Includes Government debt that is on-lent to Government-owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were converted to US dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.

(3)	Debt with original maturities of one year or longer.

(4)	The Government has incurred an aggregate of $2.25 billion of external debt since December 31, 2004.

(5)	Debt with original maturities of less than one year.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

OUTSTANDING DIRECT DOMESTIC DEBT OF THE REPUBLIC(1)(2)

	As of December 31,
	2000		2001		2002		2003		2004
	(in millions)
Loans
Direct	(Peso)	15,541	(Peso)	15,317	(Peso)	15,609	(Peso)	15,560	(Peso)	28,300	$503
Assumed		19,117		13,858		8,251		2,297		2,294	41

Total loans		34,658		29,175		23,861		17,857		30,594	544
Securities
Treasury bills		467,275		425,414		405,226		495,964		577,583	10,285
Treasury notes/bonds		565,522		793,520		1,041,810		1,189,743		1,374,446	24,474

Total securities		1,033,542		1,218,508		1,447,342		1,685,707		1,952,029	34,759

Others		745		574		305		217		18,597	331

Total debt	(Peso)	1,068,200	(Peso)	1,247,683	(Peso)	1,471,202	(Peso)	1,703,781	(Peso)	2,001,226	$35,634

Source: Bureau of the Treasury, Department of Finance.

(1)	Includes Government debt that is on-lent to Government-owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were converted to US dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.

The following table sets forth the direct domestic debt service requirements of the Republic for the years indicated.

DIRECT DOMESTIC DEBT SERVICE REQUIREMENTS OF THE REPUBLIC(1)

Year	Principal Repayments		Interest Payments		Total(2)
	(in millions)
2000	(Peso)	45,429	(Peso)	93,575	(Peso)	139,004	$2,783
2001		54,038		112,592		166,631	3,268
2002		80,944		119,985		200,929	3,928
2003		147,322		147,565		294,887	5,308
2004		222,406		169,997		392,403	6,986
2005(3)		360,721		295,245		655,966	11,714
2006(3)		326,218		314,075		640,293	11,233
2007(3)		276,066		312,634		588,700	10,328
2008(3)		263,452		303,364		566,816	9,944

Source: Bureau of the Treasury, Department of Finance.

(1)	Excludes debt service in respect of Government debt that is on-lent to Government owned corporations and other public sector entities guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	For 1999 to 2004, amounts in pesos were converted to US dollars using the applicable Bangko Sentral reference exchange rates at the end of each period. For 2005 through 2008, amounts in pesos were converted to US dollars using the applicable Bangko Sentral reference exchange rates as of December 31, 2004.

(3)	Projected, based on debt outstanding as of December 31, 2004.

Direct External Debt of the Republic

The following table summarizes the outstanding external direct debt of the Republic as of the dates indicated.

OUTSTANDING DIRECT EXTERNAL DEBT OF THE REPUBLIC(1)(2)

	As of December 31,
	2000	2001	2002	2003	2004
	(in millions)
Loans
Multilateral	$4,388	$4,323	$4,390	$4,626	$4,581
Bilateral	8,193	7,236	8,167	9,277	9,503
Commercial	651	841	925	929	971

Total loans	13,232	12,400	13,482	14,732	15,055
Securities
Eurobonds	514	915	1,062	1,637	1,775
Brady Bonds	1,385	1,287	1,190	1,092	846
Yen Bonds	655	949	959	794	825
Notes	810	1,010	400	200	0
Global Bonds	5,396	5,396	8,246	10,546	13,064
T-Bills	—	125	—	625	625

Total securities	8,760	9,682	11,857	14,895	17,135

Total	$21,992	$22,082	$25,340	$29,727	$32,190	(3)

Source: Bureau of the Treasury, Department of Finance

(1)	Includes Government debt that is on-lent to Government-owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.

(3)	The Government has incurred an aggregate of $2.25 billion of external debt since December 31, 2004.

The following table sets out, by designated currency and the equivalent amount in US dollars, the outstanding direct external debt of the Republic as of March 31, 2005.

SUMMARY OF OUTSTANDING DIRECT EXTERNAL

DEBT BY THE REPUBLIC BY CURRENCY(1)

(as of March 31, 2005)

	Amount in Original Currency	Equivalent Amount in US dollars(2)		% of Total
	(in millions, except percentages)
US Dollar	20,670	$20,670		62.54%
Japanese Yen	989,431	9,206		27.85
European Currency Unit	1,281	1,655		5.01
Special Drawing Rights	686	1,035		3.13
French Franc	717	141		0.43
Austrian Schilling	1,354	127		0.38
Swiss Franc	100	83		0.25
Deutsche Mark	102	68		0.20
Pound Sterling	10	19		0.06
Belgian Franc	599	19		0.06
Danish Kroner	36	6		0.02
Kuwait Dinar	3	10		0.03
Korean Won	3,592	4		0.01
Italian Lire	6,780	5		0.01
Sweden Kroner	13	2		0.01
Canadian Dollar	2	2		0.00

Total		$33,050	(3)	100.00%

Source: Bureau of the Treasury, Department of Finance.

(1)	Includes Government debt that is on-lent to Government-owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates as of March 31, 2005.

(3)	The Government has incurred an aggregate of $750 million of external debt since March 31, 2005.

The following table sets forth the direct external debt service requirements of the Republic for the years indicated.

DIRECT EXTERNAL DEBT SERVICE REQUIREMENTS OF THE REPUBLIC(1)(2)

Year	Principal Repayments	Interest Payments	Total
	(in millions)
2002	$1,707	$1,180	$2,888
2003	1,611	1,329	2,940
2004	2,104	1,616	3,720
2005(3)	2,309	1,836	4,145
2006(3)	2,091	1,988	4,078
2007(3)	1,389	1,954	3,344
2008(3)	1,794	2,033	3,827
2009(3)	2,020	2,172	4,192
2010(3)	1,960	2,278	4,238

Source: Bureau of the Treasury, Department of Finance.

(1)	Excludes debt service in respect of Government debt that is on-lent to Government-owned corporations and other public sector entities or guaranteed by the Government, other than debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	For 1999 through 2004, amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of payment. For 2004 through 2010, amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates as of December 31, 2004.

(3)	Projected, based on debt outstanding as of December 31, 2004.

Government Guaranteed Debt

The following table sets forth all Republic guarantees of indebtedness, including guarantees assumed by the Government, as of the dates indicated.

SUMMARY OF OUTSTANDING GUARANTEES OF THE REPUBLIC(1)(2)

	As of December 31,
	2000		2001		2002		2003		2004
	(in millions)
Domestic	(Peso)	12,451	(Peso)	23,167	(Peso)	21,064	(Peso)	22,634	(Peso)	33,135	$589
External		$9,402		$9,177		$10,757		$12,348		$14,232	$14,232

Total											$14,821

Source: Bureau of the Treasury, Department of Finance.

(1)	Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)	Amounts in original currencies were converted to US dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.

Payment History of Foreign Debt

In early 1985 and in 1987, the Government rescheduled principal maturities of most medium- and long-term liabilities owed to commercial bank creditors falling due between October 1983 and December 1992. The

Philippines normalized its relationship with foreign bank creditors in 1992 after issuing Brady Bonds in exchange for its commercial bank debt.

The Philippines rescheduled portions of its obligations to official creditors, such as foreign Governments and their export credit agencies, five times between 1984 and 1994 as follows.

Date of Rescheduling Agreement	Rescheduled Amount	New Maturity (From Date of Rescheduling Agreement)	Grace Period
December 1984	$896 million	10 years	5 years
January 1987	$1.1 billion	10 years	5.5 years
May 1989	$1.8 billion	8.5 years	5 years
June 1991	$1.5 billion	15-20 years	6.5 years
July 1994*	$498 million	15-20 years	8-10 years

*	Not implemented. See discussion in following paragraph.

In December 1994, the Government decided not to avail itself of the July 1994 rescheduling agreement to accelerate the country’s graduation from rescheduling country status. As of June 30, 1999, the Republic’s rescheduled obligations with its bilateral creditors amounted to $2.2 billion, with Japan at $1.2 billion and the United States at $506 million having the largest exposures.

In addition to debt restructuring, the Republic has engaged in debt buyback, debt-to-equity, debt-for-debt, debt-for-nature and other debt reduction arrangements to reduce its debt by at least $6 billion. The Republic intends to maintain various efforts to manage its debt portfolio to improve yield and maturity profiles. The Republic may utilize proceeds from debt issues for the purpose of repurchasing outstanding debt through a variety of methods, including public auctions and repurchases of debt securities in the open markets.

While there have been a number of reschedulings of the Republic’s debt to its bilateral creditors in the past few years, the Republic has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 20 years.

Brady Bonds.    In 1992, the Philippines issued approximately $3.3 billion of Brady Bonds, maturing between 2007 and 2018, in exchange for commercial bank debt, and secured, as to repayment of principal at stated maturity, $1.9 billion of the bonds with zero-coupon bonds purchased by the Republic in the open market. As of year-end 1997, cash and short-term investment grade securities deposited with the Federal Reserve Bank of New York, as collateral agent, secured the payment of approximately 12 to 14 months of interest on $1.6 billion of the Brady Bonds.

In October 1996, the Government exchanged $6.5 million of Series A Principal Collateralized Interest Reduction Bonds due 2018 and approximately $628 million of Series B Principal Collateralized Interest Reduction Bonds due 2017 for $551 million of its $690 million 8.75% Bonds due 2016. After the exchange, approximately $2.3 billion of the Brady Bonds remained outstanding. The exchange generated significant savings in debt service and the release of the US Treasury securities held as collateral with respect to the exchanged bonds and established a liquid and long-term sovereign benchmark extending the maturity of the Philippine debt profile. The exchange resulted in the redemption, at a discount, of approximately $635 million of Brady Bonds. In addition, the Brady Bond exchange freed more than $124 million in cash from the collateral released in the retirement of the Brady Bonds.

In October 1999, the Government exchanged approximately $401 million of its Principal Collateralized Interest Reduction Bonds, $165 million of its Interest Reduction Bonds and $54 million of its Floating Rate Debt

Conversion Bonds for approximately $544 million of 9.50% Global Bonds due 2024. After the exchange, approximately $1.5 billion of the Brady Bonds remained outstanding. Similar to the October 1996 exchange, this exchange generated significant savings in debt service and the release of the US Treasury securities held as collateral with respect to the exchanged bonds and established a sovereign benchmark extending the maturity of the Philippine debt profile. The exchange freed approximately $149 million in cash from the collateral released in the retirement of the Brady Bonds.

In February 2004, the Republic exchanged approximately $46 million original principal amount of its Principal Collateralized Interest Reduction Bonds, $123 million original principal amount of its Interest Reduction Bonds, $141 million original principal amount of its Floating Rate Debt Conversion Bonds and $917 million of outstanding global bonds for approximately $1.2 billion in 8.375% Global Bonds due 2011. In addition, the Republic issued approximately $120 million in 8.375% Global Bonds due 2011 pursuant to a concurrent cash offering.

The following table sets out the foreign currency bonds issued by the Republic.

FOREIGN CURRENCY BONDS ISSUED BY THE REPUBLIC

	Outstanding Balance as of Issue Date	Outstanding Balance as of March 31, 2005
	(in millions)
Brady Bonds(1)
Interest Reduction Bonds	$757	$111
Principal Collateralized Interest Reduction Bonds	1,894	537
Debt Conversion Bonds	697	199

Total	$3,348	$846
Japanese Yen Bonds(2)
Seventh Series	326	326
Shibosai Series A	465	465

Total	$791	$791
Notes	0	0
Global bonds	14,564	14,564
Eurobonds(2)	2,139	1,670
T-Bills	950	450

Total foreign bonds	$21,709	$18,321	(3)

Source: Bureau of the Treasury, Department of Finance.

(1)	The difference between the amount of the Brady Bonds originally issued and the amount currently outstanding represents repurchases of such Bonds by the Republic in the secondary market (or their acquisition in connection with debt for equity and similar transactions), the 1998 Brady Bond exchange, the cancellation of such acquired Bonds and principal repayments.

(2)	Yen and Euro denominated bonds were converted to US dollars using Bangko Sentral’s reference exchange rate as of December 29, 2004.

(3)	The Government has incurred an aggregate of $750 million of external debt since March 31, 2005.

DESCRIPTION OF THE SECURITIES

Description of the Debt Securities

The Philippines may issue debt securities in separate series at various times. The description below summarizes the material provisions of the debt securities that are common to all series and the Fiscal Agency Agreement. Each series of the debt securities will be issued pursuant to a fiscal agency agreement (each, as applicable to a series of debt securities, the “Fiscal Agency Agreement”). Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the debt securities. Therefore, the Philippines urges you to read the form of the Fiscal Agency Agreement and the form of global bond before deciding whether to invest in the debt securities. The Philippines has filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

The financial terms and other specific terms of your debt securities are described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

You can find the definitions of certain capitalized terms in the subsection titled “Glossary of Certain Defined Terms” located at the end of this section.

General Terms of the Bonds

The prospectus supplement that relates to your debt securities will specify the following terms:

•	The aggregate principal amount and the designation;

•	The currency or currencies or composite currencies of denomination and payment;

•	Any limitation on principal amount and authorized denominations;

•	The percentage of their principal amount at which the debt securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, for the debt securities and, if variable, the method by which the interest rate or rates will be calculated;

•	Whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	The dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	Where and how the Philippines will pay principal and interest;

•	Whether and in what circumstances the debt securities may be redeemed before maturity;

•	Any sinking fund or similar provision;

•	Whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•	If issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

•	Whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”).

If the Philippines issues debt securities at an original issue discount, in bearer form or payable in a currency other than the US dollar, the prospectus supplement relating to the debt securities will also describe applicable US federal income tax and other considerations additional to the disclosure in this prospectus.

Payments of Principal, Premium and Interest

On every payment date specified in the relevant prospectus supplement, the Philippines will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. The record date will be specified in the applicable prospectus supplement. The Philippines will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, the Philippines will make payments in US dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement, the Philippines will pay interest by check, payable to the registered holder.

If the relevant debt security has joint holders, the check will be payable to all of them or to the person designated by the joint holders at least three business days before payment. The Philippines will mail the check to the address of the registered holder in the bond register and, in the case of joint holders, to the address of the joint holder named first in the bond register.

The Philippines will make any payment on debt securities in bearer form at the designated offices or agencies of the fiscal agent, or any other paying agent, outside of the United States. At the option of the holder of debt securities, the Philippines will pay by check or by transfer to an account maintained by the payee with a bank located outside of the United States. The Philippines will not make payments on bearer securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, the Philippines will not make any payment by mail to an address in the United States or by transfer to an account with a bank in the United States, Nevertheless, the Philippines will make payments on a bearer security denominated and payable in US dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to the Philippines.

If the Philippines issues bearer securities, it will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

If no one claims money paid by the Philippines to the fiscal agent for the payment of principal or interest for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to the Philippines. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid. However, the Philippines’ obligations to pay the principal of, and interest on, the debt securities as they become due will not be affected by such repayment.

You will not be permitted to submit a claim to the Philippines for payment of principal or interest on any series of debt securities unless made within ten years, in the case of principal, and five years, in the case of interest, from the date on which payment was due.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, the Philippines anticipates that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security.    The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the Fiscal Agency Agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•	must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder of the debt securities; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from the Philippines.

The Philippines understands that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

The Philippines will issue certificated securities and register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934 and the Philippines does not appoint a successor depositary within 90 days;

•	the Philippines determines, in its sole discretion, not to have a series of debt securities represented by a global security; or

•	a default occurs that entitles the holders of the debt securities to accelerate the maturity date and such default has not been cured.

In these circumstances, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form. Definitive debt securities in bearer form will not be issued in respect of a global security in registered form.

Beneficial Interests in and Payments on a Global Security.    Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, the Philippines expects the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security.

The Philippines also expects that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. The Philippines has no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. The Philippines also has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities.    The Philippines may issue debt securities of a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme, or with a nominee identified in the applicable Prospectus Supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a bearer global security will be described in the applicable Prospectus Supplement.

Additional Amounts

The Philippines will make all payments on the debt securities without withholding or deducting any present or future taxes imposed by the Philippines or any of its political subdivisions, unless required by law. If Philippine law requires the Philippines to deduct or withhold taxes, it will pay the holders of the debt securities such additional amounts as are necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

The Philippines will not pay, however, any additional amounts if the holder of the debt securities is liable for Philippine tax because:

•	the holder of the debt securities is connected with the Philippines other than by merely owning the debt security or receiving income or payments on the bond; or

•	the holder of the debt securities failed to comply with any reasonable certification, identification or other reporting requirement concerning the holder’s nationality, residence, identity or connection with the Philippines, if compliance with such requirement is required by any statute or regulation of the Philippines as a precondition to exemption from withholding or deduction of taxes; or

•	the holder of the debt securities failed to present its debt security for payment within 30 days of when the payment is due or when the Philippines makes available to the holder of the debt securities or the relevant fiscal or paying agent a payment of principal or interest, whichever is later. Nevertheless, the Philippines will pay additional amounts to the extent the holder would have been entitled to such amounts had it presented its debt security for payment on the last day of the 30 day period.

Status of Bonds

While outstanding, the debt securities will:

•	constitute direct, unconditional and unsecured obligations of the Philippines;

•	rank at least equally in right of payment with all of the Philippines’ other unsecured and unsubordinated External Indebtedness, except as described below; and

•	continue to be backed by the full faith and credit of the Philippines.

Under Philippine law, unsecured debt (including guarantees of debt) of a borrower in insolvency or liquidation that is documented by a public instrument, as provided in Article 2244(14) of the Civil Code of the

Philippines, ranks ahead of unsecured debt that is not so documented. Debt is treated as documented by a public instrument if it is acknowledged before a notary or any person authorized to administer oaths in the Philippines. The Government maintains that debt of the Philippines is not subject to the preferences granted under Article 2244(14) or cannot be documented by a public instrument without acknowledgment of the Philippines as debtor. The Philippine courts have never addressed this matter, however, and it is uncertain whether a document evidencing the Philippines’ Peso or non-Peso denominated debt (including External Indebtedness), notarized without the Philippines’ participation, would be considered documented by a public instrument. If such debt were considered documented by a public instrument, it would rank ahead of the debt securities if the Philippines could not meet its debt obligations.

The Philippines has represented that it has not prepared, executed or filed any public instrument, as provided in Article 2244(14) of the Civil Code of the Philippines, relating to any External Indebtedness. It also has not consented or assisted in the preparation or filing of any such public instrument. The Philippines also agreed that it will not create any preference or priority in respect of any External Public Indebtedness pursuant to Article 2244(14) of the Civil Code of the Philippines unless its grants equal and ratable preference or priority to amounts payable under the debt securities.

Negative Pledge Covenant

If any debt securities are outstanding, the Philippines will not create or permit any Liens on its assets or revenues as security for any of its External Public Indebtedness, unless the Lien also secures the Philippines’ obligations under the debt securities. In addition, the Philippines will not create any preference or priority for any of its External Public Indebtedness pursuant to Article 2244(14) of the Civil Code of the Philippines, or any successor law, unless it grants equal and ratable preference or priority to amounts due under the debt securities.

The Philippines may create or permit a Lien:

•	on any property or asset (or any interest in such property or asset) incurred when the property or asset was purchased, improved, constructed, developed or redeveloped to secure payment of the cost of the activity;

•	securing Refinanced External Public Indebtedness;

•	arising out of the extension, renewal or replacement of any External Public Indebtedness that is permitted to be subject to a lien pursuant to either of the previous two bullet points, as long as the principal amount of the External Public Indebtedness so secured is not increased;

•	arising in the ordinary course of banking transactions to secure External Public Indebtedness with a maturity not exceeding one year;

•	existing on any property or asset at the time it was purchased, or arising after the acquisition under a contract entered into before and not in contemplation of the acquisition, and any extension and renewal of that Lien which is limited to the original property or asset and secures any extension or renewal of the original secured financing;

•	that:

(A) arises pursuant to any legal process in connection with court proceedings so long as the enforcement of the lien is stayed and the Philippines is contesting the claims secured in good faith; or

(B) secures the reimbursement obligation under any surety given in connection with the release of any lien referred to in (A) above;

if it is released or discharged within one year of imposition; or

•	arising by operation of law, provided that any such Lien is not created or permitted to be created by the Philippines for the purpose of securing any External Public Indebtedness.

The international reserves of Bangko Sentral represent substantially all of the official gross international reserves of the Philippines. Because Bangko Sentral is an independent entity, the Philippines and Bangko Sentral believe that the debt securities’ negative pledge covenant does not apply to Bangko Sentral’s international reserves. Bangko Sentral could therefore incur External Indebtedness secured by international reserves without securing amounts payable under the debt securities.

Events of Default

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Events of Default” below for a description of the corresponding terms of Collective Action Securities.

Each of the following constitutes an event of default with respect to any series of debt securities:

1. Non-Payment:    the Philippines does not pay principal or interest on any debt securities of such series when due and such failure continues for 30 days;

2. Breach of Other Obligations:    the Philippines fails to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered by any holder of debt securities to the Philippines at the corporate trust office of the fiscal agent in New York City;

3. Cross Default and Cross Acceleration:

(a)	the Philippines fails to make a payment of principal, premium, prepayment charge or interest when due on any External Public Indebtedness with a principal amount equal to or greater than $25,000,000 or its equivalent, and this failure continues beyond the applicable grace period; or

(b)	any External Public Indebtedness of the Philippines or the central monetary authority in principal amount equal to or greater than $25,000,000 is accelerated, other than by optional or mandatory prepayment or redemption;

For purposes of this event of default, the US dollar equivalent for non-US dollar debt will be computed using the middle spot rate for the relevant currency against the US dollar as quoted by The Chase Manhattan Bank on the date of determination.

4. Moratorium:    the Philippines declares a general moratorium on the payment of its or the central monetary authority’s External Indebtedness;

5. Validity:

(a)	the Philippines, or any governmental body with the legal power and authority to declare such series of debt securities and the related Fiscal Agency Agreement invalid or unenforceable, challenges the validity of such series of debt securities or the related Fiscal Agency Agreement;

(b)	the Philippines denies any of its obligations under such series of debt securities or the related Fiscal Agency Agreement; or

(c)	any legislative executive, or constitutional measure or final judicial decision renders any material provision of such series of debt securities or the related Fiscal Agency Agreement invalid or unenforceable or prevents or delays the performance of the Philippines’ obligations under such series of debt securities or the related Fiscal Agency Agreement;

6. Failure of Authorizations:    any legislative, executive or constitutional authorization necessary for the Philippines to perform its material obligations under the series of debt securities or the related Fiscal Agency Agreement ceases to be in full force and effect or is modified in a manner materially prejudicial to the holders of the debt securities;

7. Control of Assets:    The Philippines or the central monetary authority does not at all times exercise full control over the Philippines’ International Monetary Assets; or

8. IMF Membership:    The Philippines ceases to be a member of the IMF or losses its eligibility to use the general resources of the IMF.

The events described in paragraphs 2, 4, 5 and 6 will be events of default only if they materially prejudice the interests of holders of the debt securities.

If any of the above events of default occurs and is continuing, holders of the debt securities representing at least 25% in principal amount of the debt securities of that series then outstanding may declare all of the debt securities of the series to be due and payable immediately by written notice to the Philippines and the fiscal agent. In the case of an event of default described in paragraphs 1 or 4 above, any holder of the debt securities may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to the Philippines and the fiscal agent.

Investors should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if the Philippines cures the applicable event of default before it receives the written notice from the holder of the debt securities;

•	the Philippines is not required to provide periodic evidence of the absence of defaults; and

•	the Fiscal Agency Agreement does not require the Philippines to notify holders of the debt securities of an event of default or grant any holder of the debt securities a right to examine the bond register.

Modifications and Amendments; Bondholders’ Meetings

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Modifications and Amendments; Bondholders’ Meetings” for a description of the corresponding terms of Collective Action Securities.

Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the Fiscal Agency Agreement that would:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt securities’ interest rate;

•	change the currency of payment of principal or interest;

•	change the obligation of the Philippines to pay additional amounts on account of withholding taxes or deductions; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the related Fiscal Agency Agreement or the terms of such series of debt securities.

With respect to other types of amendment or modification, the Philippines may, with the consent of the holders of at least a majority in principal amount of the debt securities of a series that are outstanding, modify and amend that series of debt securities or, to the extent the modification or amendment affects that series of debt securities, the Fiscal Agency Agreement.

The Philippines may at any time call a meeting of the holders of a series of debt securities to seek the holders’ approval of the modification, or amendment, or obtain a waiver, of any provision of that series of debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the Philippines. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

While an event of default with respect to a series of debt securities is continuing, holders of at least 10% of the aggregate principal amount of that series of debt securities may compel the fiscal agent to call a meeting of all holders of debt securities of that series.

The Persons entitled to vote a majority in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum at a meeting of the holders of the debt securities. To vote at a meeting, a person must either hold outstanding debt securities of the relevant series or be duly appointed as a proxy for a holder of the debt securities. The fiscal agent will make all rules governing the conduct of any meeting.

The Fiscal Agency Agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants of the Philippines that benefit holders of the debt securities;

•	surrender any right or power given to the Philippines;

•	secure the debt securities;

•	cure any ambiguity or correct or supplement any defective provision in the Fiscal Agency Agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Replacement of Debt Securities

If a debt security becomes mutilated, defaced, destroyed, lost or stolen, the Philippines may issue, and the fiscal agent will authenticate and deliver, a substitute debt security. The Philippines and the fiscal agent will require proof of any claim that a debt security was destroyed, lost or stolen.

The applicant for a substitute debt security must indemnify the Philippines, the fiscal agent and any other agent for any losses they may suffer relating to the debt security that was destroyed, lost or stolen. The applicant will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen debt security.

Fiscal Agent

The Philippines will appoint a fiscal agent or agents in connection each series of the debt securities whose duties would be governed by the related Fiscal Agency Agreement. Different fiscal agents may be appointed for different series of debt securities. The Philippines may maintain bank accounts and a banking relationship with each fiscal agent. Each fiscal agent is the agent of the Philippines and does not act as a trustee for the holders of the debt securities.

Notices

All notices will be mailed to the registered holders of a series of debt securities. If a depositary is the registered holder of global securities, each beneficial holder must rely on the procedures of the depositary and its participants to receive notices, subject to any statutory or regulatory requirements.

If the Philippines lists a series of debt securities on the Luxembourg Stock Exchange, and the rules of that exchange so require, all notices to holders of that series of debt securities will be published in a daily newspaper of general circulation in Luxembourg. The Philippines expects that the Luxemburger Wort will be the newspaper. If notice cannot be published in an appropriate newspaper, notice will be considered validly given if made pursuant to the rules of the Luxembourg Stock Exchange.

Governing Law

The Fiscal Agency Agreement and the debt securities will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing the authorization, execution and delivery of the debt securities and the Fiscal Agency Agreement by the Philippines will be governed by the laws of the Philippines.

Further Issues of Debt Securities

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Further Issues of Debt Securities” for a description of the corresponding terms of Collective Action Securities.

The Philippines may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of bonds (or that are the same in all respects except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). The Philippines may consolidate such additional debt securities with the outstanding debt securities to form a single series. Any further Debt Securities forming a single series with the outstanding Debt Securities of any series constituted by a Fiscal Agency Agreement shall be constituted by an agreement supplemental to such relevant Fiscal Agency Agreement.

Jurisdiction and Enforceability

The Philippines is a foreign sovereign government and your ability to collect on judgments of US courts against the Philippines may be limited.

The Philippines will irrevocably appoint the Philippine Counsel General in New York, New York as its authorized agent to receive service of process in any suit based on any series of debt securities which any holder of the debt securities may bring in any state or federal court in New York City. The Philippines submits to the jurisdiction of any state or federal court in New York City or any competent court in the Philippines in such action. The Philippines waives, to the extent permitted by law, any objection to proceedings in such courts. The Philippines also waives irrevocably any immunity from jurisdiction to which it might otherwise be entitled in any suit based on any series of debt securities.

Because of its waiver of immunity, the Philippines would be subject to suit in competent courts in the Philippines. Judgments against the Philippines in state or federal court in New York City would be recognized and enforced by the courts of the Philippines in any enforcement action without re-examining the issues if:

•	such judgment were not obtained by collusion or fraud;

•	the foreign court rendering such judgment had jurisdiction over the case;

•	the Philippines had proper notice of the proceedings before the foreign court; and

•	such judgment were not based upon a clear mistake of law or fact.

Notwithstanding any of the above, the Philippine Counsel General is not the agent for receipt of service for suits under the US federal or state securities laws, and the Philippines’ waiver of immunity does not extend to those actions. In addition, the Philippines does not waive immunity relating to its:

•	properties and assets used by a diplomatic or consular mission;

•	properties and assets under the control of its military authority or defense agency; and

•	properties and assets located in the Philippines and dedicated to a public or Governmental use.

If you bring a suit against the Philippines under federal or state securities laws, unless the Philippines waives immunity, you would be able to obtain a United States judgment against the Philippines only if a court determined that the Philippines is not entitled to sovereign immunity under the United States Foreign Sovereign Immunities Act. Even if you obtained a United States judgment in any such suit, you may not be able to enforce the judgment in the Philippines. Moreover, you may not be able to enforce a judgment obtained under the Foreign Sovereign Immunities Act against the Philippines’ property located in the United States except under the limited circumstances specified in the act.

Glossary of Certain Defined Terms

Certain definitions used in the Fiscal Agency Agreement are set forth below. For a full explanation of all of these terms or any capitalized terms used in this section you should refer to the Fiscal Agency Agreement.

“External Indebtedness” means Indebtedness denominated or payable by its terms, or at the option of the holder, in a currency or currencies other than that of the Philippines.

“External Public Indebtedness” means any External Indebtedness in the form of bonds, debentures, notes or other similar instruments or other securities which is, or is eligible to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

“Indebtedness” means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed.

“International Monetary Assets” means all (i) gold, (ii) Special Drawing Rights, (iii) Reserve Positions in the Fund and (iv) Foreign Exchange.

“Lien” means any mortgage, deed of trust, charge, pledge, lien or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest.

“Refinanced External Public Indebtedness” means the US$130,760,000 Series A Interest Reduction Bonds due 2007 issued by the Republic on December 1, 1992, the US$626,616,000 Series B Interest Reduction Bonds due 2008 issued by the Republic on December 1, 1992, the US$153,490,000 Series A Principal Collateralized Interest Reduction Bonds due 2018 issued by the Republic on December 1, 1992 and the US$1,740,600,000 Series B Collateralized Interest Reduction Bonds due 2017 issued by the Republic on December 1, 1992.

“Special Drawing Rights,” “Reserve Positions in the Fund” and “Foreign Exchange”, have, as to the type of assets included, the meanings given to them in the IMF’s publication entitled “International Financial Statistics” or any other meaning formally adopted by the IMF from time to time.

Description of the Warrants

The description below summarizes some of the provisions of warrants for the purchase of bonds that the Republic may issue from time to time and of the Warrant Agreement. Copies of the forms of warrants and the Warrant Agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants

Each series of warrants will be issued under a warrant agreement to be entered into between the Republic and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will set forth:

•	The terms of the bonds purchasable upon exercise of the warrants, as described above under “Description of Bonds—General Terms of the Bonds”;

•	The principal amount of bonds purchasable upon exercise of one warrant and the exercise price;

•	The procedures and conditions for the exercise of the warrants;

•	The dates on which the right to exercise the warrants begins and expires;

•	Whether and under what conditions the warrants and any bonds issued with the warrants will be separately transferable;

•	Whether the warrants will be issued in certificated or global form and, if in global form, information with respect to applicable depositary arrangements;

•	If issued in certificated form, whether the warrants will be issued in registered or bearer form, whether they will be exchangeable between such forms, and, if issued in registered form, where they may be transferred and registered; and

•	Other specific provisions.

The warrants will be subject to the provisions set forth under “Description of the Securities—Description of the Debt Securities,” “—Governing Law” and “—Jurisdiction and Enforceability”.

Limitations on Issuance of Bearer Debt Securities

Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person, except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities (without interest coupons) deposited with a common depositary in London for the Euroclear System and Cedel for credit to designated accounts. Unless otherwise indicated in the applicable Prospectus Supplement:

•	each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•	any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided in United States tax regulations.

Bearer securities (other than temporary global debt securities) and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security, or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain (which might otherwise be characterized as capital gain) recognized on the disposition will be treated as ordinary income.

For purposes of this section, “United States person” means:

•	an individual citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions.

For purposes of this section, “United States” means United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

COLLECTIVE ACTION SECURITIES

The Philippines may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such series of debt securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration, voting on amendments, modifications, changes waivers and further issues of debt securities as follows:

Events of Default

Each of the following constitutes an event of default with respect to any series of debt securities:

1. Non-Payment:    the Philippines does not pay principal or interest on any debt securities of such series when due and such failure continues for 30 days;

2. Breach of Other Obligations:    the Philippines fails to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered by any holder of debt securities to the Philippines at the corporate trust office of the fiscal agent in New York City;

3. Cross Default and Cross Acceleration:

(a)	the Philippines fails to make a payment of principal, premium, prepayment charge or interest when due on any External Public Indebtedness with a principal amount equal to or greater than $25,000,000 or its equivalent, and this failure continues beyond the applicable grace period; or

(b)	any External Public Indebtedness of the Philippines or the central bank of the Philippines in principal amount equal to or greater than $25,000,000 is accelerated, other than by optional or mandatory prepayment or redemption;

For purposes of this event of default, the US dollar equivalent for non-US dollar debt will be computed using the middle spot rate for the relevant currency against the US dollar as quoted by JP Morgan Chase Bank on the date of determination.

4. Moratorium:    the Philippines declares a general moratorium on the payment of its or the central monetary authority’s External Indebtedness;

5. Validity:

(a)	the Philippines, or any governmental body with the legal power and authority to declare such series of debt securities and the related Fiscal Agency Agreement invalid or unenforceable, challenges the validity of such series of debt securities or the related Fiscal Agency Agreement;

(b)	the Philippines denies any of its obligations under such series of debt securities or the related Fiscal Agency Agreement; or

(c)	any legislative executive, or constitutional measure or final judicial decision renders any material provision of such series of debt securities or the related Fiscal Agency Agreement invalid or unenforceable or prevents or delays the performance of the Philippines’ obligations under such series of debt securities or the related Fiscal Agency Agreement;

6. Failure of Authorizations:    any legislative, executive or constitutional authorization necessary for the Philippines to perform its material obligations under the series of debt securities or the related Fiscal Agency Agreement ceases to be in full force and effect or is modified in a manner materially prejudicial to the holders of the debt securities;

7. Control of Assets:    The Philippines or the central bank of the Republic does not at all times exercise full control over the Republic’s International Monetary Assets; or

8. IMF Membership:    The Philippines ceases to be a member of the IMF or loses its eligibility to use the general resources of the IMF.

The events described in paragraphs 2, 4, 5 and 6 will be events of default only if they materially prejudice the interests of holders of the debt securities.

If any of the above events of default occurs and is continuing, holders of the debt securities representing at least 25% in principal amount of the debt securities of that series then outstanding may declare all of the debt securities of the series to be due and payable immediately by written notice to the Philippines and the fiscal agent. The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of the affected series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Investors should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if the Philippines cures the applicable event of default before it receives the written notice from the holders of the debt securities;

•	the Philippines is not required to provide periodic evidence of the absence of defaults; and

•	the Fiscal Agency Agreement does not require the Philippines to notify holders of the debt securities of an event of default or grant any holder of the debt securities a right to examine the bond register.

Modifications and Amendments; Bondholders’ Meetings

The Philippines and the Fiscal Agent may, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding debt securities, voting at a meeting or by written consent, make any amendment, modification, change or waiver with respect to the debt securities or the Fiscal Agency Agreement that would:

•	change the stated maturity of the principal of the debt securities or the due date of any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt securities’ interest rate;

•	change the currency of payment of principal or interest;

•	change the obligation of the Philippines to pay any additional amounts on account of withholding taxes or deductions;

•	reduce the percentage of the outstanding principal amount needed to modify or amend the related Fiscal Agency Agreement, any amendment or supplement thereto, or the terms of such series of debt securities;

•	change the definition of “outstanding” with respect to the debt securities of such series;

•	permit early redemption of the debt securities of the series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	change the governing law provision of the debt securities of that series;

•	change the courts to the jurisdiction of which the Philippines has submitted, the Philippines’ obligation to appoint and maintain an agent for service of process in the Borough of Manhattan, The City of New York, or the Philippines’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the debt securities of that series;

•	in connection with an exchange offer for the debt securities of that series, amend any event of default under the debt securities of that series; or

•	change the pari passu ranking of the debt securities.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities) agree to the change.

With respect to other types of amendment or modification, the Philippines may, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities that are outstanding, modify and amend the debt securities or, to the extent the modification or amendment affects the debt securities, the Fiscal Agency Agreement or any amendment or supplement thereto.

The Philippines may at any time call a meeting of the holders of debt securities to seek the holders’ approval of the modification, or amendment, or obtain a waiver, of any provision of the debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the Philippines. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

The holders of at least 10% of the aggregate principal amount of the debt securities that are outstanding may compel the fiscal agent to call a meeting of all holders of the debt securities.

For purposes of a meeting of the holders of the debt securities that does not propose to discuss reserved matters, the persons entitled to vote a majority in principal amount of the debt securities that are outstanding at the time will constitute a quorum. However, if such a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the outstanding principal amount will constitute a quorum when the meeting is rescheduled. For purposes of any meeting of holders that proposes to discuss reserved matters, as specified above, holders or proxies representing 75% of the aggregate principal amount of the outstanding notes will constitute a quorum. To vote at a meeting, a person must either hold outstanding debt securities or be duly appointed as a proxy for a holder of the debt securities. The fiscal agent will make all rules governing the conduct of any meeting.

The Fiscal Agency Agreement and the debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants of the Philippines that benefit holders of the debt securities;

•	surrender any right or power given to the Philippines;

•	secure the debt securities;

•	cure any ambiguity or correct or supplement any defective provision in the Fiscal Agency Agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities owned, directly or indirectly, by the Philippines or any public sector instrumentality of the Philippines will be disregarded and deemed not to be outstanding (except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded). As used in this paragraph, “public sector instrumentality” means Bangko Sentral, any department, ministry or agency of the Philippines or any corporation, trust, financial institution or other entity owned or controlled by the Philippines or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues of Debt Securities

The Philippines may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of bonds (or that are the same in all respects except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities) provided, however, that such additional notes do not have a greater amount of original issue discount for U.S. federal tax purposes (“OID”) than the outstanding notes have as of the date of the issue of such additional notes. The Philippines may consolidate such additional debt securities with the outstanding debt securities to form a single series. Any further debt securities forming a single series with the outstanding debt securities of any series constituted by a Fiscal Agency Agreement shall be constituted by an supplement to such relevant Fiscal Agency Agreement.

TAXATION

The following discussion summarizes certain Philippine and US federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Philippine Taxation

The following is a summary of certain Philippine tax consequences that may be relevant to non-Philippine holders of the global bonds in connection with the holding and disposition of the global bonds. The Republic uses the term “non-Philippine holders” to refer to (i) non-residents of the Philippines who are neither citizens of the Philippines nor are engaged in trade or business within the Philippines or (ii) non-Philippine corporations not engaged in trade or business in the Philippines.

This summary is based on Philippine laws, rules, and regulations now in effect, all of which are subject to change. It is not intended to constitute a complete analysis of the tax consequences under Philippine law of the receipt, ownership, or disposition of the global bonds, in each case by non-Philippine holders, nor to describe any of the tax consequences that may be applicable to residents of the Republic.

Effect of Holding Global Bonds

Payments by the Republic of principal of and interest on the global bonds to a non-Philippine holder will not subject such non-Philippine holder to taxation in the Philippines by reason solely of the holding of the global bonds or the receipt of principal or interest in respect thereof.

Taxation of Interest on the Global Bonds

When the Republic makes payments of principal and interest to you on the global bonds, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by the Philippines or any political subdivision or taxing authority thereof or therein.

Taxation of Capital Gains

Non-Philippine holders of the global bonds will not be subject to Philippine income or withholding tax in connection with the sale, exchange, or retirement of a global bond if such sale, exchange or retirement is made outside the Philippines or an exemption is available under an applicable tax treaty in force between the Philippines and the country of domicile of the non-Philippine holder.

Documentary Stamp Taxes

No documentary stamp tax is imposed upon the transfer of the global bonds. A documentary stamp tax is payable upon the issuance of the global bonds and will be for the account of the Republic.

Estate and Donor’s Taxes

The transfer of a global bond by way of succession upon the death of a non-Philippine holder will be subject to Philippine estate tax at progressive rates ranging from 5% to 20% if the value of the net estate of properties located in the Philippines is over (Peso)200,000.

The transfer of a global bond by gift to an individual who is related to the nonresident holder will generally be subject to a Philippine donor’s tax at progressive rates ranging from 2% to 15% if the value of the net gifts of properties located in the Philippines exceed (Peso)100,000 during the relevant calendar year. Gifts to unrelated donees are generally subject to tax at a flat rate of 30%. An unrelated donee is a person who is not a (i) brother, sister (whether by whole or half blood), spouse, ancestor, or lineal descendant or (ii) relative by consanguinity in the collateral line within the fourth degree of relationship.

The foregoing apply even if the holder is a nonresident holder. However, the Republic will not collect estate and donor’s taxes on the transfer of the global bonds by gift or succession if the deceased at the time of death, or the donor at the time of donation, was a citizen and resident of a foreign country that provides certain reciprocal rights to citizens of the Philippines (a “Reciprocating Jurisdiction”). For these purposes, a Reciprocating Jurisdiction is a foreign country which at the time of death or donation (i) did not impose a transfer tax of any character in respect of intangible personal property of citizens of the Philippines not residing in that foreign country or (ii) allowed a similar exemption from transfer or death taxes of every character or description in respect of intangible personal property owned by citizens of the Philippines not residing in that foreign country.

United States Tax Considerations

The following discussion summarizes certain US federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable US Treasury Regulations, published rulings, administrative pronouncements, and court decisions in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary deals only with US holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, a person that will hold debt securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax exempt organization or a person whose “functional currency” is not the US dollar.

You will be a US holder if you are (i) an individual who is a citizen or resident of the United States, (ii) a corporation for US federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to US federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to execute primary supervision over its administration and one or more US persons have authority to control the substantial decisions of such trust. Notwithstanding the preceding sentence, to the extent provided in US Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elected to be treated as a United States person shall also be considered US Holders. If you are a partner in a partnership that holds debt securities, the tax consequences of an investment in debt securities will generally depend on the status of the partners and the activities of the partnership. If you are not a US holder, consult the discussions below under the captions “Non-US Holders” and “Information Reporting and Backup Withholding.”

You should consult your own tax advisor concerning the particular US federal income tax consequences to you of ownership and disposition of debt securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Holders

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than US dollars (a “foreign currency”), the amount of interest income you will realize will be the US dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into US dollars. If you are an accrual basis US holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual basis US holder, you may elect to translate all interest income on foreign currency denominated debt securities at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service (the “IRS”). If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Payments of interest on the debt securities will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit under your particular situation.

The Purchase, Sale and Retirement of Debt Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the US dollar value of the foreign currency purchase price on the date of purchase calculated at (i) the exchange rate in effect on that date or (ii) if the foreign currency debt security is traded on an established securities market and you are a cash basis taxpayer, or if you are an accrual basis taxpayer that makes a special election, the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert US dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued but unpaid interest not previously included in income, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for US tax purposes generally will be the US dollar value of the foreign currency that you receive calculated at (i) the exchange rate in effect on the date the foreign currency debt security is disposed of or retired or (ii) if you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash basis US holder, or if you are an accrual basis holder that makes a special election, the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual non-corporate investors. Capital gain or loss, if any, recognized by a US holder generally will be treated as US source income or loss for US foreign tax credit purposes. The ability of US holders to offset capital losses against income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If the Republic issues debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will be “OID debt securities”. The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount” or “OID”. The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Republic) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in OID debt securities you generally will be subject to the special tax accounting rules for OID obligations provided by the Code and certain US Treasury Regulations. You should be aware that, as described in greater detail below, if you invest in an OID debt security you generally will be required to include OID in ordinary gross income for US federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an OID debt security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of OID on that debt security for all days during the taxable year that you own the debt security. The daily portions of OID on an OID debt security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that period. Accrual periods may be any length and may vary in length over the term of an OID debt security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of OID on an OID debt security allocable to each accrual period is determined by:

(i) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii) subtracting from that product the amount (if any) of qualified stated interest payments allocable to that accrual period.

An OID debt security that is a floating rate debt security will be subject to special rules. Generally, if a floating rate debt security qualifies as a “variable rate debt instrument” (as defined in applicable US Treasury Regulations), then (i) all stated interest with respect to such floating rate debt security will be qualified stated interest and hence included in a US holder’s income in accordance with such US holder’s normal method of accounting for US federal income tax purposes, and (ii) the amount of OID, if any, will be determined under the general OID rules (as described above) by assuming that the variable rate is a fixed rate equal, in general, to the value, as of the issue date, of the floating rate.

If a floating rate debt security does not qualify as a “variable rate debt instrument”, such floating rate debt security will be classified as a contingent payment debt instrument and will be subject to special rules for calculating the accrual of stated interest and original issue discount.

Any special considerations with respect to the tax consequences of holding a floating rate debt security will be provided in the applicable prospectus supplement.

The “adjusted issue price” of an OID debt security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of OID previously includable in the gross income of the holder, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an OID debt security, other than qualified stated interest, generally will be viewed first as payments of previously accrued OID (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including OID income, you will generally be required to include in your gross income increasingly greater amounts of OID over the life of OID debt security.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under the caption “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

In the case of an OID debt security that is also a foreign currency debt security, you should determine the US dollar amount includible as OID for each accrual period by (i) calculating the amount of OID allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption “Payment or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an OID debt security that is also a foreign currency debt security you may recognize a different amount of OID income in each accrual period than would be the case if you were the holder of an otherwise similar OID debt security denominated in US dollars. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the OID debt security), you will recognize ordinary income or loss measured by the difference between the amount received, translated into US dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the OID debt security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

If you purchase an OID debt security outside of the initial offering at a cost less than its “remaining redemption amount”, or if you purchase an OID debt security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of OID, calculated as described above. However, if you acquire an OID debt security at a price (i) less than or equal to the remaining redemption amount but (ii) greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions to reflect the premium paid over the adjusted issue price. (As discussed under “Premium and Market Discount” below, if you purchase an OID debt security at a price greater than its remaining redemption amount, the OID rules described in this section will not apply.) The “remaining redemption amount” for an OID debt security is the total of all future payments to be made on the debt security other than qualified stated interest.

Certain of the OID debt securities may be redeemed prior to maturity, either at the option of the Republic or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. OID debt securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase OID debt securities with these features, you should carefully examine the pricing supplement and consult your tax advisor about their treatment since the tax consequences of OID will depend, in part, on the particular terms and features of the debt securities.

OID accrued with respect to an OID debt security will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit under your particular situation.

Short-Term Debt Securities

Special rules may apply to a debt security with a maturity of one year or less (“a short-term debt security”). If you are an accrual basis holder, you will be required to accrue OID on the short-term debt security on either a straight line basis or, at the election of the holder, under a constant yield method (based on daily compounding). No interest payments on a short-term debt security will be qualified stated interest. Consequently, such interest payments are included in the short-term debt security’s stated redemption price at maturity. Since the amount of OID is calculated in the same manner as described above under “Original Issue Discount,” such interest payments may give rise to OID (or acquisition discount, as defined below) even if the short-term debt securities are not actually issued at a discount. If you are a cash basis holder and do not elect to include OID in income as it accrues, you will not be required to include OID in income until you actually receive payments on the debt security. However, you will be required to treat any gain upon the sale, exchange or retirement of the debt security as ordinary income to the extent of the accrued OID on the debt security that you have not yet taken into income at the time of the sale. Also, if you borrow money (or do not repay outstanding debt) to acquire or hold the debt security, you may not be allowed to deduct interest on the borrowing that corresponds to accrued OID on the debt security until you include the OID in your income.

Alternatively, regardless of whether you are a cash basis or accrual basis holder, you can elect to accrue any “acquisition discount” with respect to the short-term debt security on a current basis. Acquisition discount is the excess of the stated redemption price at maturity of the debt security over the purchase price. Acquisition discount will be treated as accruing rateably or, at the election of the holder, under a constant yield method (based on daily compounding). If you elect to accrue acquisition discount, the OID rules will not apply. US holders should consult their own tax advisors as to the application of these rules.

As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase a debt security, you should carefully examine the pricing supplement and consult your tax advisor about these features.

Premium and Market Discount

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into US dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a US holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

A debt security, other than a short-term debt security, will be treated as purchased at a market discount (a “market discount debt security”) if the debt security’s stated redemption price at maturity or, in the case of OID debt security, the debt security’s “revised issue price”, exceeds the amount for which the US Holder purchased the debt security by at least one-fourth of one per cent (0.25%) of such debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. For these purposes, the “revised issue price” of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.

Any gain recognized on the maturity or disposition of a market discount debt security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such debt security. Alternatively, a US holder of a market discount debt security may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing US holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Market discount on a market discount debt security will accrue on a straight line basis unless the US holder elects to accrue such market discount on a constant yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked. A US holder of a market discount debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security. Any accrued market discount on a foreign currency debt security that is currently includable in income will generally be translated into US dollars at the average rate for the accrual periods (or portion thereof within the holder’s taxable year).

Warrants

A description of the tax consequences of an investment in warrants will be provided in the applicable prospectus supplement.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payment

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating rate debt securities if the interest payable on the debt securities is based on more than one interest rate index. We will provide a detailed description of the tax considerations relevant to US holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant prospectus supplement.

Non-US Holders

The following summary applies to you if you are not a US holder, as defined above.

Subject to the discussion below under the caption “Information Reporting and Backup Withholding”, the interest income that you derive in respect of the debt securities generally will be exempt from US federal income taxes, including US withholding tax on payments of interest (including OID) unless such income is effectively connected with the conduct of a trade or business within the United States. Further, any gain you realize on a sale or exchange of debt securities generally will be exempt from US federal income tax, including US withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business within the United States; or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to certain payments made within the United States of interest on a debt security, including payments made by the US office of a paying agent, broker or other intermediary, and to proceeds of a sale, exchange, or retirement of debt security effected at the US office of a US or foreign broker. A “backup withholding” tax may apply to such payments or proceeds if the beneficial owner fails to provide a correct taxpayer identification number or to otherwise comply with the applicable backup withholding rules. Certain persons (including, among others, corporations) and non-US holders which provide an appropriate certification or otherwise qualify for exemption are not subject to the backup withholding and information reporting requirements.

The proceeds of the sale, exchange, retirement or other disposition of debt securities effected through a foreign office of a broker that is a US controlled person will be subject to information reporting, but are not generally subject to backup withholding. A “US controlled person” is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person for which 50% or more of its gross income from all sources, over as specified three year period, is effectively connected with a United States trade or business or (iv) a foreign partnership that, at any time in its taxable year, is 50% or more (by income or capital interest) owned by a United States person or is engaged in the conduct of a United States trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a US holder generally may be claimed as a credit against such holder’s US federal income tax liability provided the appropriate information is furnished to the IRS.

PLAN OF DISTRIBUTION

The Republic may sell the debt securities or warrants in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The prospectus supplement relating to a particular series of debt securities or warrants will set out:

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the proceeds to the Republic from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed, reallowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, the underwriters will benefit from certain conditions that must be satisfied before they are obligated to purchase such securities and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If the Republic sells debt securities or warrants through agents, the prospectus supplement will identify the agent and indicate any commissions payable by the Republic. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis.

The Republic may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from the Republic at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

The Republic may offer securities as full, partial or alternative consideration for the purchase of other securities of the Republic, either in connection with a publicly announced tender, exchange or other offer for such securities or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of securities directly or through underwriters or agents.

Agents and underwriters may be entitled to indemnification by the Republic against certain liabilities, including liabilities under the US Securities Act of 1933, or to contribution from the Republic with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, the Republic in the ordinary course of business.

In compliance with NASD guidelines the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to the prospectus and applicable prospectus supplements will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Unless otherwise specified in the applicable prospectus supplement, if the Republic offers and sells securities outside the United States, each underwriter or dealer will acknowledge that:

•	the securities offered have not been and will not be registered under the US Securities Act of 1933; and

•	may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act of 1933. Each participating underwriter or dealer will agree that it has not offered or sold, and will not offer or sell, any debt securities constituting part of its allotment in the United States except in accordance with Rule 903 of Regulation S under the US Securities Act of 1933. Accordingly, each underwriter or dealer will agree that neither the underwriter nor dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the securities.

VALIDITY OF THE SECURITIES

The Secretary of the Department of Justice of the Republic will provide an opinion on behalf of the Republic as to the validity of the securities under Philippine law. Allen & Overy, United States counsel for the Republic, will provide an opinion on behalf of the Republic as to the validity of the securities under US and New York State law. US and Philippine counsel named in the applicable prospectus supplement will provide an opinion as to certain legal matters on behalf of the underwriters named in the applicable prospectus supplement.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The authorized agent of the Republic in the United States is Hon. Cecilia B. Rebong, Consul General, the Philippine Consulate General, 556 Fifth Avenue, New York, New York 10036-5095.

EXPERTS; OFFICIAL STATEMENTS AND DOCUMENTS

Omar Cruz, in his official capacity as National Treasurer of the Republic, reviewed the information set forth in the prospectus relating to the Republic, which information is included in the prospectus on his authority.

FURTHER INFORMATION

The Republic filed a registration statement with respect to the securities with the Securities and Exchange Commission under the US Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning the Republic and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

DEBT TABLES OF THE REPUBLIC OF THE PHILIPPINES

GUARANTEED EXTERNAL DEBTS OF THE REPUBLIC OF THE PHILIPPINES

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance as of December 31, 2004
					(In Original Curr)	(In U.S. Dollar)(2)	(In Original Curr)	(In U.S. Dollar)(2)
	GRAND TOTAL					19,921.47		14,232.42

I. NATIONAL GOVERNMENT DIRECT GUARANTEE ON GOCC LOANS						19,445.06		14,005.71

	A. LOANS					13,255.90		7,135.85

	SWISS FRANCS				81.46	71.88	0.00	0.00

	FIXED RATE	8.8750%	1992	2004	34.31	30.27	0.00	0.00
	SWISS EXPORT BASE RATE	1.3750%	1993	2004	6.50	5.74	0.00	0.00
	SWISS EXPORT BASE RATE	1.3750%	1993	2004	40.65	35.87	0.00	0.00
	DEUTSCHE MARKS				889.43	619.11	381.51	265.56

	FIXED RATE	7.0000%	1995	2035	30.70	21.37	26.70	18.59
	FIXED RATE	2.0000%	1990	2020	150.00	104.41	23.74	16.53
	FIXED RATE	2.0000%	1988	2018	46.00	32.02	31.05	21.61
	FIXED RATE	9.0000%	1992	2032	72.80	50.67	66.90	46.57
	FIXED RATE	9.0000%	1993	2033	60.00	41.76	60.00	41.76
	FIXED RATE	9.0000%	1993	2023	30.40	21.16	30.40	21.16
	FIXED RATE	2.0000%	1981	2016	15.50	10.79	5.35	3.72
	FIXED RATE	2.0000%	1981	2011	0.60	0.42	0.21	0.15
	FIXED RATE	7.5000%	1995	2035	14.75	10.27	14.75	10.27
	FIXED RATE	2.0000%	1981	2011	4.70	3.27	1.62	1.13
	FIXED RATE	2.0000%	1979	2009	7.00	4.87	1.58	1.10
	FIXED RATE	2.0000%	1979	2015	35.80	24.92	11.43	7.95
	FIXED RATE	7.5000%	1995	2035	50.10	34.87	44.70	31.11
	FIXED RATE	2.0000%	1979	2009	2.80	1.95	0.63	0.44
	FIXED RATE	9.0000%	1993	2033	145.00	100.93	9.20	6.40
	FIXED RATE	9.0000%	1995	2036	12.80	8.91	6.86	4.77
	FIXED RATE	6.5000%	1996	2036	50.00	34.80	30.31	21.10
	GERMAN CAPITAL MARKET RATE	0.0000%	1991	2031	17.25	12.01	2.43	1.69
	GERMAN CAPITAL MARKET RATE	0.0000%	1992	2004	26.00	18.10	0.00	0.00
	GERMAN CAPITAL MARKET RATE	0.0000%	1993	2005	39.60	27.56	9.24	6.43
	GERMAN CAPITAL MARKET RATE	0.0000%	1993	2005	15.00	10.44	4.41	3.07
	LIBOR-6MOS. DEPOSIT	1.0000%	1992	2004	18.70	13.02	0.00	0.00
	LIBOR-6MOS. DEPOSIT	0.0000%	1994	2004	43.93	30.58	0.00	0.00
EURO					33.99	46.27	19.43	26.45

	INTEREST FREE	0.0000%	2000	2013	7.81	10.63	7.29	9.92
	FIXED RATE	0.7500%	2001	2040	9.35	12.73	1.31	1.78
	FIXED RATE	0.7500%	2001	2040	9.35	12.73	3.61	4.91
	LIBOR	0.0000%	2003	2013	7.48	10.18	7.22	9.83
	SPANISH PESETAS				631.12	5.16	471.11	3.85

	FIXED RATE	2.5000%	1993	2013	631.12	5.16	471.11	3.85
	FRENCH FRANCS				469.61	97.46	268.43	55.71

	FIXED RATE	6.8500%	1994	2006	9.42	1.96	2.90	0.60
	FIXED RATE	3.0000%	1990	2021	4.86	1.01	4.13	0.86
	FIXED RATE	3.0000%	1990	2021	0.38	0.08	0.33	0.07
	FIXED RATE	3.5000%	1979	2005	80.00	16.60	2.00	0.41
	FIXED RATE	3.0000%	1990	2021	1.68	0.35	1.43	0.30
	FIXED RATE	3.1000%	1994	2014	10.09	2.09	7.83	1.62
	FIXED RATE	3.3000%	1994	2014	4.94	1.03	3.70	0.77
	FIXED RATE	3.0000%	1990	2021	1.45	0.30	1.20	0.25
	FIXED RATE	2.5000%	1991	2022	6.44	1.34	5.79	1.20
	FIXED RATE	3.1000%	1994	2014	9.90	2.06	7.67	1.59
	FIXED RATE	3.0000%	1990	2022	0.76	0.16	0.70	0.15
	FIXED RATE	8.1000%	1994	2005	1.69	0.35	0.08	0.02
	FIXED RATE	3.0000%	1988	2021	45.88	9.52	33.26	6.90
	FIXED RATE	3.0000%	1990	2021	6.26	1.30	5.17	1.07
	FIXED RATE	3.0000%	1990	2021	1.41	0.29	1.13	0.23
	FIXED RATE	3.0000%	1990	2021	1.69	0.35	1.35	0.28
	FIXED RATE	5.4500%	1990	2016	120.00	24.91	72.00	14.94
	FIXED RATE	2.5000%	1991	2022	8.06	1.67	6.85	1.42
	FIXED RATE	3.0000%	1990	2022	1.22	0.25	1.07	0.22
	FIXED RATE	3.0000%	1990	2022	6.12	1.27	5.35	1.11
	FIXED RATE	3.0000%	1990	2021	4.73	0.98	3.67	0.76
	FIXED RATE	3.0000%	1990	2022	0.36	0.08	0.31	0.06

GUARANTEED EXTERNAL DEBTS OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance as of December 31, 2004
					(In Original Curr)	(In U.S. Dollar)(2)	(In Original Curr)	(In U.S. Dollar)(2)
	FIXED RATE	3.0000%	1990	2022	2.25	0.47	1.80	0.37
	FIXED RATE	3.0000%	1988	2021	4.12	0.85	3.19	0.66
	FIXED RATE	8.1000%	1994	2006	5.00	1.04	0.74	0.15
	FIXED RATE	3.1000%	1994	2014	42.62	8.85	31.04	6.44
	FIXED RATE	6.8700%	1996	2017	24.65	5.12	8.63	1.79
	FIXED RATE	1.5000%	1996	2022	8.42	1.75	7.54	1.56
	FIXED RATE	1.5000%	1996	2022	4.46	0.93	4.11	0.85
	FIXED RATE	1.5000%	1996	2022	7.49	1.55	7.29	1.51
	FIXED RATE	1.5000%	1996	2022	10.46	2.17	10.19	2.11
	FIXED RATE	1.5000%	1996	2026	0.45	0.09	2.99	0.62
	FIXED RATE	5.4500%	1991	2018	30.00	6.23	21.15	4.39
	FIXED RATE	3.3000%	1994	2014	1.14	0.24	0.81	0.17
	FIXED RATE	3.0000%	1990	2022	0.48	0.10	0.40	0.08
	FIXED RATE	3.0000%	1990	2022	0.70	0.15	0.63	0.13
KOREAN WON					28,216.00	27.09	14,942.99	14.35

	FIXED RATE	3.5000%	1995	2015	8,249.00	7.92	6,015.41	5.77
	FIXED RATE	3.5000%	1995	2015	11,322.00	10.87	2,436.40	2.34
	FIXED RATE	3.5000%	1995	2015	8,645.00	8.30	6,491.18	6.23
POUNDS STERLING					7.74	14.92	2.32	4.48

	FIXED RATE	5.9500%	1995	2007	7.74	14.92	2.32	4.48
JAPANESE YEN					689,458.24	6,690.50	404,518.81	3,925.45

	FIXED RATE	2.5000%	1989	2006	5,003.68	48.56	1,235.92	11.99
	FIXED RATE	2.7000%	1988	2004	1,936.96	18.80	0.00	0.00
	FIXED RATE	5.5000%	1992	2010	20,550.00	199.42	2,967.71	28.80
	FIXED RATE	6.5000%	1991	2011	12,215.94	118.54	5,463.90	53.02
	FIXED RATE	4.7000%	1993	2009	17,812.50	172.85	4,395.15	42.65
	FIXED RATE	5.8000%	1992	2004	27,885.85	270.60	0.00	0.00
	FIXED RATE	2.5000%	1991	2021	30,084.00	291.94	24,213.95	234.97
	FIXED RATE	2.5000%	1992	2022	6,686.00	64.88	5,707.56	55.39
	FIXED RATE	3.0000%	1994	2024	22,500.00	218.34	21,951.16	213.01
	FIXED RATE	3.0000%	1994	2024	15,000.00	145.56	12,390.00	120.23
	FIXED RATE	2.5000%	1995	2025	5,283.00	51.27	1,376.57	13.36
	FIXED RATE	2.1000%	1995	2025	848.00	8.23	540.79	5.25
	FIXED RATE	2.5000%	1995	2025	1,104.00	10.71	1,021.72	9.91
	FIXED RATE	2.1000%	1995	2025	248.00	2.41	328.78	3.19
	FIXED RATE	2.7000%	1995	2025	11,394.00	110.57	10,881.67	105.60
	FIXED RATE	2.3000%	1995	2025	921.00	8.94	1,410.19	13.68
	FIXED RATE	2.7000%	1995	2025	2,224.00	21.58	1,366.30	13.26
	FIXED RATE	2.7000%	1996	2026	22,837.00	221.61	12,912.00	125.30
	FIXED RATE	2.3000%	1996	2026	1,875.00	18.20	5,364.34	52.06
	FIXED RATE	2.7000%	1996	2026	10,184.00	98.83	10,240.00	99.37
	FIXED RATE	2.3000%	1996	2026	310.00	3.01	250.04	2.43
	FIXED RATE	2.5000%	1996	2026	5,000.00	48.52	4,900.47	47.55
	FIXED RATE	2.1000%	1996	2026	158.00	1.53	157.99	1.53
	FIXED RATE	2.3000%	1997	2027	8,760.00	85.01	502.89	4.88
	FIXED RATE	2.7000%	1997	2027	14,011.00	135.96	2,453.69	23.81
	FIXED RATE	2.3000%	1997	2027	449.00	4.36	113.62	1.10
	FIXED RATE	2.7000%	1997	2027	7,747.00	75.18	7,371.27	71.53
	FIXED RATE	2.3000%	1997	2027	339.00	3.29	327.58	3.18
	FIXED RATE	2.7000%	1997	2027	14,638.00	142.05	8,968.62	87.03
	FIXED RATE	2.3000%	1997	2027	334.00	3.24	292.69	2.84
	FIXED RATE	2.5000%	1997	2027	5,903.00	57.28	1,690.85	16.41
	FIXED RATE	2.1000%	1997	2027	1,325.00	12.86	994.32	9.65
	FIXED RATE	2.5000%	1997	2027	386.00	3.75	291.91	2.83
	FIXED RATE	2.1000%	1997	2027	648.00	6.29	505.95	4.91
	FIXED RATE	2.5000%	1997	2027	1,927.00	18.70	221.10	2.15
	FIXED RATE	2.1000%	1997	2027	819.00	7.95	163.06	1.58
	FIXED RATE	2.2000%	1998	2028	13,788.00	133.80	5,063.08	49.13
	FIXED RATE	0.7500%	1998	2038	767.00	7.44	420.23	4.08
	FIXED RATE	2.2000%	1998	2028	19,532.00	189.54	9,043.04	87.75
	FIXED RATE	0.7500%	1998	2038	458.00	4.44	410.06	3.98
	FIXED RATE	2.2000%	1998	2028	3,064.00	29.73	431.86	4.19
	FIXED RATE	1.7000%	1998	2028	2,193.00	21.28	1,758.26	17.06
	FIXED RATE	0.7500%	1998	2038	815.00	7.91	1,028.15	9.98

GUARANTEED EXTERNAL DEBTS OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance as of December 31, 2004
					(In Original Curr)	(In U.S. Dollar)(2)	(In Original Curr)	(In U.S. Dollar)(2)
	FIXED RATE	2.2000%	1999	2028	3,064.00	29.73	20,624.09	200.14
	FIXED RATE	1.7000%	1999	2028	2,193.00	21.28	13,270.16	128.77
	FIXED RATE	0.9500%	1999	2040	15,091.00	146.44	1,463.25	14.20
	FIXED RATE	0.7500%	1999	2040	1,359.00	13.19	660.65	6.41
	FIXED RATE	0.9500%	2001	2041	39,455.00	382.87	0.00	0.00
	FIXED RATE	0.7500%	2001	2041	2,476.00	24.03	1,337.01	12.97
	FIXED RATE	3.6900%	2004	2016	6,768.00	65.68	987.06	9.58
	JAPAN LONG TERM PRIME	1.2500%	1994	2018	26,840.00	260.46	13,851.35	134.41
	JAPAN LONG TERM PRIME	1.2500%	1994	2008	31,500.00	305.68	16,519.65	160.31
	JAPAN LONG TERM PRIME	1.2500%	1994	2005	2,163.65	21.00	101.96	0.99
	JAPAN LONG TERM PRIME	0.0000%	1994	2014	12,400.00	120.33	3,907.20	37.92
	JAPAN LONG TERM PRIME	1.2500%	1994	2005	297.84	2.89	0.00	0.00
	JAPAN LONG TERM PRIME	0.0000%	1992	2014	6,100.00	59.19	3,625.84	35.19
	JAPAN LONG TERM PRIME	0.0000%	1992	2015	18,600.00	180.49	11,106.48	107.78
	JAPAN LONG TERM PRIME	0.0000%	1999	2019	60,000.00	582.24	38,571.42	374.30
	JAPAN LONG TERM PRIME	0.0000%	2001	2011	12,500.00	121.30	32,500.00	315.38
	JAPAN LONG TERM PRIME	0.0000%	2000	2007	5,370.68	52.12	2,301.72	22.34
	JAPAN LONG TERM PRIME	-0.2000%	1999	2014	26,000.00	252.30	17,318.63	168.06
	JAPAN LONG TERM PRIME	0.0000%	2003	2023	1,188.00	11.53	11.88	0.12
	JAPAN LONG TERM PRIME	1.2500%	2003	2022	5,000.00	48.52	633.52	6.15
	JAPAN SWAP RATE	1.6000%	1999	2009	20,800.00	201.84	20,800.00	201.84
	LIBOR 6MOS DEPOSIT	1.6000%	1999	2009	27,200.00	263.95	27,200.00	263.95
	LIBOR 6MOS DEPOSIT	0.0000%	1999	2004	13,537.00	131.36	0.00	0.00
	ADB FLOATING RATE	0.0000%	1998	2013	3,057.00	29.67	626.76	6.08
	ADB FLOATING RATE	0.5000%	1996	2015	2,166.70	21.03	648.41	6.29
	LIBOR BASE RATE	0.0000%	2000	2014	3,676.05	35.67	35.93	0.35
	LIBOR BASE RATE	0.0000%	2002	2021	2,166.00	21.02	171.10	1.66
	LIBOR BASE RATE	0.0000%	2003	2018	3,318.00	32.20	19.60	0.19
	IRBD COST OF QUALIFIED BORROWINGS	0.1000%	2001	2011	3,717.00	36.07	220.36	2.14
	LIBOR BASE RATE	0.5000%	1996	2016	9,090.39	88.21	2,476.31	24.03
	US LIBOR	0.0000%	2001	2020	2,400.00	23.29	2,400.00	23.29
SPECIAL DRAWING RIGHTS					18.50	28.69	10.92	16.93

	INTEREST FREE	0.7500%	1992	2032	3.00	4.65	2.23	3.46
	INTEREST FREE	0.7500%	1998	2037	5.00	7.75	0.57	0.88
	LIBOR 6MOS. DEPOSIT	0.8000%	1995	2034	3.50	5.43	3.48	5.39
	LIBOR 6MOS. DEPOSIT	0.8000%	1995	2014	7.00	10.86	4.64	7.19
UNITED STATES DOLLARS					5,653.39	5,654.81	2,823.07	2,823.07

	ADB FLOATING RATE	0.0000%	1986	2006	92.00	92.00	20.64	20.64
	ADB FLOATING RATE	0.0000%	1988	2012	43.50	43.50	27.19	27.19
	ADB FLOATING RATE	0.0000%	1988	2008	120.00	120.00	44.67	44.67
	ADB FLOATING RATE	0.0000%	1989	2012	26.40	26.40	16.67	16.67
	ADB FLOATING RATE	0.0000%	1989	2009	160.00	160.00	78.03	78.03
	ADB FLOATING RATE	0.0000%	1989	2014	130.00	130.00	77.32	77.32
	ADB FLOATING RATE	0.0000%	1991	2006	100.00	100.00	7.16	7.16
	ADB FLOATING RATE	0.0000%	1991	2009	25.00	25.00	8.19	8.19
	ADB FLOATING RATE	0.0000%	1992	2016	31.40	31.40	7.63	7.63
	ADB FLOATING RATE	0.0000%	1992	2012	75.00	75.00	52.88	52.88
	ADB FLOATING RATE	0.0000%	1992	2007	2.60	2.60	0.63	0.63
	ADB FLOATING RATE	0.0000%	1993	2018	43.20	43.20	17.64	17.64
	ADB FLOATING RATE	0.0000%	1993	2012	138.00	138.00	85.36	85.36
	ADB FLOATING RATE	0.0000%	1991	2015	200.00	200.00	150.78	150.78
	ADB FLOATING RATE	0.0000%	1993	2013	164.00	164.00	85.83	85.83
	ADB FLOATING RATE	0.0000%	1995	2020	92.00	92.00	79.39	79.39
	ADB FLOATING RATE	0.0000%	1995	2019	244.00	244.00	144.23	144.23
	ADB FLOATING RATE	0.0000%	1998	2021	50.00	50.00	23.38	23.38
	ADB FLOATING RATE	0.0000%	1996	2011	5.35	5.35	3.49	3.49
	ADB FLOATING RATE	0.0000%	1998	2017	20.22	20.22	37.52	37.52
	FIXED RATE	2.0000%	1993	2013	19.30	19.30	15.62	15.62
	FIXED RATE	1.2500%	1993	2025	24.50	24.50	22.71	22.71
	FIXED RATE	3.5750%	1995	2012	37.90	37.90	28.43	28.43
	FIXED RATE	3.0000%	1995	2006	0.50	0.50	0.37	0.37
	FIXED RATE	3.0000%	1995	2006	9.50	9.50	1.25	1.25
	FIXED RATE	3.0000%	1994	2007	5.00	5.00	0.26	0.26
	FIXED RATE	6.6000%	1995	2008	25.00	25.00	0.39	0.39

GUARANTEED EXTERNAL DEBTS OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance as of December 31, 2004
					(In Original Curr)	(In U.S. Dollar)(2)	(In Original Curr)	(In U.S. Dollar)(2)
	FIXED RATE	7.6500%	1996	2009	25.00	25.00	1.41	1.41
	FIXED RATE	6.5000%	1997	2010	11.10	11.10	7.54	7.54
	FIXED RATE	7.6000%	1979	2004	60.70	60.70	0.00	0.00
	FIXED RATE	8.1000%	1980	2005	42.80	42.80	1.36	1.36
	FIXED RATE	10.1000%	1981	2006	87.50	87.50	10.65	10.65
	FIXED RATE	10.5000%	1984	2007	39.30	39.30	7.38	7.38
	FIXED RATE	10.2500%	1984	2004	33.00	33.00	0.00	0.00
	FIXED RATE	4.0000%	1995	2018	15.00	15.00	11.56	11.56
	FIXED RATE	1.5000%	1990	2010	1.35	1.35	0.67	0.67
	FIXED RATE	1.5000%	1990	2010	0.17	0.17	0.10	0.10
	FIXED RATE	1.5000%	1990	2010	0.03	0.03	0.02	0.02
	FIXED RATE	1.5000%	1990	2010	0.08	0.08	0.05	0.05
	FIXED RATE	1.5000%	1990	2010	0.05	0.05	0.03	0.03
	FIXED RATE	1.5000%	1990	2010	0.41	0.41	0.24	0.24
	FIXED RATE	1.5000%	1990	2010	0.04	0.04	0.03	0.03
	FIXED RATE	1.5000%	1990	2010	15.67	15.67	9.40	9.40
	FIXED RATE	1.5000%	1990	2010	9.34	9.34	5.60	5.60
	FIXED RATE	1.5000%	1990	2010	11.56	11.56	6.94	6.94
	FIXED RATE	1.5000%	1990	2010	0.09	0.09	0.05	0.05
	FIXED RATE	1.5000%	1990	2010	0.03	0.03	0.02	0.02
	FIXED RATE	1.5000%	1990	2010	0.10	0.10	0.06	0.06
	FIXED RATE	1.5000%	1990	2010	0.20	0.20	0.12	0.12
	FIXED RATE	1.5000%	1990	2010	3.38	3.38	2.03	2.03
	FIXED RATE	1.5000%	1990	2010	0.17	0.17	0.10	0.10
	FIXED RATE	1.5000%	1990	2010	11.21	11.21	6.72	6.72
	FIXED RATE	1.5000%	1990	2010	0.15	0.15	0.09	0.09
	FIXED RATE	1.5000%	1990	2010	0.04	0.04	0.03	0.03
	FIXED RATE	1.5000%	1990	2010	0.18	0.18	0.11	0.11
	FIXED RATE	1.5000%	1990	2010	0.91	0.91	0.55	0.55
	FIXED RATE	1.5000%	1990	2010	0.12	0.12	0.07	0.07
	FIXED RATE	1.5000%	1990	2010	0.63	0.63	0.38	0.38
	FIXED RATE	1.5000%	1990	2010	0.51	0.51	0.31	0.31
	FIXED RATE	1.5000%	1990	2010	0.99	0.99	0.59	0.59
	FIXED RATE	1.5000%	1990	2010	0.38	0.38	0.23	0.23
	FIXED RATE	1.5000%	1990	2010	4.99	4.99	2.99	2.99
	FIXED RATE	1.5000%	1990	2010	0.23	0.23	0.14	0.14
	FIXED RATE	1.5000%	1990	2010	11.70	11.70	7.02	7.02
	FIXED RATE	2.2500%	1996	2011	11.70	11.70	9.46	9.46
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1985	2005	100.00	100.00	6.62	6.62
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1988	2008	41.00	41.00	15.79	15.79
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1988	2008	59.00	59.00	19.91	19.91
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1989	2009	65.50	65.50	27.43	27.43
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1989	2009	65.00	65.00	30.21	30.21
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1989	2009	40.00	40.00	17.39	17.39
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1990	2010	200.00	200.00	100.44	100.44
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1990	2010	150.00	150.00	69.86	69.86
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1991	2011	175.00	175.00	100.22	100.22
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1992	2012	91.30	91.30	33.48	33.48
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1991	2011	150.00	150.00	90.95	90.95
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1991	2011	15.00	15.00	0.86	0.86
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1993	2012	134.00	134.00	24.71	24.71
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1993	2013	110.00	110.00	36.54	36.54
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2014	127.35	127.35	95.17	95.17
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2014	19.65	19.65	9.36	9.36
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2013	64.00	64.00	38.38	38.38
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2014	40.00	40.00	29.30	29.30
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2014	113.00	113.00	74.15	74.15
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2014	114.00	114.00	41.06	41.06
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1995	2015	50.00	50.00	41.30	41.30
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1995	2011	50.00	50.00	29.12	29.12
	INTEREST FREE	0.0000%	2000	2013	7.50	7.50	7.00	7.00
	LIBOR 6MOS. DEPOSIT	0.0000%	1992	2004	17.44	17.44	0.00	0.00
	LIBOR 6MOS. DEPOSIT	0.0000%	1992	2004	25.50	25.50	0.00	0.00
	LIBOR 6MOS. DEPOSIT	0.0000%	1992	2004	18.77	18.77	0.00	0.00
	LIBOR 6MOS. DEPOSIT	0.0000%	1998	2008	25.00	25.00	13.75	13.75

GUARANTEED EXTERNAL DEBTS OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance as of December 31, 2004
					(In Original Curr)	(In U.S. Dollar)(2)	(In Original Curr)	(In U.S. Dollar)(2)
	LIBOR 6MOS. DEPOSIT	0.0000%	1998	2014	160.00	160.00	0.00	0.00
	LIBOR BASE RATE	0.0000%	2003	2022	40.00	40.00	1.16	1.16
	LIBOR BASE RATE	0.0000%	2003	2013	3.26	3.26	0.02	0.02
	LIBOR BASE RATE	0.5000%	1995	2015	50.00	50.00	36.68	36.68
	LIBOR BASE RATE	0.5000%	1996	2016	100.00	100.00	28.78	28.78
	LIBOR BASE RATE	0.5000%	1996	2016	150.00	150.00	93.63	93.63
	LIBOR BASE RATE	0.5000%	1996	2016	57.00	57.00	20.13	20.13
	LIBOR BASE RATE	0.5000%	1996	2017	60.00	60.00	21.77	21.77
	LIBOR BASE RATE	0.5000%	1997	2017	54.50	54.50	10.77	10.77
	LIBOR BASE RATE	0.5000%	1998	2018	150.00	150.00	105.72	105.72
	LIBOR BASE RATE	0.5000%	1998	2019	23.30	23.30	4.66	4.66
	LIBOR BASE RATE	0.5000%	2004	2009	75.00	75.00	75.00	75.00
	US CONCESSIONARY INTEREST RELENDING RATE	0.0000%	1993	2004	2.13	2.13	0.00	0.00
	US FLOATING RATE	0.9000%	1999	2014	200.00	200.00	163.64	163.64
	US FLOATING RATE	0.3000%	2003	2008	175.00	175.00	175.00	175.00
	US FLOATING RATE	0.0000%	2003	2006	1.42	1.42	1.42	1.42
B. BONDS						6,189.16		6,869.86

UNITED STATES DOLLARS					5,260.00	5,260.00	5,260.00	5,260.00

	FIXED RATE	9.7500%	1994	2009	100.00	100.00	100.00	100.00
	FIXED RATE	7.8750%	1996	2006	200.00	200.00	200.00	200.00
	FIXED RATE	8.4000%	1996	2016	160.00	160.00	160.00	160.00
	FIXED RATE	9.6250%	1998	2028	300.00	300.00	300.00	300.00
	FIXED RATE	9.8750%	2000	2010	500.00	500.00	500.00	500.00
	FIXED RATE	9.5750%	2000	2012	250.00	250.00	250.00	250.00
	FIXED RATE	8.4750%	2000	2009	500.00	500.00	500.00	500.00
	FIXED RATE	0.0000%	2002	2010	300.00	300.00	300.00	300.00
	FIXED RATE	0.0000%	2003	2010	400.00	400.00	400.00	400.00
	FIXED RATE	8.5000%	2003	2014	450.00	450.00	450.00	450.00
	FIXED RATE	8.5000%	2003	2014	300.00	300.00	300.00	300.00
	FIXED RATE	5.4500%	2003	2018	250.00	250.00	250.00	250.00
	FIXED RATE	9.2500%	2003	2011	150.00	150.00	150.00	150.00
	FIXED RATE	8.2500%	2003	2014	200.00	200.00	200.00	200.00
	FIXED RATE	8.3750%	2003	2011	200.00	200.00	200.00	200.00
	FIXED RATE	8.3750%	2004	2011	250.00	250.00	250.00	250.00
	FIXED RATE	10.7500%	2004	2025	450.00	450.00	450.00	450.00
	FIXED RATE	8.7500%	2004	2015	300.00	300.00	300.00	300.00
JAPANESE YEN					95,750.00	929.16	95,750.00	929.16

	FIXED RATE	4.6500%	1995	2015	12,000.00	116.45	12,000.00	116.45
	FIXED RATE	2.3500%	2000	2010	22,000.00	213.49	22,000.00	213.49
	FIXED RATE	3.2000%	2002	2020	24,750.00	240.17	24,750.00	240.17
	FIXED RATE	3.5000%	2002	2022	37,000.00	359.05	37,000.00	359.05
EURO					500.00	680.70	500.00	680.70

	FIXED RATE	9.5750%	2001	2006	500.00	680.70	500.00	680.70

II. GFI GUARANTEE ASSUMED BY NATIONAL GOVERNMENT						476.41		226.71

BELGIAN FRANCS					1,005.34	33.93	359.05	12.12

	BIBOR 6 MOS.	0.6000%	1992	2007	158.97	5.36	56.77	1.92
	BIBOR 6 MOS.	0.6000%	1992	2007	722.14	24.37	257.91	8.70
	BIBOR 6 MOS.	0.6000%	1992	2007	124.23	4.19	44.37	1.50
CANADIAN DOLLARS	INTEREST FREE	0.0000%	1986	Upon Demand	0.27	0.22	0.27	0.22

DEUTSCHE MARKS					2.84	1.98	1.01	0.71

	FIXED RATE	8.6000%	1992	2007	2.84	1.98	1.01	0.71
SPANISH PESETAS					6,989.98	57.19	2,496.42	20.43

	FIXED RATE	11.0000%	1991	2007	6,989.98	57.19	2,496.42	20.43
FRENCH FRANCS					21.86	4.54	9.82	2.04

	INTEREST FREE	0.0000%	1986	Upon Demand	3.13	0.65	3.13	0.65
	TAUX DU MARCHE OBLIGATAIRE	0.4000%	1991	2007	4.36	0.91	1.56	0.32

GUARANTEED EXTERNAL DEBTS OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance as of December 31, 2004
					(In Original Curr)	(In U.S. Dollar)(2)	(In Original Curr)	(In U.S. Dollar)(2)
	TAUX DU MARCHE OBLIGATAIRE	0.4000%	1991	2007	0.11	0.02	0.04	0.01
	TAUX DU MARCHE OBLIGATAIRE	0.4000%	1989	2007	13.01	2.70	4.65	0.96
	TAUX DU MARCHE OBLIGATAIRE	0.4000%	1989	2007	1.24	0.26	0.44	0.09
POUNDS STERLING					1.03	1.99	0.37	0.71

		0.0000%	1986	Upon Demand	0.00	0.00	0.00	0.00
	GBP LIBOR	0.5000%	1991	2007	1.03	1.99	0.37	0.71
JAPANESE YEN					26,248.48	254.72	9,376.22	90.99

	LONG TERM PRIME RATE	0.1000%	1992	2007	4,968.73	48.22	1,774.55	17.22
	LONG TERM PRIME RATE	0.1000%	1992	2007	16,886.81	163.87	6,031.00	58.52
	LONG TERM PRIME RATE	0.1000%	1992	2007	216.83	2.10	77.44	0.75
	INTEREST FREE	0.0000%	1986	Upon Demand	2.74	0.03	2.74	0.03
	LONG TERM PRIME RATE	0.1000%	1992	2007	412.07	4.00	147.17	1.43
	LONG TERM PRIME RATE	0.1000%	1992	2007	701.63	6.81	250.58	2.43
	LONG TERM PRIME RATE	0.1000%	1992	2007	1,194.42	11.59	426.58	4.14
	LONG TERM PRIME RATE	0.1000%	1992	2007	158.65	1.54	56.66	0.55
	LONG TERM PRIME RATE	0.1000%	1992	2007	747.41	7.25	266.93	2.59
	LONG TERM PRIME RATE	0.1000%	1992	2007	801.78	7.78	286.35	2.78
	LONG TERM PRIME RATE	0.1000%	1992	2000	157.43	1.53	56.22	0.55
SAUDI RIAL					27.34	7.29	27.34	7.29

	INTEREST FREE	0.0000%	1986	Upon Demand	5.92	1.58	5.92	1.58
	INTEREST FREE	0.0000%	1986	Upon Demand	18.46	4.92	18.46	4.92
	INTEREST FREE	0.0000%	1986	Upon Demand	2.96	0.79	2.96	0.79
UNITED STATES DOLLARS					114.56	114.56	92.22	92.22

	INTEREST FREE	0.0000%	1986	Upon Demand	0.97	0.97	0.97	0.97
	INTEREST FREE	0.0000%	1986	Upon Demand	8.33	8.33	8.33	8.33
	INTEREST FREE	0.0000%	1986	Upon Demand	33.09	33.09	33.09	33.09
	INTEREST FREE	0.0000%	1986	Upon Demand	18.60	18.60	18.60	18.60
	INTEREST FREE	0.0000%	1986	Upon Demand	0.72	0.72	0.72	0.72
	INTEREST FREE	0.0000%	1986	Upon Demand	0.51	0.51	0.51	0.51
	INTEREST FREE	0.0000%	1986	Upon Demand	2.18	2.18	2.18	2.18
	INTEREST FREE	0.0000%	1986	Upon Demand	5.22	5.22	5.22	5.22
	INTEREST FREE	0.0000%	1986	Upon Demand	0.51	0.51	0.51	0.51
	INTEREST FREE	0.0000%	1986	Upon Demand	4.40	4.40	4.40	4.40
	INTEREST FREE	0.0000%	1988	Upon Demand	11.55	11.55	7.51	7.51
	FIXED RATE	3.4750%	1992	2007	11.25	11.25	4.02	4.02
	FIXED RATE	3.4750%	1992	2007	5.28	5.28	1.88	1.88
	FIXED RATE	3.4750%	1992	2007	0.80	0.80	0.29	0.29
	LIBOR 6 MOS	0.8125%	1991	2007	0.32	0.32	0.11	0.11
	LIBOR 6 MOS	0.8125%	1992	2007	0.11	0.11	0.04	0.04
	LIBOR 6 MOS	0.8125%	1991	2007	1.22	1.22	0.44	0.44
	LIBOR 6 MOS	0.8125%	1991	2007	0.19	0.19	0.07	0.07
	NEW SHORT TERM EXIMBANK BORROWING	0.5000%	1992	2007	5.61	5.61	2.00	2.00
	NEW SHORT TERM EXIMBANK BORROWING	0.5000%	1992	2007	0.10	0.10	0.03	0.03
	NEW SHORT TERM EXIMBANK BORROWING	0.5000%	1991	2007	3.63	3.63	1.30	1.30

(1)	Includes government guarantees on GOCC loans and bonds and GFI guarantees assumed by the Government

(2)	Amounts in original currencies were converted to U.S. Dollars using the Bangko Sentral reference rate as of December 29, 2004

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	GRAND TOTAL			39,403.95		32,190.83

I. DIRECT DEBT OF THE REPUBLIC				32,727.12		14,952.82

A. AVAILED OF BY GOVERNMENT AGENCIES				28,293.51		12,779.44

	AUSTRIAN SCHILLINGS		1,356.14	134.17	1,356.14	134.17

	FIXED RATE	4.0000%	149.90	14.83	149.90	14.83
	FIXED RATE	4.5000%	207.26	20.51	207.26	20.51
	FIXED RATE	4.5000%	998.98	98.84	998.98	98.84
	BELGIAN FRANCS		150.00	5.06	7.50	0.25

	INTEREST FREE	0.0000%	50.00	1.69	5.00	0.17
	INTEREST FREE	0.0000%	50.00	1.69	2.50	0.08
	FIXED RATE	2.0000%	50.00	1.69	0.00	0.00
	CANADIAN DOLLARS		6.33	5.20	1.94	1.60

	INTEREST FREE	0.0000%	6.33	5.20	1.94	1.60
	SWISS FRANCS		164.13	144.83	107.86	95.18

	FIXED RATE	0.0125%	6.64	5.86	1.33	1.17
	FIXED RATE	0.0125%	0.61	0.54	0.02	0.02
	FIXED RATE	4.6300%	37.60	33.18	15.23	13.44
	CHF LIBOR	0.0000%	94.89	83.73	73.42	64.78
	CHF LIBOR	0.0000%	22.77	20.10	17.41	15.36
	CHF LIBOR	0.0125%	1.62	1.43	0.46	0.41
	DEUTSCHEMARKS		88.80	61.81	24.60	17.12

	FIXED RATE	2.0000%	13.50	9.40	6.59	4.59
	FIXED RATE	2.0000%	16.50	11.49	8.06	5.61
	FIXED RATE	2.0000%	6.60	4.59	5.28	3.68
	FIXED RATE	2.0000%	24.20	16.84	1.07	0.75
	FIXED RATE	2.0000%	3.00	2.09	0.98	0.68
	FIXED RATE	2.0000%	10.00	6.96	0.00	0.00
	FIXED RATE	2.0000%	15.00	10.44	2.63	1.83
	DANISH KRONER		80.00	14.64	9.81	1.79

	INTEREST FREE	0.0000%	65.00	11.89	5.60	1.02
	INTEREST FREE	0.0000%	15.00	2.74	4.21	0.77
	EURO		157.10	213.87	128.01	174.27

	INTEREST FREE	0.0000%	8.48	11.55	7.22	9.84
	INTEREST FREE	0.0000%	1.84	2.51	1.84	2.51
	FIXED RATE	0.4700%	0.74	1.01	0.74	1.01
	FIXED RATE	0.4700%	3.30	4.49	3.24	4.41
	FIXED RATE	0.7500%	7.39	10.06	4.35	5.93
	FIXED RATE	0.7500%	0.00	0.00	0.00	0.00
	FIXED RATE	0.7500%	7.46	10.16	2.25	3.07
	FIXED RATE	1.5000%	8.08	11.00	8.08	11.00
	FIXED RATE	3.4500%	18.17	24.73	6.24	8.49
	FIXED RATE	3.6500%	36.34	49.47	35.96	48.96
	FIXED RATE	4.0000%	31.25	42.54	31.25	42.54
	FIXED RATE	4.4000%	23.99	32.66	23.99	32.66
	FIXED RATE	4.9400%	3.46	4.71	2.38	3.24
	FIXED RATE	4.9400%	0.77	1.05	0.46	0.62
	FIXED RATE	6.1000%	5.83	7.94	0.00	0.00
	FRENCH FRANCS		1,036.06	215.03	726.59	150.80

	FIXED RATE	1.4000%	102.13	21.20	96.80	20.09
	FIXED RATE	1.4000%	17.64	3.66	16.95	3.52
	FIXED RATE	1.5000%	16.00	3.32	5.36	1.11
	FIXED RATE	1.5000%	12.60	2.62	11.86	2.46
	FIXED RATE	1.5000%	3.25	0.68	1.30	0.27
	FIXED RATE	1.5000%	4.88	1.01	4.79	0.99
	FIXED RATE	1.5000%	20.33	4.22	14.89	3.09
	FIXED RATE	1.5000%	36.06	7.48	36.06	7.48
	FIXED RATE	1.5000%	59.98	12.45	47.07	9.77
	FIXED RATE	2.0000%	4.78	0.99	4.45	0.92
	FIXED RATE	2.0000%	18.90	3.92	17.54	3.64
	FIXED RATE	2.0000%	69.00	14.32	63.61	13.20
	FIXED RATE	2.0000%	14.22	2.95	13.33	2.77

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	FIXED RATE	2.0000%	4.98	1.03	4.48	0.93
	FIXED RATE	2.5000%	27.25	5.66	24.30	5.04
	FIXED RATE	2.5000%	29.07	6.03	25.60	5.31
	FIXED RATE	2.5000%	17.40	3.61	15.44	3.20
	FIXED RATE	2.5000%	6.67	1.39	6.25	1.30
	FIXED RATE	3.0000%	28.50	5.92	22.86	4.74
	FIXED RATE	3.0000%	9.50	1.97	7.46	1.55
	FIXED RATE	3.1000%	80.00	16.60	62.56	12.98
	FIXED RATE	3.1000%	42.40	8.80	32.42	6.73
	FIXED RATE	3.1000%	7.97	1.65	6.52	1.35
	FIXED RATE	3.3000%	10.40	2.16	7.34	1.52
	FIXED RATE	3.3000%	18.40	3.82	13.14	2.73
	FIXED RATE	3.3000%	73.42	15.24	53.61	11.13
	FIXED RATE	3.5000%	15.00	3.11	10.08	2.09
	FIXED RATE	3.5000%	5.00	1.04	3.55	0.74
	FIXED RATE	3.5000%	49.70	10.31	5.47	1.14
	FIXED RATE	3.5000%	24.00	4.98	22.92	4.76
	FIXED RATE	5.6800%	39.99	8.30	15.68	3.26
	FIXED RATE	5.8200%	24.04	4.99	11.44	2.37
	FIXED RATE	6.9100%	8.40	1.74	2.52	0.52
	FIXED RATE	7.3500%	7.35	1.53	2.94	0.61
	FIXED RATE	7.3500%	42.55	8.83	18.90	3.92
	FIXED RATE	7.5000%	13.56	2.81	9.92	2.06
	FIXED RATE	7.5500%	20.00	4.15	2.99	0.62
	FIXED RATE	7.5500%	1.99	0.41	0.40	0.08
	FIXED RATE	7.5500%	4.60	0.95	0.23	0.05
	FIXED RATE	7.5500%	2.60	0.54	0.13	0.03
	FIXED RATE	7.5500%	10.60	2.20	1.59	0.33
	FIXED RATE	9.2000%	0.00	0.00	0.00	0.00
	FIXED RATE	9.2000%	12.60	2.62	0.00	0.00
	FIXED RATE	9.2000%	18.35	3.81	1.84	0.38
POUNDS STERLING			44.75	86.27	10.77	20.77

	FIXED RATE	6.6000%	16.55	31.90	4.95	9.54
	FIXED RATE	6.7400%	16.25	31.33	5.23	10.08
	FIXED RATE	8.1000%	11.95	23.04	0.60	1.15
ITALIAN LIRA			10,185.74	7.16	6,780.37	4.77

	LIBOR 6 MONTHS DEPOSIT	1.5000%	10,185.74	7.16	6,780.37	4.77
JAPANESE YEN			1,702,620.27	16,522.23	679,837.63	6,597.14

	FIXED RATE	0.7500%	813.00	7.89	419.66	4.07
	FIXED RATE	0.7500%	432.00	4.19	270.75	2.63
	FIXED RATE	0.7500%	722.00	7.01	317.78	3.08
	FIXED RATE	0.7500%	2,828.00	27.44	1,127.30	10.94
	FIXED RATE	0.7500%	967.00	9.38	334.36	3.24
	FIXED RATE	0.7500%	844.00	8.19	313.49	3.04
	FIXED RATE	0.7500%	747.00	7.25	328.04	3.18
	FIXED RATE	0.7500%	444.00	4.31	230.17	2.23
	FIXED RATE	0.7500%	1,221.00	11.85	804.32	7.81
	FIXED RATE	0.7500%	1,022.00	9.92	941.41	9.14
	FIXED RATE	0.7500%	1,071.00	10.39	604.04	5.86
	FIXED RATE	0.7500%	1,238.00	12.01	518.81	5.03
	FIXED RATE	0.7500%	579.00	5.62	293.88	2.85
	FIXED RATE	0.7500%	36,300.00	352.26	36,300.00	352.26
	FIXED RATE	0.7500%	894.00	8.68	849.39	8.24
	FIXED RATE	0.7500%	3,077.00	29.86	1,691.31	16.41
	FIXED RATE	0.7500%	580.00	5.63	357.70	3.47
	FIXED RATE	0.7500%	1,041.00	10.10	330.48	3.21
	FIXED RATE	0.7500%	54.00	0.52	26.23	0.25
	FIXED RATE	0.7500%	404.00	3.92	312.52	3.03
	FIXED RATE	0.7500%	1,295.00	12.57	956.62	9.28
	FIXED RATE	0.7500%	2,910.00	28.24	728.48	7.07
	FIXED RATE	0.7500%	2,252.00	21.85	1,152.13	11.18
	FIXED RATE	0.7500%	393.00	3.81	304.52	2.96
	FIXED RATE	0.7500%	1,346.00	13.06	549.66	5.33
	FIXED RATE	0.7500%	856.00	8.31	212.79	2.06
	FIXED RATE	0.7500%	1,098.00	10.65	166.39	1.61

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	FIXED RATE	0.7500%	1,070.00	10.38	298.87	2.90
	FIXED RATE	0.7500%	1,080.00	10.48	407.15	3.95
	FIXED RATE	0.7500%	992.00	9.63	395.36	3.84
	FIXED RATE	0.7500%	233.00	2.26	0.00	0.00
	FIXED RATE	0.7500%	1,134.00	11.00	551.76	5.35
	FIXED RATE	0.7500%	2,034.00	19.74	620.02	6.02
	FIXED RATE	0.7500%	1,141.00	11.07	273.41	2.65
	FIXED RATE	0.7500%	573.00	5.56	225.54	2.19
	FIXED RATE	0.7500%	1,401.00	13.60	486.41	4.72
	FIXED RATE	0.7500%	2,178.00	21.14	475.37	4.61
	FIXED RATE	0.9500%	13,486.00	130.87	1,818.90	17.65
	FIXED RATE	0.9500%	2,970.00	28.82	170.05	1.65
	FIXED RATE	0.9500%	16,310.00	158.27	0.00	0.00
	FIXED RATE	0.9500%	8,932.00	86.68	0.00	0.00
	FIXED RATE	1.0000%	7,858.00	76.25	1,260.21	12.23
	FIXED RATE	1.3000%	519.00	5.04	46.48	0.45
	FIXED RATE	1.3000%	255.00	2.47	97.96	0.95
	FIXED RATE	1.3000%	1,436.00	13.93	978.48	9.50
	FIXED RATE	1.3000%	7,792.00	75.61	5,224.75	50.70
	FIXED RATE	1.3000%	145.00	1.41	0.00	0.00
	FIXED RATE	1.7000%	5,439.00	52.78	1,247.38	12.10
	FIXED RATE	1.7000%	291.00	2.82	23.59	0.23
	FIXED RATE	1.7000%	2,035.00	19.75	802.88	7.79
	FIXED RATE	1.7000%	2,556.00	24.80	2,066.67	20.05
	FIXED RATE	1.7000%	5,175.00	50.22	96.40	0.94
	FIXED RATE	1.7000%	5,389.00	52.29	41.85	0.41
	FIXED RATE	1.8000%	6,397.00	62.08	673.12	6.53
	FIXED RATE	1.8000%	5,356.00	51.97	1,104.41	10.72
	FIXED RATE	1.8000%	15,299.00	148.46	8,814.81	85.54
	FIXED RATE	1.8000%	12,556.00	121.84	2,014.17	19.55
	FIXED RATE	1.8000%	4,885.00	47.40	385.98	3.75
	FIXED RATE	1.8000%	6,590.00	63.95	1,172.70	11.38
	FIXED RATE	1.8000%	4,321.00	41.93	613.11	5.95
	FIXED RATE	1.8000%	4,270.00	41.44	0.00	0.00
	FIXED RATE	1.8000%	1,988.00	19.29	0.00	0.00
	FIXED RATE	2.1000%	812.00	7.88	780.07	7.57
	FIXED RATE	2.1000%	955.00	9.27	954.78	9.27
	FIXED RATE	2.1000%	1,192.00	11.57	711.90	6.91
	FIXED RATE	2.1000%	1,226.00	11.90	877.41	8.51
	FIXED RATE	2.2000%	4,955.00	48.08	4,000.31	38.82
	FIXED RATE	2.2000%	10,487.00	101.77	6,524.77	63.32
	FIXED RATE	2.2000%	5,148.00	49.96	1,279.58	12.42
	FIXED RATE	2.2000%	2,387.00	23.16	118.69	1.15
	FIXED RATE	2.2000%	11,884.00	115.32	3,349.30	32.50
	FIXED RATE	2.2000%	6,948.00	67.42	173.13	1.68
	FIXED RATE	2.2000%	4,687.00	45.48	0.00	0.00
	FIXED RATE	2.2000%	10,645.00	103.30	222.21	2.16
	FIXED RATE	2.2000%	5,135.00	49.83	0.00	0.00
	FIXED RATE	2.2000%	4,130.00	40.08	4.54	0.04
	FIXED RATE	2.2000%	5,523.00	53.60	1,456.77	14.14
	FIXED RATE	2.2000%	5,582.00	54.17	0.00	0.00
	FIXED RATE	2.2000%	20,061.00	194.67	0.00	0.00
	FIXED RATE	2.2000%	2,651.00	25.73	6.01	0.06
	FIXED RATE	2.2000%	2,470.00	23.97	0.00	0.00
	FIXED RATE	2.2000%	6,223.00	60.39	0.00	0.00
	FIXED RATE	2.2000%	3,717.00	36.07	0.00	0.00
	FIXED RATE	2.3000%	795.00	7.71	785.96	7.63
	FIXED RATE	2.3000%	586.00	5.69	543.36	5.27
	FIXED RATE	2.3000%	1,995.00	19.36	1,784.12	17.31
	FIXED RATE	2.3000%	597.00	5.79	568.85	5.52
	FIXED RATE	2.3000%	1,000.00	9.70	941.43	9.14
	FIXED RATE	2.3000%	1,792.00	17.39	1,611.80	15.64
	FIXED RATE	2.3000%	490.00	4.75	455.48	4.42
	FIXED RATE	2.3000%	2,431.15	23.59	2,431.15	23.59
	FIXED RATE	2.3000%	569.00	5.52	559.10	5.43
	FIXED RATE	2.3000%	305.00	2.96	227.20	2.20
	FIXED RATE	2.3000%	902.00	8.75	629.84	6.11

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	FIXED RATE	2.3000%	2,085.00	20.23	1,127.58	10.94
	FIXED RATE	2.3000%	821.00	7.97	572.16	5.55
	FIXED RATE	2.3000%	4,019.00	39.00	2,227.69	21.62
	FIXED RATE	2.5000%	7,500.00	72.78	6,520.39	63.27
	FIXED RATE	2.5000%	5,956.00	57.80	5,956.00	57.80
	FIXED RATE	2.5000%	8,219.00	79.76	4,459.18	43.27
	FIXED RATE	2.5000%	6,753.00	65.53	3,610.79	35.04
	FIXED RATE	2.7000%	15,000.00	145.56	7,297.29	70.81
	FIXED RATE	2.7000%	25,000.00	242.60	12,162.15	118.02
	FIXED RATE	2.7000%	12,500.00	121.30	6,081.07	59.01
	FIXED RATE	2.7000%	40,000.00	388.16	21,621.62	209.82
	FIXED RATE	2.7000%	28,200.00	273.65	22,009.73	213.58
	FIXED RATE	2.7000%	10,575.00	102.62	6,573.63	63.79
	FIXED RATE	2.7000%	13,219.00	128.28	8,217.21	79.74
	FIXED RATE	2.7000%	13,219.00	128.28	8,217.21	79.74
	FIXED RATE	2.7000%	2,169.00	21.05	1,506.84	14.62
	FIXED RATE	2.7000%	2,304.00	22.36	1,720.69	16.70
	FIXED RATE	2.7000%	4,238.00	41.13	2,763.19	26.81
	FIXED RATE	2.7000%	2,079.00	20.17	1,527.43	14.82
	FIXED RATE	2.7000%	5,708.00	55.39	4,066.46	39.46
	FIXED RATE	2.7000%	8,634.00	83.78	5,609.14	54.43
	FIXED RATE	2.7000%	454.00	4.41	239.10	2.32
	FIXED RATE	2.7000%	4,986.00	48.38	3,758.63	36.47
	FIXED RATE	2.7000%	5,080.00	49.30	2,401.17	23.30
	FIXED RATE	2.7000%	10,560.00	102.47	4,748.21	46.08
	FIXED RATE	2.7000%	21,752.00	211.08	12,359.08	119.93
	FIXED RATE	2.7000%	4,867.00	47.23	3,401.29	33.01
	FIXED RATE	2.7000%	4,301.00	41.74	3,251.59	31.55
	FIXED RATE	2.7000%	2,065.00	20.04	1,461.17	14.18
	FIXED RATE	2.7000%	1,663.00	16.14	1,216.97	11.81
	FIXED RATE	2.7000%	1,795.00	17.42	1,012.70	9.83
	FIXED RATE	2.7000%	5,266.00	51.10	3,884.99	37.70
	FIXED RATE	2.7000%	10,790.00	104.71	8,514.07	82.62
	FIXED RATE	2.7000%	3,516.00	34.12	2,806.25	27.23
	FIXED RATE	2.7000%	9,427.00	91.48	7,479.55	72.58
	FIXED RATE	2.7000%	7,655.00	74.28	3,977.75	38.60
	FIXED RATE	2.7000%	20,020.00	194.27	16,113.60	156.37
	FIXED RATE	2.7000%	5,356.00	51.97	5,030.11	48.81
	FIXED RATE	2.7000%	3,454.00	33.52	3,140.65	30.48
	FIXED RATE	2.7000%	16,396.00	159.11	12,834.67	124.55
	FIXED RATE	2.7000%	4,982.00	48.35	4,693.66	45.55
	FIXED RATE	2.7000%	5,386.00	52.27	5,261.70	51.06
	FIXED RATE	2.7000%	11,103.00	107.74	9,230.23	89.57
	FIXED RATE	2.7000%	4,275.00	41.48	3,388.18	32.88
	FIXED RATE	2.7000%	7,119.85	69.09	6,498.73	63.06
	FIXED RATE	2.7000%	2,303.00	22.35	1,256.70	12.19
	FIXED RATE	2.7000%	4,844.00	47.01	2,801.67	27.19
	FIXED RATE	2.7000%	5,598.00	54.32	4,477.63	43.45
	FIXED RATE	2.7000%	5,772.00	56.01	5,767.71	55.97
	FIXED RATE	2.7000%	7,103.00	68.93	4,991.74	48.44
	FIXED RATE	2.7000%	2,063.00	20.02	1,433.88	13.91
	FIXED RATE	2.7000%	4,776.00	46.35	2,331.43	22.62
	FIXED RATE	2.7000%	2,500.00	24.26	1,768.28	17.16
	FIXED RATE	2.7000%	2,633.00	25.55	1,382.20	13.41
	FIXED RATE	2.7000%	5,500.00	53.37	3,565.55	34.60
	FIXED RATE	3.0000%	30,000.00	291.12	12,972.96	125.89
	FIXED RATE	3.0000%	25,380.00	246.29	17,834.57	173.07
	FIXED RATE	3.0000%	6,872.00	66.69	6,178.08	59.95
	FIXED RATE	3.0000%	4,633.00	44.96	3,677.41	35.69
	FIXED RATE	3.0000%	3,803.00	36.90	3,296.92	31.99
	FIXED RATE	3.0000%	3,055.00	29.65	2,831.42	27.48
	FIXED RATE	3.0000%	9,294.00	90.19	5,319.01	51.62
	FIXED RATE	3.0000%	9,620.00	93.35	9,324.12	90.48
	FIXED RATE	3.0000%	11,754.00	114.06	11,467.16	111.28
	FIXED RATE	3.0000%	5,400.00	52.40	1,448.77	14.06
	FIXED RATE	3.0000%	70.00	0.68	16.70	0.16
	FIXED RATE	3.0000%	730.00	7.08	154.94	1.50

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	FIXED RATE	3.0000%	1,860.00	18.05	499.02	4.84
	FIXED RATE	3.0000%	90.00	0.87	22.85	0.22
	FIXED RATE	3.0000%	150.00	1.46	40.21	0.39
	FIXED RATE	3.0000%	5,410.00	52.50	1,451.46	14.08
	FIXED RATE	3.0000%	850.00	8.25	217.33	2.11
	FIXED RATE	3.0000%	1,100.00	10.67	262.87	2.55
	FIXED RATE	3.0000%	5,000.00	48.52	1,511.50	14.67
	FIXED RATE	3.0000%	6,300.00	61.14	1,212.95	11.77
	FIXED RATE	3.0000%	7,600.00	73.75	2,400.81	23.30
	FIXED RATE	3.0000%	5,000.00	48.52	1,457.97	14.15
	FIXED RATE	3.0000%	3,630.00	35.23	1,011.87	9.82
	FIXED RATE	3.0000%	330.00	3.20	110.24	1.07
	FIXED RATE	3.0000%	3,600.00	34.93	1,251.54	12.14
	FIXED RATE	3.0000%	3,860.00	37.46	1,380.53	13.40
	FIXED RATE	3.0000%	6,300.00	61.14	1,292.40	12.54
	FIXED RATE	3.0000%	5,400.00	52.40	896.26	8.70
	FIXED RATE	3.0000%	1,140.00	11.06	453.47	4.40
	FIXED RATE	3.0000%	4,600.00	44.64	1,972.73	19.14
	FIXED RATE	3.0000%	2,254.00	21.87	104.30	1.01
	FIXED RATE	3.0000%	4,837.00	46.94	2,928.39	28.42
	FIXED RATE	3.0000%	10,818.00	104.98	5,936.27	57.61
	FIXED RATE	3.0000%	2,090.00	20.28	1,347.52	13.08
	FIXED RATE	3.0000%	5,735.00	55.65	3,747.47	36.37
	FIXED RATE	3.0000%	319,300.00	3,098.49	1,783.19	17.30
	FIXED RATE	3.0000%	4,611.00	44.75	2,958.98	28.71
	FIXED RATE	3.0000%	3,372.00	32.72	1,790.02	17.37
	FIXED RATE	3.0000%	2,000.00	19.41	921.32	8.94
	FIXED RATE	3.0000%	707.00	6.86	398.09	3.86
	FIXED RATE	3.0000%	326.00	3.16	206.71	2.01
	FIXED RATE	3.0000%	308.00	2.99	197.83	1.92
	FIXED RATE	3.0000%	14,003.00	135.89	9,182.65	89.11
	FIXED RATE	3.0000%	4,616.00	44.79	4,218.00	40.93
	FIXED RATE	3.2500%	0.00	0.00	0.00	0.00
	FIXED RATE	3.2500%	0.00	0.00	0.00	0.00
	FIXED RATE	3.2500%	0.00	0.00	0.00	0.00
	FIXED RATE	3.2500%	4,555.00	44.20	888.60	8.62
	FIXED RATE	3.2500%	1,357.00	13.17	245.29	2.38
	FIXED RATE	3.2500%	2,979.00	28.91	568.40	5.52
	FIXED RATE	3.2500%	5,270.00	51.14	1,026.99	9.97
	FIXED RATE	3.2500%	8,340.00	80.93	1,578.85	15.32
	FIXED RATE	3.2500%	296.00	2.87	56.59	0.55
	FIXED RATE	3.2500%	177.00	1.72	34.49	0.33
	FIXED RATE	3.2500%	157.00	1.52	30.43	0.30
	FIXED RATE	3.2500%	2,429.00	23.57	426.38	4.14
	FIXED RATE	3.5000%	32,895.00	319.21	4,244.52	41.19
	FIXED RATE	3.5000%	3,012.00	29.23	1,388.84	13.48
	FIXED RATE	3.5000%	1,381.00	13.40	259.92	2.52
	FIXED RATE	3.5000%	148.00	1.44	57.22	0.56
	FIXED RATE	3.5000%	705.00	6.84	256.57	2.49
	FIXED RATE	3.5000%	7,595.00	73.70	4,097.13	39.76
	FIXED RATE	3.5000%	3,988.00	38.70	2,232.38	21.66
	FIXED RATE	3.5000%	1,439.00	13.96	540.89	5.25
	FIXED RATE	3.5000%	2,555.00	24.79	817.67	7.93
	FIXED RATE	3.5000%	48,000.00	465.79	12,124.53	117.66
	FIXED RATE	4.2500%	10,855.20	105.34	0.00	0.00
	FIXED RATE	5.0000%	0.00	0.00	0.00	0.00
	FIXED RATE	6.0000%	25,000.00	242.60	12,022.70	116.67
	FIXED RATE	6.0000%	48,000.00	465.79	11,805.75	114.56
	LIBOR 6 MONTHS	2.2500%	2,940.00	28.53	1,176.00	11.41
	LIBOR 6 MONTHS	2.5000%	4,320.00	41.92	3,456.00	33.54
	FIXED RATE	1.9500%	16,660.00	161.67	14,969.43	145.26
	FIXED RATE	2.1000%	20,308.18	197.07	16,306.43	158.24
	FIXED RATE	2.1000%	9,697.89	94.11	6,788.53	65.88
	LONG TERM PRIME LEMDING RATE	-0.0200%	43,800.00	425.04	11,274.67	109.41
	LONG TERM PRIME LEMDING RATE	-0.0200%	43,800.00	425.04	29,089.42	282.28
	LONG TERM PRIME LEMDING RATE	0.5000%	20,800.00	201.84	10,228.22	99.25

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
KOREAN WON			24,962.00	23.96	3,718.10	3.57

	FIXED RATE	2.5000%	21,172.00	20.33	2,075.81	1.99
	FIXED RATE	3.5000%	3,790.00	3.64	1,642.29	1.58
					2.78
KUWAIT DINAR			11.05	38.26	2.78	9.63

	FIXED RATE	3.5000%	6.15	21.29	1.34	4.65
	FIXED RATE	4.5000%	4.90	16.97	1.44	4.98
SWEDISH KRONER			18.31	2.78	12.53	1.90

	INTEREST FREE	0.0000%	18.31	2.78	12.53	1.90
SPECIAL DRAWING RIGHT			903.76	1,401.64	656.38	1,017.98

	INTEREST FREE	1.0000%	16.73	25.94	11.00	17.06
	INTEREST FREE	1.0000%	5.91	9.16	5.02	7.79
	INTEREST FREE	1.0000%	35.87	55.64	32.29	50.07
	INTEREST FREE	1.0000%	50.00	77.54	45.63	70.76
	INTEREST FREE	1.0000%	26.40	40.94	22.87	35.47
	INTEREST FREE	1.0000%	18.68	28.97	13.63	21.14
	INTEREST FREE	1.0000%	24.19	37.52	21.77	33.77
	INTEREST FREE	1.0000%	27.16	42.13	21.49	33.33
	INTEREST FREE	1.0000%	69.70	108.09	61.40	95.23
	INTEREST FREE	1.0000%	25.04	38.84	13.75	21.32
	INTEREST FREE	1.0000%	11.93	18.50	7.05	10.94
	INTEREST FREE	1.0000%	18.25	28.30	16.10	24.97
	INTEREST FREE	1.0000%	53.41	82.83	39.31	60.96
	INTEREST FREE	1.0000%	14.54	22.55	12.36	19.17
	INTEREST FREE	1.0000%	18.02	27.95	13.71	21.27
	INTEREST FREE	1.0000%	25.85	40.09	21.97	34.08
	INTEREST FREE	1.0000%	43.44	67.37	36.38	56.42
	INTEREST FREE	1.0000%	39.77	61.68	34.80	53.97
	INTEREST FREE	1.0000%	35.25	54.66	26.90	41.72
	INTEREST FREE	1.0000%	36.80	57.07	21.88	33.93
	INTEREST FREE	1.0000%	11.61	18.01	8.78	13.62
	INTEREST FREE	1.0000%	22.03	34.16	20.38	31.60
	INTEREST FREE	1.0000%	50.50	78.32	24.33	37.73
	INTEREST FREE	1.0000%	6.36	9.86	5.04	7.81
	INTEREST FREE	1.0000%	14.36	22.27	12.13	18.81
	INTEREST FREE	1.0000%	34.65	53.74	11.81	18.32
	INTEREST FREE	1.0000%	43.40	67.30	36.02	55.86
	INTEREST FREE	1.0000%	9.63	14.94	8.76	13.59
	INTEREST FREE	1.0000%	16.04	24.88	13.05	20.24
	INTEREST FREE	1.0000%	12.76	19.79	6.90	10.70
	INTEREST FREE	1.0000%	13.84	21.46	1.96	3.05
	INTEREST FREE	1.0000%	11.02	17.09	6.02	9.34
	INTEREST FREE	1.0000%	6.49	10.06	5.40	8.37
	INTEREST FREE	0.0000%	4.50	6.98	1.33	2.06
	INTEREST FREE	0.0000%	6.00	9.31	0.00	0.00
	FIXED RATE	0.7500%	6.15	9.54	4.14	6.42
	FIXED RATE	0.7500%	11.00	17.06	4.42	6.86
	FIXED RATE	0.7500%	11.60	17.99	1.38	2.14
	FIXED RATE	4.0000%	11.00	17.06	4.74	7.35
	FIXED RATE	4.0000%	0.00	0.00	0.00	0.00
	FIXED RATE	4.0000%	3.90	6.05	0.48	0.75
UNITED STATES DOLLARS			9,416.63	9,416.60	4,548.51	4,548.51

	ADB FLOATING RATE	0.0000%	9.00	9.00	6.26	6.26
	ADB FLOATING RATE	0.0000%	33.00	33.00	28.56	28.56
	ADB FLOATING RATE	0.0000%	82.00	82.00	49.60	49.60
	ADB FLOATING RATE	0.0000%	8.05	8.05	7.62	7.62
	ADB FLOATING RATE	0.0000%	41.00	41.00	35.50	35.50
	ADB FLOATING RATE	0.0000%	18.80	18.80	13.61	13.61
	ADB FLOATING RATE	0.0000%	30.00	30.00	0.00	0.00
	ADB FLOATING RATE	0.0000%	24.00	24.00	11.62	11.62
	ADB FLOATING RATE	0.0000%	50.00	50.00	6.74	6.74
	ADB FLOATING RATE	0.0000%	6.74	6.74	5.34	5.34
	ADB FLOATING RATE	0.0000%	150.00	150.00	110.39	110.39
	ADB FLOATING RATE	0.0000%	24.24	24.24	7.97	7.97

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	ADB FLOATING RATE	0.0000%	23.50	23.50	17.78	17.78
	ADB FLOATING RATE	0.0000%	50.00	50.00	15.38	15.38
	ADB FLOATING RATE	0.0000%	75.00	75.00	41.71	41.71
	ADB FLOATING RATE	0.0000%	16.93	16.93	7.40	7.40
	ADB FLOATING RATE	0.0000%	69.87	69.87	62.73	62.73
	ADB FLOATING RATE	0.0000%	50.00	50.00	8.71	8.71
	ADB FLOATING RATE	0.0000%	200.00	200.00	165.34	165.34
	ADB FLOATING RATE	0.0000%	100.00	100.00	78.26	78.26
	ADB FLOATING RATE	0.0000%	10.18	10.18	9.81	9.81
	ADB FLOATING RATE	0.0000%	8.07	8.07	4.89	4.89
	ADB FLOATING RATE	0.0000%	4.27	4.27	4.12	4.12
	ADB FLOATING RATE	0.0000%	1.10	1.10	1.10	1.10
	ADB FLOATING RATE	0.0000%	6.45	6.45	5.70	5.70
	ADB FLOATING RATE	0.0000%	3.25	3.25	3.25	3.25
	ADB FLOATING RATE	0.0000%	9.41	9.41	2.06	2.06
	ADB FLOATING RATE	0.0000%	17.77	17.77	17.77	17.77
	ADB FLOATING RATE	0.0000%	8.80	8.80	8.80	8.80
	ADB FLOATING RATE	0.0000%	100.00	100.00	25.64	25.64
	ADB FLOATING RATE	0.0000%	3.74	3.74	3.74	3.74
	ADB FLOATING RATE	0.0000%	40.00	40.00	37.17	37.17
	ADB FLOATING RATE	0.0000%	1.51	1.51	1.51	1.51
	ADB FLOATING RATE	0.0000%	1.88	1.88	1.88	1.88
	ADB FLOATING RATE	0.0000%	1.81	1.81	1.81	1.81
	ADB FLOATING RATE	0.0000%	5.76	5.76	2.71	2.71
	ADB FLOATING RATE	0.0000%	6.95	6.95	4.23	4.23
	ADB FLOATING RATE	0.0000%	2.76	2.76	2.66	2.66
	ADB LIBOR 6 MONTHS	0.0000%	1.57	1.57	1.32	1.32
	ADB LIBOR 6 MONTHS	0.0000%	97.13	97.13	43.74	43.74
	ADB LIBOR 6 MONTHS	0.0000%	100.00	100.00	88.80	88.80
	ADB LIBOR 6 MONTHS	0.0000%	100.00	100.00	96.72	96.72
	ADB LIBOR 6 MONTHS	0.0000%	82.82	82.82	1.96	1.96
	ADB LIBOR 6 MONTHS	0.0000%	12.15	12.15	2.57	2.57
	ADB LIBOR 6 MONTHS	0.0000%	11.43	11.43	6.27	6.27
	ADB LIBOR 6 MONTHS	0.0000%	64.55	64.55	9.60	9.60
	ADB LIBOR 6 MONTHS	0.0000%	49.75	49.75	6.12	6.12
	ADB LIBOR 6 MONTHS	0.0000%	14.89	14.89	0.78	0.78
	ADB LIBOR 6 MONTHS	0.0000%	75.39	75.39	23.09	23.09
	ADB LIBOR 6 MONTHS	0.0000%	51.20	51.20	7.54	7.54
	ADB LIBOR 6 MONTHS	0.0000%	71.26	71.26	1.76	1.76
	ADB LIBOR 6 MONTHS	0.0000%	60.00	60.00	57.03	57.03
	ADB LIBOR 6 MONTHS	0.0000%	73.49	73.49	4.46	4.46
	ADB LIBOR 6 MONTHS	0.0000%	23.12	23.12	5.90	5.90
	ADB LIBOR 6 MONTHS	0.0000%	73.19	73.19	2.66	2.66
	ADB LIBOR 6 MONTHS	0.0000%	75.00	75.00	75.00	75.00
	ADB LIBOR 6 MONTHS	0.0000%	150.00	150.00	150.00	150.00
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	200.00	200.00	100.44	100.44
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	102.00	102.00	0.00	0.00
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	40.00	40.00	19.75	19.75
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	300.00	300.00	127.29	127.29
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	150.00	150.00	0.00	0.00
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	70.10	70.10	31.41	31.41
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	40.00	40.00	0.00	0.00
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	40.00	40.00	15.54	15.54
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	51.30	51.30	20.52	20.52
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	22.94	22.94	13.34	13.34
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	200.00	200.00	139.47	139.47
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	90.79	90.79	56.52	56.52
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	59.21	59.21	39.26	39.26
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	37.54	37.54	26.03	26.03
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	25.46	25.46	14.16	14.16
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	82.00	82.00	10.87	10.87
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	200.00	200.00	77.01	77.01
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	200.00	200.00	93.98	93.98
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	25.60	25.60	0.00	0.00
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	45.00	45.00	9.04	9.04
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	18.00	18.00	1.04	1.04
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	16.70	16.70	8.03	8.03

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	0.00	0.00	0.00	0.00
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	300.00	300.00	50.00	50.00
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	139.44	139.44	83.86	83.86
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	18.56	18.56	3.38	3.38
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	4.00	4.00	0.08	0.08
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	160.00	160.00	48.22	48.22
	IRBD COST OF QUALIFIED BORROWINGS	0.5000%	0.00	0.00	0.00	0.00
	INTEREST FREE	1.0000%	5.80	5.80	2.31	2.31
	INTEREST FREE	1.0000%	14.00	14.00	7.84	7.84
	INTEREST FREE	1.0000%	15.00	15.00	7.16	7.16
	INTEREST FREE	1.0000%	20.00	20.00	7.78	7.78
	INTEREST FREE	1.0000%	15.00	15.00	8.23	8.23
	INTEREST FREE	1.0000%	12.70	12.70	6.86	6.86
	INTEREST FREE	1.0000%	9.50	9.50	5.56	5.56
	INTEREST FREE	1.0000%	28.00	28.00	14.85	14.85
	INTEREST FREE	1.0000%	40.00	40.00	23.68	23.68
	FIXED RATE	0.3000%	4.40	4.40	4.40	4.40
	FIXED RATE	0.3000%	6.78	6.78	6.78	6.78
	FIXED RATE	0.3000%	18.30	18.30	18.30	18.30
	FIXED RATE	0.3000%	12.94	12.94	9.79	9.79
	FIXED RATE	1.0000%	7.01	7.01	7.01	7.01
	FIXED RATE	1.0000%	40.00	40.00	23.62	23.62
	FIXED RATE	1.0000%		0.00	16.11	16.11
	FIXED RATE	1.0000%	20.00	20.00	14.55	14.55
	FIXED RATE	1.0000%		0.00	5.43	5.43
	FIXED RATE	1.0000%	40.00	40.00	37.88	37.88
	FIXED RATE	1.0000%		0.00	2.12	2.12
	FIXED RATE	1.5000%	25.75	25.75	25.75	25.75
	FIXED RATE	1.7500%	10.00	10.00	7.20	7.20
	FIXED RATE	2.0000%	7.00	7.00	1.24	1.24
	FIXED RATE	2.0000%	5.70	5.70	3.24	3.24
	FIXED RATE	2.0000%	9.90	9.90	3.89	3.89
	FIXED RATE	2.0000%	3.20	3.20	0.03	0.03
	FIXED RATE	2.0000%	15.00	15.00	7.81	7.81
	FIXED RATE	2.0000%	3.50	3.50	1.81	1.81
	FIXED RATE	2.0000%	5.00	5.00	2.60	2.60
	FIXED RATE	2.0000%	2.00	2.00	0.70	0.70
	FIXED RATE	2.0000%	10.00	10.00	4.64	4.64
	FIXED RATE	2.0000%	3.00	3.00	1.63	1.63
	FIXED RATE	2.0000%	5.00	5.00	2.77	2.77
	FIXED RATE	2.0000%	2.25	2.25	0.83	0.83
	FIXED RATE	2.0000%	0.75	0.75	0.41	0.41
	FIXED RATE	2.0000%	10.62	10.62	6.57	6.57
	FIXED RATE	2.0000%	6.38	6.38	4.14	4.14
	FIXED RATE	2.0000%	4.40	4.40	2.69	2.69
	FIXED RATE	2.0000%	5.00	5.00	2.59	2.59
	FIXED RATE	2.0000%	5.00	5.00	2.31	2.31
	FIXED RATE	2.0000%	2.62	2.62	0.56	0.56
	FIXED RATE	2.0000%	0.88	0.88	0.32	0.32
	FIXED RATE	2.0000%	1.50	1.50	0.26	0.26
	FIXED RATE	2.0000%	10.12	10.12	6.42	6.42
	FIXED RATE	2.0000%	1.00	1.00	0.63	0.63
	FIXED RATE	2.0000%	2.30	2.30	1.36	1.36
	FIXED RATE	2.0000%	7.10	7.10	2.07	2.07
	FIXED RATE	2.0000%	1.60	1.60	0.57	0.57
	FIXED RATE	2.0000%	4.50	4.50	0.58	0.58
	FIXED RATE	2.0000%	8.30	8.30	0.15	0.15
	FIXED RATE	2.0000%	7.00	7.00	0.03	0.03
	FIXED RATE	2.0000%	13.50	13.50	0.14	0.14
	FIXED RATE	2.0000%	2.50	2.50	0.68	0.68
	FIXED RATE	2.0000%	7.50	7.50	2.71	2.71
	FIXED RATE	2.0000%	9.20	9.20	0.37	0.37
	FIXED RATE	2.0000%	2.90	2.90	0.22	0.22
	FIXED RATE	2.0000%	7.80	7.80	0.75	0.75
	FIXED RATE	2.0000%	1.00	1.00	0.05	0.05
	FIXED RATE	2.0000%	2.30	2.30	0.27	0.27
	FIXED RATE	2.0000%	1.60	1.60	0.51	0.51

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	FIXED RATE	2.0000%	3.30	3.30	1.63	1.63
	FIXED RATE	2.0000%	20.00	20.00	10.69	10.69
	FIXED RATE	2.0000%	40.00	40.00	14.76	14.76
	FIXED RATE	2.0000%	30.00	30.00	16.15	16.15
	FIXED RATE	2.0000%	21.00	21.00	12.92	12.92
	FIXED RATE	2.0000%	30.00	30.00	14.19	14.19
	FIXED RATE	2.0000%		0.00	14.87	14.87
	FIXED RATE	2.0000%	40.00	40.00	16.92	16.92
	FIXED RATE	2.0000%	40.00	40.00	23.35	23.35
	FIXED RATE	2.0000%		0.00	16.64	16.64
	FIXED RATE	2.5000%	9.48	9.48	9.46	9.46
	FIXED RATE	3.0000%	2.70	2.70	1.53	1.53
	FIXED RATE	3.0000%	100.00	100.00	24.44	24.44
	FIXED RATE	3.0000%	15.00	15.00	10.62	10.62
	FIXED RATE	3.0000%	20.00	20.00	15.00	15.00
	FIXED RATE	3.0000%	20.00	20.00	15.83	15.83
	FIXED RATE	3.0000%	34.98	34.98	1.42	1.42
	FIXED RATE	3.0000%	23.55	23.55	0.00	0.00
	FIXED RATE	3.0000%	41.25	41.25	34.99	34.99
	FIXED RATE	3.0250%	6.50	6.50	0.00	0.00
	FIXED RATE	3.2500%	4.89	4.89	0.73	0.73
	FIXED RATE	3.2500%	10.00	10.00	2.14	2.14
	FIXED RATE	3.4000%	22.95	22.95	18.36	18.36
	FIXED RATE	3.4000%	28.02	28.02	26.42	26.42
	FIXED RATE	3.4000%	38.51	38.51	36.59	36.59
	FIXED RATE	4.0000%	10.00	10.00	8.75	8.75
	FIXED RATE	4.5500%	4.40	4.40	2.88	2.88
	FIXED RATE	4.5500%	6.78	6.78	4.50	4.50
	FIXED RATE	4.5500%	18.56	18.56	15.26	15.26
	FIXED RATE	4.5500%	12.94	12.90	9.79	9.79
	FIXED RATE	5.2000%	24.99	24.99	16.03	16.03
	FIXED RATE	5.2000%	99.45	99.45	81.09	81.09
	FIXED RATE	5.9500%	36.50	36.50	8.05	8.05
	FIXED RATE	7.1800%	7.01	7.01	4.43	4.43
	FIXED RATE	7.6000%	41.00	41.00	15.02	15.02
	FIXED RATE	7.7000%	23.50	23.50	6.63	6.63
	FIXED RATE	7.7300%	40.88	40.88	15.84	15.84
	FIXED RATE	7.7300%	80.92	80.92	40.71	40.71
	FIXED RATE	7.7300%	85.00	85.00	23.50	23.50
	FIXED RATE	7.7300%	18.63	18.63	5.21	5.21
	FIXED RATE	7.7300%	27.57	27.57	13.73	13.73
	FIXED RATE	7.7300%	125.00	125.00	58.29	58.29
	FIXED RATE	7.7300%	85.00	85.00	35.10	35.10
	FIXED RATE	7.7300%	33.25	33.25	17.72	17.72
	FIXED RATE	7.7300%	34.75	34.75	21.36	21.36
	FIXED RATE	7.7500%	60.00	60.00	25.45	25.45
	FIXED RATE	8.0000%	25.75	25.75	8.32	8.32
	FIXED RATE	8.0000%	9.48	9.48	3.34	3.34
	FIXED RATE	8.0600%	18.63	18.63	3.14	3.14
	FIXED RATE	8.3000%	22.00	22.00	3.73	3.73
	FIXED RATE	8.7500%	13.50	13.50	0.62	0.62
	FIXED RATE	8.7500%	27.50	27.50	2.44	2.44
	FIXED RATE	8.9000%	15.00	15.00	2.69	2.69
	FIXED RATE	9.0000%	30.00	30.00	0.00	0.00
	FIXED RATE	10.0000%	32.00	32.00	11.51	11.51
	FIXED RATE	10.1000%	27.00	27.00	4.16	4.16
	FIXED RATE	10.1000%	8.00	8.00	0.51	0.51
	FIXED RATE	10.2500%	27.90	27.90	6.95	6.95
	FIXED RATE	10.5000%	67.40	67.40	24.20	24.20
	FIXED RATE	10.5000%	34.00	34.00	15.91	15.91
	FIXED RATE	11.0000%	45.30	45.30	10.78	10.78
	FIXED RATE	11.0000%	68.00	68.00	7.69	7.69
	FIXED RATE	11.0000%	26.70	26.70	10.71	10.71
	LIBOR 6 MONTHS DEPOSIT	0.0000%	5.00	5.00	4.88	4.88
	LIBOR 6 MONTHS DEPOSIT	0.0000%	20.00	20.00	17.50	17.50
	LIBOR 6 MONTHS DEPOSIT	0.0000%	10.00	10.00	9.75	9.75
	LIBOR 6 MONTHS DEPOSIT	0.0000%	26.50	26.50	21.05	21.05

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	LIBOR 6 MONTHS DEPOSIT	0.0000%	27.50	27.50	19.52	19.52
	LIBOR 6 MONTHS DEPOSIT	0.0000%	100.00	100.00	99.93	99.93
	LIBOR 6 MONTHS DEPOSIT	0.0000%	150.00	150.00	78.85	78.85
	LIBOR 6 MONTHS DEPOSIT	0.0000%	4.79	4.79	3.38	3.38
	LIBOR 6 MONTHS DEPOSIT	0.0000%	60.00	60.00	8.42	8.42
	LIBOR 6 MONTHS DEPOSIT	0.5000%	113.40	113.40	59.94	59.94
	LIBOR 6 MONTHS DEPOSIT	0.5000%	50.00	50.00	44.09	44.09
	LIBOR 6 MONTHS DEPOSIT	0.5000%	58.00	58.00	32.72	32.72
	LIBOR 6 MONTHS DEPOSIT	0.5000%	50.00	50.00	22.36	22.36
	LIBOR 6 MONTHS DEPOSIT	0.5000%	10.00	10.00	9.25	9.25
	LIBOR 6 MONTHS DEPOSIT	0.5000%	19.00	19.00	15.31	15.31
	LIBOR 6 MONTHS DEPOSIT	0.5000%	100.00	100.00	56.42	56.42
	LIBOR 6 MONTHS DEPOSIT	0.5000%	100.00	100.00	13.12	13.12
	LIBOR 6 MONTHS DEPOSIT	0.5000%	60.00	60.00	0.70	0.70
	LIBOR 6 MONTHS DEPOSIT	0.5000%	21.90	21.90	0.91	0.91
	LIBOR 6 MONTHS DEPOSIT	0.5000%	33.60	33.60	3.39	3.39
	LIBOR 6 MONTHS DEPOSIT	0.5000%	50.00	50.00	2.48	2.48
	LIBOR 6 MONTHS DEPOSIT	0.5000%	5.00	5.00	0.05	0.05
	LIBOR 6 MONTHS DEPOSIT	0.7500%	300.00	300.00	95.73	95.73
	LIBOR 6 MONTHS DEPOSIT	0.7500%	100.00	100.00	17.37	17.37
	LIBOR 6 MONTHS DEPOSIT	1.6000%	300.00	300.00	300.00	300.00
	B. RELENT TO GOCC’s			4,433.61		2,173.37

	BELGIAN FRANCS		1,181.67	39.88	570.42	19.25

	INTEREST FREE	0.0000%	150.00	5.06	135.00	4.56
	INTEREST FREE	0.0000%	75.00	2.53	33.75	1.14
	INTEREST FREE	0.0000%	75.00	2.53	30.00	1.01
	INTEREST FREE	0.0000%	300.00	10.12	105.00	3.54
	INTEREST FREE	0.0000%	450.00	15.19	135.00	4.56
	INTEREST FREE	0.0000%	131.67	4.44	131.67	4.44
	INTEREST FREE	0.0000%	6.30	8.57	1.84	2.50
	DEUTSCHEMARK		120.80	84.09	77.81	54.16

	FIXED RATE	2.0000%	18.00	12.53	13.17	9.17
	FIXED RATE	2.0000%	10.00	6.96	3.55	2.47
	FIXED RATE	2.0000%	14.00	9.75	10.54	7.34
	FIXED RATE	2.0000%	62.80	43.71	46.30	32.23
	FIXED RATE	2.0000%	16.00	11.14	4.24	2.95
	DANISH KRONER		110.00	20.13	26.54	4.86

	INTEREST FREE	0.0000%	95.00	17.38	22.33	4.09
	INTEREST FREE	0.0000%	15.00	2.74	4.21	0.77
	POUNDS STERLING		8.59	12.82	0.16	0.31

	FIXED RATE	2.0000%	1.97	3.79	0.16	0.31
	FIXED RATE	5.0200%	6.63	9.02	0.00	0.00
	JAPANESE YEN		377,719.45	3,665.39	192,534.03	1,868.35

	FIXED RATE	0.7500%	1,587.00	15.40	926.98	9.00
	FIXED RATE	0.7500%	821.00	7.97	763.74	7.41
	FIXED RATE	0.7500%	23,668.00	229.67	8,822.91	85.62
	FIXED RATE	1.0000%	20,675.00	200.63	2,063.69	20.03
	FIXED RATE	1.0000%	7,445.00	72.25	6,602.96	64.08
	FIXED RATE	2.0000%	545.40	5.29	541.35	5.25
	FIXED RATE	2.7000%	6,300.00	61.14	3,513.93	34.10
	FIXED RATE	2.7000%	5,066.00	49.16	3,741.27	36.31
	FIXED RATE	2.7000%	2,005.00	19.46	1,492.76	14.49
	FIXED RATE	2.7000%	5,788.00	56.17	4,424.41	42.93
	FIXED RATE	2.7000%	1,094.00	10.62	673.19	6.53
	FIXED RATE	2.7000%	8,283.00	80.38	5,967.36	57.91
	FIXED RATE	2.7000%	4,028.00	39.09	2,692.34	26.13
	FIXED RATE	2.7000%	25,865.00	250.99	25,709.95	249.49
	FIXED RATE	2.7000%	479.00	4.65	397.25	3.85
	FIXED RATE	2.7000%	5,054.00	49.04	3,562.51	34.57
	FIXED RATE	3.0000%	3,653.00	35.45	2,847.85	27.64
	FIXED RATE	3.0000%	9,099.05	88.30	2,695.60	26.16
	FIXED RATE	3.0000%	18,120.00	175.84	16,696.02	162.02
	FIXED RATE	3.0000%	1,259.00	12.22	1,108.31	10.76
	FIXED RATE	3.0000%	11,433.00	110.95	9,502.20	92.21

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	FIXED RATE	3.0000%	7,056.00	68.47	4,717.56	45.78
	FIXED RATE	3.0000%	6,630.00	64.34	2,583.49	25.07
	FIXED RATE	3.0000%	5,513.00	53.50	5,038.04	48.89
	FIXED RATE	3.0000%	10,756.00	104.38	312.28	3.03
	FIXED RATE	3.0000%	2,896.00	28.10	1,189.24	11.54
	FIXED RATE	3.0000%	457.00	4.43	208.64	2.02
	FIXED RATE	3.0000%	9,795.00	95.05	9,097.52	88.28
	FIXED RATE	3.0000%	6,212.00	60.28	2,270.76	22.04
	FIXED RATE	3.0000%	18,800.00	182.44	3,979.50	38.62
	FIXED RATE	3.0000%	1,540.00	14.94	410.41	3.98
	FIXED RATE	3.0000%	10,800.00	104.80	2,700.30	26.20
	FIXED RATE	3.0000%	7,560.00	73.36	2,395.41	23.25
	FIXED RATE	3.0000%	4,600.00	44.64	1,429.13	13.87
	FIXED RATE	3.0000%	140.00	1.36	43.29	0.42
	FIXED RATE	3.0000%	32,420.00	314.60	9,325.58	90.50
	FIXED RATE	3.0000%	670.00	6.50	171.18	1.66
	FIXED RATE	3.0000%	490.00	4.75	54.56	0.53
	FIXED RATE	3.0000%	9,900.00	96.07	2,858.11	27.74
	FIXED RATE	3.0000%	4,500.00	43.67	1,973.97	19.16
	FIXED RATE	3.0000%	240.00	2.33	74.52	0.72
	FIXED RATE	3.0000%	1,272.00	12.34	622.49	6.04
	FIXED RATE	3.0000%	6,015.00	58.37	3,908.17	37.92
	FIXED RATE	3.0000%	2,478.00	24.05	40.42	0.39
	FIXED RATE	3.0000%	192.00	1.86	111.35	1.08
	FIXED RATE	3.2500%	0.00	0.00	0.00	0.00
	FIXED RATE	3.2500%	0.00	0.00	0.00	0.00
	FIXED RATE	3.2500%	4,440.00	43.09	865.02	8.39
	FIXED RATE	3.2500%	7,000.00	67.93	1,536.57	14.91
	FIXED RATE	3.2500%	0.00	0.00	0.00	0.00
	FIXED RATE	3.5000%	2,905.00	28.19	1,344.12	13.04
	FIXED RATE	3.5000%	175.00	1.70	80.09	0.78
	FIXED RATE	4.0000%	9,600.00	93.16	4,081.99	39.61
	FIXED RATE	4.0000%	40,400.00	392.04	24,363.79	236.43
	SPECIAL DRAWING RIGHT		34.65	53.73	32.14	49.85

	INTEREST FREE	0.7500%	9.85	15.27	9.85	15.27
	INTEREST FREE	1.0000%	11.18	17.34	8.91	13.82
	INTEREST FREE	1.0000%	13.62	21.12	13.38	20.75
	UNITED STATES DOLLAR		557.58	557.58	176.60	176.60

	ADB FLOATING RATE	0.0000%	6.00	6.00	1.84	1.84
	COST QUA. BOR. IBRD 6M	0.5000%	5.99	5.99	5.99	5.99
	COST QUA. BOR. IBRD 6M	0.5000%	4.62	4.62	4.62	4.62
	LIBOR 6 MONTHS DEPOSIT	0.5000%	1.78	1.78	1.78	1.78
	INTEREST FREE	1.0000%	5.26	5.26	5.26	5.26
	INTEREST FREE	1.0000%	14.12	14.12	14.12	14.12
	FIXED RATE	2.0000%	20.00	20.00	9.66	9.66
	FIXED RATE	2.0000%	20.00	20.00	7.79	7.79
	FIXED RATE	2.0000%	10.00	10.00	2.63	2.63
	FIXED RATE	2.0000%	20.00	20.00	10.38	10.38
	FIXED RATE	2.0000%	2.63	2.63	1.44	1.44
	FIXED RATE	3.0000%	1.18	1.18	1.18	1.18
	FIXED RATE	3.0000%	400.00	400.00	105.26	105.26
	FIXED RATE	10.1000%	46.00	46.00	4.65	4.65

	II. NG ASSUMED DEBT (REAL)			313.59		102.97

	AUSTRIAN SCHILLINGS		21.81	2.16	7.79	0.77

	AUSTRIAN STATUTORY EXPORT PROMO SCHEME	0.6000%	21.81	2.16	7.79	0.77
	BELGIAN FRANCS		50.00	1.69	21.25	0.72

	FREE	0.0000%	25.00	0.84	10.00	0.34
	FREE	0.0000%	25.00	0.84	11.25	0.38
	DEUTSCHEMARKS		0.29	0.20	0.10	0.07

	FIXED RATE	8.6000%	0.29	0.20	0.10	0.07
	FRENCH FRANCS		2.57	0.53	0.92	0.19

	TAUX DU MARCHE OBLIGATAIRE	0.4000%	2.57	0.53	0.92	0.19

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)		Original Amount Contracted		Outstanding Balance as of December 31, 2004
				(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
POUNDS STERLING				0.17	0.33	0.06	0.12

	LIBOR 6 MONTHS DEPOSIT	0.0000%		0.17	0.33	0.06	0.12
JAPANESE YEN				1,712.56	16.62	611.63	5.94

	FIXED RATE	6.3000%		1,296.62	12.58	463.08	4.49
	LONG TERM PRIME RATE	0.1000%		415.94	4.04	148.55	1.44
UNITED STATES DOLLARS				292.06	292.06	95.16	95.16

	FIXED RATE	3.0000%		0.23	0.23	0.17	0.17
	FIXED RATE	3.0000%		0.40	0.40	0.30	0.30
	FIXED RATE	3.0000%		0.25	0.25	0.19	0.19
	FIXED RATE	3.5000%		1.06	1.06	0.80	0.80
	FIXED RATE	3.5000%		0.60	0.60	0.45	0.45
	FIXED RATE	5.0000%		5.49	5.49	0.00	0.00
	FIXED RATE	5.0000%		5.49	5.49	0.92	0.92
	FIXED RATE	5.0000%		5.49	5.49	0.46	0.46
	LIBOR 6 MONTHS DEPOSIT	0.2000%		2.63	2.63	0.94	0.94
	LIBOR 6 MONTHS DEPOSIT	0.2000%		25.47	25.47	9.10	9.10
	LIBOR 6 MONTHS DEPOSIT	0.2000%		0.58	0.58	0.21	0.21
	LIBOR 6 MONTHS DEPOSIT	0.2500%		2.01	2.01	0.72	0.72
	LIBOR 6 MONTHS DEPOSIT	0.5000%		3.13	3.13	1.12	1.12
	LIBOR 6 MONTHS DEPOSIT	0.5000%		1.24	1.24	0.44	0.44
	LIBOR 6 MONTHS DEPOSIT	0.8125%		1.29	1.29	0.00	0.00
	LIBOR 6 MONTHS DEPOSIT	0.8125%		2.10	2.10	0.00	0.00
	LIBOR 6 MONTHS DEPOSIT	0.8125%		11.50	11.50	0.00	0.00
	LIBOR 6 MONTHS DEPOSIT	0.8125%		0.87	0.87	0.00	0.00
	NEW SHORT TERM EXIMBANK BORROWING	0.3750%		0.39	0.39	0.14	0.14
	NEW SHORT TERM EXIMBANK BORROWING	0.3750%		0.30	0.30	0.11	0.11
	NEW SHORT TERM EXIMBANK BORROWING	0.3750%		0.00	0.00	0.00	0.00
	NEW SHORT TERM EXIMBANK BORROWING	0.5000%		151.35	151.35	54.05	54.05
	NEW SHORT TERM EXIMBANK BORROWING	0.5000%		32.99	32.99	11.78	11.78
	NEW SHORT TERM EXIMBANK BORROWING	0.5000%		14.16	14.16	5.06	5.06
	NEW SHORT TERM EXIMBANK BORROWING	0.5000%		23.02	23.02	8.22	8.22
III. NG SECURITIZED LOANS				123,751.93	6,363.24	122,284.99	17,135.04

UNITED STATES DOLLARS (Brady Bonds)				846.42	3,348.24	846.42	846.42
OPTION I—IRB				757.38	757.38	110.77	110.77

SERIES A	STEP UP	4.00	% - 7.50%	130.76	130.76	15.29	15.29
SERIES B	STEP UP	4.00	% - 7.50%	626.62	626.62	95.48	95.48
OPTION II—PCIRB				1,894.09	1,894.09	536.99	536.99

SERIES A	STEP UP	4.25	% - 7.50%	153.49	153.49	126.02	126.02
SERIES B	STEP UP	4.25	% - 7.50%	1,740.60	1,740.60	410.96	410.96
OPTION III—DEBT CONVERSION BONDS				696.78	696.78	198.66	198.66

SERIES A	STEP UP	4.00	% - 7.50%	5.31	5.31	2.25	2.25
SERIES B	STEP UP	4.00	% - 7.50%	691.47	691.47	196.42	196.42
JAPANESE YEN				106,600.00	0.00	106,600.00	1,034.45

	FIXED	1.8850%		50,000.00	0.00	50,000.00	485.20
	FIXED	3.2000%		35,000.00	0.00	35,000.00	339.64
	FIXED	4.3000%		21,600.00	0.00	21,600.00	209.61
							0.00
GLOBAL BONDS				13,980.51	2,390.00	13,063.57	13,063.57

UNITED STATES DOLLARS				13,980.51	2,390.00	13,063.57	13,063.57

	FIXED	8.7500%		690.00	690.00	690.00	690.00
	FIXED	7.5000%		300.00	0.00	300.00	300.00
	FIXED	8.3750%		1,000.00	0.00	949.19	949.19
	FIXED	8.3750%		300.00	0.00	0.00	0.00
	FIXED	8.8750%		500.00	500.00	248.35	248.35
	FIXED	8.8750%		500.00	500.00	500.00	500.00
	FIXED	8.8750%		500.00	0.00	500.00	500.00
	FIXED	9.0000%		500.00	0.00	500.00	500.00
	FIXED	9.5000%		1,006.29	0.00	691.81	691.81
	FIXED	9.8750%		500.00	500.00	500.00	500.00
	FIXED	9.8750%		200.00	200.00	200.00	200.00

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)—(Continued)

As of December 31, 2004

(in millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)	Original Amount Contracted		Outstanding Balance as of December 31, 2004
			(In Orig. Curr)	(In U.S. Dollar)(2)	(In Orig. Curr)	(In U.S. Dollar)(2)
	FIXED	9.8750%	400.00	0.00	400.00	400.00
	FIXED	9.8750%	600.00	0.00	600.00	600.00
	FIXED	10.6250%	1,000.00	0.00	1,000.00	1,000.00
	FIXED	10.6250%	300.00	0.00	300.00	300.00
	FIXED	10.6250%	700.00	0.00	700.00	700.00
	FIXED	8.3750%	1,284.22	0.00	1,284.22	1,284.22
	FIXED	8.3750%	200.00	0.00	200.00	200.00
	FIXED	8.2500%	750.00	0.00	750.00	750.00
	FIXED	8.2500%	200.00	0.00	200.00	200.00
	FIXED	8.2500%	750.00	0.00	750.00	750.00
	FIXED	8.8750%	500.00	0.00	500.00	500.00
	FIXED	8.8750%	300.00	0.00	300.00	300.00
	FIXED	9.3750%	250.00	0.00	250.00	250.00
	FIXED	9.3750%	750.00	0.00	750.00	750.00
T-BONDS / T-BILLS			825.00	625.00	625.00	625.00

	LIBOR 6 MONTHS DEPOSIT	3.0500%	200.00	0.00	0.00	0.00
	DISCOUNTED	0.0000%	175.00	175.00	175.00	175.00
	ZERO COUPON	0.0000%	250.00	250.00	250.00	250.00
	ZERO COUPON	0.0000%	200.00	200.00	200.00	200.00
EURO			1,500.00	0.00	1,150.00	1,565.61

	FIXED	8.0000%	350.00	0.00	0.00	0.00
	FIXED	9.3750%	500.00	0.00	500.00	680.70
	FIXED	9.1250%	300.00		300.00	408.42
	FIXED	9.1250%	350.00		350.00	476.49

(1)	Excludes external debt guaranteed by the Republic.

(2)	Amounts in original currencies converted into U.S. Dollars using the Bangko Sentral reference rate as of December 29, 2004

DOMESTIC GOVERNMENT SECURITIES(1)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
TOTAL (I + I I)					2,001,373.91

I. ACTUAL OBLIGATIONS					1,970,625.89

A. TREASURY BILLS					577,582.62

ADAPS	Various		2004-2005		97,930.60
TAP	Various		2004-2005		0.00
GOCC Series	Various		2004-2005		278,157.72
LGUs	Various		2004-2005		3.50
TEIs	Various		2004-2005		26,922.50
CB-BOL	Floating Rate		2004-2005		174,568.30
B. TREASURY NOTES RA 245				2,438.06	2,415.55

Fixed Rate	3.500%	1984	2005	337.59	334.31
Fixed Rate	3.500%	1984	2005	153.43	153.43
Fixed Rate	3.500%	1984	2005	55.81	55.81
Fixed Rate	3.500%	1985	2005	145.99	145.99
Fixed Rate	3.500%	1985	2005	91.85	91.85
Fixed Rate	3.500%	1985	2005	8.92	8.92
Fixed Rate	3.500%	1985	2005	1.40	1.40
Fixed Rate	3.500%	1985	2005	51.65	42.88
Fixed Rate	3.500%	1985	2005	2.44	2.44
Fixed Rate	3.500%	1985	2006	4.44	4.44
Fixed Rate	3.500%	1985	2006	70.00	70.00
Fixed Rate	3.500%	1985	2006	37.86	37.86
Fixed Rate	3.500%	1985	2006	0.52	0.52
Fixed Rate	3.500%	1985	2006	1.57	1.57
Fixed Rate	3.500%	1985	2006	0.72	0.72
Fixed Rate	3.500%	1985	2006	2.26	2.26
Fixed Rate	3.500%	1985	2006	31.12	31.12
Fixed Rate	3.500%	1986	2006	39.93	39.93
Fixed Rate	3.500%	1986	2006	188.86	188.86
Fixed Rate	3.500%	1986	2006	126.90	126.90
Fixed Rate	3.500%	1986	2006	26.67	26.67
Fixed Rate	3.500%	1986	2006	200.84	200.84
Fixed Rate	3.500%	1986	2006	139.64	139.64
Fixed Rate	3.500%	1986	2006	13.47	3.01
Fixed Rate	3.500%	1986	2006	295.60	295.60
Fixed Rate	3.500%	1986	2006	26.68	26.68
Fixed Rate	3.500%	1986	2007	44.90	44.90
Fixed Rate	3.500%	1986	2007	1.04	1.04
Fixed Rate	3.500%	1986	2007	5.10	5.10
Fixed Rate	3.500%	1986	2007	20.91	20.91
Fixed Rate	3.500%	1986	2007	309.95	309.95
C. BONDS				82,049.56	90,212.70

Treasury Bonds				7,092.10	4,646.02

T/Bonds R.A. 245				6,951.70	4,506.46

Fixed Rate	3.250%	1980	2005	95.00	95.00
Fixed Rate	4.000%	1980	2005	2,100.00	1,099.98
Fixed Rate	4.000%	1981	2006	1,600.00	1,179.53
Fixed Rate	4.000%	1982	2007	2,700.00	1,746.22
Fixed Rate	4.000%	1983	2008	30.00	9.69
Fixed Rate	4.000%	1983	2008	50.00	3.95
Fixed Rate	4.000%	1983	2008	4.87	0.26
Fixed Rate	4.000%	1983	2008	200.00	200.00
Fixed Rate	4.000%	1983	2008	50.00	50.00
Fixed Rate	4.000%	1983	2008	100.00	100.00
Fixed Rate	4.000%	1983	2008	6.83	6.83
Fixed Rate	4.000%	1983	2008	15.00	15.00
T/Bonds PD No. 694				140.40	139.56

Fixed Rate	3.000%	1978	2008	100.00	100.00
Fixed Rate	3.000%	1979	2009	40.40	39.56
30 Yr FXTB				97.05	97.05

Fixed Rate	12.840%	1996	2025	97.05	97.05
Treasury Bonds (CB-BoL)				50,000.00	50,000.00

182-Day T-Bill Rate		1993	2018	50,000.00	50,000.00

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
12 Yr Peso Denominated T/Bonds				24,860.41	24,860.41

91-Day T-Bill Rate		1995	2007	3,226.41	3,226.41
91-Day T-Bill Rate		1995	2007	21,634.00	21,634.00

Agrarian Reform Bonds					10,609.22

91-Day T-Bill Rate
D. FIXED RATE T/BONDS				1,160,891.64	1,160,891.64

2 Yr FXTB				59,144.83	59,144.83

	ADAPS			27,365.00	27,365.00

Fixed Rate	8.250%	2003	2005	6,050.00	6,050.00
Fixed Rate	8.625%	2003	2005	6,000.00	6,000.00
Fixed Rate	8.750%	2003	2005	3,000.00	3,000.00
Fixed Rate	9.375%	2004	2006	4,000.00	4,000.00
Fixed Rate	10.750%	2004	2006	4,315.00	4,315.00
Fixed Rate	11.000%	2004	2006	4,000.00	4,000.00
TAP				3,000.00	3,000.00

Fixed Rate	8.250%	2003	2005	1,000.00	1,000.00
Fixed Rate	9.375%	2004	2006	2,000.00	2,000.00
GOCCs				21,670.43	21,670.43

Fixed Rate	8.250%	2003	2005	4,256.60	4,256.60
Fixed Rate	8.250%	2003	2005	3,211.20	3,211.20
Fixed Rate	8.625%	2003	2005	3,940.00	3,940.00
Fixed Rate	8.750%	2003	2005	1,418.33	1,418.33
Fixed Rate	9.375%	2004	2006	60.80	60.80
Fixed Rate	10.750%	2004	2006	8,186.90	8,186.90
Fixed Rate	11.000%	2004	2006	596.60	596.60
TEIs				7,109.40	7,109.40

Fixed Rate	8.2500%	2003	2005	360.10	360.10
Fixed Rate	7.4250%	2003	2005	46.90	46.90
Fixed Rate	8.6250%	2003	2005	1,438.70	1,438.70
Fixed Rate	7.7625%	2003	2005	44.50	44.50
Fixed Rate	8.7500%	2003	2005	2,970.00	2,970.00
Fixed Rate	7.8750%	2003	2005	1.00	1.00
Fixed Rate	8.4375%	2004	2006	156.20	156.20
Fixed Rate	10.7500%	2004	2006	1,428.30	1,428.30
Fixed Rate	9.6750%	2004	2006	108.70	108.70
Fixed Rate	11.0000%	2004	2006	532.60	532.60
Fixed Rate	9.9000%	2004	2006	22.40	22.40
3 Yr FXTB				105,072.52	105,072.52

ADAPS				35,740.00	35,740.00

Fixed Rate	10.2500%	2002	2005	6,000.00	6,000.00
Fixed Rate	10.0000%	2002	2005	3,000.00	3,000.00
Fixed Rate	9.1250%	2002	2005	3,000.00	3,000.00
Fixed Rate	9.2500%	2003	2006	3,500.00	3,500.00
Fixed Rate	11.1250%	2003	2006	7,000.00	7,000.00
Fixed Rate	10.1250%	2003	2006	2,500.00	2,500.00
Fixed Rate	9.0000%	2003	2006	6,000.00	6,000.00
Fixed Rate	11.0000%	2004	2007	740.00	740.00
Fixed Rate	11.3750%	2004	2007	4,000.00	4,000.00
TAP				1,000.00	1,000.00

Fixed Rate	11.0000%	2004	2007	1,000.00	1,000.00
GOCCs				51,341.50	51,341.50

Fixed Rate	10.2500%	2002	2005	7,621.40	7,621.40
Fixed Rate	10.0000%	2002	2005	10,234.70	10,234.70
Fixed Rate	9.1250%	2002	2005	7,936.90	7,936.90
Fixed Rate	9.2500%	2003	2006	1,020.80	1,020.80
Fixed Rate	11.1250%	2003	2006	5,606.80	5,606.80
Fixed Rate	10.1250%	2003	2006	6,588.90	6,588.90
Fixed Rate	9.0000%	2003	2006	1,704.80	1,704.80
Fixed Rate	11.0000%	2004	2007	8,389.60	8,389.60
Fixed Rate	11.3750%	2004	2007	2,237.60	2,237.60

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
TEIs				16,991.02	16,991.02

Fixed Rate	10.2500%	2002	2005	5,608.40	5,608.40
Fixed Rate	9.2250%	2002	2005	589.90	589.90
Fixed Rate	10.0000%	2002	2005	400.00	400.00
Fixed Rate	9.0000%	2002	2005	432.70	432.70
Fixed Rate	9.1250%	2002	2005	1,123.70	1,123.70
Fixed Rate	8.2125%	2002	2005	37.70	37.70
Fixed Rate	8.3250%	2003	2006	3.00	3.00
Fixed Rate	11.1250%	2003	2006	3,000.00	3,000.00
Fixed Rate	10.0125%	2003	2006	50.20	50.20
Fixed Rate	10.1250%	2003	2006	485.50	485.50
Fixed Rate	9.1125%	2003	2006	133.00	133.00
Fixed Rate	11.0000%	2004	2007	4,533.32	4,533.32
Fixed Rate	9.9000%	2004	2007	194.00	194.00
Fixed Rate	11.3750%	2004	2007	300.00	300.00
Fixed Rate	10.2375%	2004	2007	99.60	99.60
4 Yr FXTB				125,525.30	125,525.30

	ADAPS			64,115.00	64,115.00

Fixed Rate	10.3750%	2002	2006	6,000.00	6,000.00
Fixed Rate	10.3750%	2002	2006	4,585.00	4,585.00
Fixed Rate	10.5000%	2003	2007	1,938.00	1,938.00
Fixed Rate	10.6250%	2003	2007	3,500.00	3,500.00
Fixed Rate	10.0000%	2003	2007	3,000.00	3,000.00
Fixed Rate	10.1250%	2003	2007	3,000.00	3,000.00
Fixed Rate	10.5000%	2004	2008	8,330.00	8,330.00
Fixed Rate	10.8750%	2004	2008	5,440.00	5,440.00
Fixed Rate	11.3750%	2004	2008	8,060.00	8,060.00
Fixed Rate	11.0000%	2004	2008	4,500.00	4,500.00
Fixed Rate	11.7500%	2004	2008	3,262.00	3,262.00
Fixed Rate	11.7500%	2004	2008	4,500.00	4,500.00
Fixed Rate	11.8750%	2004	2008	8,000.00	8,000.00
	TAP			2,000.00	2,000.00

Fixed Rate	10.6250%	2003	2007	2,000.00	2,000.00
	GOCCs			48,687.30	48,687.30

Fixed Rate	10.3750%	2002	2006	2,086.90	2,086.90
Fixed Rate	10.3750%	2002	2006	377.10	377.10
Fixed Rate	10.5000%	2003	2007	328.00	328.00
Fixed Rate	10.6250%	2003	2007	8,785.80	8,785.80
Fixed Rate	10.0000%	2003	2007	1,592.60	1,592.60
Fixed Rate	10.1250%	2003	2007	6,252.70	6,252.70
Fixed Rate	10.5000%	2004	2008	3,763.40	3,763.40
Fixed Rate	10.8750%	2004	2008	229.20	229.20
Fixed Rate	11.3750%	2004	2008	3,093.10	3,093.10
Fixed Rate	11.0000%	2004	2008	12,950.90	12,950.90
Fixed Rate	11.7500%	2004	2008	5,724.00	5,724.00
Fixed Rate	11.8750%	2004	2008	3,503.60	3,503.60
	TEIs			10,723.00	10,723.00

Fixed Rate	10.3750%	2002	2006	500.00	500.00
Fixed Rate	9.3375%	2002	2006	141.10	141.10
Fixed Rate	10.3750%	2002	2006	1,000.00	1,000.00
Fixed Rate	9.3375%	2002	2006	16.20	16.20
Fixed Rate	10.5000%	2003	2007	500.00	500.00
Fixed Rate	9.4500%	2003	2007	27.00	27.00
Fixed Rate	10.6250%	2003	2007	500.00	500.00
Fixed Rate	9.5625%	2003	2007	95.00	95.00
Fixed Rate	10.0000%	2003	2007	1,500.00	1,500.00
Fixed Rate	9.1125%	2003	2007	322.70	322.70
Fixed Rate	10.5000%	2004	2008	1,250.00	1,250.00
Fixed Rate	9.4500%	2004	2008	199.00	199.00
Fixed Rate	10.8750%	2004	2008	200.00	200.00
Fixed Rate	9.7875%	2004	2008	140.50	140.50
Fixed Rate	11.3750%	2004	2008	3,610.00	3,610.00
Fixed Rate	10.2375%	2004	2008	193.10	193.10
Fixed Rate	11.0000%	2004	2008	100.00	100.00
Fixed Rate	9.9000%	2004	2008	60.00	60.00
Fixed Rate	10.5750%	2004	2008	125.50	125.50
Fixed Rate	10.6875%	2004	2008	242.90	242.90

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
5 Yr FXTB				255,863.60	255,863.60

	ADAPS			137,667.00	137,667.00

Fixed Rate	13.750%	2000	2005	3,000.00	3,000.00
Fixed Rate	13.500%	2000	2005	3,000.00	3,000.00
Fixed Rate	13.500%	2000	2005	3,000.00	3,000.00
Fixed Rate	12.750%	2000	2005	3,000.00	3,000.00
Fixed Rate	13.250%	2000	2005	1,610.00	1,610.00
Fixed Rate	13.000%	2000	2005	3,000.00	3,000.00
Fixed Rate	13.500%	2000	2005	1,230.00	1,230.00
Fixed Rate	13.875%	2000	2005	765.00	765.00
Fixed Rate	16.750%	2000	2005	1,349.00	1,349.00
Fixed Rate	15.875%	2001	2006	3,000.00	3,000.00
Fixed Rate	15.000%	2001	2006	2,961.00	2,961.00
Fixed Rate	14.500%	2001	2006	3,000.00	3,000.00
Fixed Rate	14.000%	2001	2006	1,000.00	1,000.00
Fixed Rate	15.250%	2001	2006	1,948.00	1,948.00
Fixed Rate	15.250%	2001	2006	2,000.00	2,000.00
Fixed Rate	15.500%	2001	2006	3,500.00	3,500.00
Fixed Rate	16.250%	2001	2006	905.00	905.00
Fixed Rate	13.750%	2001	2005	2,000.00	2,000.00
Fixed Rate	13.750%	2001	2005	2,000.00	2,000.00
Fixed Rate	13.875%	2001	2005	2,095.00	2,095.00
Fixed Rate	12.750%	2002	2005	4,000.00	4,000.00
Fixed Rate	13.875%	2002	2005	4,000.00	4,000.00
Fixed Rate	12.750%	2002	2005	4,000.00	4,000.00
Fixed Rate	13.500%	2002	2005	4,000.00	4,000.00
Fixed Rate	13.000%	2002	2005	3,000.00	3,000.00
Fixed Rate	13.000%	2002	2007	3,848.00	3,848.00
Fixed Rate	13.000%	2002	2007	1,025.00	1,025.00
Fixed Rate	13.000%	2002	2007	3,000.00	3,000.00
Fixed Rate	10.750%	2002	2007	2,935.00	2,935.00
Fixed Rate	10.750%	2002	2007	3,000.00	3,000.00
Fixed Rate	10.750%	2002	2007	3,000.00	3,000.00
Fixed Rate	11.000%	2002	2007	2,000.00	2,000.00
Fixed Rate	11.000%	2002	2007	1,000.00	1,000.00
Fixed Rate	11.000%	2002	2007	3,000.00	3,000.00
Fixed Rate	11.000%	2004	2007	2,200.00	2,200.00
Fixed Rate	10.750%	2004	2007	4,000.00	4,000.00
Fixed Rate	14.000%	2002	2006	2,070.00	2,070.00
Fixed Rate	10.750%	2003	2008	6,750.00	6,750.00
Fixed Rate	11.625%	2003	2008	3,500.00	3,500.00
Fixed Rate	09.875%	2003	2008	3,000.00	3,000.00
Fixed Rate	10.250%	2003	2008	6,000.00	6,000.00
Fixed Rate	10.750%	2004	2009	5,990.00	5,990.00
Fixed Rate	11.875%	2004	2009	4,765.00	4,765.00
Fixed Rate	12.000%	2004	2009	2,801.00	2,801.00
Fixed Rate	11.875%	2004	2009	4,500.00	4,500.00
Fixed Rate	12.375%	2004	2009	5,920.00	5,920.00
TAP				14,950.00	14,950.00

Fixed Rate	13.875%	2000	2005	3,300.00	3,300.00
Fixed Rate	16.750%	2000	2005	400.00	400.00
Fixed Rate	15.875%	2001	2006	1,000.00	1,000.00
Fixed Rate	15.000%	2001	2006	800.00	800.00
Fixed Rate	14.500%	2001	2006	3,950.00	3,950.00
Fixed Rate	14.000%	2001	2006	1,000.00	1,000.00
Fixed Rate	13.000%	2002	2005	1,500.00	1,500.00
Fixed Rate	11.625%	2003	2008	2,000.00	2,000.00
Fixed Rate	10.250%	2003	2008	1,000.00	1,000.00
GOCCs				64,307.60	64,307.60

Fixed Rate	13.750%	2000	2005	2,227.40	2,227.40
Fixed Rate	13.500%	2000	2005	1.40	1.40
Fixed Rate	13.500%	2000	2005	1,563.10	1,563.10
Fixed Rate	12.750%	2000	2005	53.00	53.00
Fixed Rate	13.250%	2000	2005	118.40	118.40
Fixed Rate	13.000%	2000	2005	48.20	48.20
Fixed Rate	13.500%	2000	2005	2,998.40	2,998.40
Fixed Rate	13.875%	2000	2005	2,439.00	2,439.00

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
Fixed Rate	16.750%	2000	2005	1,825.90	1,825.90
Fixed Rate	15.875%	2001	2006	990.50	990.50
Fixed Rate	15.000%	2001	2006	587.20	587.20
Fixed Rate	14.500%	2001	2006	2,181.70	2,181.70
Fixed Rate	14.000%	2001	2006	463.20	463.20
Fixed Rate	15.250%	2001	2006	230.10	230.10
Fixed Rate	15.250%	2001	2006	2,457.90	2,457.90
Fixed Rate	15.500%	2001	2006	581.60	581.60
Fixed Rate	16.250%	2001	2006	2,269.10	2,269.10
Fixed Rate	13.750%	2001	2005	1,524.80	1,524.80
Fixed Rate	13.875%	2001	2005	2,037.90	2,037.90
Fixed Rate	12.750%	2002	2005	2,540.70	2,540.70
Fixed Rate	13.500%	2002	2005	5,140.10	5,140.10
Fixed Rate	13.000%	2002	2007	155.20	155.20
Fixed Rate	13.000%	2002	2007	4,911.50	4,911.50
Fixed Rate	11.000%	2002	2007	906.10	906.10
Fixed Rate	13.000%	2002	2005	2,146.30	2,146.30
Fixed Rate	14.000%	2002	2006	896.40	896.40
Fixed Rate	10.750%	2002	2007	3,064.50	3,064.50
Fixed Rate	10.750%	2003	2008	6.70	6.70
Fixed Rate	11.625%	2003	2008	2,403.40	2,403.40
Fixed Rate	10.250%	2003	2008	4,146.90	4,146.90
Fixed Rate	10.750%	2004	2009	1,026.60	1,026.60
Fixed Rate	11.875%	2004	2009	2,377.70	2,377.70
Fixed Rate	12.000%	2004	2009	1,048.70	1,048.70
Fixed Rate	11.875%	2004	2009	5,747.80	5,747.80
Fixed Rate	12.375%	2004	2009	3,190.20	3,190.20
TEIs				38,939.00	38,939.00

Fixed Rate	13.7500%	2000	2005	100.00	100.00
Fixed Rate	13.5000%	2000	2005	200.00	200.00
Fixed Rate	12.1500%	2000	2005	10.00	10.00
Fixed Rate	12.1500%	2000	2005	30.00	30.00
Fixed Rate	12.7500%	2000	2005	200.00	200.00
Fixed Rate	13.5000%	2000	2005	100.00	100.00
Fixed Rate	12.1500%	2000	2005	30.00	30.00
Fixed Rate	13.8750%	2000	2005	200.00	200.00
Fixed Rate	12.4875%	2000	2005	18.00	18.00
Fixed Rate	15.0750%	2000	2005	223.40	223.40
Fixed Rate	16.7500%	2000	2005	500.00	500.00
Fixed Rate	14.2875%	2001	2006	24.60	24.60
Fixed Rate	15.8750%	2001	2006	200.00	200.00
Fixed Rate	15.0000%	2001	2006	200.00	200.00
Fixed Rate	13.5000%	2001	2006	45.00	45.00
Fixed Rate	14.5000%	2001	2006	600.00	600.00
Fixed Rate	13.0500%	2001	2006	150.70	150.70
Fixed Rate	12.6000%	2001	2006	19.50	19.50
Fixed Rate	15.2500%	2001	2006	800.00	800.00
Fixed Rate	13.7250%	2001	2006	100.40	100.40
Fixed Rate	13.7250%	2001	2006	194.10	194.10
Fixed Rate	15.2500%	2001	2006	200.00	200.00
Fixed Rate	15.5000%	2001	2006	400.00	400.00
Fixed Rate	13.9500%	2001	2006	75.80	75.80
Fixed Rate	16.2500%	2001	2006	500.00	500.00
Fixed Rate	14.6250%	2001	2006	203.60	203.60
Fixed Rate	13.7500%	2001	2005	200.00	200.00
Fixed Rate	12.3750%	2001	2005	246.90	246.90
Fixed Rate	12.4875%	2001	2005	41.70	41.70
Fixed Rate	13.8750%	2001	2005	200.00	200.00
Fixed Rate	12.375%	2001	2005	235.50	235.50
Fixed Rate	11.475%	2002	2005	248.00	248.00
Fixed Rate	12.4875%	2002	2005	400.00	400.00
Fixed Rate	12.150%	2002	2005	554.70	554.70
Fixed Rate	13.500%	2002	2005	518.40	518.40
Fixed Rate	11.700%	2002	2007	719.50	719.50
Fixed Rate	13.000%	2002	2007	200.00	200.00
Fixed Rate	11.700%	2002	2007	533.40	533.40
Fixed Rate	11.000%	2002	2007	3,419.70	3,419.70
Fixed Rate	9.900%	2002	2007	109.60	109.60

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
Fixed Rate	11.700%	2002	2005	318.40	318.40
Fixed Rate	13.000%	2002	2005	1,185.00	1,185.00
Fixed Rate	14.000%	2002	2006	1,370.30	1,370.30
Fixed Rate	10.750%	2002	2007	4,057.60	4,057.60
Fixed Rate	9.675%	2002	2007	126.00	126.00
Fixed Rate	10.750%	2003	2008	1,243.50	1,243.50
Fixed Rate	9.675%	2003	2008	274.80	274.80
Fixed Rate	10.4625%	2003	2008	652.00	652.00
Fixed Rate	11.6250%	2003	2008	500.00	500.00
Fixed Rate	9.8750%	2003	2008	500.00	500.00
Fixed Rate	8.8875%	2003	2008	100.00	100.00
Fixed Rate	10.2500%	2003	2008	3,000.00	3,000.00
Fixed Rate	9.2250%	2003	2008	317.00	317.00
Fixed Rate	10.750%	2004	2009	2,140.50	2,140.50
Fixed Rate	9.6750%	2004	2009	468.50	468.50
Fixed Rate	11.8750%	2004	2009	3,642.30	3,642.30
Fixed Rate	10.6875%	2004	2009	1,626.20	1,626.20
Fixed Rate	12.0000%	2004	2009	260.00	260.00
Fixed Rate	10.8000%	2004	2009	650.20	650.20
Fixed Rate	11.8750%	2004	2009	1,150.00	1,150.00
Fixed Rate	10.6875%	2004	2009	476.70	476.70
Fixed Rate	12.3750%	2004	2009	1,052.50	1,052.50
Fixed Rate	11.1375%	2004	2009	875.00	875.00
7 Yr FXTB				139,232.60	139,232.60

ADAPS				78,183.00	78,183.00

Fixed Rate	20.500%	1998	2005	1,887.00	1,887.00
Fixed Rate	20.000%	1998	2005	1,164.00	1,164.00
Fixed Rate	18.375%	1998	2005	2,500.00	2,500.00
Fixed Rate	16.500%	1999	2006	1,805.00	1,805.00
Fixed Rate	14.000%	1999	2006	750.00	750.00
Fixed Rate	14.000%	1999	2006	21.00	21.00
Fixed Rate	15.000%	1999	2006	2,000.00	2,000.00
Fixed Rate	14.750%	1999	2006	2,000.00	2,000.00
Fixed Rate	14.625%	1999	2006	2,000.00	2,000.00
Fixed Rate	14.500%	1999	2006	2,000.00	2,000.00
Fixed Rate	14.500%	2000	2007	2,775.00	2,775.00
Fixed Rate	14.250%	2000	2007	3,000.00	3,000.00
Fixed Rate	14.000%	2000	2007	3,000.00	3,000.00
Fixed Rate	13.375%	2000	2007	3,000.00	3,000.00
Fixed Rate	13.875%	2000	2007	1,250.00	1,250.00
Fixed Rate	13.500%	2000	2007	3,000.00	3,000.00
Fixed Rate	14.000%	2000	2007	1,165.00	1,165.00
Fixed Rate	14.250%	2000	2007	1,640.00	1,640.00
Fixed Rate	14.250%	2000	2007	2,116.00	2,116.00
Fixed Rate	14.500%	2000	2007	1,020.00	1,020.00
Fixed Rate	17.250%	2000	2007	1,039.00	1,039.00
Fixed Rate	16.000%	2001	2008	3,000.00	3,000.00
Fixed Rate	15.625%	2001	2008	3,000.00	3,000.00
Fixed Rate	15.000%	2001	2006	2,000.00	2,000.00
Fixed Rate	14.000%	2002	2006	455.00	455.00
Fixed Rate	11.875%	2003	2010	7,000.00	7,000.00
Fixed Rate	11.000%	2004	2011	6,147.00	6,147.00
Fixed Rate	12.000%	2004	2011	7,593.00	7,593.00
Fixed Rate	12.000%	2004	2011	9,856.00	9,856.00
TAP				10,500.00	10,500.00

Fixed Rate	20.500%	1998	2005	1,200.00	1,200.00
Fixed Rate	18.375%	1998	2005	2,100.00	2,100.00
Fixed Rate	16.000%	2001	2008	2,200.00	2,200.00
Fixed Rate	15.625%	2001	2008	2,000.00	2,000.00
Fixed Rate	11.875%	2003	2010	3,000.00	3,000.00
GOCCs				36,435.00	36,435.00

Fixed Rate	16.500%	1999	2006	1,446.70	1,446.70
Fixed Rate	15.000%	1999	2006	13.20	13.20
Fixed Rate	14.750%	1999	2006	1.00	1.00
Fixed Rate	14.625%	1999	2006	1,958.80	1,958.80
Fixed Rate	14.500%	1999	2006	867.70	867.70
Fixed Rate	14.500%	2000	2007	3,091.00	3,091.00

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
Fixed Rate	14.250%	2000	2007	379.40	379.40
Fixed Rate	14.000%	2000	2007	552.70	552.70
Fixed Rate	13.875%	2000	2007	1,047.60	1,047.60
Fixed Rate	13.500%	2000	2007	10.60	10.60
Fixed Rate	14.000%	2000	2007	37.00	37.00
Fixed Rate	14.250%	2000	2007	10.50	10.50
Fixed Rate	14.250%	2000	2007	99.90	99.90
Fixed Rate	14.500%	2000	2007	573.20	573.20
Fixed Rate	17.250%	2000	2007	3,043.70	3,043.70
Fixed Rate	16.000%	2001	2008	2,514.30	2,514.30
Fixed Rate	15.625%	2001	2008	8,319.10	8,319.10
Fixed Rate	16.000%	2001	2008	509.00	509.00
Fixed Rate	15.000%	2001	2006	1,953.40	1,953.40
Fixed Rate	14.000%	2002	2006	2,210.20	2,210.20
Fixed Rate	11.875%	2003	2010	1,065.60	1,065.60
Fixed Rate	11.000%	2004	2011	1,372.70	1,372.70
Fixed Rate	12.000%	2004	2011	1,642.80	1,642.80
Fixed Rate	12.000%	2004	2011	3,714.90	3,714.90
TEIs				14,114.60	14,114.60

Fixed Rate	18.000%	1998	2005	200.00	200.00
Fixed Rate	16.5375%	1998	2005	50.00	50.00
Fixed Rate	14.850%	1999	2006	116.10	116.10
Fixed Rate	12.600%	1999	2006	1.20	1.20
Fixed Rate	14.000%	1999	2006	500.00	500.00
Fixed Rate	13.500%	1999	2006	158.00	158.00
Fixed Rate	15.000%	1999	2006	200.00	200.00
Fixed Rate	14.625%	1999	2006	200.00	200.00
Fixed Rate	13.1625%	1999	2006	2.30	2.30
Fixed Rate	13.050%	1999	2006	8.00	8.00
Fixed Rate	14.500%	2000	2007	200.00	200.00
Fixed Rate	13.050%	2000	2007	7.00	7.00
Fixed Rate	14.250%	2000	2007	200.00	200.00
Fixed Rate	12.825%	2000	2007	15.00	15.00
Fixed Rate	14.000%	2000	2007	200.00	200.00
Fixed Rate	13.375%	2000	2007	500.00	500.00
Fixed Rate	13.875%	2000	2007	500.00	500.00
Fixed Rate	13.500%	2000	2007	300.00	300.00
Fixed Rate	14.500%	2000	2007	200.00	200.00
Fixed Rate	17.250%	2000	2007	200.00	200.00
Fixed Rate	15.525%	2000	2007	75.10	75.10
Fixed Rate	14.4000%	2001	2008	435.30	435.30
Fixed Rate	16.000%	2001	2008	1,209.50	1,209.50
Fixed Rate	15.625%	2001	2008	823.10	823.10
Fixed Rate	14.0625%	2001	2008	1,121.60	1,121.60
Fixed Rate	15.000%	2001	2006	200.00	200.00
Fixed Rate	13.500%	2001	2006	911.80	911.80
Fixed Rate	12.600%	2002	2006	149.30	149.30
Fixed Rate	14.000%	2002	2006	500.00	500.00
Fixed Rate	10.6875%	2003	2010	1,592.40	1,592.40
Fixed Rate	11.0000%	2004	2011	312.40	312.40
Fixed Rate	9.9000%	2004	2011	136.00	136.00
Fixed Rate	12.0000%	2004	2011	1,549.10	1,549.10
Fixed Rate	10.8000%	2004	2011	748.60	748.60
Fixed Rate	12.0000%	2004	2011	90.00	90.00
Fixed Rate	10.8000%	2004	2011	502.80	502.80
10 Yr FXTB				148,600.95	148,600.95

ADAPS				86,146.00	86,146.00

Fixed Rate	16.000%	1996	2006	2,000.00	2,000.00
Fixed Rate	14.125%	1997	2007	5,000.00	5,000.00
Fixed Rate	13.875%	1997	2007	3,500.00	3,500.00
Fixed Rate	22.875%	1997	2007	1,759.00	1,759.00
Fixed Rate	19.000%	1998	2008	2,000.00	2,000.00
Fixed Rate	20.000%	1998	2008	446.00	446.00
Fixed Rate	18.000%	1998	2008	3,000.00	3,000.00
Fixed Rate	16.500%	1999	2009	3,000.00	3,000.00
Fixed Rate	14.625%	1999	2009	1,550.00	1,550.00
Fixed Rate	15.000%	1999	2009	1,578.00	1,578.00

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
Fixed Rate	15.500%	1999	2009	2,000.00	2,000.00
Fixed Rate	15.125%	1999	2009	2,000.00	2,000.00
Fixed Rate	15.000%	1999	2009	2,000.00	2,000.00
Fixed Rate	14.875%	1999	2009	2,000.00	2,000.00
Fixed Rate	14.750%	2000	2010	3,000.00	3,000.00
Fixed Rate	14.625%	2000	2010	3,000.00	3,000.00
Fixed Rate	13.875%	2000	2010	3,000.00	3,000.00
Fixed Rate	13.875%	2000	2010	2,563.00	2,563.00
Fixed Rate	14.250%	2000	2010	1,430.00	1,430.00
Fixed Rate	14.125%	2000	2010	3,000.00	3,000.00
Fixed Rate	14.500%	2000	2010	2,918.00	2,918.00
Fixed Rate	14.625%	2000	2010	1,825.00	1,825.00
Fixed Rate	14.625%	2000	2010	3,000.00	3,000.00
Fixed Rate	17.500%	2000	2010	1,750.00	1,750.00
Fixed Rate	17.500%	2001	2011	2,195.00	2,195.00
Fixed Rate	16.500%	2001	2011	2,893.00	2,893.00
Fixed Rate	13.000%	2002	2012	3,000.00	3,000.00
Fixed Rate	13.000%	2002	2012	2,000.00	2,000.00
Fixed Rate	12.125%	2002	2012	2,000.00	2,000.00
Fixed Rate	12.750%	2003	2013	1,689.00	1,689.00
Fixed Rate	11.750%	2003	2013	4,550.00	4,550.00
Fixed Rate	11.000%	2003	2013	3,000.00	3,000.00
Fixed Rate	12.375%	2004	2014	3,000.00	3,000.00
Fixed Rate	12.750%	2004	2014	4,500.00	4,500.00
TAP				18,390.00	18,390.00

Fixed Rate	16.000%	1996	2006	500.00	500.00
Fixed Rate	21.000%	1997	2007	40.00	40.00
Fixed Rate	19.000%	1998	2008	3,800.00	3,800.00
Fixed Rate	17.800%	1998	2008	1,000.00	1,000.00
Fixed Rate	18.000%	1998	2008	1,100.00	1,100.00
Fixed Rate	16.500%	1999	2009	2,150.00	2,150.00
Fixed Rate	14.625%	1999	2009	400.00	400.00
Fixed Rate	15.500%	1999	2009	1,650.00	1,650.00
Fixed Rate	15.000%	1999	2009	600.00	600.00
Fixed Rate	14.750%	2000	2010	500.00	500.00
Fixed Rate	14.625%	2000	2010	1,450.00	1,450.00
Fixed Rate	17.500%	2000	2010	1,200.00	1,200.00
Fixed Rate	17.500%	2001	2011	1,000.00	1,000.00
Fixed Rate	13.000%	2002	2012	3,000.00	3,000.00
GOCCs				27,667.95	28,667.95

Fixed Rate	16.000%	1996	2006	1,792.64	1,792.64
Fixed Rate	14.400%	1996	2006	0.00	1,000.00
Fixed Rate	12.840%	1997	2007	4.71	4.71
Fixed Rate	14.125%	1997	2007	30.20	30.20
Fixed Rate	22.875%	1997	2007	1,784.80	1,784.80
Fixed Rate	20.000%	1998	2008	163.00	163.00
Fixed Rate	18.000%	1998	2008	1,387.50	1,387.50
Fixed Rate	16.500%	1999	2009	183.10	183.10
Fixed Rate	15.500%	1999	2009	189.80	189.80
Fixed Rate	15.125%	1999	2009	3,302.50	3,302.50
Fixed Rate	15.000%	1999	2009	4,909.10	4,909.10
Fixed Rate	14.875%	1999	2009	162.70	162.70
Fixed Rate	14.750%	2000	2010	756.10	756.10
Fixed Rate	14.625%	2000	2010	231.40	231.40
Fixed Rate	13.875%	2000	2010	181.50	181.50
Fixed Rate	13.875%	2000	2010	94.20	94.20
Fixed Rate	14.250%	2000	2010	4.90	4.90
Fixed Rate	14.125%	2000	2010	355.50	355.50
Fixed Rate	14.500%	2000	2010	48.10	48.10
Fixed Rate	14.625%	2000	2010	5.50	5.50
Fixed Rate	14.625%	2000	2010	197.40	197.40
Fixed Rate	17.500%	2000	2010	1.10	1.10
Fixed Rate	17.500%	2001	2011	45.30	45.30
Fixed Rate	16.500%	2001	2011	301.70	301.70
Fixed Rate	13.000%	2002	2012	31.00	31.00
Fixed Rate	12.750%	2003	2013	26.10	26.10
Fixed Rate	11.750%	2003	2013	5.30	5.30
Fixed Rate	11.000%	2003	2013	50.30	50.30

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
Fixed Rate	12.375%	2004	2014	10,731.80	10,731.80
Fixed Rate	12.750%	2004	2014	690.70	690.70
TEIs				16,397.00	15,397.00

Fixed Rate	14.4000%	1996	2006	5,801.50	4,801.50
Fixed Rate	20.5875%	1997	2007	3,900.00	3,900.00
Fixed Rate	18.0000%	1998	2008	200.00	200.00
Fixed Rate	16.200%	1998	2008	58.50	58.50
Fixed Rate	16.500%	1999	2009	500.00	500.00
Fixed Rate	15.000%	1998	2008	100.00	100.00
Fixed Rate	15.500%	1998	2008	100.00	100.00
Fixed Rate	15.000%	1998	2008	200.00	200.00
Fixed Rate	14.625%	2000	2010	200.00	200.00
Fixed Rate	14.250%	2000	2010	200.00	200.00
Fixed Rate	14.125%	2000	2010	200.00	200.00
Fixed Rate	14.625%	2000	2010	200.00	200.00
Fixed Rate	17.500%	2000	2010	200.00	200.00
Fixed Rate	17.500%	2001	2011	744.70	744.70
Fixed Rate	15.750%	2001	2011	4.50	4.50
Fixed Rate	16.500%	2001	2011	700.00	700.00
Fixed Rate	14.800%	2001	2011	300.40	300.40
Fixed Rate	11.700%	2002	2012	181.70	181.70
Fixed Rate	11.700%	2002	2012	17.40	17.40
Fixed Rate	12.750%	2003	2013	500.00	500.00
Fixed Rate	11.475%	2003	2013	564.40	564.40
Fixed Rate	10.575%	2003	2013	177.60	177.60
Fixed Rate	9.9000%	2003	2013	10.30	10.30
Fixed Rate	11.1375%	2004	2013	446.50	446.50
Fixed Rate	12.7500%	2004	2013	200.00	200.00
Fixed Rate	11.4750%	2004	2013	689.50	689.50
20 Yr FXTB				46,602.41	46,602.41

ADAPS				31,002.00	31,002.00

Fixed Rate	14.375%	1997	2017	2,000.00	2,000.00
Fixed Rate	15.000%	2002	2022	4,000.00	4,000.00
Fixed Rate	12.750%	2002	2022	1,000.00	1,000.00
Fixed Rate	13.000%	2003	2023	4,500.00	4,500.00
Fixed Rate	11.875%	2003	2023	6,972.00	6,972.00
Fixed Rate	11.375%	2003	2023	3,000.00	3,000.00
Fixed Rate	12.375%	2004	2024	3,252.00	3,252.00
Fixed Rate	12.875%	2004	2024	2,948.00	2,948.00
Fixed Rate	13.750%	2004	2024	3,330.00	3,330.00
TAP				6,374.90	6,374.90

Fixed Rate	14.375%	1997	2017	3,804.90	3,804.90
Fixed Rate	13.000%	2003	2023	1,900.00	1,900.00
Fixed Rate	11.375%	2003	2023	670.00	670.00
GOCCs				7,678.21	7,678.21

Fixed Rate	14.375%	1997	2017	4,020.10	4,020.10
Fixed Rate	12.840%	1998	2018	9.97	9.97
Fixed Rate	12.840%	1998	2018	0.48	0.48
Fixed Rate	12.840%	1999	2019	4.97	4.97
Fixed Rate	12.840%	1999	2019	0.48	0.48
Fixed Rate	12.840%	1999	2019	0.05	0.05
Fixed Rate	12.840%	1999	2019	1.02	1.02
Fixed Rate	12.840%	2000	2020	2.20	2.20
Fixed Rate	12.840%	2001	2021	2.42	2.42
Fixed Rate	12.840%	2002	2022	2.67	2.67
Fixed Rate	15.000%	2002	2022	3,116.10	3,116.10
Fixed Rate	12.840%	2003	2023	2.95	2.95
Fixed Rate	13.000%	2003	2023	5.40	5.40
Fixed Rate	11.875%	2003	2023	14.50	14.50
Fixed Rate	11.375%	2003	2023	1.80	1.80
Fixed Rate	12.375%	2004	2024	0.80	0.80
Fixed Rate	12.875%	2004	2024	276.80	276.80
Fixed Rate	13.750%	2004	2024	215.50	215.50
TEI				1,547.30	1,547.30

Fixed Rate	13.500%	2002	2022	35.00	35.00
Fixed Rate	13.000%	2003	2023	900.00	900.00

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
Fixed Rate	11.700%	2003	2023	287.00	287.00
Fixed Rate	11.1375%	2004	2024	258.30	258.30
Fixed Rate	11.5875%	2004	2024	60.00	60.00
Fixed Rate	12.3750%	2004	2024	7.00	7.00
25 Yr FXTB				8,202.10	8,202.10

ADAPS				5,286.00	5,286.00

Fixed Rate	18.250%	2000	2025	5,286.00	5,286.00
TAP				2,320.00	2,320.00

Fixed Rate	18.250%	2000	2025	2,320.00	2,320.00
GOCCs				96.10	96.10

Fixed Rate	18.250%	2000	2025	96.10	96.10
TEIs				500.00	500.00

Fixed Rate	18.250%	2000	2025	500.00	500.00
Retail Treasury Bonds				248,489.72	248,489.72

	3 Yr Retail T/Bonds			114,995.61	114,995.61

Fixed Rate	10.750%	2002	2005	23,259.75	23,259.75
Fixed Rate	09.500%	2003	2006	36,686.70	36,686.70
Fixed Rate	10.000%	2003	2006	31,548.29	31,548.29
Fixed Rate	11.000%	2004	2007	23,500.88	23,500.88
	4 Yr Retail T/Bonds			37,993.16	37,993.16

Fixed Rate	14.250%	2001	2005	15,635.38	15,635.38
Fixed Rate	14.250%	2001	2005	22,357.78	22,357.78
5 Yr Retail T/Bonds				95,500.96	95,500.96

Fixed Rate	12.375%	2002	2007	39,670.53	39,670.53
Fixed Rate	10.375%	2003	2008	37,626.18	37,626.18
Fixed Rate	11.750%	2004	2009	18,204.26	18,204.26
Progress Bonds				8,000.00	8,000.00

Fixed Rate	13.875%	2000	2005	8,000.00	8,000.00
	10 Yr Special Purpose T/Bonds for CARP			16,157.62	16,157.62

	ADAPS			9,988.00	9,988.00

Fixed Rate	15.500%	2001	2011	3,173.00	3,173.00
Fixed Rate	14.000%	2002	2012	2,815.00	2,815.00
Fixed Rate	12.250%	2004	2014	4,000.00	4,000.00
	TAP			5,769.62	5,769.62

Fixed Rate	15.500%	2001	2011	2,769.62	2,769.62
Fixed Rate	12.250%	2004	2014	3,000.00	3,000.00
	TEIs			400.00	400.00
Fixed Rate	15.500%	2001	2011	400.00	400.00
E. ZERO COUPON BOND				59,856.40	59,856.40

	5 Yr			7,662.50	7,662.50

		2004	2009	4,665.00	4,665.00
		2004	2009	737.80	737.80
		2004	2009	2,259.70	2,259.70
7 Yr				17,193.90	17,193.90

		2003	2010	5,645.90	5,645.90
		2004	2011	11,548.00	11,548.00
10 Yr Peace Bond				35,000.00	35,000.00

		2001	2011	35,000.00	35,000.00
F. FIXED RATE NOTES (US$/PhP Currency Swap)				5,480.00	5,480.00

5 Yr				5,480.00	5,480.00

Fixed Rate	14.250%	2001	2006	5,480.00	5,480.00
G. US DOLLAR Linked PHp Peso Notes				10,000.00	10,000.00

3 Yr				10,000.00	10,000.00

Fixed Rate	7.5625%	2002	2005	5,000.00	5,000.00
Fixed Rate	7.3750%	2003	2006	5,000.00	5,000.00

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of December 31, 2004

(In Millions of Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding as of December 31, 2004
H. FIXED RATE PROMISSORY NOTES				45,590.00	45,590.00

3 Yr				8,230.00	8,230.00

Fixed Rate	8.125%	2002	2005	6,230.00	6,230.00
Fixed Rate	10.250%	2003	2006	2,000.00	2,000.00
5 Yr				30,660.00	30,660.00

Fixed Rate	9.625%	2002	2007	5,290.00	5,290.00
Fixed Rate	11.375%	2003	2008	3,750.00	3,750.00
Fixed Rate	10.125%	2003	2008	8,250.00	8,250.00
Fixed Rate	9.750%	2003	2008	13,370.00	13,370.00
7 Yr				6,700.00	6,700.00

Fixed Rate	10.250%	2003	2010	6,700.00	6,700.00
I. FIXED TERM DEPOSIT	Various	2002	2004	18,596.98	18,596.98

II. GUARANTEED LOANS				30,290.43	30,748.02

A. Land Bank Bonds					457.59

Fixed Rate	6.000%				457.59
B. NDC Agri-Agra (ERAP Bonds)				2,000.00	2,000.00

Fixed Rate	6.875%	2002	2009	2,000.00	2,000.00
C. PAG-IBIG Housing Bonds Bond				4,000.00	4,000.00

Fixed Rate	8.250%	2000	2005	4,000.00	4,000.00
D. HGC ZERO COUPON BOND				9,998.43	9,998.43

ADAPs				7,998.43	7,998.43

		2002	2007	5,000.00	5,000.00
		2004	2011	2,998.43	2,998.43
TAP				2,000.00	2,000.00

		2002	2007	2,000.00	2,000.00
E. TXTER INVST. CERT. (LBPT)				1,740.00	1,740.00

		2003	2005	1,740.00	1,740.00
F. NAPOCOR PESO ZERO COUPON BOND				12,552.00	12,552.00

5 YR				3,752.00	3,752.00

		2004	2009	3,752.00	3,752.00
7 YR				8,800.00	8,800.00

		2004	2011	8,800.00	8,800.00

(1)	Excludes external securities of the Republic.

DOMESTIC DEBT OF THE REPUBLIC (OTHER THAN SECURITIES)(1)

As of December 31, 2004

In Millions

Interest Rate Basis	Interest Rate Spread	Year Contracted	Year of Maturity	Original Amount Contracted	Outstanding Balance as of December 31, 2004
T O T AL				2,297	30,594

DIRECT LOANS				0	28,300

AGENCIES				0	28,300

PHILIPPINE PESOS				0	28,300
INTEREST FREE	0.0000%	1953			79
INTEREST FREE	0.0000%	1953			48
INTEREST FREE	0.0000%	1953			29
INTEREST FREE	0.0000%	1953			20,090
INTEREST FREE	0.0000%	1945			6,599
INTEREST FREE	0.0000%	1945			1,282
INTEREST FREE	0.0000%	1945			21
INTEREST FREE	0.0000%	1960			39
INTEREST FREE	0.0000%	1985			68
INTEREST FREE	0.0000%	1993			29
INTEREST FREE	0.0000%	1989			15
ASSUMED LOANS (REAL)				2,297	2,294
PHILIPPINE PESOS				2,297	2,294
INTEREST FREE	0.0000%	1986	Upon Demand	63	63
INTEREST FREE	0.0000%	1986	Upon Demand	134	134
INTEREST FREE	0.0000%	1986	Upon Demand	120	120
INTEREST FREE	0.0000%	1986	Upon Demand	72	72
INTEREST FREE	0.0000%	1986	Upon Demand	50	50
INTEREST FREE	0.0000%	1986	Upon Demand	200	200
INTEREST FREE	0.0000%	1986	Upon Demand	1	1
INTEREST FREE	0.0000%	1986	Upon Demand	66	66
INTEREST FREE	0.0000%	1986	Upon Demand	3	3
INTEREST FREE	0.0000%	1986	Upon Demand	3	3
INTEREST FREE	0.0000%	1986	Upon Demand	4	4
INTEREST FREE	0.0000%	1986	Upon Demand	8	8
INTEREST FREE	0.0000%	1986	Upon Demand	1	1
INTEREST FREE	0.0000%	1986	Upon Demand	1	1
INTEREST FREE	0.0000%	1986	Upon Demand	9	9
INTEREST FREE	0.0000%	1986	Upon Demand	84	84
INTEREST FREE	0.0000%	1986	Upon Demand	3	0
INTEREST FREE	0.0000%	1986	Upon Demand	6	6
INTEREST FREE	0.0000%	1986	Upon Demand	1	1
INTEREST FREE	0.0000%	1986	Upon Demand	261	261
INTEREST FREE	0.0000%	1986	Upon Demand	913	913
INTEREST FREE	0.0000%	1986	Upon Demand	6	6
INTEREST FREE	0.0000%	1986	Upon Demand	54	54
INTEREST FREE	0.0000%	1986	Upon Demand	229	229
INTEREST FREE	0.0000%	1986	2007	6	6

(1)	Excludes government securities and debt guaranteed by the Republic

GUARANTEED DOMESTIC DEBT OF THE REPUBLIC (OTHER THAN SECURITIES)(1)

As of December 31, 2004

In Millions

	Interest Rate Basis	Interest Rate Spread	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding balance as of December 31, 2004
					In Original Curr	In Philippine Peso(2)	In Original Curr	In Philippine Peso(2)
TOTAL						2,483		2,387

A. NATIONAL GOVERNMENT DIRECT GUARANTEE						2,203	39	2,203

US DOLLARS	LIBOR 6 MOS.	0.8125%	1986	2007	39	2,203	39	2,203
B. GFI GUARANTEE ASSUMED BY THE GOVERNMENT PER PROC. 50.					280	280	183	183
PHILIPPINE PESOS
	INTEREST FREE	0.0000%	1986	Upon Demand	7	7	7	7
	INTEREST FREE	0.0000%	1986	Upon Demand	30	30	30	30
	INTEREST FREE	0.0000%	1986	2007	12	12	12	12
	INTEREST FREE	0.0000%	1986	2007	17	17	17	17
	INTEREST FREE	0.0000%	1986	2007	35	35	15	15
	INTEREST FREE	0.0000%	1986	2007	7	7	7	7
	INTEREST FREE	0.0000%	1986	2007	6	6	6	6
	INTEREST FREE	0.0000%	1986	2007	5	5	5	5
	INTEREST FREE	0.0000%	1986	2007	3	3	3	3
	INTEREST FREE	0.0000%	1986	2007	1	1	1	1
	INTEREST FREE	0.0000%	1986	2007	18	18	5	5
	INTEREST FREE	0.0000%	1986	2007	19	19	19	19
	INTEREST FREE	0.0000%	1986	2007	32	32	1	1
	INTEREST FREE	0.0000%	1986	2007	32	32	5	5
	INTEREST FREE	0.0000%	1986	2007	8	8	3	3
	INTEREST FREE	0.0000%	1986	2007	42	42	42	42
	INTEREST FREE	0.0000%	1986	2007	4	4	4	4

(1)	Excludes securities issued by GOCCs
(2)	FX rate used: BSP reference rate prevailing on December 31, 2004

ISSUER

Republic of the Philippines

Department of Finance, Office of the Secretary

Department of Finance Building

BSP Complex

Manila

Republic of the Philippines

LEGAL ADVISORS TO THE REPUBLIC OF THE PHILIPPINES

As to U.S. law:	As to Philippine law:
Allen & Overy	Department of Justice
9th Floor, Three Exchange Square	Padre Faura Street
Central	Malate
Hong Kong	Manila
Republic of the Philippines

LEGAL ADVISORS TO THE UNDERWRITERS

As to U.S. law:	As to Philippine law:
Cleary Gottlieb Steen & Hamilton LLP	Romulo, Mabanta, Buenaventura,
Bank of China Tower	Sayoc & de Los Angeles
One Garden Road	30th Floor, Citibank Tower
Hong Kong	8741 Paseo De Roxas
Makati City
Republic of the Philippines

FISCAL AGENT, REGISTRAR, TRANSFER	LUXEMBOURG LISTING AGENT
AGENT AND PRINCIPAL PAYMENT AGENT

JPMorgan Chase Bank, N.A.	J.P. Morgan Bank Luxembourg S.A.
4 New York Plaza	5 Rue Plaetis
15th Floor	L-2338 Luxembourg
New York, New York 10004	Luxembourg
United States of America

LUXEMBOURG PAYING AND TRANSFER AGENT

J.P. Morgan Bank Luxembourg S.A.

5 Rue Plaetis

L-2338 Luxembourg

Luxembourg